UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 10-K
_______________________
☒ Annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2025
Commission file number 001-43038
_______________________
Pinnacle Financial Partners, Inc.
(Exact name of registrant as specified in its charter)
_______________________

Georgia	39-3738880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Overton Park Drive
Atlanta,	Georgia	30339
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (706) 641-6500
_______________________

Synovus Financial Corp.

33 W. 14th Street
Columbus,	Georgia	31901
(Former address of principal executive offices)		(Zip Code)
(Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	PNFP	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A	PNFP - PrA	New York Stock Exchange
Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	PNFP - PrB	New York Stock Exchange
Depositary Shares, each representing 1/40 interest in a Share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock Series C	PNFP - PrC	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: NONE
_______________________
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes ☒  No  ☐
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes  ☐    No  ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒   No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management's assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.   ☑
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No ☒
As of June 30, 2025, the aggregate market value of the shares of common stock, par value of $1.00 per share, of Synovus Financial Corp."Synovus Common Stock") held by non-affiliates of Synovus Financial Corp. was approximately $6,838,377,118 based on the closing sale price of $51.75 reported on the New York Stock Exchange on June 30, 2025.
As of December 31, 2025, there were 138,893,470 shares of Synovus Common Stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.
EXPLANATORY NOTE
At the time of the filing of this Annual Report on Form 10-K (this “Report”), Synovus Financial Corp. (“Synovus”), a Georgia corporation, and Pinnacle Financial Partners, Inc., a Tennessee corporation (“Legacy Pinnacle”), have each merged with and into Pinnacle Financial Partners, Inc. (formerly Steel Newco Inc.), a Georgia corporation (“New Pinnacle”), with New Pinnacle surviving (such mergers, collectively the “Merger”). The Merger was effective as of January 1, 2026 (the "Effective Time").

The financial statements included in this Report represent the financial condition and results of operations of the entity formerly known as Synovus prior to (i) the Effective Time and (ii) the name change of Steel Newco Inc. to Pinnacle Financial Partners, Inc. In accordance with applicable SEC rules, the cover page and certain sections in this Report reflect the post-Merger name change to Pinnacle Financial Partners, Inc. All other information in Parts I, II, and III of this Report, unless specifically noted otherwise, represents the business, financial condition and results of operations of Synovus and its subsidiaries as they existed on and as of December 31, 2025.

SYNOVUS FINANCIAL CORP.

INDEX OF DEFINED TERMS

Throughout this discussion, references to "Synovus," "we," "our," "us," "the Company," and similar terms refer to the consolidated entity consisting of Synovus Financial Corp. and its subsidiaries unless the context indicates that we refer only to the Parent Company, Synovus Financial Corp. When we refer to the "Bank" or "Synovus Bank" we mean our only bank subsidiary, Synovus Bank.

ACL – Allowance for credit losses (ALL, reserve on unfunded loan commitments, and reserve, if required, on debt securities and other receivables)
AI – Artificial intelligence
ALCO – Synovus' Asset Liability Management Committee
ALL – Allowance for loan losses
AOCI – Accumulated other comprehensive income (loss)
ASC – Accounting Standards Codification
ASU – Accounting Standards Update
ATM – Automatic teller machine
Bank Merger – The January 2, 2026 merger of Synovus Bank with and into Pinnacle Bank, as contemplated by the terms and conditions of the Merger Agreement
Basel III – The third Basel Accord developed by the Basel Committee on Banking Supervision to strengthen existing regulatory capital requirements
BHC Act – Bank Holding Company Act of 1956, as amended
Board – Synovus' Board of Directors
BOLI – Bank-owned life insurance policies
bp(s) – Basis point(s)
BOV – Broker’s opinion of value
BSBY – Bloomberg Short-Term Bank Yield Index
C&I – Commercial and industrial
CCAR – Comprehensive Capital Analysis and Review
CDI – Core Deposit Intangible
CECL – Current expected credit losses
CET1 – Common Equity Tier 1 Capital defined by Basel III capital rules
CFPB – Consumer Finance Protection Bureau
CHCC – Compensation and Human Capital Committee
CIB – Corporate and Investment Banking
CISO – Chief Information Security Officer
CMO – Collateralized Mortgage Obligation
Closing Date – The closing date of the Merger on January 1, 2026
Code – Internal Revenue Code
CODM – Chief operating decision maker
Company – Synovus Financial Corp. and its wholly-owned subsidiaries, except where the context requires otherwise
Covered Litigation – Certain Visa litigation for which Visa is indemnified by Visa USA members
i

CPI – Consumer Price Index
CRA – Community Reinvestment Act
CRE – Commercial real estate
DCF – Discounted cash flow
DIF – Deposit Insurance Fund
Dodd-Frank Act – The Dodd-Frank Wall Street Reform and Consumer Protection Act
DRR – Dual Risk Rating
Effective Time – The effective time of the Merger
EPS – Earnings per share
EVE – Economic value of equity
Exchange Act – Securities Exchange Act of 1934, as amended
FASB – Financial Accounting Standards Board
FDIC – Federal Deposit Insurance Corporation
FDICIA – Federal Deposit Insurance Corporation Improvement Act of 1991
FDM – Financial Difficulty Modification
Federal Reserve Bank – One of the 12 banks that are the operating arms of the U.S. central bank. They implement the policies of the Federal Reserve Board, supervise bank holding companies and certain banking institutions, and also conduct economic research
Federal Reserve Board – The 7-member Board of Governors that oversees the Federal Reserve System, establishes monetary policy (interest rates, credit, etc.), and monitors the economic health of the country. Its members are appointed by the President subject to Senate confirmation, and serve 14-year terms
Federal Reserve System (FRS) or Federal Reserve – The Federal Reserve Board, plus the 12 Federal Reserve Banks, with each one serving member banks in its own district. The Federal Reserve has broad regulatory powers over the money supply and the credit structure of the economy
FFIEC Retail Credit Classification Policy – Federal Financial Institutions Examination Council Uniform Retail Credit Classification and Account Management Policy
FHLB – Federal Home Loan Bank
FICO – Fair Isaac Corporation
FinCEN – The Treasury's financial crimes enforcement network
FINRA – Financial Industry Regulatory Authority
FOMC – Federal Open Market Committee
FRB – Federal Reserve Bank
FTP – Funds transfer pricing
GA DBF – Georgia Department of Banking and Finance
GAAP – Generally Accepted Accounting Principles in the United States of America
GLB – Gramm-Leach-Bliley Act
GSE – Government sponsored enterprise
HTC– Historic tax credits
HTM – Held to maturity
Interagency Supervisory Guidance – Interagency Supervisory Guidance on Allowance for Loan and Lease Losses Estimation Practices for Loans and Lines of Credit Secured by Junior Liens on 1-4 Family Residential Properties
IRS – Internal Revenue Service

ISO – Independent sales organization
ITC – Investment tax credits
Legacy Pinnacle – Pinnacle Financial Partners, Inc., a Tennessee corporation, which merged into Newco at the Effective Time
LGD – Loss given default
LIBOR – London Interbank Offered Rate
LIHTC – Low Income Housing Tax Credit
LTV – Loan-to-collateral value ratio
MBS – Mortgage-backed securities
MPS – Merchant processing servicer(s)
Merger – the merger of Synovus and Legacy Pinnacle with and into Newco on January 1, 2026 pursuant to the terms and conditions of the Merger Agreement
Merger Agreement – that certain Agreement and Plan of Merger by and among Synovus, Pinnacle, and Newco dated as of July 24, 2025
NAICS – North American Industry Classification System
NDFI – Non-Depository Financial Institutions
nm – not meaningful
NOL – Net operating loss
NPA – Non-performing assets
NPL – Non-performing loans
NSF – Non-sufficient funds
NYSE – New York Stock Exchange
New Pinnacle – Pinnacle Financial Partners, Inc., a Georgia corporation, formerly known as Steel Newco Inc., the resulting entity from the Merger
Newco – Steel Newco Inc., a Georgia corporation, formed at the time the parties entered into the Merger Agreement. At the Effective Time of the Merger, Synovus and Legacy Pinnacle merged with and into Newco, with Newco continuing as the surviving corporation in the Merger and changing its name to Pinnacle Financial Partners, Inc.
OCI – Other comprehensive income (loss)
OCC – Office of the Comptroller of the Currency
OFAC – Office of Foreign Assets Control
ORE – Other real estate
Parent Company – Synovus Financial Corp.
PCAOB – Public Company Accounting Oversight Board
PCD – Purchased credit deteriorated
PD – Probability of default
Pinnacle Bank – A Tennessee state-chartered bank and wholly-owned subsidiary of New Pinnacle, through which New Pinnacle conducts its banking operations
PPNR – Pre-provision net revenue
PPP – Paycheck Protection Program established as part of the Coronavirus Aid, Relief, and Economic Security Act
Qualpay – Qualpay, Inc.
Report – This Annual Report on Form 10-K for the year ended December 31, 2025
ROAA – Return on average assets

ROU – Right-of-use
SBA – Small Business Administration
SBIC – Small Business Investment Company
SEC – U.S. Securities and Exchange Commission
Securities Act – Securities Act of 1933, as amended
Series D Preferred Stock – Synovus' Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, $25 liquidation preference
Series E Preferred Stock – Synovus' Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, $25 liquidation preference
SOFR – Secured Overnight Financing Rate
SRR – Single Risk Rating
Synovus – Synovus Financial Corp.
Synovus Bank – A Georgia state-chartered bank and wholly-owned subsidiary of Synovus, through which Synovus conducts its banking operations
Synovus Securities – Synovus Securities, Inc., a wholly-owned subsidiary of Synovus
Synovus Trust – Synovus Trust Company, N.A., a wholly-owned subsidiary of Synovus Bank
TE – Taxable-equivalent
Treasury – United States Department of the Treasury
UPB – Unpaid principal balance
U.S. – United States
VIE – Variable interest entity (as defined in ASC 810-10)
Visa – The Visa U.S.A. Inc. card association or its affiliates, collectively
Visa Class A shares – Class A shares of common stock issued by Visa are publicly traded shares which are not subject to restrictions on sale
Visa Class B shares – Class B shares of common stock issued by Visa which are subject to restrictions with respect to sale until all of the Covered Litigation has been settled. Class B shares will be convertible into Visa Class A shares using a then current conversion ratio upon the lifting of restrictions with respect to sale of Visa Class B shares
Visa Derivative – A derivative contract with the purchaser of Visa Class B shares which provides for settlements between the purchaser and Synovus based upon a change in the ratio for conversion of Visa Class B shares into Visa Class A shares

Part I
In this Report, the words “Synovus,” “the Company,” “we,” “us,” and “our” refer to Synovus Financial Corp. together with Synovus Bank and Synovus' other wholly-owned subsidiaries, except where the context requires otherwise.
FORWARD-LOOKING STATEMENTS
Certain statements made or incorporated by reference in this Report which are not statements of historical fact, including those under “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this Report, constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to Synovus' beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions, and future performance and involve known and unknown risks, many of which are beyond Synovus' control and which may cause Synovus' actual results, performance, or achievements or the financial services industry or economy generally, to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.
All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus' use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus' future business and financial performance and/or the performance of the financial services industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Synovus' management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus' ability to control or predict. These factors include, but are not limited to:
(1)our ability to realize all of the expected benefits of the Merger with Pinnacle and our ability to integrate the two companies as expected;
(2)our ability to realize the expected benefits from our strategic initiatives, including the Merger with Pinnacle, or other operational and execution goals in the time period expected, which could negatively affect our future profitability;
(3)competition in the financial services industry, including competition from nontraditional banking institutions such as Fintechs and non-bank lenders;
(4)an economic downturn and contraction, including a recession, and the resulting effects on our capital, financial condition, credit quality, results of operations, and future growth, including that the strength of the current economic environment could be further weakened by persistent or rising inflation, interest rate fluctuations, changes in fiscal and monetary policy, and geopolitical uncertainty;
(5)the impact of recent or proposed changes in fiscal, monetary and economic policy, laws, and regulations, or the interpretation or application thereof, and the uncertainty of future implementation and enforcement of these policies and regulations, including persistent inflationary pressures, potential interest rate fluctuations, and potential changes to government policies related to immigration, trade, and government spending;
(6)our ability to attract and retain employees, including as a result of the Merger, and the impact of senior leadership transitions that are key to our strategic initiatives;
(7)the impact of adverse developments in the banking industry on client confidence, liquidity, and regulatory responses to these developments (including increases in the cost of our deposit insurance assessments and increased regulatory scrutiny), our ability to effectively manage our liquidity risk and any growth plans, and the availability of capital and funding;
(8)our strategic implementation of new lines of business, new products and services, and new technologies and the expansion of our existing business opportunities with a renewed focus on innovation;
(9)prolonged periods of inflation and its effects on our business, profitability, and our stock price, as well as the impact on our clients (including the velocity and levels of deposit withdrawals and loan repayment);
(10)changes in the interest rate environment, including changes to the federal funds rate, and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;
(11)we may be exposed to potential losses in the event of fraud and/or theft, or in the event that a third-party vendor, obligor, or business partner fails to pay amounts due to us under that relationship or under any arrangement that we enter into with them;
(12)changes in the cost and availability of funding due to changes in the deposit market and credit market;

(13)restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of Synovus Bank;
(14)we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services industry;
(15)our current and future information technology system enhancements and operational initiatives, including those related to or involving artificial intelligence, may not be successfully implemented, which could negatively impact our operations;
(16)our business relationships with, and reliance upon, third parties that have strategic partnerships with us or that provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and disruptions in service or financial difficulties with a third-party vendor or business relationship;
(17)our enterprise risk management framework, our compliance program, or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;
(18)our asset quality may deteriorate or our allowance for credit losses may prove to be inadequate or may be negatively affected by credit risk exposures;
(19)the ability of our operational framework to identify and manage risks associated with our business, such as credit risk, compliance risk, reputational risk, cybersecurity risk, and operational risk, including by virtue of our relationships with third-party business partners, as well as our relationships with third-party vendors and other service providers;
(20)if economic conditions worsen or regulatory capital rules are modified, we may be required to undertake initiatives to improve or conserve our capital position;
(21)our ability to identify and address cybersecurity risks such as data security breaches, malware, "denial of service" attacks, "hacking," and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption, or damage of our systems, increased costs, significant losses, or adverse effects to our brand reputation;
(22)the impact on our financial results, brand reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;
(23)we may not be able to identify suitable bank and non-bank acquisition opportunities as part of our growth strategy and even if we are able to identify attractive acquisition opportunities, we may not be able to complete such transactions on favorable terms or realize the anticipated benefits from such acquisitions;
(24)our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;
(25)our corporate responsibility strategies and initiatives, the scope and pace of which could alter our brand reputation and shareholder, employee, client, and third-party relationships;
(26)we could realize losses if we sell assets and the proceeds we receive are lower than the carrying value of such assets;
(27)our ability to obtain regulatory approval to take certain actions, including any dividends on our common or preferred stock, any repurchases of our common or preferred stock, or any other issuance or redemption of any other regulatory capital instruments, as well as any applications in respect to strategic initiatives;
(28)our concentrated operations in the Southeastern U.S. make us vulnerable to local economic conditions, local weather catastrophes, public health issues, and other external events;
(29)the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto;
(30)the fluctuation in our stock price and general volatility in the stock market;
(31)the effects of any damages to our brand reputation resulting from developments related to any of the items identified above; and
(32)other factors and other information contained in this Report and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in "Part I - Item 1A. Risk Factors" of this Report.
For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I - Item 1A. Risk Factors” and other information contained in this Report and our other periodic filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

ITEM 1. BUSINESS
January 1, 2026 Merger with Pinnacle Financial Partners, Inc.
On July 24, 2025, Synovus entered into the Merger Agreement with Legacy Pinnacle and Newco, a newly formed Georgia corporation jointly owned by Legacy Pinnacle and Synovus. The Merger Agreement provided that, upon the terms and subject to the conditions set forth therein, (i) Legacy Pinnacle and Synovus would each simultaneously merge with and into Newco, with Newco continuing as the surviving corporation in the Merger and named Pinnacle Financial Partners, Inc., and (ii) immediately following the effectiveness of Pinnacle Bank becoming a member bank of the Federal Reserve System (the "FRS Membership"), Synovus Bank would merge with and into Pinnacle Bank, with Pinnacle Bank as the surviving entity in the Bank Merger.
On November 25, 2025 and November 26, 2025, Synovus and Legacy Pinnacle received approvals from the Board of Governors of the Federal Reserve, the Tennessee Department of Financial Institutions, and the GA DBF to complete the Merger, the FRS Membership and the Bank Merger. These approvals constituted the bank regulatory approvals required to complete the transaction. Following satisfaction of the remaining customary conditions set forth in the Merger Agreement, the Merger closed on January 1, 2026. In connection with the closing of the Merger, Newco changed its name from Steel Newco Inc. to Pinnacle Financial Partners, Inc. Upon completion of the Merger, the separate existence of each of Synovus and Legacy Pinnacle ceased, and Newco became the parent company for the combined organization.
Following the Merger and on January 2, 2026, Pinnacle Bank became a member bank of the Federal Reserve System and the Bank Merger closed. Upon the closing of the Bank Merger, the separate existence of Synovus Bank ceased.
Pursuant to the Merger Agreement and at the Effective Time, (i) each share of common stock, par value $1.00 per share, of Synovus (“Synovus Common Stock”) outstanding immediately prior to the Merger converted into the right to receive 0.5237 shares of the common stock of Newco and (ii) each share of common stock, par value $1.00 per share, of Legacy Pinnacle outstanding immediately prior to the Merger converted into the right to receive 1.0000 shares of the common stock of Newco. Holders of Synovus Common Stock received cash in lieu of fractional shares. Pursuant to the Merger Agreement, each share of Series D Preferred Stock and Series E Preferred Stock converted into the right to receive one share of an applicable newly created series of preferred stock of Newco having terms that are not materially less favorable than the Series D Preferred Stock and Series E Preferred Stock, as applicable.
In addition, pursuant to the Merger Agreement, at the Effective Time, each outstanding award of restricted stock units in respect of Synovus Common Stock (each, a “Synovus RSU Award”) was automatically assumed by Newco and converted into an award of restricted stock units relating to Newco Common Stock, with the number of shares of Newco Common Stock underlying each such award equal to the product of (x) the number of shares of Synovus Common Stock subject to such Synovus RSU Award immediately prior to the Effective Time and (y) 0.5237, rounded up to the nearest whole share, and otherwise subject to the same terms and conditions as applied immediately prior to the Effective Time. Pursuant to the Merger Agreement, at the Effective Time, each outstanding award of performance stock units in respect of Synovus Common Stock (each, a “Synovus PSU Award”) vested in full, with performance metrics deemed achieved at the maximum level, and was converted into the right to receive, without interest and less applicable tax withholdings, a number of shares of Newco Common Stock equal to (x) the maximum number of shares of Synovus Common Stock subject to such award immediately prior to the Effective Time multiplied by (y) 0.5237, rounded up to the nearest whole share. In addition, pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase Synovus Common Stock (each, a “Synovus Stock Option”) was converted into the right to receive, without interest and less applicable tax withholdings, a number of shares of Newco Common Stock equal to the product of (x) the value of such Synovus Stock Option, taking into account its exercise price, multiplied by (y) 0.5237. Moreover, pursuant to the Merger Agreement, at the Effective Time, Newco assumed the Synovus Employee Stock Purchase Plan (“Synovus ESPP”). Each outstanding option to purchase Synovus Common Stock under the Synovus ESPP that was outstanding immediately prior to the Effective Time was converted into an option to purchase Newco Common Stock, with the number of shares subject to each such option and the applicable purchase price adjusted to reflect the 0.5237 exchange ratio, all in accordance with the Merger Agreement. The Synovus Director Stock Purchase Plan was terminated prior to the Effective Time pursuant to the terms of the Merger Agreement.

At the Effective Time, all directors and executive officers of Synovus ceased to serve in such capacities. In accordance with the terms of the Merger Agreement, immediately following the Effective Time, the Board of Directors of the combined company and the combined bank consists of (i) M. Terry Turner, the former Chief Executive Officer and President of Legacy Pinnacle; (ii) Robert A. McCabe, Jr., the former Chairman of Legacy Pinnacle; (iii) G. Kennedy Thompson, a former director of Legacy Pinnacle; (iv) Kevin S. Blair, the former Chairman of the Board, Chief Executive Officer and President of Synovus; (v) Tim E. Bentsen, the former Lead Independent Director of Synovus; (vi) Abney S. Boxley, III, a former director of Legacy Pinnacle; (vii) Gregory L. Burns, a former director of Legacy Pinnacle; (viii) Pedro Cherry, a former director of Synovus; (ix) Thomas C. Farnsworth III, a former director of Legacy Pinnacle; (x) David B. Ingram, a former director of Legacy Pinnacle; (xi) John H. Irby, a former director of Synovus; (xii) Decosta E. Jenkins, a former director of Legacy Pinnacle; (xiii) Gregory Montana, a former director of Synovus; (xiv) Barry L. Storey, a former director of Synovus; and (xv) Teresa White, a former director of Synovus.
After the completion of the Merger, Newco Common Stock listed on the NYSE under trading symbol “PNFP,” Newco Series A Preferred Stock listed on the NYSE under trading symbol “PNFP-PrA” and Newco Series B Preferred Stock listed on the NYSE under trading symbol “PNFP-PrB.” In connection with the closing of the Merger, Synovus notified NYSE of the closing of the transaction and requested that trading in Synovus Common Stock be suspended and further requested that NYSE (i) withdraw Synovus Common Stock, Synovus Series D Preferred Stock, and Synovus Series E Preferred Stock from listing on NYSE and (ii) file with the SEC on Form 25 a notification of delisting of such securities and the deregistration of such securities under Section 12(b) of the Exchange Act, in each case on January 2, 2026. As a result, Synovus Common Stock, Series D Preferred Stock and Series E Preferred Stock are no longer listed on the NYSE. Newco, as successor to Synovus, filed with the SEC certifications on Form 15 under the Exchange Act requesting the deregistration of Synovus Common Stock, Series D Preferred Stock, and Series E Preferred Stock under Section 12(g) of the Exchange Act and the suspension of Synovus’ reporting obligations under Sections 13 and 15(d) of the Exchange Act as promptly as practicable.
As noted above, or unless specifically noted otherwise, the following description of Synovus' business, financial condition, and results of operations represents the business, financial condition, and results of operations of Synovus and its subsidiaries as they existed on and as of December 31, 2025.
Overview
General
As of December 31, 2025, Synovus Financial Corp. was a financial services company and a registered bank holding company headquartered in Columbus, Georgia. We provide commercial and consumer banking in addition to a full suite of specialized products and services including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, and international banking to our clients through our wholly-owned subsidiary bank, Synovus Bank, and other offices in Alabama, Florida, Georgia, South Carolina, and Tennessee.
We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 33 West 14th Street, Columbus, Georgia 31901, and our telephone number at that address is (706) 641-6500. As of December 31, 2025, our common stock was traded on the NYSE under the symbol “SNV.” At December 31, 2025, we had total consolidated assets of $61.36 billion and total consolidated deposits of $51.32 billion.
Additional information relating to our business and our subsidiaries, including a detailed description of our financial results for 2025 and 2024 is contained in "Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Report.
Banking Operations
Synovus conducts its banking operations through Synovus Bank. Synovus Bank is a Georgia state-chartered bank and operates primarily throughout Alabama, Florida, Georgia, South Carolina, and Tennessee. Synovus Bank offers commercial and consumer services. Our commercial banking services include commercial, financial, and real estate lending, treasury management, asset management, capital markets services, and institutional trust services. Our consumer banking services include accepting customary types of demand and savings deposit accounts; mortgage, installment, and other consumer loans; investment and brokerage services; safe deposit services; automated banking services; automated fund transfers; internet-based banking services; and bank credit and debit card services, including Visa and MasterCard services. At December 31, 2025, Synovus Bank operated 244 branches and 357 ATMs across our footprint.
Non-bank Subsidiaries
In addition to our banking operations, we also provide various other financial services to our clients through the following direct and indirect wholly-owned non-bank subsidiaries:

•Synovus Securities, headquartered in Columbus, Georgia, which specializes in professional portfolio management for fixed-income securities, investment banking, the execution of securities transactions as a broker/dealer, asset management, and financial planning services, and the provision of individual investment advice on equity and other securities; and
•Synovus Trust, headquartered in Columbus, Georgia, which provides trust, asset management, and financial planning services.
Business Developments
Throughout 2025, Synovus' core strategic focus remained on expanding and diversifying the franchise in terms of revenue, profitability, and asset size while maintaining a relationship-based approach to banking. We also continued to embrace the acceleration of technology and adoption of digital and data capabilities.
Throughout the year, Synovus' streamlined strategic plan centered on enhancing profitability, deepening relationships, accelerating growth, and cultivating talent. We also remained focused on safety and soundness through additional liquidity and deposit generation initiatives across all lines of business, overall credit vigilance, enhanced industry and sector monitoring, reduced operational losses through fraud mitigation controls, and optimized capital management.
With the execution of the Merger Agreement in the second half of 2025, the Company's strategic plan and focus was adjusted to include integration efforts focused on a seamless execution of the business combination for Synovus' stakeholders, including shareholders, clients, employees, and communities.
Competition
The financial services industry is highly competitive and could become more competitive as a result of recent and ongoing legislative, regulatory, and technological changes, and continued consolidation within the financial services industry. Synovus Bank and our wholly-owned non-bank subsidiaries compete actively with national and state banks, savings and loan associations, and credit unions and other non-bank financial intermediaries, including securities brokers and dealers, investment advisory firms, mortgage companies, insurance companies, trust companies, finance companies, leasing companies, and certain governmental agencies, all of which actively engage in marketing various types of loans, deposit accounts, and other financial services. In addition, competition from nontraditional banking institutions, often known as Fintech and non-bank lenders, continues to increase and accelerate, with consumers and businesses having the opportunity to select from a growing variety of traditional and nontraditional alternatives. The ability of such non-banking financial institutions to provide services previously limited to commercial banks has intensified competition. Because non-banking financial institutions are not subject to many of the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility and lower cost structures. These competitors have been successful in developing products that are in direct competition with or are alternatives to the banking services offered by traditional banking institutions.
Moreover, Synovus competes increasingly with other companies based on financial technology and capabilities, such as mobile banking and digital capabilities. We also often compete with much larger national and regional banks that have more resources than we do to deliver new products and services and introduce new technology to enhance the client experience. As larger, better capitalized and geographically diverse institutions emerge from the continuing consolidation within the financial services industry, competition becomes even more challenging from these economies of scale. See "Part I - Item 1A. Risk Factors - Strategic Risk - Competition in the financial services industry may adversely affect our future earnings and growth." Our ability to deliver strong financial performance will depend in part on our ability to expand the scope of, and effectively deliver, products and services, which will allow us to meet the changing needs of our clients.
As of December 31, 2025, we were the largest bank holding company headquartered in Georgia based on assets. We have also made significant investments to develop the Company's digital platform and capabilities over the last several years to remain competitive in meeting our clients' evolving needs and expectations.
Human Capital Resources
Synovus' financial performance and strategy rely heavily on our value proposition of relationship banking delivered through experts committed to providing an exceptional client experience and offering value-added advice and financial solutions. As such, Synovus' ability to identify, attract, develop, and retain a qualified and skilled workforce across our segments in multiple banking specialties and other areas is central to our growth and delivery of long-term shareholder value. In managing our business, management focuses on a number of human capital measures and objectives including: workforce demographics; compensation and benefits; talent acquisition, development, and retention; engagement and inclusion; and employee health and safety. Synovus' Chief Human Resources Officer, reporting to the Chairman of the Board, Chief Executive Officer, and President, oversees all aspects of the employee experience, including talent acquisition and management, learning and development, and compensation and benefits. The Compensation and Human Capital Committee has primary oversight responsibility for Synovus' talent development and human capital management strategies, with the Board’s full engagement, oversight, and support on this critical component of the Company’s strategic success.
In 2025, the Company's human capital strategy continued to focus on meaningful investments in our workforce, focused on the unique circumstances of our employees and on the continued transformation of our technology for the management of our workforce through investments in upgraded systems and processes. The Company also continued to respond to an evolving labor market, including increased competition for talent and increased labor costs.
Workforce Demographics
As of December 31, 2025, Synovus had 4,913 employees, 199 of which were part-time employees, predominantly located in our primary markets of Georgia, Florida, Alabama, South Carolina, and Tennessee. Approximately 33% of these employees were employed in Consumer Banking, 11% in Community Banking, 7% in Wholesale Banking, 11% in Financial Management Services, and 38% in Treasury and Corporate Other at year-end.
Compensation and Benefits
Synovus strives to provide competitive compensation and benefits that meet the varying needs of employees, including market-competitive pay, healthcare benefits, short- and long-term incentive packages, a 401(k) plan with a dollar-for-dollar company match on employee contributions up to 5% of pay, an employee stock purchase plan, tuition assistance, and wellness and employee assistance programs. We provide additional resources to support our employees' mental health, family needs, and financial well-being. The Company's short- and long-term incentive programs are aligned with our strategy and key business objectives and are intended to motivate strong performance. Synovus engages in nationally recognized external compensation salary surveys and utilizes the expertise of a nationally recognized external executive compensation firm to objectively evaluate our compensation and benefits and benchmark them against industry peers and similarly situated organizations. Synovus periodically reviews compensation and benefits by grade level and position to verify similar positions are paid comparatively and to ensure that Synovus has a competitive and valuable offering to meet the well-being and needs of our employees. For the year ended December 31, 2025, total salaries and other personnel expense, which includes all compensation and benefits to our employees, totaled $776.3 million. See "Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-interest Expense" of this Report for further discussion of salaries and other personnel expense.
Talent Acquisition, Development, and Retention
Throughout 2025, the Company remained committed to creating a compelling work environment with abundant growth and career development opportunities. We continued our efforts to attract and retain the brightest and best talent. Of the approximately 1,218 open positions filled in 2025, 36% were filled by internal hires. Approximately 11% of our workforce received a promotion in 2025, consisting of 63% women and 40% people of color. Our commitment to our employees has resulted in a long-term workforce with a voluntary turnover rate of 11% and with an average tenure of nine years of service for 2025.
Throughout 2025, Synovus continued to provide access to learning, development, and training opportunities that enable all employees to reach their full potential and to achieve the strategic goals of the Company. Moreover, Synovus believes in the importance of equipping leaders and has invested in developing leaders at every level. Our leadership development programs – Ignite, Catalyst, and Connect – focus on frontline leadership, senior leadership, and executive-level readiness through a tailored approach to development and succession planning.
Synovus also supports and encourages its employees in pursuing external development opportunities. Synovus offers a tuition assistance program for employees seeking qualified undergraduate and graduate degrees and other continuing education programs. We also provide 100% tuition coverage for employees selected for specialty banking schools.
Engagement and Inclusion
Synovus has continued to focus on employee engagement and culture. At Synovus, we value a diversity of backgrounds, experiences, thoughts, and perspectives and strive to have a qualified workforce representative of the clients and communities we serve. As of December 31, 2025, 63% of our employees were women and 33% of our employees were people of color, with 38% of our senior leadership being women and 20% of our senior leadership being people of color. Our executive leadership team is comprised of 46% women and 8% people of color.
Employee Health and Safety
Synovus is committed to operating in a safe, secure, and responsible manner for the benefit of our employees, clients, and communities. Synovus provides a range of programs and benefits to improve the physical, financial, and emotional well-being of our employees and strives to create a safe and healthy workplace for all employees.

Supervision, Regulation, and Other Factors
We are extensively regulated under federal and state law. The following is a brief summary that does not purport to be a complete description of all regulations that affect us or all aspects of those regulations. This discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions described below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and Synovus Bank. In addition, proposals to change the laws and regulations governing the banking industry are frequently raised at both the state and federal levels. The likelihood and timing of any changes in these laws and regulations, and the impact such changes may have on us and Synovus Bank, are difficult to predict. Regulatory agencies may issue enforcement actions, policy statements, interpretive letters, and similar written guidance applicable to us or to Synovus Bank. Changes in applicable laws, regulations, or regulatory guidance, or their interpretation by regulatory agencies or courts may have a material adverse effect on our and Synovus Bank’s business, operations, and earnings.
Synovus Bank, Synovus Trust, and in some cases, we and our non-bank affiliates, must undergo regular examinations by the appropriate regulatory agency, which will examine for adherence to a range of legal and regulatory compliance responsibilities. A bank regulator conducting an examination has complete access to the books and records of the examined institution. The results of the examination are confidential. Supervision and regulation of banks, their holding companies, and affiliates is intended primarily for the protection of depositors and clients, the DIF of the FDIC, and the U.S. banking and financial system rather than holders of our securities.
Regulation of the Company
We are registered as a bank holding company with the Federal Reserve under the BHC Act and have elected to be treated as a financial holding company. As such, we are subject to comprehensive supervision and regulation by the Federal Reserve and are subject to its regulatory reporting requirements. Federal law subjects bank holding companies, such as the Company, to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements. In addition, the GA DBF regulates bank holding companies that own Georgia-chartered banks, such as us, under the bank holding company laws of the State of Georgia. Various federal and state bodies regulate and supervise our non-bank activities including our brokerage, investment advisory, and insurance agency activities. These include, but are not limited to, the SEC, the Financial Industry Regulatory Authority, federal and state banking regulators, and various state regulators of insurance and brokerage activities.
Violations of laws and regulations, or other unsafe and unsound practices, may result in regulatory agencies imposing fines or penalties, cease and desist orders, or taking other enforcement actions. Under certain circumstances, these agencies may enforce these remedies directly against officers, directors, employees, and other parties participating in the affairs of a bank or bank holding company. Like all bank holding companies, we are regulated extensively under federal and state law. Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, state banking regulators, the Federal Reserve, and separately the FDIC as the insurer of bank deposits have the authority to compel or restrict certain actions on our part if they determine that we have insufficient capital or other resources, or are otherwise operating in a manner that may be deemed inconsistent with safe and sound banking practices. Under this authority, our regulators can require us or our subsidiaries to enter into informal or formal supervisory agreements, including board resolutions, memoranda of understanding, written agreements, and consent or cease and desist orders pursuant to which we would be required to take identified corrective actions to address cited concerns and to refrain from taking certain actions.
If we become subject to, and are unable to comply with, the terms of any regulatory actions or directives, supervisory agreements or orders, we could become subject to additional, heightened supervisory actions and orders, possibly including prompt corrective action restrictions or other regulatory actions, including prohibitions on the payment of dividends on our common stock and preferred stock. If our regulators were to take such supervisory actions, then we could, among other things, become subject to significant restrictions on our ability to develop new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. The terms of any such action could have a material negative effect on our business, reputation, operating flexibility, financial condition, and the value of our common and preferred stock. See “Part I - Item 1A. Risk Factors - Compliance and Regulatory Risk - We may become subject to supervisory actions and enhanced regulation that could have a material adverse effect on our business, reputation, operating flexibility, financial condition, and the value of our common stock and preferred stock” of this Report.
Activity Limitations
As a financial holding company, we are permitted to engage, directly or indirectly, in a broader range of activities than those permitted for a bank holding company that has not elected to be a financial holding company. Bank holding companies are generally restricted to engaging in the business of banking, managing, or controlling banks and certain other activities determined by the Federal Reserve to be closely related to banking. Financial holding companies may also engage in activities that are considered to be financial in nature, as well as those incidental or, if determined by the Federal Reserve, complementary to financial activities. If Synovus Bank ceases to be “well capitalized” or “well managed” under applicable regulatory standards, or if Synovus Bank receives a rating of less than satisfactory under the CRA, the Federal Reserve may, among other things, place limitations on our ability to conduct these broader financial activities or, if the deficiencies persist, require us to divest the banking subsidiary or the businesses engaged in activities permissible only for financial holding companies.
In addition, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any non-banking activity or terminate its ownership or control of any non-bank subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company. As further described below, each of the Company and Synovus Bank is well-capitalized under applicable regulatory standards as of December 31, 2025, and Synovus Bank has an overall rating of “Satisfactory” in its most recent CRA evaluation.
Source of Strength Obligations
A bank holding company, such as us, is required to act as a source of financial and managerial strength to its subsidiary bank. The term “source of financial strength” means the ability of a company, such as us, that directly or indirectly owns or controls an insured depository institution, such as Synovus Bank, to provide financial assistance to such insured depository institution in the event of financial distress. The appropriate federal banking agency for the depository institution (in the case of Synovus Bank, this agency is the Federal Reserve) may require reports from us to assess our ability to serve as a source of strength and to enforce compliance with the source of strength requirements by requiring us to provide financial assistance to Synovus Bank in the event of financial distress. If we were to enter bankruptcy or become subject to the orderly liquidation process established by the Dodd-Frank Act, any commitment by us to a federal bank regulatory agency to maintain the capital of Synovus Bank would be assumed by the bankruptcy trustee or the FDIC, as appropriate, and entitled to a priority of payment. In addition, the FDIC states that any insured depository institution generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled insured depository institution. Synovus Bank is an FDIC-insured depository institution and thus subject to these requirements.
Acquisitions
The BHC Act permits acquisitions of banks by bank holding companies, such that we and any other bank holding company, whether located in Georgia or elsewhere, may acquire a bank located in any other state, subject to certain deposit-percentage, age of bank charter requirements, and other restrictions. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any additional bank or bank holding company, (ii) taking any action that causes an additional bank or bank holding company to become a subsidiary of the bank holding company, or (iii) merging or consolidating with any other bank holding company. The Federal Reserve may not approve any such transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade unless the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider: (i) the financial and managerial resources of the companies involved, including pro forma capital ratios; (ii) the risk to the stability of the United States banking or financial system; (iii) the convenience and needs of the communities to be served, including performance under the CRA; and (iv) the effectiveness of the company in combating money laundering.
Change in Control
Federal law restricts the amount of voting stock in a bank holding company or a bank that a person may acquire without the prior approval of banking regulators. Under the Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company, such as the Company, or before acquiring control of any FDIC-insured bank, such as Synovus Bank. Upon receipt of such notice, the Federal Reserve may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a person or group acquires the power to vote 10% or more of our outstanding common stock. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of the Company may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Investors should be aware of these requirements when acquiring shares of our stock.
Governance and Financial Reporting Obligations
We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the SEC, the PCAOB, and the NYSE. In particular, we are required to include management and independent registered public accounting firm reports on internal controls as part of our Annual Report on Form 10-K in order to comply with Section 404 of the Sarbanes-Oxley Act. We have evaluated our controls, including compliance with the SEC rules on internal controls, and have and expect to continue to spend significant amounts of time and money on compliance with these rules. Our failure to comply with these internal control rules may materially adversely affect our reputation, ability to obtain the necessary certifications to financial statements, and the value of our securities. The assessments of our financial reporting controls as of December 31, 2025 are included in this Report under “Item 9A. Controls and Procedures.”
The Federal Reserve also requires bank holding companies meeting certain asset size thresholds, such as us, to establish and maintain a risk committee of its board of directors and appoint a chief risk officer, each meeting certain requirements.
Volcker Rule
Section 13 of the BHC Act, commonly referred to as the “Volcker Rule,” generally prohibits us and our subsidiaries from (i) engaging in certain proprietary trading and (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund,” all subject to certain exceptions. The Volcker Rule also specifies certain limited activities in which we and our subsidiaries may continue to engage and requires us to maintain a compliance program.
Incentive Compensation
The Dodd-Frank Act required the federal banking agencies and the SEC to establish joint rules or guidelines for financial institutions with more than $1 billion in assets, such as us and Synovus Bank, which prohibit incentive compensation arrangements that the agencies determine to encourage inappropriate risks by the institution. The federal banking agencies issued proposed rules in 2011 and previously issued guidance on sound incentive compensation policies. In 2016, the federal banking agencies and the SEC proposed rules that would, depending upon the assets of the institution, directly regulate incentive compensation arrangements and would require enhanced oversight and recordkeeping. As of December 31, 2025, these rules have not been implemented, although the SEC did adopt final rules implementing the clawback provisions of the Dodd-Frank Act in 2022, and the NYSE did adopt corresponding listing standards for clawback policies in 2023. We and Synovus Bank have undertaken efforts to ensure that our incentive compensation plans do not encourage inappropriate risks, consistent with three key principles - that incentive compensation arrangements should appropriately balance risk and financial rewards, be compatible with effective controls and risk management, and be supported by strong corporate governance.
Resolution Planning
On June 20, 2024, the FDIC approved a final rule to amend its resolution plan requirements, which require insured depository institutions to provide the FDIC with information about the Bank that is essential to effective resolution planning and to support the execution of a resolution, if necessary. For banks having at least $50 billion but less than $100 billion in total assets, such as Synovus Bank, the rule requires submission of "informational" resolution plans every three years, and an interim submission in intervening years. On October 20, 2025, the FDIC advised Synovus Bank that a resolution plan would not be required so long as the Merger closed prior to April 1, 2026.
Other Regulatory Matters
We and our subsidiaries are subject to oversight by the SEC, FINRA, NYSE, and various state securities and insurance regulators. We and our subsidiaries have from time to time received requests for information from regulatory authorities in various states, including state attorneys general, securities regulators, and other regulatory authorities concerning our business practices. Such requests are considered incidental to the normal conduct of business.
Capital Requirements
We and Synovus Bank are required under federal law to maintain certain minimum capital levels based on ratios of capital to total assets and capital to risk-weighted assets. The required capital ratios are minimums, and the Federal Reserve may determine that a banking organization based on its size, complexity, or risk profile must maintain a higher level of capital in order to operate in a safe and sound manner. Risks such as concentration of credit risks and the risk arising from nontraditional activities, as well as the institution’s exposure to a decline in the economic value of its capital due to changes in interest rates, and an institution’s ability to manage those risks, are important factors that are to be taken into account in assessing an institution’s overall capital adequacy. The following is a brief description of the relevant provisions of these capital rules and their potential impact on our capital levels.
We and Synovus Bank are subject to the following risk-based capital ratios: a CET1 risk-based capital ratio, a Tier 1 risk-based capital ratio, which includes CET1 and additional Tier 1 capital, and a total risk-based capital ratio, which includes Tier 1 and Tier 2 capital. CET1 is primarily comprised of the sum of common stock instruments and related surplus net of treasury stock plus retained earnings less certain adjustments and deductions, including with respect to goodwill, intangible assets, mortgage servicing assets, and deferred tax assets subject to temporary timing differences. Additional Tier 1 capital is primarily comprised of non-cumulative perpetual preferred stock. Tier 2 capital consists of instruments disqualified from Tier 1 capital, including qualifying subordinated debt and a limited amount of loan loss reserves up to a maximum of 1.25% of risk-weighted assets, subject to certain eligibility criteria. The capital rules also define the risk-weights assigned to assets and off-balance sheet items to determine the risk-weighted asset components of the risk-based capital rules, including, for example, certain “high volatility” commercial real estate, past due assets, structured securities, and equity holdings.
The leverage capital ratio, which serves as a minimum capital standard, is the ratio of Tier 1 capital to quarterly average total consolidated assets net of goodwill, certain other intangible assets, and certain required deduction items. The required minimum leverage ratio for all banks and bank holding companies is 4%.
In addition, effective January 1, 2019, the capital rules required a capital conservation buffer of 2.5% above each of the minimum risk-based capital ratio requirements (CET1, Tier 1, and total capital), which is designed to absorb losses during periods of economic stress. These buffer requirements must be met for a bank or bank holding company to be able to pay dividends, engage in share buybacks, or make discretionary bonus payments to executive management without restriction.
The FDICIA, among other things, requires the federal bank regulatory agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five regulatory capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDICIA imposes progressively more restrictive restraints on operations, management, and capital distributions depending on the category in which an institution is classified. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations, and are required to submit capital restoration plans for regulatory approval. A depository institution's holding company must guarantee any required capital restoration plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
To be well-capitalized, Synovus Bank must maintain at least the following capital ratios:
•6.5% CET1 to risk-weighted assets;
•8.0% Tier 1 capital to risk-weighted assets;
•10.0% Total capital to risk-weighted assets; and
•5.0% leverage ratio.
The Federal Reserve has not yet revised the well-capitalized standard for bank holding companies to reflect the higher capital requirements imposed under the current capital rules applicable to banks. For purposes of the Federal Reserve’s Regulation Y, including determining whether a bank holding company meets the requirements to be a financial holding company, bank holding companies, such as the Company, must maintain a Tier 1 risk-based capital ratio of 6.0% or greater and a total risk-based capital ratio of 10.0% or greater to be well-capitalized. Also, the Federal Reserve may require bank holding companies, including the Company, to maintain capital ratios substantially in excess of mandated minimum levels depending upon general economic conditions and a bank holding company’s particular condition, risk profile, and growth plans.
Failure to be well-capitalized or to meet minimum capital requirements could result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on our operations or financial condition. Failure to meet minimum capital requirements could also result in restrictions on the Company’s or Synovus Bank’s ability to pay dividends or otherwise distribute capital or to receive regulatory approval of applications or other restrictions on its growth.

In 2025, the Company’s and Synovus Bank’s regulatory capital ratios were above the applicable well-capitalized standards and met the capital conservation buffer. As of December 31, 2025, the consolidated capital ratios of Synovus and Synovus Bank were as follows:

Table 1 – Capital Ratios as of December 31, 2025
	Synovus	Synovus Bank
CET1 capital ratio	11.28%	12.02%
Tier 1 risk-based capital ratio	12.36	12.02
Total risk-based capital ratio	14.68	14.08
Leverage ratio	10.12	9.84

See "Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources" and "Part II - Item 8. Financial Statements and Supplementary Data - Note 10 - Regulatory Capital" of this Report for further information.
Payment of Dividends
We are a legal entity separate and distinct from Synovus Bank and our other subsidiaries. Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends that we may pay.
The primary sources of funds for our payment of dividends to our shareholders are cash on hand and dividends from Synovus Bank and our non-bank subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Synovus Bank may pay. Synovus Bank is a Georgia bank. Under the regulations of the GA DBF, a Georgia bank must have approval of the GA DBF to pay cash dividends if, at the time of such payment:
•the ratio of Tier 1 capital to average total assets is less than 6%;
•the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net income for the previous calendar year; or
•its total adversely classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses.
The Georgia Financial Institutions Code also contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the GA DBF. As a result of the foregoing restrictions, Synovus Bank may be required to seek approval from the GA DBF to pay dividends.
In addition, we and Synovus Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve has indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.
Under a Federal Reserve policy adopted in 2009, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if:
•its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
•its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or
•it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
Regulation of the Bank
Synovus Bank, which is a member of the Federal Reserve System, is subject to comprehensive supervision and regulation by the Federal Reserve, and is subject to its regulatory reporting requirements, as well as supervision and regulation by the GA

DBF. As a member bank of the Federal Reserve System, Synovus Bank is required to hold stock in its district Federal Reserve Bank in an amount equal to 6% of its capital stock and surplus (half paid to acquire stock with the remainder held as a cash reserve). Member banks do not have any control over the Federal Reserve System as a result of owning the stock and the stock cannot be sold or traded. The annual dividend rate for member banks that are the size of Synovus Bank is based on a floating dividend rate tied to 10-year U.S. Treasuries with the maximum dividend rate capped at 6%.
The deposits of Synovus Bank are insured by the FDIC up to applicable limits, and, accordingly, Synovus Bank is also subject to certain FDIC regulations, and the FDIC has backup examination authority and some enforcement powers over Synovus Bank. Synovus Trust, a subsidiary of Synovus Bank that provides trust services, is organized as a national trust bank and thus is subject to supervision and regulation by the OCC.
In addition, as discussed in more detail below, Synovus Bank and any other of our subsidiaries that offer consumer financial products and services are subject to regulation and supervision by the CFPB. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce certain federal consumer financial protection law.
Broadly, regulations applicable to Synovus Bank include limitations on loans to a single borrower and to its directors, officers, and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital ratios; the granting of credit under equal and fair conditions; the disclosure of the costs and terms of such credit; requirements to maintain reserves against deposits and loans; limitations on the types of investment that may be made by Synovus Bank; and requirements governing risk management practices. Subject to Federal Reserve approval and certain state filing requirements, Synovus Bank is permitted under federal law to branch on a de novo basis across state lines wherever the laws of that state would permit a bank chartered by that state to establish a branch.
Transactions with Affiliates and Insiders
Synovus Bank is subject to restrictions on extensions of credit and certain other transactions between Synovus Bank and the Company or any non-bank affiliate. Generally, these covered transactions with either the Company or any affiliate are limited to 10% of Synovus Bank’s capital and surplus, and all such transactions between Synovus Bank and the Company and all of its non-bank affiliates combined are limited to 20% of Synovus Bank’s capital and surplus. Loans and other extensions of credit from Synovus Bank to the Company or any affiliate generally are required to be secured by eligible collateral in specified amounts. In addition, any transaction between Synovus Bank and the Company or any affiliate are required to be on an arm’s length basis. Federal banking laws also place similar restrictions on certain extensions of credit by insured banks, such as Synovus Bank, to their directors, executive officers, and principal shareholders.
FDIC Insurance Assessments and Depositor Preference
Synovus Bank’s deposits are insured by the FDIC’s DIF up to the limits under applicable law, which currently are set at $250,000 per depositor, per insured bank, for each account ownership category. Synovus Bank is subject to FDIC assessments for its deposit insurance. The FDIC calculates quarterly deposit insurance assessments based on an institution’s average total consolidated assets less its average tangible equity and applies one of four risk categories determined by reference to its capital levels, supervisory ratings, and certain other factors. The assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits.
As of September 30, 2025, the DIF reserve ratio reached 1.40%, exceeding the statutory minimum of 1.35%. The FDIC, as required under the Federal Deposit Insurance Act, established a plan on September 15, 2020 to restore the DIF reserve ratio to meet or exceed the statutory minimum of 1.35% within eight years. On October 18, 2022, the FDIC adopted an amended restoration plan to increase the likelihood that the reserve ratio will be restored to at least 1.35% by September 30, 2028. The FDIC's amended restoration plan increased the initial base deposit insurance assessment rate schedules uniformly by 2 bps, beginning with the first quarterly assessment period of 2023. The FDIC could further increase the deposit insurance assessments for certain insured depository institutions, including Synovus Bank, if the DIF reserve ratio is not maintained.
In November 2023, the FDIC approved a final rule to implement a special assessment to recover the loss to the DIF associated with several bank failures that occurred during the first half of 2023. The assessment base for the special assessment is equal to a bank's uninsured deposits reported as of December 31, 2022, adjusted to exclude the first $5 billion, to be collected at an annual rate of approximately 13.4 bps for an anticipated total of eight quarterly assessment periods, beginning with the first quarterly assessment period of 2024. The quarterly special assessment rate for the fourth quarter of 2025 collection period will be reduced from 3.36 bps to 2.97 bps as a result of the FDIC's Interim Final Rule on Special Assessment Collection issued on December 16, 2025 and will be due in March 2026.
Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by a bank’s federal regulatory agency. In addition, the Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution, including those of the parent bank holding company.
Standards for Safety and Soundness
The Federal Deposit Insurance Act requires the federal bank regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (i) internal controls; (ii) information systems and audit systems; (iii) loan documentation; (iv) credit underwriting; (v) interest rate risk exposure; and (vi) asset quality. The federal banking agencies have adopted regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement these required standards. These guidelines set forth the safety and soundness standards used to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if a regulator determines that a bank fails to meet any standards prescribed by the guidelines, the regulator may require the bank to submit an acceptable plan to achieve compliance, consistent with deadlines for the submission and review of such safety and soundness compliance plans.
Anti-Money Laundering
A continued focus of governmental policy relating to financial institutions in recent years has been combating money laundering and terrorist financing. The USA PATRIOT Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions such as broker-dealers, investment advisors, and insurance companies, and strengthened the ability of the U.S. government to help prevent, detect, and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA PATRIOT Act require that regulated financial institutions, including state member banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. Failure of a financial institution to comply with the USA PATRIOT Act’s requirements could have serious legal and reputational consequences for the institution. Synovus Bank augmented its systems and procedures to meet the requirements of these regulations and will continue to revise and update its policies, procedures, and controls to reflect changes required by law.
FinCEN has adopted rules that require financial institutions to obtain beneficial ownership information with respect to legal entities with which such institutions conduct business, subject to certain exclusions and exemptions. Bank regulators are focusing their examinations on anti-money laundering compliance, and we continue to monitor and augment, where necessary, our anti-money laundering compliance programs. Banking regulators will consider compliance with the USA PATRIOT Act’s money laundering provisions in acting upon merger and acquisition proposals. Bank regulators routinely examine institutions for compliance with these obligations and have been active in imposing cease and desist and other regulatory orders and civil money penalties against institutions found to be violating these obligations. Sanctions for violations of the USA PATRIOT Act can be imposed in an amount equal to twice the sum involved in the violating transaction up to $1 million. In 2004, U.S. federal regulators proposed amendments to modernize Anti-Money Laundering (AML) and Countering the Financing of Terrorism (CFT) program requirements. Aligned with the Anti-Money Laundering Act of 2020, the rules mandate a risk-based approach requiring institutions to identify, evaluate, and document risks based on business activities and national priorities.
Economic Sanctions
OFAC is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various executive orders and acts of Congress. OFAC publishes, and routinely updates, lists of names of persons and organizations suspected of aiding, harboring, or engaging in terrorist acts, including the Specially Designated Nationals and Blocked Persons List. If we find a name on any transaction, account, or wire transfer that is on an OFAC list, we must undertake certain specified activities, which could include blocking or freezing the account or transaction requested, and we must notify the appropriate authorities.
Concentrations in Lending
During 2006, the federal bank regulatory agencies released guidance on “Concentrations in Commercial Real Estate Lending” and advised financial institutions of the risks posed by CRE lending concentrations. The guidance requires that appropriate processes be in place to identify, monitor, and control risks associated with real estate lending concentrations. Higher allowances for loan losses and capital levels may also be required. The guidance is triggered when CRE loan concentrations exceed either:
•total reported loans for construction, land development, and other land of 100% or more of a bank’s total risk-based capital; or

•total reported loans secured by multi-family and nonfarm nonresidential properties and loans for construction, land development, and other land of 300% or more of a bank’s total risk-based capital.
This guidance also applies when a bank has a sharp increase in CRE loans or has significant concentrations of CRE secured by a particular property type. We have always had exposures to loans secured by CRE due to the nature of our markets and the borrowing needs of both consumer and commercial clients. We believe our long-term experience in CRE lending, underwriting policies, internal controls, and other policies currently in place, as well as our loan and credit monitoring and administration procedures, are generally appropriate in managing our concentrations as required under the guidance.
Debit Interchange Fees
Interchange fees, or "swipe" fees, are fees that merchants pay to credit card companies and card-issuing banks such as Synovus Bank for processing electronic payment transactions on their behalf. The maximum permissible interchange fee that a non-exempt issuer such as Synovus Bank may receive for an electronic debit transaction is the sum of 21 cents per transaction and 5 bps multiplied by the value of the transaction, subject to an upward adjustment of 1 cent if an issuer certifies that it has implemented policies and procedures reasonably designed to achieve the fraud-prevention standards set forth by the Federal Reserve. In addition, card issuers and networks are prohibited from entering into arrangements requiring that debit card transactions be processed on a single network or only two affiliated networks, and allows merchants to determine transaction routing.
On October 25, 2023, the Federal Reserve proposed to lower the maximum interchange fee that a large debit card issuer can receive for a debit card transaction. The proposal would also establish a regular process for updating the maximum amount every other year going forward. We continue to monitor the development of these proposed rule revisions.
Community Reinvestment Act
Synovus Bank is subject to the provisions of the CRA, which imposes a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs of entire communities where the bank accepts deposits, including low- and moderate-income neighborhoods. The Federal Reserve’s assessment of Synovus Bank’s CRA record is made available to the public. CRA agreements with private parties must be disclosed and annual CRA reports must be made to the Federal Reserve. A bank holding company will not be permitted to become or remain a financial holding company, and no new activities authorized under GLB may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” CRA rating in its latest CRA examination. Federal CRA regulations require, among other things, that evidence of discrimination against applicants on a prohibited basis and illegal or abusive lending practices be considered in the CRA evaluation. Synovus Bank has a rating of “Satisfactory” in its most recent CRA evaluation.
In 2023, the Federal Reserve, OCC, and FDIC issued a final rule to modernize their respective CRA regulations. The revised rules would substantially alter the methodology for assessing compliance with the CRA, with material aspects taking effect January 1, 2026 and revised data reporting requirements taking effect January 1, 2027. The revised CRA regulations have been subject to an injunction since March 29, 2024. On July 16, 2025, the Federal Reserve, OCC, and FDIC issued a joint proposal to rescind the 2023 modernization rule. The agencies continue to apply the CRA rules as they existed before the 2023 modernization, considering the injunction and pending finalization of the recission of the modernization rule.
Privacy, Credit Reporting, and Data Security
The GLB generally prohibits disclosure of non-public consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to clients annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the GLB. The GLB also directed federal regulators to prescribe standards for the security of consumer information. Synovus Bank is subject to such standards, as well as standards for notifying clients in the event of a security breach. Synovus Bank utilizes credit bureau data in underwriting activities. Use of such data is regulated under the Fair Credit Reporting Act and Regulation V on a uniform, nationwide basis, including credit reporting, prescreening, and sharing of information between affiliates and the use of credit data. The Fair and Accurate Credit Transactions Act, which amended the Fair Credit Reporting Act, permits states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of that Act. Clients must be notified when unauthorized disclosure involves sensitive client information that may be misused. On November 18, 2021, the federal banking agencies issued a rule effective in 2022 that requires banks to notify their primary federal regulator within 36 hours of a “computer-security incident” that rises to the level of a “notification incident.” In addition, effective in December 2023, the SEC issued a rule that requires registrants to disclose material cybersecurity incidents within four business days.
The federal banking regulators regularly issue guidance regarding cybersecurity intended to enhance cyber risk management standards among financial institutions. As a result, financial institutions, like Synovus and Synovus Bank, are expected to establish multiple lines of defense and to ensure their risk management processes address the risk posed by potential threats to the institution. A financial institution’s management is expected to maintain sufficient processes to effectively respond and recover the institution’s operations after a cyber-attack. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations if a critical service provider of the institution falls victim to this type of cyber-attack. In addition, effective in December 2023, the SEC enhanced and standardized the disclosure obligations related to a registrant's cybersecurity risk management, strategy, and governance. Our information security protocols are designed to adhere to the requirements of bank regulatory guidance and these enhanced SEC disclosure requirements. See "Part I - Item 1C. Cybersecurity" of this Report for additional information on cybersecurity.
State regulators have also been increasingly active in implementing privacy and cybersecurity standards and regulations. Recently, several states have adopted regulations requiring certain financial institutions to implement cybersecurity programs and providing detailed requirements with respect to these programs, including data encryption requirements. Many states have also recently implemented or modified their data breach notification and data privacy requirements. We expect this trend of state-level activity in those areas to continue and are continually monitoring developments in the states in which our clients are located.
Anti-Tying Restrictions
In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for them on the condition that (i) the client obtain or provide some additional credit, property, or services from or to the bank or bank holding company or their subsidiaries or (ii) the client not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. A bank may, however, offer combined-balance products and may otherwise offer more favorable terms if a client obtains two or more traditional bank products. The law also expressly permits banks to engage in other forms of tying and authorizes the Federal Reserve Board to grant additional exceptions by regulation or order. Also, certain foreign transactions are exempt from the general rule.
Consumer Regulation
Activities of Synovus Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations include, among numerous other things, provisions that:
•limit the interest and other charges collected or contracted for by Synovus Bank, including rules respecting the terms of credit cards and of debit card overdrafts;
•govern Synovus Bank’s disclosures of credit terms to consumer borrowers;
•require Synovus Bank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the communities it serves;
•prohibit Synovus Bank from discriminating on the basis of race, creed, or other prohibited factors when it makes decisions to extend credit;
•govern the manner in which Synovus Bank may collect consumer debts; and
•prohibit unfair, deceptive, or abusive acts or practices in the provision of consumer financial products and services.
In March 2023, the CFPB issued a final rule to implement Section 1071 of the Dodd-Frank Act, which requires lenders to collect and report information about lending to “women-owned, minority-owned and small businesses.” In November 2025, following a series of court challenges to the rule, the CFPB narrowed the scope and extended the compliance timeframes by one year, to be implemented in stages based upon loan volumes beginning in 2026.
Mortgage Regulation
The CFPB adopted a rule that implements the ability-to-repay and qualified mortgage provisions of the Dodd-Frank Act (the “ATR/QM rule”), which requires lenders to consider, among other things, income, employment status, assets, payment amounts, and credit history before approving a mortgage, and provides a compliance “safe harbor” for lenders that issue certain “qualified mortgages.” The ATR/QM rule defines a “qualified mortgage” to have certain specified characteristics and generally prohibits loans with negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years from being qualified mortgages. The rule also establishes general underwriting criteria for qualified mortgages, including that monthly payments be calculated based on the highest payment that will apply in the first five years of the loan and that the borrower have a total debt-to-income ratio that is less than or equal to 43%. While “qualified mortgages” will generally be afforded safe harbor status, a rebuttable presumption of compliance with the ability-to-repay requirements will attach to “qualified mortgages” that are “higher priced mortgages” (which are generally subprime loans). In addition, the securitizer of asset-backed securities must retain not less than 5% of the credit risk of the assets collateralizing the asset-backed securities, unless subject to an exemption for asset-backed securities that are collateralized exclusively by residential mortgages that qualify as “qualified residential mortgages.”
The CFPB has also issued rules to implement requirements of the Dodd-Frank Act pertaining to mortgage loan origination (including with respect to loan originator compensation and loan originator qualifications) as well as integrated mortgage disclosure rules. In addition, the CFPB has issued rules that require servicers to comply with certain standards and practices with regard to error correction; information disclosure; force-placement of insurance; information management policies and procedures; requiring information about mortgage loss mitigation options to be provided to delinquent borrowers; providing delinquent borrowers access to servicer personnel with continuity of contact about the borrower’s mortgage loan account; and evaluating borrowers’ applications for available loss mitigation options. These rules also address initial rate adjustment notices for adjustable-rate mortgages, periodic statements for residential mortgage loans, and prompt crediting of mortgage payments and response to requests for payoff amounts.
Non-Discrimination Policies
Synovus Bank is also subject to, among other things, the provisions of the Equal Credit Opportunity Act ("ECOA") and the Fair Housing Act ("FHA"), both of which prohibit discrimination based on race or color, religion, national origin, sex, and familial status in any aspect of a consumer or commercial credit or residential real estate transaction. The Department of Justice ("DOJ") and the federal bank regulatory agencies have issued an Interagency Policy Statement on Discrimination in Lending that provides guidance to financial institutions in determining whether discrimination exists, how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory lending practices. The DOJ has increased its efforts to prosecute what it regards as violations of the ECOA and FHA.
Available Information
Our website address is www.synovus.com. We file with or furnish to the SEC Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and annual reports to shareholders, and, from time to time, amendments to these documents and other documents called for by the SEC. The reports and other documents filed with or furnished to the SEC are available to investors on or through our website at investors.pnfp.com under the heading “SEC Filings.” These reports are available on our website free of charge as soon as reasonably practicable after we electronically file them with the SEC.
In addition, the SEC maintains an internet website that contains reports, proxy and information statements and other information regarding issuers, such as Synovus, that file electronically with the SEC. The address of that website is www.sec.gov.
We include our website addresses throughout this filing only as textual references. The information contained on our website is not incorporated in this document by reference.

ITEM 1A. RISK FACTORS
This section highlights the material risks that we faced as of December 31, 2025 and, as applicable, that we currently face, including as a result of the Merger. Please be aware that these risks may change over time, and other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, or results of operations or the trading price of our securities.
Strategic Risk
We may not realize all of the anticipated benefits of the Merger, and integrating the two companies may be more difficult, costly, or time-consuming than expected.
The anticipated benefits of the Merger, including expected cost savings, operating synergies, enhanced growth opportunities, and earnings accretion, are subject to significant risks and uncertainties. Our ability to realize these benefits will depend largely on how effectively we integrate Pinnacle’s business with our own. Integration is a complex, costly, and time‑consuming process that will require substantial management attention and resources. If we do not successfully integrate the two organizations, the expected benefits of the Merger may not be realized in full, may take longer than anticipated to realize, or may not be realized at all.
The integration process may disrupt ongoing operations, divert management and employee focus, and adversely affect our ability to maintain relationships with clients, depositors, business partners, and key employees. See "Part I - Item 1A - Risk Factors - Operational Risk - Failure to attract and retain employees, including as a result of the Merger, may adversely impact our ability to successfully execute our growth and efficiency strategies" in this Report for further information. In addition, differences in corporate cultures, business practices, internal controls, policies, systems, and operational approaches could create inefficiencies or inconsistencies that impair our ability to operate effectively as a combined company.
We may also encounter material unanticipated challenges, expenses, or liabilities in the integration, including:
•Difficulties achieving expected cost savings, synergies, revenue opportunities, and growth prospects;
•Challenges integrating operations, systems, processes, or management practices;
•Loss of key personnel or difficulties attracting and retaining employees essential to future success;
•Challenges maintaining existing customer relationships or winning new business;
•Strain on management’s time and resources associated with overseeing a larger, more complex organization; and
•Potential disruption to key business relationships.
Many of these factors are outside our control and could result in increased costs, reduced revenues, decreased operational performance, and diversion of management attention. Even if integration is ultimately successful, the expected synergies, cost savings, growth opportunities, or earnings accretion may not be achieved within the anticipated time frame or at all. Failure to realize these benefits could negatively impact the price of our common or preferred stock, or the depositary shares issued by Legacy Pinnacle related to its preferred stock, reduce or delay expected financial improvements from the Merger, or have a material adverse effect on our business, financial condition, and results of operations.

Competition in the financial services industry may adversely affect our future earnings and growth.
We operate in a highly competitive environment and our profitability and future growth depends on our ability to compete successfully based on such factors as pricing, convenience, product offerings, technology, accessibility, quality of service, and client relationships. We face pricing competition for loans, deposits, and payments services and, in order for us to compete for borrowers and depositors, we may be required to offer loans, deposits, and payment services on terms less favorable to us, including lower rates on our loans and higher rates on our deposits. Certain of our competitors are larger and have more resources than we do, enabling them to be more aggressive than we are in competing across the financial services landscape and investing in new products, technology, and services. In addition, the ability of non-bank competitors to provide services previously limited to commercial banks has intensified the competition we face. These non-bank competitors are not subject to the same extensive regulations that govern us and, therefore, may be able to operate with greater flexibility and lower cost structures. Non-bank competitors can also operate in areas or offer certain products that may be considered speculative or risky. This significant competition in making loans and attracting and retaining deposits as well as in providing other financial services such as payment services may impact our future earnings and growth.
Furthermore, the financial services industry could become even more competitive as a result of legislative, regulatory and technological changes, and continued consolidation.
•While we cannot predict the actions of state or federal legislatures or regulators, there is increasing likelihood that the bank regulatory landscape could shift due to legislation or regulatory action. Any material change to federal or state banking laws, regulations, or enforcement position could result in increased competition or make it more difficult for banks of our size to compete, either broadly or in specific parts of our business.

•Technology has lowered barriers to entry and made it possible for non-banks and smaller banks to offer products and services traditionally provided by larger banks. Competitors adopting new technologies or changes to client behaviors or expectations could require us to make significant expenditures to modify or make additions to our current products and services or could have an adverse impact to our future earnings and growth in the event that we are unable to adapt to these new technologies or changes in client behaviors.
•There has also been, and will likely continue to be, increasing consolidation among regional banks similar in size or larger than us, resulting in even larger banks being created. The resulting larger banks, as well as many other banks that are larger than us, may be able to achieve economies of scale due to their size and, as a result, may be able to operate more efficiently than us and also offer a broader range of products and services than we do, as well as better pricing for those products and services.
We may not realize the expected benefits from our strategic initiatives, including the Merger, and other operational and execution goals, either in whole or in part, which could negatively impact our future profitability.
In the current competitive banking environment, overall revenue growth must outpace operating costs, which requires the successful execution of both growth and efficiency initiatives. In addition, we must continue to implement strategies to grow our product and service offerings and keep pace with changing technologies and client expectations in order to realize continued earnings growth and to remain competitive with the other banks and non-bank financial services providers in the markets we serve. We are continuously implementing strategic initiatives to achieve growth, reduce expense, and unlock efficiencies. Our current initiatives include, but are not limited to, growing our middle market commercial banking, specialty lending, and corporate and investment banking divisions, implementing a more unified approach to wealth management, expanding our treasury and payment solutions, capital markets offerings, and third-party payments, and investing in the bank of the future through automation, artificial intelligence, digital applications, and analytics. While we have realized growth and efficiency gains as a result of current and past initiatives, there is no guarantee that these initiatives will be successful in supporting growth or achieving the expected level of future savings and revenue enhancements that we anticipate. Additionally, any new service and product offerings could compete directly with other Synovus Bank product and service offerings. Consequently, any realized revenue from such growth initiatives may correspond to decreased revenue from other Synovus Bank product and service offerings.
Furthermore, our strategic initiatives, including the Merger, may result in an increase in expense, take away from other opportunities that may have proved more successful, negatively impact operational effectiveness or impact employee morale. In particular, the integration process with Pinnacle may require significant time and attention from our management that they would otherwise direct at servicing existing business and developing new business. Additionally, the integration process could result in the loss of key employees or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the Merger.
In addition, management expects to continue to make strategic investments in technology and talent that are expected to improve our client experience and support future growth which will require an increase in our expenditures. There can be no assurance that we will ultimately realize the anticipated benefits of these strategic initiatives, or that these strategic initiatives will positively impact our organization. These initiatives may fail to meet our own or our clients’ expectations and may fail to keep pace with bank and non-bank competition, and we may realize significant losses as a result.
Finally, changes to the bank regulatory landscape generally, but particularly with respect to digital product offerings and third-party service providers, could negatively impact and undermine the rationale behind several of our initiatives.
The implementation of new lines of business, new products and services, and new technologies may subject us to additional risk.
We have launched or enhanced a number of lines of business, products and services, and technologies, including, among others, those related to our corporate and investment banking initiatives, treasury and payments solutions business, third-party payments, and specialty lending capabilities. An important part of our business strategy is to continue these efforts to implement new products, services, and technologies designed to better serve our clients and respond to digitization trends in banking. There are substantial risks and uncertainties associated with these efforts. Initial timetables for the introduction and development of new lines of business, new products or services, and/or new technologies may not be achieved, and price and profitability targets may not prove feasible. Additionally, such new products, services, and technologies often increase our reliance on third-party service providers. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business, a new product or service, and/or new technologies. Furthermore, any new line of business, new product or service, and/or new technology could require the establishment of new key controls and other controls and have a significant impact on our existing system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business, products, or services could have a material adverse effect on our business and, in turn, our financial condition and results of operations.

We may pursue bank and non-bank acquisition opportunities as they arise. However, even if we identify attractive acquisition opportunities, we may not be able to complete such acquisitions on favorable terms or realize the anticipated benefits from such acquisitions.
While we continue to focus on organic growth opportunities, we have, in connection with the Merger, and may continue to pursue attractive bank or non-bank acquisition and consolidation opportunities that arise in our core markets and beyond. The number of financial institutions headquartered within our footprint and across the country continues to decline through merger and other consolidation activity. In the event that attractive acquisition opportunities arise, we would likely face competition for such acquisitions from other banking and financial companies, many of which have significantly greater resources and may have more attractive valuations. This competition could either prevent us from being able to complete attractive acquisition opportunities or increase prices for potential acquisitions which could reduce our potential returns and reduce the attractiveness of these opportunities. Furthermore, even if we are able to identify and complete acquisitions, the terms of such acquisitions may not be favorable to us, or we may fail to realize the anticipated benefits from such acquisitions. In addition, all acquisitions are subject to various regulatory approvals, and if we were unable (or there was a perception that we would be unable) to obtain such approvals for any reason, including due to any actual or perceived capital, liquidity, profitability, or regulatory compliance issues, it would impair our ability to consummate acquisitions. Any acquisition could also be dilutive to our earnings and shareholders’ equity per share of our common stock.
The financial services market continues to undergo rapid technological changes, and if we are unable to stay current with those changes, we will not be able to compete effectively.
The financial services market, including banking services, is continuing to undergo rapid changes with frequent introductions of new technology-driven products and services, primarily related to increased digitization of banking services and capabilities (including those related to or involving artificial intelligence, machine learning, blockchain, and other technologies) and increased demand for mobile banking solutions. Our future success will depend, in part, on our ability to keep pace with these technological changes and to use technology to satisfy and grow client demand for our products and services and to create additional efficiencies in our operations. Our substantial investments in digital banking solutions, technology, and information systems will increase our dependency on third-party service providers, and such investments may underperform expectations and could result in unexpected losses. Some of our competitors have substantially greater resources to invest in technological improvements and have invested more heavily than us, and will continue to be able to do so, in developing and adopting new technologies, which may put us at a competitive disadvantage. Some of these competitors consist of financial technology providers who are beginning to offer more traditional banking products and may either acquire a bank charter or obtain a bank-like charter, such as the Fintech charter provided by the OCC. We may not be able to effectively implement new technology-driven products and services, be successful in marketing these products and services to our clients, or keep pace with our competitors in this arena. As a result, our ability to effectively compete to retain or acquire new business may be impaired, and our business, financial condition, or results of operations may be adversely affected.
Our ability to maintain our brand reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.
Brand risk, or the risk to earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, and public scrutiny related to environmental, social and governance issues, and disclosure, sharing or inadequate protection of client information, and from actions taken by government regulators and community organizations in response to that conduct. Negative public opinion could also result from adverse news or publicity that impairs the reputation of the financial services industry generally. Negative public opinion could adversely affect our ability to keep and attract clients and expose us to adverse legal and regulatory consequences.
Our brand reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our brand. This is done, in part, by recruiting, hiring, and retaining and providing growth opportunities for employees who share our core values of being an integral part of the communities we serve, delivering superior service to our clients, caring about our clients and employees, and investing in our information technology and other systems. If our brand is negatively affected by the actions of our employees or otherwise, including as a result of operational, clerical, or record-keeping errors, or those resulting from faulty or disabled computer or telecommunications systems or a successful cyber-attack against us or other unauthorized release or loss of client information, our reputation, business, and our operating results may be materially adversely affected. Damage to our brand reputation could also negatively impact our credit ratings and impede our access to the capital markets.

Operational Risk
Failure to attract and retain employees, including as a result of the Merger, may adversely impact our ability to successfully execute our growth and efficiency strategies.
Our financial success depends upon our ability to attract and retain diverse, highly motivated, and well-qualified personnel that we rely on to execute all aspects of our business. We face increasingly significant competition in the recruitment of qualified employees at all levels from financial institutions and others. Moreover, the banking industry continues to transform due to technological innovation, demand for workplace flexibility, and competition for talent from non-bank financial services providers, and our ability to recruit and retain qualified individuals that bring diverse perspectives and innovative thinking to our teams is both more difficult and more necessary. These trends, combined with labor shortages, have resulted in generally increased labor costs. Such trends may continue in the near term, which may result in further challenges in hiring and retaining employees throughout the organization. We must continually assess and manage how our talent needs change over time, and failure to meet such needs may have a negative impact on our ability to compete.
The success of the Merger will also depend, in part, on our ability to retain the talent and dedication of key employees. If we are unable to retain key employees, including members of management who are critical to the successful integration and future operations of the combined organization, we could experience disruption in our operations, loss of exiting clients, or loss of key institutional knowledge, expertise, or know-how. Such turnover could also require the incurrence of unanticipated recruiting or retention costs.
In addition, our future growth and the continued diversification of our loan portfolio depends, in part, on our ability to attract and retain the right mix of well-qualified employees. If we are unable to attract and retain qualified employees, our ability to execute our business strategies may suffer, and we may be required to substantially increase our overall compensation or benefits to attract and retain such employees. Furthermore, we generally do not have employment agreements with our frontline employees, management team, or other key employees and cannot guarantee that our employees will remain with us.
The unexpected loss of services from one or more of our key personnel (which could be adversely impacted by the Merger), especially members of our senior management team, could have a material adverse impact on the business because we would lose their skills, knowledge of the market, and years of industry experience and may have difficulty promptly finding qualified replacement personnel. In addition, the unexpected loss or inability to hire or retain branch-level employees could have a material adverse impact on our ability to increase deposits, generate frontline revenue, and properly service our clients.
Furthermore, we have had a number of leadership changes over the last several years, including in connection with the Merger. Such changes can be inherently difficult to manage, and an inadequate transition may cause disruption to our business, including our relationships with our clients, suppliers, vendors, and employees. It may also make it more difficult for us to hire and retain key employees. In addition, any failure to ensure the effective transfer of knowledge and a smooth leadership transition could hinder our strategic planning, execution, and future performance.
We may not be able to successfully implement current or future information technology system enhancements and operational initiatives, which could adversely affect our business operations and profitability.
We continue to invest significant resources into our core information technology systems, including deepening and expanding our use of cloud-based applications, in order to provide functionality and security at an appropriate level, and to improve our operating efficiency and to streamline our client experience. These initiatives significantly increase the complexity of our relationships with third-party service providers, and such relationships may be difficult to unwind. We may not be able to successfully implement and integrate such system enhancements and initiatives, which could adversely impact our ability to comply with a number of legal and regulatory requirements, which could result in sanctions from regulatory authorities. In addition, these projects could have higher than expected costs and/or result in operating inefficiencies, which could increase the costs associated with the implementation as well as ongoing operations. Failure to properly utilize system enhancements that are implemented in the future could result in impairment charges that adversely impact our financial condition and results of operations, could result in significant costs to remediate or replace the defective components, and could impact our ability to compete. In addition, we may incur significant training, licensing, maintenance, consulting, and amortization expense during and after implementation, and any such costs may continue for an extended period of time. As such, we cannot guarantee that the anticipated long-term benefits of these system enhancements and operational initiatives will be realized.
We rely extensively on information technology systems to operate our business, and an interruption in the Company's information systems or a breach of or compromise in security of the Company's information systems may disrupt our business operations, result in reputational harm, and have an adverse effect on our operations.
As a complex financial institution, we rely extensively on our information technology systems to operate our business (including those we maintain with our service providers and vendors), including to process, record, and monitor a large number of client transactions on a continuous basis. As client, public, and regulatory expectations regarding operational and information security have increased, our operational systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting, data processing systems, or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there could be sudden increases in client transaction volume; electrical or telecommunications outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber-attacks. While we have policies, procedures, and systems designed to prevent or limit the effect of possible failures, interruptions, or breaches in security of information systems and business continuity programs designed to provide services in the case of such events, there is no guarantee that these safeguards or programs will address all of the threats that continue to evolve.
We face significant cyber and data security risk that could result in the disclosure of confidential information, adversely affect our business or reputation, and expose us to significant liabilities.
As a complex financial institution, we are under continuous threat of loss due to cyber-attacks. This risk continues to increase, and attack methods continue to evolve in sophistication, velocity, and frequency and can occur from a variety of sources, such as foreign governments, hacktivists, or other well-financed entities, and may originate from less regulated and remote areas of the world. Furthermore, remote working environments for both Synovus and many of our clients have heightened these risks. We continually review the security of our IT systems and make the necessary investments to improve the resiliency of our systems and their security from attack. Nonetheless, there remains the risk that we may be materially harmed by a cyber-attack or information security breach. Further, there is no guarantee that our response to any cyber-attack or system interruption, breach, or failure will be effective to mitigate and remediate the issues resulting from such an event, including the costs, sanctions, fines, or penalties (which may not be covered by our insurance policies), negative publicity and reputational harm, release of sensitive and/or confidential information, diversion of the attention of management away from the operations of our business, increases in operating expenses, lost revenue, and litigation challenges that we may face as a result, any of which could have a material adverse effect on the Company's results of operations, financial condition, and cash flows.
Data privacy laws also continue to evolve, with states increasingly proposing or enacting legislation that relates to data privacy and data protection. We may be required to incur additional expense to comply with these evolving regulations and could face penalties for violating any of these regulations.
Two of the most significant cyber-attack risks that we face are e-fraud and loss of sensitive client data. Loss from e-fraud occurs when cybercriminals breach and extract funds directly from client or our accounts. Any loss of sensitive client data that results from attempts to breach our systems, such as account numbers and social security numbers, would present significant reputational, legal, and/or regulatory costs to us. Our risk and exposure to these matters remains heightened because of the evolving nature and complexity of these threats from cybercriminals and hackers, our plans to continue to provide internet banking and mobile banking channels, and our plans to develop additional remote connectivity solutions to serve our clients. While we have not experienced any material losses relating to cyber-attacks or other information security breaches to date, we have been the subject of attempted hacking and cyber-attacks, and there can be no assurance that we will not suffer such significant losses in the future.
The occurrence of any cyber-attack or information security breach could result in material adverse consequences to us, including significant disruptions to our operations, damage to our reputation, disclosure obligations, the loss of clients and/or future business opportunities, violations of applicable data privacy laws, civil litigation, and possible financial liability, any of which could have a material adverse effect on our results of operations, financial condition, and cash flows. We also could face litigation and regulatory action. Litigation or regulatory actions in turn could lead to significant liability or other sanctions, including fines and penalties or reimbursement to clients adversely affected by a security breach. Even if we do not suffer any material adverse consequences as a result of events affecting us directly, successful attacks or systems failures at other large financial institutions could lead to a general loss of client confidence in financial institutions including us.
Fraud remains an elevated risk for us and for all banks, and as such, we may experience increased losses due to fraud.
Fraud continues to be a significant risk for us and for all banks. Card fraud and deposit fraud (check kiting, wire fraud, etc.) continue to be significant sources of fraud attempts and losses in our consumer banking business. Moreover, our commercial clients have experienced increased levels of financial fraud risk as well, often requiring our involvement and assistance because of our banking relationship with these clients. The methods used to perpetrate and combat fraud continue to evolve as technology changes and more tools for access to financial services emerge, such as real-time payments. In addition to cybersecurity risks, new techniques have made it easier for bad actors to obtain and use client personal information, mimic signatures, and otherwise create false documents that look genuine. Fraud schemes are broad and can include debit card/credit card fraud, check fraud, NSF fraud, mechanical devices attached to ATM machines, social engineering and phishing attacks to obtain personal information, impersonation of our clients through the use of falsified or stolen credentials, employee fraud, information fraud, and other malfeasance. Criminals are turning to new sources, including AI, to steal personally identifiable information in order to impersonate our clients to commit fraud.
Our anti-fraud actions are both preventative (anticipating lines of attack, educating employees and clients, making operational changes) and responsive (remediating actual attacks). We have established policies, processes, and procedures to identify, measure, monitor, mitigate, report, and analyze these risks. We continue to invest in systems, resources, and controls to detect and prevent fraud. There are inherent limitations, however, to our risk management strategies, systems, and controls as they may exist, or develop in the future. We may not appropriately anticipate, monitor, or identify these risks. If our risk management framework proves ineffective, we could suffer unexpected losses, we may have to expend resources detecting and correcting the failure in our systems, and we may be subject to potential claims from third parties and government agencies. We may also suffer reputational damage. Any of these consequences could adversely affect our business, financial condition, or results of operations.
Our regulators require us to report fraud promptly, and regulators often advise banks of new schemes to enable the entire industry to adapt as quickly as possible. However, some level of fraud loss is unavoidable, and the risk of loss cannot be eliminated.
If our enterprise risk management framework is not effective at mitigating risk and loss to us, we could suffer unexpected losses, and our results of operations could be materially adversely affected.
Our enterprise risk management framework seeks to achieve an appropriate balance between risk and return, which is critical to optimizing shareholder value. We have established processes and procedures intended to identify, measure, monitor, report, and analyze the types of risk to which we are subject, including strategic, market, credit, liquidity, capital, cybersecurity, operational, regulatory compliance, litigation, and reputational. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. For example, the financial and credit crisis and resulting regulatory reform highlighted both the importance and some of the limitations of managing unanticipated risks. If our risk management framework proves ineffective, we could suffer unexpected losses, and our business and results of operations could be materially adversely affected.
The development and use of artificial intelligence presents risks and challenges that may adversely impact our business.
We or our third-party (or fourth-party) vendors, clients or counterparties may develop or incorporate AI technology in certain business processes, services, or products. The development and use of AI presents a number of risks and challenges to our business. The legal and regulatory environment relating to AI is uncertain and rapidly evolving, both in the U.S. and internationally, and includes regulatory schemes targeted specifically at AI as well as provisions in intellectual property, privacy, consumer protection, employment, and other laws applicable to the use of AI. These evolving laws and regulations could require changes in our implementation of AI technology and increase our compliance costs and the risk of non-compliance. AI models, particularly generative AI models, may produce output or take action that is incorrect, that reflects biases included in the data on which they are trained, that results in the release of private, confidential, or proprietary information, that infringes on the intellectual property rights of others, or that is otherwise harmful. In addition, the complexity of many AI models makes it difficult to understand why they are generating particular outputs. This limited transparency increases the challenges associated with assessing the proper operation of AI models, understanding and monitoring the capabilities of the AI models, reducing erroneous output, eliminating bias, and complying with regulations that require documentation or explanation of the basis on which decisions are made. Further, we may rely on AI models developed by third parties, and, to that extent, would be dependent in part on the manner in which those third parties develop and train their models, including risks arising from the inclusion of any unauthorized material in the training data for their models and the effectiveness of the steps these third parties have taken to limit the risks associated with the output of their models, matters over which we may have limited visibility. Any of these risks could expose us to liability or adverse legal or regulatory consequences and harm our reputation and the public perception of our business or the effectiveness of our security measures.
We rely on other companies to provide key components of our business infrastructure.
Third parties provide key components of our business operations such as our core technology infrastructure, cloud-based operations, data processing, recording and monitoring transactions, online banking interfaces and services, internet connections, and network access. We have selected these third-party vendors carefully and have conducted the due diligence consistent with regulatory guidance and best practices. While we have ongoing programs to review third-party vendors and assess risk, we do not control their actions. Any problems caused by these third parties, including those resulting from disruptions in communication services provided by a vendor, issues at a third-party vendor of a vendor, failure of a vendor to handle current or higher volumes, cyberattacks and security breaches at a vendor, failure of a vendor to provide services for any reason, or poor performance of services, could adversely affect our ability to deliver products and services to our clients and otherwise conduct our business. Financial or operational difficulties of a third-party vendor could also hurt our operations if those difficulties interfere with the vendor's ability to serve us. Furthermore, our vendors could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints. Replacing these third-party vendors could also create significant delay and expense. Accordingly, use of such third parties creates an unavoidable inherent risk to our business operations. Our digital services growth initiatives, core technology upgrades, development and use of artificial intelligence, and digital asset initiatives constitute specific increases in third-party risk as such initiatives are distinctly dependent on the performance of our third-party partners.
As an issuer of credit and debit cards, we are exposed to losses in the event that holders of our cards experience fraud on their card accounts.
Our clients regularly use Synovus-issued credit and debit cards to pay for transactions with retailers and other businesses. There is the risk of data security breaches at these retailers and other businesses that could result in the misappropriation of our clients’ credit and debit card information. We also may nonetheless suffer losses associated with reimbursing our clients for fraudulent transactions on clients’ card accounts, as well as for other costs related to data security compromise events, such as replacing cards associated with compromised card accounts. In addition, we provide card transaction processing services to some merchant clients under agreements we have with payment networks such as Visa and MasterCard. Under these agreements, we may be responsible for certain losses and penalties if one of our merchant clients suffers a data security breach.
Our independent sales organization relationships are complex and may expose us to losses.
We maintain relationships with a number of ISOs, which generally act as intermediaries for third-party companies that want to develop the capacity to accept payment cards. ISO activities include, among other things, acquiring and issuing functions, soliciting merchants and other clients, soliciting cardholders, underwriting and monitoring, arranging for terminal leases or purchases, account and transaction processing, and client service. We face risks related to our oversight and supervision of the ISO program (including compliance and reputational monitoring) as well as to the reputation and financial viability of the ISOs with which we do business. Any failure by us to appropriately oversee and supervise our ISO program could damage our reputation, result in regulatory or compliance issues, result in third-party litigation, and cause financial losses to us. Further, our ISO program is highly dependent upon the activities and financial viability of our ISO counterparties, and any negative developments at the ISOs may present financial losses and other risk to us.
The costs and effects of litigation, investigations, or similar matters involving us or other financial institutions or counterparties, or related adverse facts and developments, could materially affect our business, operating results, and financial condition.
We may be involved from time to time in a variety of litigation, investigations, inquiries, or similar matters arising out of our business, including those described in “Part I - Item 3. Legal Proceedings” and "Part II - Item 8. Financial Statements and Supplementary Data - Note 14 - Commitments and Contingencies" of this Report. Furthermore, litigation against banks tends to increase during economic instability and periods of credit deterioration which may occur or worsen as a result of the current economic uncertainty.
We manage these risks through internal controls, employee training, insurance, litigation management, our compliance and ethics processes, and other means. However, the commencement, outcome, and magnitude of litigation cannot be predicted or controlled with any certainty. We establish reserves for legal claims when payments associated with the claims become probable, and the losses can be reasonably estimated. We may still incur legal costs for a matter even if we have not established a reserve. In addition, the actual cost of resolving a legal claim may be substantially higher than any amounts reserved for that matter. For those legal matters where the amounts associated with the claims are not probable, and the costs cannot be reasonably estimated, Synovus estimates a range of reasonably possible losses. As of December 31, 2025, Synovus' management estimated the aggregate range of reasonably possible losses resulting from our outstanding litigation, including, without limitation, the matters described in this Report, was from zero to $10 million in excess of the amounts accrued, if any, related to those matters. This estimated aggregate range was based upon information available to us at December 31, 2025, and the actual losses could prove to be higher. As there are further developments in these legal matters, we will reassess these matters, and the estimated range of reasonably possible losses may change as a result of this assessment. In addition, in the future, we may need to record additional litigation reserves with respect to these matters. Further, regardless of how these matters proceed, it could significantly harm our reputation and divert our management's attention and other resources away from our business.
Our insurance may not cover all claims that may be asserted against us, and indemnification rights to which we are entitled may not be honored, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition, and results of operations. In addition, premiums for insurance covering the financial and banking sectors are rising. We may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms or at historic rates, if at all.

Credit and Liquidity Risk
Changes in interest rates may have an adverse effect on our financial performance and balance sheet, including our net interest income, AOCI, and tangible book value.
Net interest income, which is the difference between the interest income that we earn on interest-earning assets and the interest expense that we pay on interest-bearing liabilities, is a major component of our income and our primary source of revenue from our operations. Narrowing of interest rate spreads could adversely affect our earnings and financial condition. We cannot control or predict changes in interest rates with certainty. Regional and local economic conditions, competitive pressures, and the policies of regulatory authorities, including monetary policies of the FRB, affect interest income and interest expense.
Throughout 2022 and 2023, in response to growing signs of inflation, the FRB increased interest rates rapidly and made a number of adjustments to monetary policy and liquidity, including quantitative tightening and other balance sheet actions. Rising interest rates can have a negative impact on our business by reducing the amount of money our clients borrow or by adversely affecting their ability to repay outstanding loan balances that may increase due to adjustments in their variable rates. In addition, as interest rates rise, we may have to offer more attractive interest rates to depositors to compete for deposits, or pursue other, more costly sources of liquidity, such as wholesale funds. Rising interest rates may result in unrealized losses on our securities portfolio and certain hedge instruments, which may also adversely impact our accumulated other comprehensive income, our tangible book value, our perceived risk profile, and our stock valuation.
On the other hand, decreasing interest rates reduce our yield on our variable rate loans and on our new loans, which reduces our net interest income. In addition, lower interest rates may reduce our realized yields on investment securities, which would reduce our net interest income and cause downward pressure on net interest margin in future periods. A significant reduction in our net interest income could have a material adverse impact on our capital, financial condition, and results of operations.
We are currently operating in an environment in which the Federal Reserve has shifted toward reducing interest rates, although modestly, with six cuts implemented in 2024 and 2025. However, the inflationary outlook remains uncertain and if the Federal Reserve were to reverse course and rapidly increase the target federal funds rate, the increase in rates could continue to constrain our interest rate spread and may adversely affect our business forecasts. On the other hand, further rapid decreases in interest rates, may result in a change in the mix of noninterest and interest-bearing accounts. New appointments to the Board of Governors at the Federal Reserve could result in a change in monetary policy and interest rates. We are unable to predict changes in interest rates, which are affected by factors beyond our control, including inflation, deflation, recession, unemployment, money supply, the impact of tariff and trade policies, increased levels of government debt, and other changes in financial markets.
We have ongoing policies and procedures designed to manage the risks associated with changes in market interest rates and actively manage these risks through hedging and other risk mitigation strategies. However, if our assumptions are wrong or overall economic conditions are significantly different than anticipated, our risk mitigation techniques may be ineffective or costly.
Changes in the cost and availability of funding due to changes in the deposit market and credit market may adversely affect our capital resources, liquidity, and financial results.
In managing our consolidated balance sheets, we depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our clients. In addition to core deposits, sources of funding available to us and upon which we rely as regular components of our liquidity and funding management strategy include borrowings from the FHLB and brokered deposits. In general, the amount, type, and cost of our funding, including from other financial institutions, the capital markets, and deposits, directly impacts our costs of operating our business and growing our assets and can therefore positively or negatively affect our financial results. A number of factors could make funding more difficult, more expensive, or unavailable on any terms, including, but not limited to, a downgrade in our credit ratings, financial results, changes within our organization, specific events that adversely impact our reputation, disruptions in the capital markets, specific events that adversely impact the financial services industry, counterparty availability, recently proposed changes to the FHLB system, changes affecting our assets, the corporate and regulatory structure, interest rate fluctuations, general economic conditions, and the legal, regulatory, accounting, and tax environments governing our funding transactions. Also, we compete for funding with other banks and similar companies, many of which are substantially larger, and have more capital and other resources.
In addition to bank level liquidity management, we must manage liquidity at the Parent Company for various needs including potential capital infusions into subsidiaries, the servicing of debt, the payment of dividends on our common stock and preferred stock, and share repurchases. The primary source of liquidity for us consists of dividends from Synovus Bank, which are governed by certain rules and regulations of our supervising agencies. Synovus' ability to receive dividends from Synovus Bank in future periods will depend on a number of factors, including, without limitation, Synovus Bank's future profits, asset quality, liquidity, and overall condition. In addition, GA DBF rules and related statutes contain additional restrictions on payments of dividends by Synovus Bank. In particular, the Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings and under other circumstances without the approval of the GA DBF. As a result of these restrictions, Synovus Bank may be required to seek approval from the GA DBF to pay dividends. If Synovus does not receive dividends from Synovus Bank when needed, its liquidity could be adversely affected, and it may not be able to continue to execute its current capital plan to return capital to its shareholders. In addition to dividends from Synovus Bank, we have historically had access to a number of alternative sources of liquidity, including the capital markets, but there is no assurance that we will be able to obtain such liquidity on terms that are favorable to us, or at all. If our access to these traditional and alternative sources of liquidity is diminished or only available on unfavorable terms, then our overall liquidity and financial condition will be adversely affected.
If Synovus Bank loses or is unable to grow and retain its deposits, it may be subject to liquidity risk and higher funding costs.
The total amount that we pay for funding costs is dependent, in part, on Synovus Bank’s ability to grow and retain its deposits. If Synovus Bank is unable to sufficiently grow and retain its deposits at competitive rates to meet liquidity needs, it may be subject to paying higher funding costs to meet these liquidity needs.
Synovus Bank competes with banks and other financial services companies for deposits. As a result of monetary policy and the broader market for interest rates and funding, we may be required to raise rates on our deposits to keep pace with our competition. Moreover, Synovus Bank’s funding costs may increase further in the near term. If Synovus Bank were to lose deposits, it must rely on more expensive sources of funding. This could result in a failure to maintain adequate liquidity and higher funding costs, reducing our net interest margin and net interest income. In addition, our access to deposits may be affected by the liquidity needs of our depositors. In particular, a substantial majority of our liabilities in 2025 were checking accounts and other liquid deposits, which are payable on demand or upon several days' notice, while by comparison, a substantial majority of our assets were loans, which cannot be called or sold within the same time frame. Moreover, our clients could withdraw their deposits in favor of alternative investments. While we have historically been able to replace maturing deposits and advances as necessary, we may not be able to replace these funds in the future, especially if a large number of our depositors seek to withdraw their accounts, regardless of the reason.
Our allowance for credit losses may not cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition, and results of operations.
We derive the most significant portion of our revenue from our lending activities. When we lend money, commit to lend money, or enter into a letter of credit or other contract with a counterparty, we incur credit risk, which is the risk of losses if our borrowers do not repay their loans, or our counterparties fail to perform according to the terms of their contracts. We estimate and maintain an allowance for credit losses, which is a reserve established through a provision for credit losses charged to expense, representing management's best estimate of the life of loan credit losses within the existing portfolio of loans and related unfunded commitments, as described under "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" and "Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies - Allowance for Credit Losses" in this Report. The allowance, in the judgment of management, is established to reserve for estimated credit losses and risks inherent in the loan portfolio. The determination of the appropriate level of the allowance for credit losses inherently involves a high degree of subjectivity and requires the use of both qualitative and quantitative information, including estimates, assumptions, and quantitative modeling techniques, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of non-accrual loans, changes in assumptions regarding a borrower's ability to pay, changes in collateral values, and other factors, both within and outside of our control, may cause the allowance for credit losses to become inadequate and require an increase in the provision for credit losses.
Various regulatory agencies, as an integral part of their examination procedures, periodically review the allowance as well as the supporting methods and processes. Based on their judgments about information available to them at the time of their examination, such agencies may require us to recognize additions to the allowance or additional loan charge-offs. An increase in the allowance for credit losses would result in a decrease in net income and capital and could have a material adverse effect on our capital, financial condition and results of operations.
Changes in our asset quality could adversely affect our results of operations and financial condition.
Asset quality measures the performance of a borrower in repaying a loan, with interest, on time. While we believe that we manage asset quality through prudent underwriting practices and collection operations, it is possible that our asset quality could deteriorate, depending upon economic conditions and other factors. Our asset quality generally remains strong, but further economic disruption could negatively impact asset quality in future periods, particularly as to those borrowers in certain adversely and disproportionately impacted industries.

We could realize losses if we decide to sell non-performing assets and the proceeds we receive are lower than the carrying value of such assets.
Distressed asset sales have been a component of our strategy to further strengthen the consolidated balance sheets, improve asset quality, and enhance earnings. We could realize future losses if the proceeds we receive upon dispositions of non-performing assets are lower than the recorded carrying value of such assets, which could adversely affect our results of operations in future periods. Accordingly, we could realize an increased level of credit costs in any period during which we decide to sell an increased level of distressed assets. Further, if market conditions deteriorate, this could negatively impact our ability to dispose of distressed assets and may result in higher credit losses on sales of distressed assets.
We may not be able to generate sufficient cash to service all of our debt and repay maturing debt obligations.
As of December 31, 2025, we and our consolidated subsidiaries had $2.46 billion of long-term debt outstanding. Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt, to refinance our debt, or to fund capital expenditures will depend on our future financial and operating performance and our ability to maintain adequate liquidity. Prevailing economic conditions (including interest rates) and regulatory constraints, including, among other things, distributions to us from our subsidiaries and required capital levels with respect to our subsidiary bank and financial subsidiaries, business, and other factors, many of which are beyond our control, may also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or obtain future borrowings in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on maturity, and we may not be able to refinance any of our debt when needed on commercially reasonable terms or at all. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay investments in our business, sell assets, seek to obtain additional equity or debt financing, or restructure our debt on terms that may not be favorable to us.
We may be unable to pay dividends on our common stock and preferred stock.
Holders of our common stock and preferred stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. Although we have historically paid a quarterly cash dividend to the holders of our common stock and preferred stock, we are not legally required to do so. Further, the Federal Reserve could decide at any time that paying any dividends on our common stock or preferred stock could be an unsafe or unsound banking practice. The reduction or elimination of dividends paid on our common stock or preferred stock could adversely affect the market price of our common stock or preferred stock, as applicable. In addition, if we fail to pay dividends on our preferred stock for six quarters, whether or not consecutive, the holders of such preferred stock shall be entitled to certain rights to elect two directors to our Board of Directors.
For a discussion of current regulatory limits on our ability to pay dividends, see "Part I - Item 1. Business - Supervision, Regulation, and Other Factors - Payment of Dividends" and “Part I - Item 1A - Risk Factors - Compliance and Regulatory Risk - We may become subject to supervisory actions and enhanced regulation that could have a material adverse effect on our business, reputation, operating flexibility, financial condition, and the value of our common stock and preferred stock” in this Report for further information.
Compliance and Regulatory Risk
The fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings.
The Federal Reserve Board regulates the supply of money and credit in the U.S. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect our net interest margin. They can also materially decrease the value of financial assets we hold. Federal Reserve policies may also adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans, or could adversely create asset bubbles which result from prolonged periods of accommodative policy. This, in turn, may result in volatile markets and rapidly declining collateral values. The monetary policies of the Federal Reserve and other governmental policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Because of changing conditions in the national and international economies and in the money markets, as well as the result of actions by monetary and fiscal authorities, all of which are beyond our control, it is not possible to predict with certainty future changes in interest rates, deposit levels, loan demand, or the business and results of operations of Synovus and Synovus Bank, or whether changing economic conditions will have a positive or negative effect on operations and earnings. Also, potential new taxes or increased taxes on corporations generally, or on financial institutions specifically, could adversely affect our net income.

The banking industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a significant adverse effect on our business, financial condition, or results of operations.
The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, clients, federal deposit insurance funds, and the banking system as a whole, not for the protection of our shareholders and creditors. We and Synovus Bank are subject to regulation and supervision by the Federal Reserve, the GA DBF, and the CFPB, among others. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts, and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves Synovus Bank must hold against deposits it takes, the types of deposits Synovus Bank may accept and the rates it may pay on such deposits, maintenance of adequate capital and liquidity, changes in the control of the company and Synovus Bank, restrictions on dividends, and establishment of new offices by Synovus Bank. We incur significant, recurring costs to comply with all applicable regulations, and there is no guarantee that our compliance programs will ensure compliance with all applicable regulations. We must obtain approval from our regulators before engaging in certain activities, and there can be no assurance that any regulatory approvals we may require will be obtained, either in a timely manner or at all. In addition, new technologies or adverse developments in the financial services industry could make regulatory compliance more challenging. Remaining compliant and receiving regulatory approvals is dependent on our ability to improve and develop our technological capabilities. Our regulators also have the ability to compel us to, or restrict us from, taking certain actions entirely, such as actions that our regulators deem to constitute an unsafe or unsound banking practice. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties, or damage to our reputation, all of which could have a material adverse effect on our business, financial condition, or results of operations.
We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition, or results of operations. These changes may result in increased costs of doing business and decreased revenue and net income, may reduce our ability to effectively compete to attract and retain clients, or make it less attractive for us to continue providing certain products and services. Regulatory bodies such as the CFPB and FDIC could take a more aggressive enforcement stance and increase their focus and scrutiny on all consumer facing financial institutions. Any future changes in federal and state law and regulations, as well as the interpretations and implementations of such laws and regulations and enforcement practices, could affect us in substantial and unpredictable ways, including those listed above, impact the regulatory structure under which we operate, significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and modify our business strategy, limit our ability to pursue business opportunities in an efficient manner, or other ways that could have a material adverse effect on our business, financial condition, or results of operations.
We may become subject to supervisory actions and enhanced regulation that could have a material adverse effect on our business, reputation, operating flexibility, financial condition, and the value of our common stock and preferred stock.
Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, state banking regulators, the Federal Reserve, and separately the FDIC as the insurer of bank deposits, each has the authority to compel or restrict certain actions on our part if any of them determine that we have insufficient capital or are otherwise operating in a manner that may be deemed to be inconsistent with safe and sound banking practices. In addition to examinations for safety and soundness, we and our subsidiaries also are subject to continuous examination by state and federal banking regulators, including the CFPB, for compliance with various laws and regulations, as well as consumer compliance initiatives. As a result of this regulatory oversight and examination process, our regulators may require us to enter into informal or formal supervisory agreements, including board resolutions, memoranda of understanding, written agreements, and consent or cease and desist orders, pursuant to which we could be required to take identified corrective actions to address cited concerns, or to refrain from taking certain actions.
If we become subject to and are unable to comply with the terms of any future regulatory actions or directives, supervisory agreements, or orders, then we could become subject to additional, heightened supervisory actions and orders, possibly including consent orders, prompt corrective action restrictions, and/or other regulatory actions, including prohibitions on the payment of dividends on our common stock and our preferred stock. If our regulators were to take such additional supervisory actions, then we could, among other things, become subject to significant restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, discontinue our share repurchase program, dispose of certain assets and liabilities within a prescribed period of time, or all of the above. The terms of any such supervisory action could have a material negative effect on our business, reputation, operating flexibility, financial condition, and the value of our common stock.
Further, bank failures, such as those that occurred in 2023, have and may in the future diminish public confidence in small and regional banks' abilities to safeguard deposits in excess of federally insured limits, which could prompt clients to maintain their deposits with larger financial institutions. Concerns over rapid, large-scale deposit movement have and could in the future heighten regulatory scrutiny surrounding liquidity and increase competition for deposits and the resulting cost of funding, which could create pressure on net interest margin and results of operations. In addition, bank failures have and could in the future prompt the FDIC to increase deposit insurance costs. Increases in funding, deposit insurance, or other costs as a result of these types of events have and could in the future materially adversely affect our financial condition and results of operations. Further, the disruption following these types of events have and could in the future generate significant market trading volatility among publicly traded bank holding companies and, in particular, regional banks like Synovus.
We may be required to conserve capital or undertake additional strategic initiatives to improve our capital position due to changes in economic conditions or changes in regulatory capital rules.
We and Synovus Bank are required under federal law to maintain certain minimum capital levels based on ratios of capital to total assets and capital to risk-weighted assets. The required capital ratios are minimums, and the Federal Reserve may determine that a banking organization, based on its size, complexity, or risk profile, must maintain a higher level of capital in order to operate in a safe and sound manner. Moreover, federal bank regulators have issued a series of guidance and rulemakings applicable to large banks. While many of these do not currently apply to us due to our asset size, these issuances could impact industry capital standards and practices in many potentially unforeseeable ways. While we currently exceed all minimum regulatory capital requirements, we are considered well-capitalized under applicable rules and believe that we maintain an appropriate capital plan, there is no guarantee that we will not need to increase our capital levels in the future.
We actively monitor economic conditions, evolving industry capital standards, and changes in regulatory standards and requirements, and engage in regular discussions with our regulators regarding capital at both Synovus and Synovus Bank. As part of our ongoing management of capital, we identify, consider, and pursue additional strategic initiatives to bolster our capital position as deemed necessary, including strategies that may be required to meet regulatory capital requirements. This includes the evaluation of share repurchase programs and dividends. The need to maintain more capital and greater liquidity than may have previously been warranted or intended could limit our business activities, including lending, and our ability to expand, either organically or through future acquisitions, and invest in technology and other growth strategies. It could also result in our taking steps to increase our capital that may be dilutive to shareholders or limit our ability to pay dividends or otherwise return capital to shareholders.
Market and Other General Risk
Unstable economic conditions may have serious adverse consequences on our business, financial condition, and operations.
We are operating in an uncertain economic environment. Global trade tensions, AI impacts, and inflation risks continue to affect the global economic environment. The 2025 government shutdown has negatively impacted U.S. economic growth, and the suspension of government data collection and publication left policymakers without access to the latest data on employment, inflation, and economic growth, increasing the risk that a wrong decision will be made. An unpredictable or volatile political environment in the U.S. could negatively impact business and market conditions, economic growth, financial stability, and business, consumer, investor, and regulatory sentiments, any one or more of which could have a material adverse impact on our financial condition and results of operations. Credit and financial markets have experienced extreme volatility and disruptions, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, persistently elevated rates of inflation, and uncertainty about economic stability. With newly enacted and/or proposed domestic economic policies, we may experience additional volatility, including changes as a result of the level of government spending. While our management team continually monitors market conditions and economic factors throughout our footprint, we are unable to predict the duration or severity of such conditions or factors. If conditions were to worsen nationally, regionally, or locally, we could experience a sharp increase in our total net charge-offs and could also be required to significantly increase our allowance for credit losses. Economic instability could also result in decreased demand for loans and our other products and services. An increase in our non-performing assets and related increases in our provision for credit losses, coupled with a potential decrease in the demand for loans and other products and services, could negatively affect our business and could have a material adverse effect on our capital, financial condition, results of operations, and future growth. Our clients may also be adversely impacted by changes in regulatory, trade (including tariffs), and tax policies and laws, all of which could cause inflation or reduce demand for loans and adversely impact our borrowers' ability to repay our loans.
In addition, the financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict and geopolitical tensions, which is increasing volatility in commodity and energy prices, creating supply chain issues, and causing instability in financial markets. Sanctions imposed by the U.S. and other countries in response to such conflicts and the strained relationship between the U.S. and China, among others, could further adversely impact the stability of financial markets. The specific consequences on our business of the conflicts and strained relations are difficult to predict at this time, but in addition to inflationary pressures affecting our operations and those of our clients and borrowers, we may also experience an increase in cyber-attacks against us, our clients and borrowers, service providers, and other third parties.
There can be no assurance that further deterioration in markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn or recession, volatile business environment, hostile third-party action, or continued unpredictable and unstable market conditions. The effects of any economic downturn or recession could continue for many years after the downturn or recession is considered to have ended.
Inflationary pressures and rising prices could negatively impact our business, our profitability, and our stock price.
Although inflation has significantly declined since the historic high levels of 2022, inflation rates remained above the Federal Reserve Board's target rate in 2025. The inflationary outlook in the U.S. points to the probability of continued, somewhat elevated inflation with continued uncertainty around the impact of the U.S. trade and immigration policies. Further reductions in interest rates by the Federal Reserve Board could exacerbate inflationary pressures. Inflation has led to increased costs for our customers, making it more difficult for them to repay their loans or other obligations and increasing our credit risk, and the general economic impact of inflation persists and is expected to continue in 2026. Prolonged periods of inflation may impact our profitability by negatively impacting our fixed costs and expenses, including increasing funding costs and expense related to talent acquisition and retention, and negatively impacting the demand for our products and services. Additionally, persistent or rising inflation may lead to a decrease in consumer and client purchasing power and negatively affect the need or demand for our products and services. If elevated inflation continues or the Federal Reserve reverses monetary policy and raises interest rates, our business could be negatively affected by, among other things, increased default rates leading to credit losses which could decrease our appetite for new credit extensions. These inflationary pressures could result in missed earnings and budgetary projections causing our stock price to suffer.
Negative developments affecting the banking industry, and resulting media coverage, have eroded client confidence in the banking system.
Any future bank failures like those experienced in 2023 or similar events may negatively impact client confidence in the safety and soundness of regional banks and may generate market volatility among publicly traded bank holding companies and, in particular, regional banks like Synovus. As a result, some clients have chosen, and may continue to choose, to maintain deposits with larger financial institutions or invest in higher yielding short-term fixed income securities, all of which could materially adversely impact the Company's liquidity, loan funding capacity, net interest margin, capital, and results of operations. While the Treasury, the Federal Reserve, and the FDIC have historically taken action to ensure that depositors of failed banks had access to their deposits, including uninsured deposit accounts, there is no guarantee that regional bank failures or bank runs will not occur in the future and, if they were to occur, they may have a material adverse impact on client and investor confidence in regional banks, negatively impacting Synovus' liquidity, capital, results of operations, and stock price.
There may be risks resulting from the extensive use of models in our business.
Synovus relies on quantitative models to measure risks, estimate certain financial values, and inform certain business decisions. Models may be used in such processes as determining the pricing of various products, grading and underwriting loans, measuring interest rate and other market risks, predicting or estimating losses, assessing capital adequacy, developing strategic initiatives, calculating regulatory capital levels, and estimating the value of financial instruments and balance sheet items.
Models generally predict or infer certain financial outcomes, leveraging historical data and assumptions as to the future, often with respect to macroeconomic conditions. Development and implementation of some of these models requires us to make difficult, subjective, and complex judgments. Poorly designed, implemented, or incorrectly used models present the risk that certain Synovus business decisions may be adversely affected by inappropriate model output. In addition, information we provide to the public or to our regulators based on poorly designed, implemented, or incorrectly used models could be misleading or inaccurate. Certain decisions that the regulators make, including those related to dividends to Synovus’ shareholders, could be adversely affected due to the perception of insufficient model quality or incorrect model use.
Corporate responsibility risks could adversely affect our reputation and shareholder, employee, client, and third-party relationships and may negatively affect our stock price.
Our business faces public scrutiny related to corporate responsibility activities. We risk damage to our brand and reputation if we fail to act responsibly or are perceived to act too aggressively in a number of areas, such as diversity, equity and inclusion, human capital management, environmental stewardship (including with respect to climate change), corporate governance, investment in our local communities, and transparency.
Furthermore, as a result of our diverse base of clients and business partners, we may face potential negative publicity based on the identity of our clients or business partners and the public’s (or certain segments of the public’s) view of those entities. Such publicity may arise from traditional media sources or from social media and may increase rapidly in size and scope. If our client or business partner relationships were to become intertwined in such negative publicity, our ability to attract and retain clients, business partners, and employees may be negatively impacted, and our stock price may also be negatively impacted. Additionally, we may face pressure to not do business in certain industries that are viewed as harmful to the environment or are otherwise negatively perceived, which could impact our growth.

Additionally, some investors and shareholder advocates continue to place emphasis on how corporations address corporate responsibility issues in their business strategy when making investment decisions and when developing their investment theses and proxy recommendations. We may incur meaningful costs with respect to our corporate responsibility efforts, and if such efforts are negatively perceived, our reputation and stock price may suffer.
In response to corporate responsibility developments, there are increasing instances of legislation and executive orders, adverse media coverage, regulation, and litigation that could have unintended impacts on ordinary banking operations and increase litigation or brand risk related to actions we choose to take and impact the results of our operations. If legislatures in the states in which we operate adopt debanking or other legislation intended to protects certain industries by limiting or prohibiting consideration of business and industry factors in lending activities, our brand reputation and certain portions of our lending operations may be impacted.
Climate change and volatility could adversely affect our business and client activity levels and could damage our reputation.
Concerns over the long-term impacts of climate change have led to governmental efforts around the world to mitigate those impacts. Consumers and businesses continue to change their behavior and business preferences as a result of these concerns. Governmental regulations or guidance relating to climate change, as well as changes in consumers' and businesses' behaviors and business preferences, may affect whether and on what terms and conditions we will engage in certain activities or offer certain products or services. A governmental and supervisory focus on climate change could also result in us becoming subject to new or heightened regulatory requirements. Our business, reputation, and ability to attract and retain employees may be harmed if our response to climate change is perceived to be ineffective or insufficient.
Furthermore, the long-term impacts of climate change and volatility may impact our clients and their business. Physical risks include extreme weather and natural disasters that damage or destroy property and inventory securing loans we make, or may interrupt our clients' business operations, putting them in financial difficulty and increasing the risk of default. Moreover, adverse changes in the insurance markets as a result of these physical risks, including pricing and availability of coverage, may put our clients in financial difficulty, may reduce the value of our collateral, and may increase the risk of default, thereby impacting our financial condition and results of operations. Our clients are also facing changes in energy and commodity prices driven by climate change, as well as new regulatory requirements resulting in increased operational costs.
As climate risk is interconnected with all key risk types, we continue to embed climate risk considerations into our risk management strategies. Due to the level of uncertainty around climate change, our risk management strategies may not be effective in fully mitigating climate risk exposure.
Our concentrated operations in the Southeastern U.S. make us vulnerable to local economic conditions, local weather catastrophes, public health issues, and other external events, which could adversely affect our results of operations and financial condition.
Our operations are concentrated in the Southeastern U.S. in the states of Alabama, Florida, Georgia, South Carolina, and Tennessee. As a result, local economic conditions significantly affect the demand for loans and other products we offer to our clients (including real estate, commercial, and construction loans), the ability of borrowers to repay these loans, and the value of the collateral securing these loans. Economic downturns in these regions could adversely affect our currently performing loans, leading to future delinquencies or defaults and increases in our provision for credit losses.
In addition, the occurrence of events such as hurricanes, tropical storms, tornados, winter storms, flooding, severe convective storms, and other large-scale weather catastrophes in and along the Gulf and the Atlantic coasts, as well as other parts of the Southeastern U.S., the pricing and availability of third-party insurance in the case of these events, and further public health issues, such as pandemics or other widespread health emergencies, could adversely affect the condition of collateral associated with our loan portfolio, our general financial condition, or the results of our operations. Such areas could be adversely impacted by such events in those regions, the nature and severity of which are difficult to predict. Furthermore, climate change could increase the frequency and severity of these risks. These and other unpredictable external events could have an adverse effect on us in that such events could materially disrupt our operations or the ability or willingness of our clients to access the financial services offered by Synovus. These events could reduce our earnings and cause volatility in our financial results for any fiscal quarter or year and have a material adverse effect on our financial condition and/or results of operations.
ITEM 1B. UNRESOLVED STAFF COMMENTS
NONE.
ITEM 1C. CYBERSECURITY
Cybersecurity Risk Management and Strategy
At December 31, 2025, cybersecurity was a critical component of Synovus’ business and the advancement of our strategies, including our growth initiatives. As a financial institution, we faced a multitude of cybersecurity threats that ranged from attacks common to most industries, such as ransomware and denial-of-service, to attacks from more advanced and persistent, highly organized adversaries that targeted the financial services industry specifically. Our clients, vendors, and partners faced similar cybersecurity threats, and a cybersecurity incident impacting us or any of these stakeholders could have materially adversely affected our operations, performance, and results of operations. As such, we maintained a cyber risk management program designed to identify, assess, manage, mitigate, and respond to these cybersecurity threats and risks. Our program was fully integrated within the Company’s enterprise risk management system and addressed both the corporate information technology environment and client-facing products and services.
At December 31, 2025, we believed each of Synovus’ employees had a role in the Company’s cybersecurity defenses. Employees at various levels and in various lines of business and support functions participated in training programs on cybersecurity and social engineering to mitigate risk, including required annual training, quarterly training on critical topics, and bi-monthly security awareness communications. We conducted exercises to test their effectiveness on a monthly basis.
At December 31, 2025, we employed a formal risk management process for the identification, assessment, monitoring, acceptance, communication, consultation, and review of cyber-related risks which was designed in accordance with industry practices and standards for cybersecurity and information technology, including the National Institute of Standards and Technology Cybersecurity Framework and International Organization Standard 27005. The Company's information security standards were externally audited on an annual basis against the System and Organizational Controls (SOC) and compliance with Payment Card Industry Data Security Standard (PCI DSS). Our program was reviewed on a periodic basis against the National Institute of Standards and Technology Cybersecurity Framework in order to measure our cybersecurity preparedness, evaluate whether our cybersecurity preparedness was aligned with risks, determine potential areas of improvement or enhancement for the Company's risk management practices and controls, and inform our risk management strategies.
At December 31, 2025, our information security program employed a wide variety of technologies that were intended to secure our operations and proprietary information. We had a Business Continuity/Disaster Recovery program in place, which was updated and tested on a regular basis, focused on protecting our networks, systems, data, and facilities from attacks or unauthorized access. We maintained an Incident Response program which described Synovus' processes, procedures, and responsibilities for responding to cybersecurity incidents. This program was tested regularly through tabletop exercises, including through independent third-party review and assessments at least annually. Each exercise resulted in lessons learned and subsequent improvements to the Incident Response program. In addition, we had a dedicated Cybersecurity Fusion Center for monitoring and responding to cyber events in real-time.
At December 31, 2025, we also continued to invest in developing and enhancing our security processes and controls and in maintaining our technology infrastructure. These programs provided for an intentional and deliberate plan for notifying, informing, consulting, analyzing, and communicating any risks or incidents as necessary and appropriate under the circumstances to various internal stakeholders (such as executive management and the Board) and external stakeholders (such as our regulators, impacted individuals, and the investment community) as necessary and appropriate.
At December 31, 2025, cyber advisors were a key part of Synovus’ cybersecurity infrastructure, and we partnered with leading cybersecurity companies and organizations to leverage third-party technology and expertise as appropriate. We engaged and retained independent third parties to review and assess our information security program on a regular basis and to perform annual penetration tests against our network. We maintained computer forensics, legal, and security firms on retainer in case of a cyber security incident. In addition, we were members of financial sector organizations, including the Financial Services Information Sharing and Analysis Center (FS-ISAC), which facilitated the sharing of cyber and physical threat, vulnerability, and incident information for the good of the membership and for improvement in industry best practices. We also performed comprehensive cybersecurity due diligence and ongoing oversight of third-party relationships, including vendors, and required third-party service providers with access to personal, confidential, or proprietary information to implement and maintain comprehensive cybersecurity practices consistent with applicable legal standards and industry best practices.
At December 31, 2025, Synovus’ business depended on the availability, reliability, confidentiality, and security of our information systems, networks, and data. Any disruption, compromise, or breach of our systems or data due to a cybersecurity incident or threat could have had a material adverse effect on our business strategy, financial condition, or results of operation. While the Company had experienced cyber incidents in the normal course of business, at December 31, 2025, the Company had not experienced a cybersecurity incident that materially impacted our business strategy, financial condition, or results of operation. Despite our efforts to enhance our cybersecurity program, there was no assurance that our cybersecurity risk management processes and measures described would be fully implemented, complied with, or effective in protecting our systems and information. We faced risks from certain cybersecurity threats that, if realized, were reasonably likely to materially affect our business strategy, financial condition, or results of operation. See “Part I - Item 1A. Risk Factors – Operational Risk” of this Report.

Cybersecurity Governance
At December 31, 2025, Synovus’ chief information security officer ("CISO"), reported to Synovus’ Executive Vice President, Technology, Security, and Operations and was the head of Synovus’ cybersecurity team. The CISO was responsible for assessing and managing Synovus’ cyber risk management program and strategy, informing executive management regarding the prevention, detection, mitigation, and remediation of cybersecurity incidents, and supervising such enterprise-wide efforts. Synovus’ CISO had extensive information technology and program management experience with over 25 years of corporate information security experience. The CISO led a cybersecurity team with decades of experience selecting, deploying, and operating cybersecurity technologies, initiatives, and processed and relied on threat intelligence as well as other information obtained from governmental, public, and private sources, including external consultants retained by Synovus.
At December 31, 2025, our Board was actively engaged in the oversight of Synovus’ information security risk management and cybersecurity programs and had delegated primary oversight of cybersecurity to our Risk Committee. The Risk Committee received quarterly updates from the Company’s CISO on the Company’s information security and cyber risk strategy, cyber defense initiatives, cyber event preparedness, and cybersecurity risk assessments. As a part of these quarterly updates, the CISO updated the Risk Committee on the development of any new or emerging cyber risks or threats and the appropriate mitigation actions. In addition, the Risk Committee annually approved the Company’s information security program as part of its oversight of information risk, aligning our cyber risk exposure with our strategic objectives.
At December 31, 2025, the CISO also reported to the full Board on the Company’s information security program at least annually, facilitated Board tabletop exercises on cybersecurity, discussed any changes in the Company’s cyber risk profile, and provided Board training on a periodic basis with third-party cybersecurity experts. Moreover, consistent with our Incident Response plan, the Risk Committee and the Board were apprised of significant cybersecurity incidents.
ITEM 2. PROPERTIES
We and our subsidiaries own or lease all of the real property and/or buildings in which we operate our business. We believe that our properties are suitable for the purposes of our operations.
As of December 31, 2025, we and our subsidiaries owned 145 facilities encompassing approximately 1.3 million square feet and leased from third parties 116 facilities encompassing approximately 1.2 million square feet. The owned and leased facilities are primarily comprised of office space from which we conduct our business in our headquarters in Columbus, Georgia and throughout our footprint.
See "Part II - Item 8. Financial Statements and Supplementary Data - Note 4 - Premises, Equipment and Software" of this Report for further information.
ITEM 3. LEGAL PROCEEDINGS
See "Part II - Item 8. Financial Statements and Supplementary Data - Note 14 - Commitments and Contingencies" of this Report.
ITEM 4. MINE SAFETY DISCLOSURES
NOT APPLICABLE.

Part II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER REPURCHASES OF EQUITY SECURITIES
As of December 31, 2025, the last trading day of Synovus common stock prior to the Effective Time, shares of our common stock were traded on the NYSE under the symbol “SNV”, and there were 138,893,470 shares of Synovus common stock issued and outstanding and 8,125 shareholders of record, some of which were holders in nominee name for the benefit of a number of different shareholders.
Prior to the Effective Time and as of December 31, 2025, subject to the approval of the Board of Directors and applicable regulatory requirements, Synovus expected to continue its policy of paying regular cash dividends on a quarterly basis. A discussion of certain limitations on the ability of Synovus Bank to pay dividends to Synovus and the ability of Synovus to pay dividends on its common stock is set forth in "Part I - Item 1. Business - Supervision, Regulation, and Other Factors - Payment of Dividends" of this Report. New Pinnacle expects to continue this policy of paying regular cash dividends on a quarterly basis, subject to approval of its board of directors and applicable regulatory requirements.
Stock Performance Graph
The following graph compares the yearly percentage change in cumulative shareholder return on Synovus stock with the cumulative total return of the Standard & Poor's 500 Index and the KBW Regional Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 2020 and reinvestment of all dividends).

Table 2 - Stock Performance
	2020	2021	2022	2023	2024	2025
Synovus	$100.00	$152.23	$123.49	$130.00	$183.37	$184.83
Standard & Poor's 500 Index	100.00	129.68	105.36	133.03	166.28	195.98
KBW Regional Bank Index	100.00	136.65	127.19	126.69	143.42	152.74

Issuer Purchases of Equity Securities
On December 13, 2024, the Board of Directors approved share repurchases of up to $400 million of common stock and $50 million of preferred stock in 2025. During 2025, Synovus repurchased 2.9 million shares of common stock at an average price of $48.62 per share through open market transactions under the share repurchase program.
ITEM 6. RESERVED

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Executive Summary
The following financial review provides a discussion of Synovus' financial condition, changes in financial condition, and results of operations as well as a summary of Synovus' critical accounting policies. This section should be read in conjunction with the audited consolidated financial statements and accompanying notes included in "Part II - Item 8. Financial Statements and Supplementary Data" of this Report.
Economic Environment and Recent Events
The 2025 year began with continued market uncertainties and geopolitical pressures, compounded by renewed expectations of increased inflation, stemming, in part, from the presidential announcement of tariffs in the first part of the year. Despite expectations, CPI did not increase dramatically and mild, contained inflationary trends throughout the year prompted the Federal Reserve to cut interest rates three times in the second half of 2025, each resulting in a 25 bps interest rate cut. Moreover, the market currently estimates another 25 bps cut in June 2026 as well as an additional similarly sized reduction in December 2026.
Geopolitical tensions remain, including the U.S. relationship with China, conflict between Russia and Ukraine, instability in the Middle East, as well as uncertain outcomes of relationships with South America, Canada, and Europe. These geopolitical pressures may not have a direct material impact on Synovus but may create additional economic uncertainty for our clients.
The regulatory landscape continues to evolve but has generally resulted in a more accommodative environment for financial institutions. Given the Merger and our resulting combined asset size in excess of $100 billion, developments on this front are of great importance to us and are being carefully monitored and assessed for future impact.
January 1, 2026 Merger with Pinnacle Financial Partners, Inc.
On July 24, 2025, Synovus entered into the Merger Agreement with Legacy Pinnacle and Newco, a newly formed Georgia corporation jointly owned by Legacy Pinnacle and Synovus. The Merger Agreement provided that, upon the terms and subject to the conditions set forth therein, (i) Legacy Pinnacle and Synovus would each simultaneously merge with and into Newco (such mergers, collectively, the “Merger”), with Newco continuing as the surviving corporation in the Merger and named Pinnacle Financial Partners, Inc., and (ii) immediately following the effectiveness of the FRS Membership, Synovus Bank would merge with and into Pinnacle Bank, with Pinnacle Bank as the surviving entity in the Bank Merger. After receiving the necessary approvals from the Federal Reserve System, the Tennessee Department of Financial Institutions, and the GA DBF, the Merger was completed January 1, 2026. Refer to "Part II - Item 8. Financial Statements and Supplementary Data - Note 19 - Subsequent Event" in this Report for further information.
Overview of 2025 Financial Results
Net income available to common shareholders for 2025 was $746.7 million, or $5.33 per diluted common share, compared to $439.6 million, or $3.03 per diluted common share, in 2024. The year-over-year comparison was impacted by the strategic repositioning of the investment securities portfolio in 2024, which resulted in realized net losses of $256.7 million from sales of AFS investment securities, higher net interest income from lower funding costs, and a decrease in provision for credit losses driven by lower net charge-offs and improved portfolio performance.
Net interest income for 2025 was $1.87 billion, up $123.6 million, or 7%, from $1.75 billion in 2024. The net interest margin was 3.39% for 2025, up 20 bps compared to 3.19% in 2024, primarily due to lower deposit costs as a result of effective deposit repricing driven by FOMC policy rate cuts since late 2024 and positive remixing from a moderate shift to lower cost deposits.
Non-interest revenue for the year ended December 31, 2025 was $536.4 million, up $296.8 million, or 124%, compared to the year ended December 31, 2024, primarily due to the aforementioned prior year impact of losses from sales of AFS investment securities totaling $256.7 million, in addition to higher core banking fees and an increase in wealth revenue.
Non-interest expense for the year ended December 31, 2025 was $1.32 billion, a increase of $74.5 million, or 6%, compared to the year ended December 31, 2024. The increase was primarily the result of merger-related expense, including consulting, legal, and investment banking fees in association with the Merger with Pinnacle, in addition to an increase in salaries and other personnel expense primarily driven by the impact of headcount additions, merit increases, and higher performance-related incentives.

At December 31, 2025, total loans, net of deferred fees and costs of $44.63 billion, increased $2.02 billion, or 5%, from December 31, 2024. C&I loans grew, driven by production in our high growth business lines, including specialty lending and CIB. An increase in CRE loans was primarily driven by higher loan production.
At December 31, 2025, credit quality metrics included the NPA and NPL ratios at 0.62% and 0.57%, respectively, and total past dues at 0.14% of total loans. Net charge-offs in 2025 were $78.7 million, or 0.18%, of average loans. The ACL to loans coverage ratio of 1.19% at December 31, 2025 was 8 bps lower compared to December 31, 2024 and resulted primarily from improved overall performance, including a decrease in defaults, and decreased net charge-offs. The ACL to NPL coverage ratio increased to 207% at December 31, 2025 from 174% at December 31, 2024.
Total period-end deposits were $51.32 billion at December 31, 2025, up $228.6 million compared to year-end 2024, while core deposits decreased $347.8 million, or 1%, in 2025. Additional brokered deposits were utilized to manage our liquidity position. Fluctuations within core deposits occurred during the year largely as a result of the rate environment as positive remixing occurred shifting from higher cost time deposits into lower cost interest-bearing demand deposits and money market accounts. Average deposit costs for 2025 were 2.19%, down 44 bps, compared to 2024, due to effective deposit repricing, affected by FOMC policy rate cuts since late 2024, and positive remixing.
Our CET1 ratio of 11.28% at December 31, 2025 is well in excess of regulatory requirements and increased 44 bps compared to December 31, 2024, as our organic earnings supported capital accretion that more than offset share repurchases and growth in risk-weighted assets, largely driven by loan growth.
More detail on Synovus' financial results for 2025 and 2024 can be found in subsequent sections of this Report and detailed information on Synovus' financial results for 2024 and 2023 can be found in "Part II Item 7. – Management's Discussion and Analysis of Financial Condition and Results of Operations" of Synovus' 2024 Form 10-K.

A summary of Synovus’ financial performance for the years ended December 31, 2025 and 2024 is set forth in the table below.

Table 3 - Consolidated Financial Highlights
	Years Ended December 31,
(dollars in thousands, except per share data)	2025	2024	Change
Net interest income	$1,873,217	$1,749,577	7%
Provision for (reversal of) credit losses	68,871	136,685	(50)
Non-interest revenue	536,392	239,604	124
Total revenue	2,409,609	1,989,181	21
Non-interest expense	1,322,058	1,247,543	6
Income before income taxes	1,018,680	604,953	68
Net income attributable to Synovus Financial Corp.	791,980	482,460	64
Net income available to common shareholders	746,655	439,557	70
Net income per common share, basic	5.36	3.05	76
Net income per common share, diluted	5.33	3.03	76
Net interest margin	3.39%	3.19%	20	bps
Net charge-off ratio	0.18	0.31	(13)
Return on average assets	1.31	0.81	50
Return on average common equity	14.73	9.50	523
Efficiency ratio (TE)	54.72	62.54	nm

	As of and For The Years Ended December 31,
	2025	2024	Change
Loans, net of deferred fees and costs	$44,625,627	42,609,028	5%
Total average loans	43,064,031	43,045,203	—
Total deposits	51,323,922	51,095,359	—
Core deposits (excludes brokered deposits)	45,872,317	46,220,129	(1)
Total average deposits	50,532,509	50,545,447	—
Dividend payout ratio(1)	29.27%	50.17%	nm
Non-performing assets ratio	0.62	0.73	(11)	bps
Non-performing loans ratio	0.57	0.73	(16)
Past due loans over 90 days (as a % of loans)	0.01	0.11	(10)
ACL to loans coverage ratio	1.19	1.27	(8)
CET1 capital ratio	11.28	10.84	44
Total Synovus Financial Corp. shareholders’ equity to total assets ratio	9.77	8.71	106

(1)    Determined by dividing cash dividends declared per common share by diluted net income per share.
nm- not meaningful

Critical Accounting Policies
The accounting and financial reporting policies of Synovus are in accordance with GAAP and conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. Synovus has identified certain of its accounting policies as “critical accounting policies,” consisting of those related to the accounting for the allowance for credit losses and income taxes. In determining which accounting policies are critical in nature, Synovus has identified the policies that require significant judgment or involve complex estimates. It is management's practice to discuss critical accounting policies with the Board of Directors' Audit Committee on a periodic basis, including the development, selection, implementation, and disclosure of the critical accounting policies. The application of these policies has a significant impact on Synovus’ consolidated financial statements. Synovus’ financial results could differ significantly if different judgments or estimates are applied in the application of these policies.
Allowance for Credit Losses
The ACL is a critical accounting estimate that requires significant judgments and assumptions, which are inherently subjective. The use of different estimates or assumptions could have a significant impact on the provision for credit losses, ACL, financial condition, and results of operations. The economic and business climate in any given industry or market is difficult to gauge and can change rapidly, and the effects of those changes can vary by borrower.
In accordance with CECL, the ACL, which includes both the allowance for loan losses and the allowance for credit losses on unfunded loan commitments, represents management's best estimate of expected losses over the life of loans adjusted for prepayments, and over the life of loan commitments expected to fund. The Company’s loans and unfunded loan commitments are grouped based upon the nature of the loan type and the forecasted PD, adjusted for relevant forecasted macroeconomic factors comprising multiple weighted scenarios representing different plausible outcomes, and LGD, to determine the allowance for the majority of our portfolio. When the estimated lives of loans extend beyond the reasonable and supportable forecast period of two years, the Company applies a straight‑line reversion to historical loss rates over the following one‑year period. The life-of-loan loss estimate may also be adjusted, as necessary, for certain quantitative and qualitative factors that in management's judgment are necessary to reflect losses expected in the portfolio. These factors are used to capture characteristics in the portfolio that impact expected credit losses, but are not fully captured within the expected credit loss models. Loans that do not share risk characteristics are individually evaluated on a loan-by-loan basis with specific reserves, if any, recorded as appropriate. Given the dynamic relationship between macroeconomic variables within an economic forecast, it is difficult to estimate the impact of a change in any one individual variable on the ACL. As a result, when formulating the quantitative estimate management uses a probability-weighted approach that incorporates a baseline forecast, an upside scenario reflecting strong growth and declining unemployment, a downside scenario that reflects adverse economic conditions, and a scenario that assumes consistent slow growth that is less optimistic than the baseline.
To illustrate a hypothetical sensitivity analysis, management calculated an ACL using the upside and downside scenarios. Our quantitative CECL model is most sensitive to the unemployment rate, which peaks near 8.4% in the downside scenario and 4.3% in the upside scenario, compared to the multi-scenario forecast’s weighted average peak of around 5.0%. The downside scenario assumes a severe deterioration in economic conditions compared to our baseline forecast, including low business sentiment and consumer confidence, significant increases in unemployment, and significant credit stress. The upside scenario assumes a stronger economy compared to our baseline forecast, driven by favorable business sentiment and consumer confidence, less tariff-related pressure, lower unemployment, and higher GDP.
Excluding the impact of qualitative considerations, using only the upside forecast scenario would result in an estimated $27.2 million decrease, while using only the downside forecast scenario would result in an estimated increase of $113.0 million, compared to the reported ACL of $529.5 million at December 31, 2025. Therefore, the resulting hypothetical range of estimates is between $502.3 million and $642.5 million.
The sensitivity analysis result does not represent management’s view of expected credit losses nor is it intended to estimate future changes in ACL levels for reasons including, but not limited to, the following:
•management uses a weighted approach applied to multiple economic scenarios for its ACL estimation process;
•the impact of changes in economic variables are interrelated and nonlinear; therefore, the results of the analysis cannot be extrapolated to additional changes in economic variables;
•subsequent changes in the mix of portfolio characteristics could materially impact results;
•potential future government or regulatory intervention could cause results to differ materially from historical relationships between the economic variables and related credit metrics; and
•the sensitivity analysis does not account for any quantitative or qualitative adjustments incorporated by management as part of its overall ACL framework to reflect losses expected in the portfolio.

See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" and "Part II - Item 8. Financial Statements and Supplementary Data - Note 3 - Loans and Allowance for Loan Losses" in this Report for additional details.
Income Taxes
The calculation of Synovus’ income tax provision is complex and requires the use of estimates and judgments in its determination. As part of Synovus’ overall business strategy, management must consider tax laws and regulations that apply to the specific facts and circumstances under consideration. As such, the Company is often required to exercise significant judgment regarding the interpretation of these tax laws and regulations, in which Synovus' anticipated and actual liability could significantly vary based upon the taxing authority’s interpretation. Specifically, significant estimates in accounting for income taxes relate to the valuation of deferred tax assets and liabilities, estimates of the realizability of deferred tax assets, including income tax credits and NOLs, and the need for a valuation allowance, the calculation of taxable income, the estimation of uncertain tax positions and the determination of temporary differences between book and tax bases. Adjustments to these items may occur due to modifications in tax rates, newly enacted laws, issuance of tax regulations, resolution of items with taxing authorities, alterations to interpretative statutory, judicial, and regulatory guidance that affects the Company’s tax positions, changes in the Company's tax accounting methods or elections, or other facts and circumstances. Management closely monitors tax developments and the potential timing of these changes in order to evaluate the effect they may have on the Company’s overall tax position and the estimates and judgments used in determining the income tax provision and records adjustments as necessary. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" and "Part II - Item 8. Financial Statements and Supplementary Data - Note 16 - Income Taxes" in this Report for additional details.
DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Investment Securities
The investment securities portfolio consists primarily of high-quality liquid debt securities classified as available for sale as well as held to maturity investment securities. The ongoing investment philosophy for the securities portfolio focuses on maintaining a readily accessible source of liquidity while also supporting the income and interest rate risk management objectives of the Company. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 2 - Investment Securities" in this Report for additional information.
As of December 31, 2025, the total carrying value of the investment securities portfolio was $9.82 billion comprised of $2.41 billion in HTM securities (amortized cost) and $7.41 billion in AFS securities (fair value). Average total investment securities represented 19.0% and 19.3% of average interest-earning assets for the years ended December 31, 2025, and 2024, respectively. The investment securities portfolio had a weighted average duration of approximately 5 years at both December 31, 2025 and 2024.
During 2025, Synovus sold at amortized cost $221.9 million of AFS securities, consisting of commercial mortgage-backed securities issued by U.S Government agencies or sponsored enterprises, U.S. Government agency securities, U.S. Treasury securities, and corporate debt securities which resulted in realized net gains of $704 thousand.
During the second quarter of 2024, as part of an overall strategic repositioning of the investment securities portfolio, Synovus sold at amortized cost $1.62 billion of mortgage-backed securities issued by U.S. Government sponsored enterprises from AFS, which resulted in realized net losses of $256.7 million. Synovus also purchased $1.48 billion in total principal of AFS securities including U.S. Treasury securities, mortgage-backed securities issued by U.S. Government agencies, and commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises.
Additionally in 2024, Synovus transferred $2.72 billion in fair value of mortgage-backed securities issued by U.S. Government sponsored enterprises from AFS to HTM. At the time of transfer, $537.4 million of unrealized losses, net of tax, were retained in accumulated other comprehensive income and will be amortized over the remaining life of the securities. The transfer of these securities from AFS to HTM reduces our exposure to potential AOCI volatility associated with investment security market price fluctuations.

The following table presents the amortized cost, remaining contractual maturities, and weighted-average yields by contractual maturity for the investment securities portfolio. The calculation of weighted average yields for investment securities HTM and AFS displayed below are based on the amortized cost with effective yields also based upon contractual cash flows. Maturity information is presented based upon contractual maturity which may differ from actual maturity dates as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Table 4 - Maturities and Weighted Average Yields of Investment Securities
	December 31, 2025
(dollars in thousands)	Within One Year	1 to 5 Years	5 to 10 Years	More Than 10 Years	Total

Investment securities held to maturity (at amortized cost)
Mortgage-backed securities issued by U.S. Government sponsored enterprises	$—	$—	$—	$2,409,184	$2,409,184
Total	$—	$—	$—	$2,409,184	$2,409,184

Investment securities available for sale (at amortized cost)
U.S. Treasury securities	$212,355	$961,112	$—	$—	$1,173,467
Mortgage-backed securities issued by U.S. Government agencies	—	—	—	1,456,102	1,456,102
Mortgage-backed securities issued by U.S. Government sponsored enterprises	—	—	—	2,113,876	2,113,876
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises	—	—	6,847	580,007	586,854
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises	50,107	1,743,343	522,173	16,619	2,332,242
Total	$262,462	$2,704,455	$529,020	$4,166,604	$7,662,541

Weighted Average Yield
Investment securities held to maturity (at amortized cost)
Mortgage-backed securities issued by U.S. Government sponsored enterprises	—%	—%	—%	2.02%	2.02%
Total	—%	—%	—%	2.02%	2.02%

Investment securities available for sale (at amortized cost)
U.S. Treasury securities	4.59%	4.34%	—%	—%	4.39%
Mortgage-backed securities issued by U.S. Government agencies	—	—	—	4.13	4.13
Mortgage-backed securities issued by U.S. Government sponsored enterprises	—	—	—	3.16	3.16
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises	—	—	3.77	4.46	4.45
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises	1.10	4.43	4.56	2.62	4.37
Total	3.93%	4.40%	4.55%	3.68%	4.00%

Loans
The following table shows loans by portfolio class and as a percentage of total loans, net of deferred fees and costs, as of December 31, 2025 and 2024.

Table 5 - Loans by Portfolio Class
	December 31,				December 31, 2025 vs. December 31, 2024 Change
	2025		2024
(dollars in thousands)	Total Loans	%	Total Loans	%
Commercial, financial, and agricultural	$16,174,745	36.2%	$14,498,992	34.0%	$1,675,753	12%
Owner-occupied	8,113,919	18.2	7,832,137	18.4	281,782	4
Total commercial and industrial(1)	24,288,664	54.4	22,331,129	52.4	1,957,535	9
Investment properties	11,279,922	25.3	11,181,204	26.2	98,718	1
1-4 family properties	542,178	1.2	545,918	1.3	(3,740)	(1)
Land and development	275,295	0.6	287,497	0.7	(12,202)	(4)
Total commercial real estate	12,097,395	27.1	12,014,619	28.2	82,776	1
Consumer mortgages	5,212,860	11.7	5,288,776	12.4	(75,916)	(1)
Home equity	1,844,991	4.1	1,831,287	4.3	13,704	1
Credit cards	185,828	0.4	185,871	0.4	(43)	—
Other consumer loans	995,889	2.3	957,346	2.3	38,543	4
Total consumer	8,239,568	18.5	8,263,280	19.4	(23,712)	—
Loans, net of deferred fees and costs	$44,625,627	100.0%	$42,609,028	100.0%	$2,016,599	5%

(1)    Includes seniors housing loans of $3.14 billion and $2.94 billion at December 31, 2025 and 2024, respectively, which are primarily classified as owner-occupied in accordance with our underwriting process.
At December 31, 2025, total loans, net of deferred fees and costs, of $44.63 billion, increased $2.02 billion, or 5%, from December 31, 2024. C&I loans remain the largest component of our loan portfolio, representing 54.4% of total loans, while CRE and consumer loans represent 27.1% and 18.5%, respectively, of total loans. Our portfolio composition is guided by our strategic growth plan, in conjunction with a comprehensive concentration management policy which sets limits for C&I, CRE, and consumer loan levels as well as sub-categories therein.
Commercial Loans
Total commercial loans (which are comprised of C&I and CRE loans) at December 31, 2025 were $36.39 billion, or 81.5%, of the total loan portfolio, compared to $34.35 billion, or 80.6% at December 31, 2024.
Synovus actively manages and evaluates credit risk associated with its commercial loans through robust underwriting policies and routine loan monitoring in order to identify and mitigate any weakness as early as possible. Synovus’ management, along with its Chief Credit Officer and Credit Risk Committee, continually monitors and evaluates commercial concentrations by property class, industry, and relative to regulatory capital to remain in line with Board-established limits and adapt to changing industry conditions. As part of its risk management efforts, Synovus monitors its commercial loan portfolio on an ongoing basis to assess credit risks, identify emerging risks, and adjust its lending limits taking into account, among other things, (1) the size, complexity, and level of risk of loans and individual borrowers, (2) changes in the level of credit risk at both the borrower and portfolio level, (3) concentrations of credit risk pertaining to both specific industries and geographies in its loan portfolio, (4) loan structure, collateral location and quality, and project progress, and (5) economic forecasts and industry outlook.
Synovus has established recommended credit exposure limits for large commercial lending relationships based on Synovus' internal risk ratings for an individual borrower at the time the lending commitment is approved, with the final exposure limit being determined by the appropriate credit approval committee. Commercial credits are subject to review according to credit risk management monitoring practices as outlined in Synovus' loan policy, as well as a sampling process performed by Synovus Credit Review to ensure uniform application of policies and procedures and to validate risk rating accuracy. Synovus prepares targeted stress tests on a routine basis for its commercial loans. This testing is completed in addition to sensitivity testing completed at the initial extension of credit.
Commercial and Industrial Loans
The C&I loan portfolio represents the largest category of Synovus' loan portfolio and is primarily comprised of general middle market and commercial banking clients across a diverse set of industries as well as certain specialized lending verticals.

The following table shows the composition of the C&I loan portfolio aggregated by NAICS code. As of December 31, 2025, 95.3% of Synovus' C&I loans are secured by real estate, business equipment, inventory, and other types of collateral compared to 95.1% as of December 31, 2024. C&I loans grew $1.96 billion, or 9%, from December 31, 2024, driven by production in our high growth business lines, including specialty lending and CIB.

Table 6 - Commercial and Industrial Loans by Industry
		December 31, 2025		December 31, 2024
(dollars in thousands)	NAICS Code	Amount	%(1)	Amount	%(1)
Finance and insurance	52	$5,806,864	23.9%	$4,544,785	20.4%
Health care and social assistance	62	4,571,558	18.8	4,408,753	19.7
Accommodation and food services	72	1,735,928	7.1	1,587,321	7.1
Lessors of real estate	5311	1,556,577	6.4	1,291,763	5.8
Manufacturing	31-33	1,304,615	5.4	1,206,412	5.4
Wholesale trade	42	1,243,052	5.1	1,157,334	5.2
Retail trade	44-45	1,053,339	4.3	1,048,531	4.7
Construction	23	1,000,783	4.1	981,602	4.4
Other industries	(2)	941,006	4.0	955,222	4.3
Other services	81	919,575	3.8	898,924	4.0
Professional, scientific, and technical services	54	863,068	3.6	874,414	3.9
Transportation and warehousing	48-49	804,832	3.3	851,521	3.8
Real estate and rental and leasing other	53	740,955	3.1	839,288	3.8
Arts, entertainment, and recreation	71	542,295	2.2	544,921	2.4
Public administration	92	491,394	2.0	441,107	2.0
Educational services	61	459,141	1.9	474,471	2.1
Agriculture, forestry, fishing, and hunting	11	253,682	1.0	224,760	1.0
Total C&I loans		$24,288,664	100.0%	$22,331,129	100.0%

(1)    Loan balance in each category expressed as a percentage of total C&I loans.
(2)    Comprised of NAICS industries that are less than 1% of total C&I loans.
At December 31, 2025, $16.17 billion of C&I loans, or 36.2% of the total loan portfolio, represented loans for the purpose of financing commercial, financial, and agricultural business activities. The primary source of repayment on these loans is revenue generated from products or services offered by the business or organization. The secondary source of repayment is the collateral, which consists primarily of equipment, inventory, accounts receivable, time deposits, cash surrender value of life insurance, and other business assets.
At December 31, 2025, $8.11 billion of C&I loans, or 18.2% of the total loan portfolio, represented loans originated for the purpose of financing owner-occupied properties. The financing of owner-occupied facilities is considered a C&I loan even though there is improved real estate as collateral such as seniors housing facilities. This treatment is a result of the credit decision process, which focuses on cash flow from operations of the business to repay the debt. The secondary source of repayment on these loans is the underlying real estate. These loans are predominately secured by owner-occupied and other real estate, and to a lesser extent, other types of collateral.
Loans to Non-Depository Financial Institutions
NDFIs encompass a wide range of financial companies that provide services similar to those of traditional depository financial institutions but do not accept deposits and are not generally subject to oversight by banking regulators. At December 31, 2025, loans to NDFIs totaled $5.21 billion, or 11.7% of total loans. Credit quality metrics for NDFIs included no non-accrual loans and $5.2 million in total past dues at December 31, 2025 and $1.5 million in net charge-offs for 2025.
Commercial Real Estate Loans
CRE loans primarily consist of income-producing investment properties loans. Additionally, CRE loans include 1-4 family properties loans as well as land and development loans. Total CRE loans of $12.10 billion increased $82.8 million, or 1%, from December 31, 2024, primarily driven by increased loan production.

Investment Properties Loans
Investment properties loans consist of construction and mortgage loans for income-producing properties and are primarily made to finance multi-family properties, office buildings, hotels, shopping centers, warehouses and other commercial development properties. Total investment properties loans as of December 31, 2025 were $11.28 billion, or 93.2% of the CRE loan portfolio, and 25.3% of the total loan portfolio, up $98.7 million, or 1%, compared to $11.18 billion, or 93.1% of the CRE loan portfolio, and 26.2% of the total loan portfolio at December 31, 2024.
The following table shows the principal categories of the investment properties loan portfolio at December 31, 2025 and 2024.

Table 7 - Investment Properties Loan Portfolio
	December 31,
	2025			2024
(dollars in thousands)	Amount	% (1)	Weighted Average LTV %(2)	Amount	% (1)	Weighted Average LTV %(2)
Multi-family	$3,827,474	33.9%	52.8%	$4,185,545	37.4%	52.2%
Hotels	1,933,245	17.2	51.7	1,769,384	15.8	54.7
Office buildings	1,627,336	14.4	55.8	1,743,329	15.6	54.2
Shopping centers	1,482,535	13.2	54.7	1,273,439	11.4	53.0
Warehouses	961,228	8.5	51.9	846,025	7.6	51.7
Other investment property	1,448,104	12.8	52.4	1,363,482	12.2	51.8
Total investment properties loans	$11,279,922	100.0%		$11,181,204	100.0%

(1)    Loan balance in each category expressed as a percentage of total investment properties loans.
(2)    LTV calculated by dividing the respective December 31, 2025 and 2024 commitment amount and any senior lien by most recent appraisal (typically at origination).
1-4 Family Properties Loans
1-4 family properties loans include construction loans to home builders and commercial mortgage loans related to 1-4 family rental properties and are almost always secured by the underlying property being financed by such loans. These properties are primarily located in the markets served by Synovus. At December 31, 2025, 1-4 family properties loans totaled $542.2 million, or 4.5% of the CRE loan portfolio, and decreased $3.7 million from December 31, 2024.
Land and Development Loans
Land and development loans include commercial and residential development as well as land acquisition loans and are secured by land held for future development, typically in excess of one year. Properties securing these loans are substantially within markets served by Synovus, and loan terms generally include personal guarantees from the principals. Loans in this portfolio are underwritten based on the LTV of the collateral and the capacity of the guarantor(s). Land and development loans of $275.3 million at December 31, 2025 declined $12.2 million from December 31, 2024.
Consumer Loans
The consumer loan portfolio consists of a wide variety of loan products offered through Synovus' banking network including first and second residential mortgages, home equity, and consumer credit card loans, as well as both secured and unsecured loans from third-party lending. As of December 31, 2025 and 2024, weighted average FICO scores within the residential real estate portfolio based on committed balances were 796 and 797 for home equity and 785 and 785 for consumer mortgages, respectively.
Consumer loans at December 31, 2025 of $8.24 billion decreased $23.7 million compared to December 31, 2024. Mortgage loans decreased $75.9 million from December 31, 2024 primarily due to payments exceeding new portfolio production, which has been impacted by elevated mortgage interest rates. Other consumer loans increased $38.5 million from December 31, 2024 as fundings outpaced payment activity for third-party loans.

The table below shows the maturities of loans, net of deferred fees and costs, as of December 31, 2025. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates. Actual repayments of loans may differ from the contractual maturities reflected therein because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could create differences between the contractual maturities and the actual repayment of such loans.

Table 8 - Loan Maturities and Interest Rate Sensitivity
	December 31, 2025
(in thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years Through Fifteen Years	Over Fifteen Years	Total
Commercial, financial, and agricultural	$2,789,681	$10,778,816	$2,314,129	$292,119	$16,174,745
Owner-occupied	1,785,859	4,687,744	1,608,012	32,304	8,113,919
Total commercial and industrial	4,575,540	15,466,560	3,922,141	324,423	24,288,664
Investment properties	3,890,561	6,786,813	600,741	1,807	11,279,922
1-4 family properties	229,909	275,382	35,453	1,434	542,178
Land and development	164,655	107,754	2,753	133	275,295
Total commercial real estate	4,285,125	7,169,949	638,947	3,374	12,097,395
Consumer mortgages	85,821	38,883	346,951	4,741,205	5,212,860
Home equity	26,507	72,233	49,135	1,697,116	1,844,991
Credit cards	185,828	—	—	—	185,828
Other consumer loans	76,357	313,689	377,050	228,793	995,889
Total consumer	374,513	424,805	773,136	6,667,114	8,239,568
Loans, net of deferred fees and costs	$9,235,178	$23,061,314	$5,334,224	$6,994,911	$44,625,627

Loans due after one year:			Fixed Interest Rate	Floating or Adjustable Interest Rate(1)	Total
Commercial, financial, and agricultural			$2,140,120	$11,244,944	$13,385,064
Owner-occupied			2,697,457	3,630,603	6,328,060
Total commercial and industrial			4,837,577	14,875,547	19,713,124
Investment properties			1,992,717	5,396,644	7,389,361
1-4 family properties			239,347	72,922	312,269
Land and development			37,158	73,482	110,640
Total commercial real estate			2,269,222	5,543,048	7,812,270
Consumer mortgages			4,102,522	1,024,517	5,127,039
Home equity			362,226	1,456,258	1,818,484
Other consumer loans			551,095	368,437	919,532
Total consumer			5,015,843	2,849,212	7,865,055
Loans, net of deferred fees and costs			$12,122,642	$23,267,807	$35,390,449

(1) The interest rate is based on the rate in the underlying loan agreements. For some loans, interest rate swap contracts are entered into to manage overall cash flow changes related to interest rate risk exposure on index-based floating or adjustable interest rate commercial loans. The contracts effectively modify Synovus' exposure to interest rate risk by utilizing receive fixed/pay index-based floating rate interest rate swaps. The impact of hedging is not considered for this disclosure.

Deposits
Deposits continue to provide the most significant funding source for interest-earning assets. The following table shows the composition of period-end deposits as of December 31, 2025 and 2024. See Table 12 - Average Balances, Interest, and Yields/Rates in this Report for information on average deposits including average rates paid in 2025, 2024, and 2023.

Table 9 - Composition of Period-end Deposits
	December 31, 2025		December 31, 2024
(dollars in thousands)	Amount	%(1)	Amount	%(1)
Non-interest-bearing demand deposits(2)	$10,705,984	20.9%	$10,974,559	21.5%
Interest-bearing demand deposits(2)	7,617,253	14.8	7,199,671	14.1
Money market accounts(2)	11,976,046	23.4	11,407,415	22.4
Savings deposits(2)	946,186	1.8	971,103	1.9
Public funds	7,885,512	15.4	7,987,474	15.6
Time deposits(2)	6,741,336	13.1	7,679,907	15.0
Brokered deposits	5,451,605	10.6	4,875,230	9.5
Total deposits	$51,323,922	100.0%	$51,095,359	100.0%
Core deposits(3)	$45,872,317	89.4%	$46,220,129	90.5%

(1)    Deposits balance in each category expressed as percentage of total deposits.
(2)    Excluding any public funds or brokered deposits.
(3)    Core deposits exclude brokered deposits.
Total period-end deposits were $51.32 billion at December 31, 2025, up $228.6 million compared to December 31, 2024, driven by growth in brokered deposits of $576.4 million, or 12%, partially offset by a decline in core deposits of $347.8 million, or 1%, in 2025. Additional brokered deposits were utilized to manage our liquidity position. Fluctuations within core deposits occurred during the year largely as a result of the rate environment as positive remixing occurred shifting from higher cost time deposits into lower cost interest-bearing demand deposits and money market accounts.
Total deposits on an average basis were $50.53 billion, down $12.9 million compared to the prior year as average core deposits of $45.58 billion grew $463.6 million, or 1%, in 2025 largely due to client behavior driven by the rate environment. Average brokered deposits of $4.95 billion declined $476.5 million, or 9%, from 2024, primarily due to the ongoing management of our liquidity position. Average deposit costs for 2025 were 2.19%, down 44 bps, compared to 2024, due to effective deposit repricing, affected by FOMC policy rate cuts since late 2024, and the aforementioned positive remixing.
As of December 31, 2025 and 2024, $26.36 billion and $26.40 billion, respectively, of our deposit portfolio was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for the Bank's regulatory reporting requirements and include deposits which are collateralized.
The following table shows the portion of time deposits that are uninsured, by remaining time until maturity, at December 31, 2025.

Table 10 - Maturity Distribution of Uninsured Time Deposits
(in thousands)	December 31, 2025
3 months or less	$748,249
Over 3 months through 6 months	652,123
Over 6 months through 12 months	851,593
Over 12 months	599,867
Total outstanding uninsured time deposits	$2,851,832

Net Interest Income
The following table summarizes the components of net interest income for the years ended December 31, 2025, 2024, and 2023, including the tax-equivalent adjustment that is required in making yields on tax-exempt loans and investment securities comparable to taxable loans and investment securities. The taxable-equivalent adjustment is based on a 21% federal income tax rate for the three years shown.

Table 11 - Net Interest Income	Years Ended December 31,
(in thousands)	2025	2024	2023
Interest income	$3,116,167	$3,193,589	$3,050,358
Taxable-equivalent adjustment	6,607	5,485	4,621
Interest income, taxable-equivalent	3,122,774	3,199,074	3,054,979
Interest expense	1,242,950	1,444,012	1,233,703
Net interest income, taxable-equivalent	$1,879,824	$1,755,062	$1,821,276

Net interest income (interest income less interest expense) is the largest component of total revenue, representing earnings from the primary business of gathering funds from client deposits and other sources, and investing those funds primarily in loans and fixed-income securities. Synovus’ long-term objective is to manage those assets and liabilities to maximize net interest income while balancing interest rate, credit, liquidity, and capital risks.
Net Interest Margin
Net interest margin is a measure of the spread between interest-earning assets relative to the cost of funding and can be used to assess the efficiency of earnings from balance sheet activities. The net interest margin is affected by changes in interest-earning asset yields, the cost of interest-bearing liabilities, the percentage of interest-earning assets funded by non-interest-bearing funding sources, and the mix of earning assets and interest-bearing liabilities.
The net interest margin was 3.39% for 2025 compared to 3.19% in 2024, primarily due to lower deposit costs as a result of effective deposit repricing driven by FOMC policy rate cuts since late 2024 and positive remixing from a moderate shift to lower cost deposits.
The primary components of the yield on interest-earning assets are loan yields, yields on investment securities, and the yield on interest-earning deposits with other banks. The yield on earning assets decreased 17 bps to 5.64% from 5.81% in 2024. Loan yields decreased 27 bps primarily as a result of the effects of the FOMC's rate cuts since late 2024 partially offset by fixed-rate asset repricing and hedge maturities. The yield on investment securities increased 38 bps and was primarily driven by the repositioning of the investment securities portfolio in 2024 and payoffs of lower yielding securities.
The effective cost of funds decreased 38 bps to 2.24% from 2.62% in 2024, primarily resulting from declining interest rates from the aforementioned cuts by the FOMC, which ultimately resulted in lower deposit costs.
Earning Assets and Sources of Funds
Average total assets for 2025 increased $689.0 million to $60.10 billion as compared to average total assets of $59.41 billion for 2024. Average interest-earning assets were $311.4 million higher in 2025 as compared to the prior year and represented 92.2% of average total assets for 2025, as compared to 92.7% in 2024. The increase in average earning assets resulted primarily from a $341.3 million increase in average interest-earning deposits in other banks that was driven by the ongoing management of our liquidity position.
Average interest-bearing liabilities for 2025 of $41.39 billion increased $982.9 million from $40.40 billion in 2024. The increase in average interest-bearing liabilities resulted largely from a $1.14 billion increase in average money market accounts, a $702.5 million increase in average interest-bearing demand deposits, a $566.5 million increase in long-term debt, partially offset by a $821.2 million decrease in average time deposits and a $476.5 million decrease in brokered deposits. The increases in average money market accounts and average interest-bearing deposit accounts and decrease in average time deposits were correlated and primarily driven by positive deposit remixing resulting in a shift towards lower cost deposits. The increase in long-term debt resulted largely from our $500.0 million senior debt issuance in November 2024 in addition to higher long-term FHLB advances while brokered deposits declined largely due to the ongoing management of our liquidity position.

Table 12 - Average Balances, Interest, and Yields/Rates
	2025			2024			2023
(dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets
Interest-earning assets:
Commercial loans(1)(2)	$34,807,591	$2,227,483	6.40%	$34,708,207	$2,339,075	6.74%	$35,188,678	$2,263,117	6.43%
Consumer loans(1)	8,256,440	432,796	5.23	8,336,996	436,188	5.23	8,557,650	426,266	4.98
Less: Allowance for loan losses	(470,524)	—	—	(484,142)	—	—	(463,493)	—	—
Loans, net	42,593,507	2,660,279	6.25	42,561,061	2,775,263	6.52	43,282,835	2,689,383	6.21
Total investment securities(3)	10,548,772	367,544	3.48	10,641,008	329,478	3.10	11,212,956	248,294	2.21
Interest-earning deposits with other banks	1,905,873	80,518	4.17	1,564,556	79,713	5.02	1,382,284	70,432	5.03
Federal funds sold and securities purchased under resale agreements	25,157	727	2.85	28,544	998	3.44	32,302	917	2.80
Mortgage loans held for sale	32,466	2,051	6.32	33,125	2,293	6.92	46,035	2,993	6.50
Other loans held for sale	86,690	2,027	2.31	68,098	1,386	2.00	469,689	27,099	5.69
Other earning assets(4)	205,721	9,628	4.68	190,442	9,943	5.23	269,906	15,861	5.88
Total interest-earning assets	55,398,186	$3,122,774	5.64%	55,086,834	$3,199,074	5.81%	56,696,007	$3,054,979	5.39%
Other cash and cash equivalents	541,407			511,152			575,370
Premises and equipment	380,529			377,386			367,159
Cash surrender value of bank-owned life insurance	1,149,478			1,125,363			1,099,641
Other assets(5)	2,627,690			2,307,582			1,183,691
Total assets	$60,097,290			$59,408,317			$59,921,868
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$11,581,753	$249,674	2.16%	$10,879,231	$273,480	2.51%	$9,884,039	$176,595	1.79%
Money market accounts	14,209,490	380,369	2.68	13,069,507	408,087	3.12	13,511,442	356,562	2.64
Savings deposits	980,254	1,421	0.14	1,021,838	1,262	0.12	1,229,975	1,046	0.09
Time deposits	7,423,127	258,491	3.48	8,244,344	358,401	4.35	5,473,405	196,481	3.59
Brokered deposits	4,949,882	219,068	4.43	5,426,407	288,702	5.32	6,104,461	296,071	4.85
Federal funds purchased and securities sold under repurchase agreements	67,736	774	1.13	109,088	1,909	1.72	97,114	1,667	1.69
Other short-term borrowings	—	—	—	45,489	2,514	5.44	528,194	24,611	4.60
Long-term debt	2,173,586	133,153	6.11	1,607,048	109,657	6.80	3,027,746	180,670	5.92
Total interest-bearing liabilities	41,385,828	$1,242,950	3.00%	40,402,952	$1,444,012	3.57%	39,856,376	$1,233,703	3.10%
Non-interest-bearing demand deposits	11,388,003			11,904,120			13,662,660
Other liabilities	1,696,451			1,911,827			1,671,489
Total equity	5,627,008			5,189,418			4,731,343
Total liabilities and shareholders' equity	$60,097,290			$59,408,317			$59,921,868
Net interest income, taxable-equivalent net interest margin(6)		$1,879,824	3.39%		$1,755,062	3.19%		$1,821,276	3.21%
Less: taxable-equivalent adjustment		6,607			5,485			4,621
Net interest income		$1,873,217			$1,749,577			$1,816,655

(1)Average loans are shown net of deferred fees and costs. NPLs are included. Interest income includes fees as follows: 2025 — $50.7 million, 2024 — $49.4 million, and 2023 — $47.7 million.
(2)Reflects taxable-equivalent adjustments, using the statutory federal tax rate of 21%, in adjusting interest on tax-exempt loans to a taxable-equivalent basis.
(3)Securities are included on an amortized cost basis with yield and net interest margin calculated accordingly.
(4)Includes trading account assets and FHLB and Federal Reserve Bank stock.
(5)Includes average net unrealized gains (losses) on investment securities available for sale of $(369.8) million, $(724.8) million, and $(1.62) billion for the years ended December 31, 2025, 2024, and 2023, respectively.
(6)The net interest margin is calculated by dividing net interest income - TE by average total interest-earning assets.

Table 13 - Rate/Volume Analysis	2025 Compared to 2024 Change Due to(1)			2024 Compared to 2023 Change Due to(1)
(in thousands)	Volume/Mix	Yield/Rate	Net Change	Volume/Mix	Yield/Rate	Net Change
Interest earned on:
Commercial loans(2)	$6,698	$(118,290)	$(111,592)	$(30,894)	$106,852	$75,958
Consumer loans	(4,213)	821	(3,392)	(10,989)	20,911	9,922
Investment securities	(2,859)	40,925	38,066	(12,640)	93,824	81,184
Interest-earning deposits with other banks	17,134	(16,329)	805	9,168	113	9,281
Federal funds sold and securities purchased under resale agreements	(117)	(154)	(271)	(105)	186	81
Mortgage loans held for sale	(46)	(196)	(242)	(839)	139	(700)
Other loans held for sale	372	269	641	(22,851)	(2,862)	(25,713)
Other earning assets	801	(1,116)	(315)	(4,672)	(1,246)	(5,918)
Total interest income	17,770	(94,070)	(76,300)	(73,822)	217,917	144,095

Interest paid on:
Interest-bearing demand deposits	17,633	(41,439)	(23,806)	17,814	79,071	96,885
Money market accounts	35,567	(63,285)	(27,718)	(11,667)	63,192	51,525
Savings deposits	(50)	209	159	(187)	403	216
Time deposits	(35,723)	(64,187)	(99,910)	99,477	62,443	161,920
Brokered deposits	(25,351)	(44,283)	(69,634)	(32,886)	25,517	(7,369)
Federal funds purchased and securities sold under repurchase agreements	(711)	(424)	(1,135)	202	40	242
Other short-term borrowings	(2,475)	(39)	(2,514)	(22,204)	107	(22,097)
Long-term debt	38,525	(15,029)	23,496	(84,105)	13,092	(71,013)
Total interest expense	27,415	(228,477)	(201,062)	(33,556)	243,865	210,309
Net interest income, taxable-equivalent	$(9,645)	$134,407	$124,762	$(40,266)	$(25,948)	$(66,214)

(1)    Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate, while rate change is change in rate times the previous volume.
(2)    Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 21%, in adjusting interest on tax-exempt loans to a taxable-equivalent basis.

Non-interest Revenue
The following table shows the principal components of non-interest revenue.

Table 14 - Non-interest Revenue
	Years Ended December 31,			December 31, 2025 vs December 31, 2024
(in thousands)	2025	2024	2023	$ Change	% Change
Service charges on deposit accounts	$100,655	$91,647	$90,096	$9,008	10%
Fiduciary and asset management fees	84,590	79,828	78,077	4,762	6
Card fees	82,529	76,920	72,357	5,609	7
Brokerage revenue	85,045	84,881	90,004	164	—
Mortgage banking income	15,311	14,060	15,157	1,251	9
Capital markets income	49,547	44,058	39,045	5,489	12
Income from bank-owned life insurance	38,399	34,429	31,429	3,970	12
Investment securities gains (losses), net	704	(256,660)	(76,718)	257,364	nm
Gain on sale of GLOBALT	—	—	1,929	—	nm
Recovery of NPA	—	—	13,126	—	nm
Other non-interest revenue	79,612	70,441	49,508	9,171	13
Total non-interest revenue	$536,392	$239,604	$404,010	$296,788	124%

Core banking fees(1)	$211,886	$192,884	$185,659	$19,002	10%
Wealth revenue(2)	171,381	166,585	169,951	4,796	3

(1)    Core banking fees consist of service charges on deposit accounts, card fees, and other non-interest revenue components including line of credit non-usage fees, letter of credit fees, ATM fee income, and miscellaneous other service charges.
(2)    Wealth revenue consists of fiduciary and asset management, brokerage, and insurance revenue, which is within other non-interest revenue.
Non-interest revenue for the year ended December 31, 2025 was $536.4 million, up $296.8 million, or 124%, compared to the year ended December 31, 2024, primarily due to the prior year impact of losses from sales of AFS investment securities totaling $256.7 million in connection with the strategic repositioning of the investment securities portfolio, in addition to higher core banking fees and an increase in wealth revenue.
Service charges on deposit accounts, consisting of account analysis fees, NSF fees, and all other service charges increased during 2025 compared to 2024. The largest category of service charges, account analysis fees, was $53.4 million for 2025, up $4.5 million, or 9%, from 2024, largely due to an increase in core treasury management income. All other service charges on deposit accounts, including NSF/overdraft fees and monthly fees on consumer demand deposits and small business accounts, were $47.2 million for 2025, up $4.5 million, or 10%, compared to 2024 and were impacted by increases in retail service charges on deposits.
Fiduciary and asset management fees are derived from providing estate administration, personal trust, corporate trust, corporate bond, investment management, financial planning, and family office services. The increase in fiduciary and asset management fees for 2025 was primarily driven by increased trust fees, including higher investment advisor and custody fees.
Card fees consist primarily of credit card interchange fees, debit card interchange fees, and merchant revenue. Card fees are reported net of certain associated expense items, including client loyalty program expenses and network expenses. Merchant revenue relates to the fees that are charged to merchant clients based on a percentage of their credit or debit card transaction volume amounts. The increase in 2025 from 2024 resulted from higher merchant fees/revenue, including our Qualpay investment.
Brokerage revenue consists primarily of brokerage commissions as well as advisory fees earned from the management of client assets. The slight increase in 2025 over 2024 was due to higher market-driven advisory fees, substantially offset by lower repurchase volume and decreased rate-driven annuities revenue.
Mortgage banking income, consisting of net gains on loan origination/sales activities, was higher compared to 2024, driven largely by production attributed to a more favorable interest rate environment.
Capital markets income primarily includes fee income from client derivative transactions, debt capital market transactions, foreign exchange, gains (losses) from sales of SBA loans, as well as other miscellaneous income from capital market transactions. The increase for 2025 was primarily due to higher client derivative transactions, an increase in syndication arranger fees, and higher foreign exchange-related income, partially offset by lower gains on sales of SBA loans.

Income from BOLI includes increases in the cash surrender value of policies and proceeds from insurance benefits. The increase in 2025 was driven by higher proceeds from insurance benefits and an increase in cash surrender value appreciation income.
During 2025, Synovus sold at amortized cost $221.9 million of AFS, consisting of commercial mortgage-backed securities issued by U.S Government agencies or sponsored enterprises, U.S. Government agency securities, U.S. Treasury securities, and corporate debt securities, which resulted in realized net gains of $704 thousand. During the second quarter of 2024, as part of an overall strategic repositioning of the investment securities portfolio, Synovus sold at amortized cost $1.62 billion of mortgage-backed securities issued by U.S. Government sponsored enterprises from AFS, which resulted in realized net losses of $256.7 million.
The main components of other non-interest revenue are fees for letters of credit and unused lines of credit, safe deposit box fees, access fees for ATM use, other service charges and loan servicing fees, earnings on equity method investments, commercial sponsorship income, including transaction and servicing fees associated with a third-party lending relationship, and other miscellaneous items. The increase in 2025 was primarily attributable to $2.9 million higher unused lines of credit fees, a $2.8 million increase in earnings on equity method investments, including $2.5 million in gains from sales, $2.6 million higher ORE rental income, and a $1.3 million increase in letter/line of credit fees, partially offset by a $2.1 million decrease in commercial sponsorship income.
Non-interest Expense
The following table summarizes non-interest expense for the years ended December 31, 2025, 2024, and 2023.

Table 15 - Non-interest Expense
	Years Ended December 31,			December 31, 2025 vs December 31, 2024
(in thousands)	2025	2024	2023	$ Change	% Change
Salaries and other personnel expense	$776,344	$737,467	$728,378	$38,877	5%
Net occupancy, equipment, and software expense	195,785	187,451	179,581	8,334	4
Third-party processing and other services	90,856	85,751	86,649	5,105	6
Professional fees	47,066	46,089	39,854	977	2
FDIC insurance and other regulatory fees	25,314	45,921	94,737	(20,607)	(45)
Amortization of intangibles	10,510	11,609	10,487	(1,099)	(9)
Restructuring charges (reversals)	(2,305)	2,121	17,707	(4,426)	nm
Valuation adjustment to Visa derivative	8,051	8,700	3,927	(649)	(7)
(Gain) loss on early extinguishment of debt	1,344	—	(5,400)	1,344	nm
Loss on other loans held for sale	—	—	50,064	—	nm
Merger-related expense	42,261	—	—	42,261	nm
Other operating expense	126,832	122,434	129,440	4,398	4
Total non-interest expense	$1,322,058	$1,247,543	$1,335,424	$74,515	6%

Non-interest expense for the year ended December 31, 2025 was $1.32 billion, an increase of $74.5 million, or 6%, compared to the year ended December 31, 2024. The increase in non-interest expense during 2025 was primarily the result of merger-related expense, including consulting, legal, and investment banking fees in association with the Merger, in addition to an increase in salaries and other personnel expense.
Salaries and other personnel expense increased compared to 2024 primarily due to the impact of headcount additions, merit increases and higher performance-related incentives. Total headcount of 4,913 was up 138, or 3%, from December 31, 2024, as employees were added in areas associated with certain critical support functions, such as technology, operations, and security, and revenue growth, including the accelerated hiring of relationship managers.
Net occupancy, equipment, and software expense increased compared to 2024 due primarily to continued investments in technology in addition to increased property expense.
Third-party processing and other services expense includes all third-party core operating system and processing charges as well as third-party loan servicing charges. Third-party processing expense increased compared to 2024 primarily due to enhancements associated with technology and operations infrastructure investments and new business initiatives in addition to higher servicing fees associated with third-party consumer loans.

Professional fees increased compared to 2024, primarily due to higher project/IT-related consulting fees, which were mostly offset by lower credit-related legal fees and litigation expense primarily associated with the process of resolving certain loan relationships.
FDIC insurance and other regulatory fees decreased compared to 2024 primarily due to a $13.6 million decline in the accrual for the FDIC special assessment, in addition to a lower base assessment rate.
During the year ended December 31, 2025, Synovus' restructuring reversals of $2.3 million primarily consisted of $1.3 million in gains on sales of properties and a net reversal of $1.1 million for asset impairment/lease termination and common area maintenance charges related to corporate offices/branches, partially offset by net severance expense. During the year ended December 31, 2024, Synovus' restructuring charges of $2.1 million primarily included $7.2 million in asset impairment/lease termination and common area maintenance charges related to corporate offices/branches as well as $1.4 million in net severance expense, partially offset by $6.5 million in gains on sales of properties.
For the years ended December 31, 2025 and 2024, Synovus recorded $8.1 million and $8.7 million, respectively, in valuation adjustments to the Visa derivative associated with an indemnification agreement following Visa's announcements of funding into its litigation escrow account. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" of this Report for additional information on the Visa derivative.
In October 2025, Synovus Bank redeemed its 4.00% Fixed-to-Fixed Rate Subordinated Notes of $200.0 million par value and incurred a loss of $1.3 million on early extinguishment of debt.
Other operating expense includes advertising, travel, insurance, network and communication, other taxes, subscriptions and dues, other loan and ORE expense, postage and freight, training, business development, supplies, donations, and other miscellaneous expense. The increase over prior year was primarily due to a $3.7 million increase in business development-related travel and advertising expense, $2.5 million higher ORE expense, and a $1.7 million increase in donations to our donor advised fund partially offset by a $4.2 million reduction in client fraud and other operational losses.
Income Taxes
Income tax expense was $228.5 million for the year ended December 31, 2025, compared to $125.5 million and $154.0 million for the years ended December 31, 2024 and 2023, respectively. The effective income tax rate for the years ended December 31, 2025, 2024, and 2023 was 22.4%, 20.7%, and 22.1%, respectively. The most significant factor of the increase in the effective tax rate in 2025 compared to the prior year related to the taxable gain on certain BOLI policies surrendered in the fourth quarter of 2025.
Deferred tax assets generally represent amounts available to reduce income taxes payable in future years. At December 31, 2025, the net deferred tax asset was $341.7 million compared to $470.5 million at December 31, 2024.
Synovus regularly assesses the realizability of its net deferred tax assets based upon all available evidence, both positive and negative. Based upon the assessment, Synovus established a valuation allowance of $27.8 million at December 31, 2025 and $27.5 million at December 31, 2024, on the portion of its federal and state NOLs and tax credits that are not expected to be utilized prior to expiration in years 2026 through 2045. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 16 - Income Taxes" of this Report for additional discussion regarding deferred income taxes.

Credit Quality
Synovus diligently monitors the quality of its loan portfolio by industry, property type, and geography through a thorough portfolio review process and our analytical risk management tools. Such credit surveillance efforts are part of a broader credit risk management framework which includes Board oversight, as well as management-level committee oversight at varying levels across the portfolio. Governance includes limits across a host of factors, ranging from borrower-specific metrics and concentrations to enterprise-level portfolio concentrations. These measures are further complemented by an enterprise risk appetite framework, which helps ensure an expansive view across a myriad of credit risks within the portfolio.
At December 31, 2025, credit quality metrics included the NPA and NPL ratios at 0.62% and 0.57%, respectively, and total past dues at 0.14% of total loans. Net charge-offs in 2025 were $78.7 million, or 0.18%, of average loans.

Table 16 - Selected Credit Quality Metrics
	December 31,
(dollars in thousands)	2025	2024	2023
Non-performing loans	$256,257	$309,164	$288,177
ORE	22,306	385	—
Non-performing assets	$278,563	$309,549	$288,177
Loans 90 days past due and still accruing	$4,281	$48,592	$5,053
As a % of loans	0.01%	0.11%	0.01%
Total past due loans and still accruing	$62,704	$108,878	$59,099
As a % of loans	0.14%	0.26%	0.14%
FDMs	$80,004	$104,160	$249,529
Non-performing loans as a % of total loans	0.57%	0.73%	0.66%
Non-performing assets as a % of total loans and ORE	0.62	0.73	0.66
Total loans	$44,625,627	$42,609,028	$43,404,490
Net charge-offs	78,708	133,994	153,342
Net charge-offs/average loans	0.18%	0.31%	0.35%
Provision for (reversal of) loan losses	$69,797	$141,454	$189,303
Provision for (reversal of) unfunded commitments	(926)	(4,769)	(224)
Provision for (reversal of) credit losses	$68,871	$136,685	$189,079
Allowance for loan losses	$477,934	$486,845	$479,385
Reserve on unfunded commitments	51,536	52,462	57,231
Allowance for credit losses	$529,470	$539,307	$536,616
ACL to loans coverage ratio	1.19%	1.27%	1.24%
ALL to loans coverage ratio	1.07	1.14	1.10
ACL/NPLs	206.62	174.44	186.21
ALL/NPLs	186.51	157.47	166.35

Non-performing Assets
Total NPAs were $278.6 million at December 31, 2025, a $31.0 million decrease from December 31, 2024. Total NPAs as a percentage of total loans and ORE declined to 0.62% at December 31, 2025 compared to 0.73% at December 31, 2024. NPLs were $256.3 million at December 31, 2025, a $52.9 million decrease from December 31, 2024, primarily due to the resolution of several non-performing loan relationships, partially offset by the downgrade of a $38.6 million C&I credit in the fourth quarter of 2025.

The following table shows the components of NPAs by portfolio class at December 31, 2025 and 2024.

Table 17 - NPAs by Portfolio Class
	December 31,
	2025			2024
(in thousands)	NPLs	ORE	Total NPAs	NPLs	ORE	Total NPAs
Commercial, financial, and agricultural	$125,295	$—	$125,295	$122,874	$—	$122,874
Owner-occupied	26,197	—	26,197	34,380	—	34,380
Total commercial and industrial	151,492	—	151,492	157,254	—	157,254
Investment properties	35,668	20,925	56,593	74,030	—	74,030
1-4 family properties	2,760	—	2,760	2,385	—	2,385
Land and development	182	—	182	1,389	—	1,389
Total commercial real estate	38,610	20,925	59,535	77,804	—	77,804
Consumer mortgages	46,972	1,381	48,353	50,834	385	51,219
Home equity	13,187	—	13,187	17,365	—	17,365
Other consumer loans	5,996	—	5,996	5,907	—	5,907
Total consumer	66,155	1,381	67,536	74,106	385	74,491
Total	$256,257	$22,306	$278,563	$309,164	$385	$309,549

Past Due Loans
As a percentage of loans outstanding, loans 30 or more days past due and still accruing interest were 0.14% at December 31, 2025 compared to 0.26% at December 31, 2024. As a percentage of loans outstanding, loans 90 days past due and still accruing interest were 0.01% at December 31, 2025 compared to 0.11% at December 31, 2024. These loans are in the process of collection and carry reserves in accordance with our ACL methodology.
Criticized and Classified Loans
Our loan ratings are aligned to federal banking regulators' definitions of pass and criticized categories, which include special mention, substandard, doubtful, and loss. Substandard accruing and non-accruing loans, doubtful, and loss loans are often collectively referred to as classified. Special mention, substandard, doubtful, and loss loans are often collectively referred to as criticized and classified loans. The following table presents a summary of criticized and classified loans. Criticized and classified loans at December 31, 2025 decreased $341.9 million compared to December 31, 2024, primarily due to the upward migration and paydowns of several commercial credits.

Table 18 - Criticized and Classified Loans	December 31,
(dollars in thousands)	2025	2024
Special mention loans	$521,042	$755,118
Substandard loans	773,584	873,121
Doubtful loans	43,600	52,326
Loss loans	2,937	2,523
Criticized and Classified loans	$1,341,163	$1,683,088
As a % of total loans	3.0%	4.0%

Net Charge-offs
Total 2025 net charge-offs were $78.7 million, or 0.18%, of average loans, compared to total net charge-offs of $134.0 million, or 0.31% of average loans in 2024. The following table shows net charge-offs (recoveries) for the years ended December 31, 2025, 2024, and 2023.

Table 19 - Net Charge-offs
	Years Ended December 31,
	2025		2024		2023
(dollars in thousands)	Amount	%(1)	Amount	%(1)	Amount	%(1)
Commercial and industrial	$27,785	0.12%	$102,304	0.45%	$69,656	0.31%
Commercial real estate	23,422	0.19	8,279	0.07	44,177	0.35
Consumer	27,501	0.33	23,411	0.28	39,509	0.46
Total net charge-offs	$78,708	0.18%	$133,994	0.31%	$153,342	0.35%

(1)    Net charge-off ratio as a percentage of average loans.
Provision for (reversal of) Credit Losses and Allowance for Credit Losses
The provision for credit losses of $68.9 million for the year ended December 31, 2025 included net charge-offs of $78.7 million and compares to a provision for credit losses of $136.7 million for the year ended December 31, 2024 that included net charge-offs of $134.0 million. The decline in provision was driven by decreased net charge-offs and improved portfolio performance.
The ALL of $477.9 million and the reserve on unfunded commitments of $51.5 million, which is recorded in other liabilities, comprise the total ACL of $529.5 million at December 31, 2025. The ACL decreased $9.8 million compared to the December 31, 2024 ACL of $539.3 million, which consisted of an ALL of $486.8 million and the reserve on unfunded commitments of $52.5 million. The ACL to loans coverage ratio of 1.19% at December 31, 2025 was 8 bps lower compared to December 31, 2024. The decline in the ACL from December 31, 2024 resulted primarily from improved overall performance, including a decrease in defaults, and decreased net charge-offs.
See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" and "Part II - Item 8. Financial Statements and Supplementary Data - Note 3 - Loans and Allowance for Loan Losses" in this Report for more information.
The following table shows the allocation of the allowance for loan losses at December 31, 2025 and 2024.

Table 20 - Allocation of Allowance for Loan Losses
	December 31,
	2025			2024
(dollars in thousands)	Amount	% of ALL	% of Total Loans(1)	Amount	% of ALL	% of Total Loans(1)
Commercial and industrial	$223,334	46.7%	54.4%	$210,525	43.3%	52.4%
Commercial real estate	108,136	22.6	27.1	134,021	27.5	28.2
Consumer	146,464	30.7	18.5	142,299	29.2	19.4
Total allowance for loan losses	$477,934	100.0%	100.0%	$486,845	100.0%	100.0%

(1)    Loan balance in each category expressed as a percentage of loans, net of deferred fees and costs. See Table 5 - Loans by Portfolio Class for more information.

Capital Resources
Synovus and Synovus Bank are required to comply with capital adequacy standards established by our primary federal regulator, the Federal Reserve. Synovus and Synovus Bank measure capital adequacy using the standardized approach under Basel III. Beyond adhering to regulatory capital standards, Synovus also maintains a rigorous capital management and adequacy framework, which includes oversight by both the ALCO and the Board. This effort involves monitoring and managing our capital position in alignment with our Board’s risk appetite framework and with a Board-approved annual capital plan, with a focus on applicable regulatory capital ratios. Our ALCO serves to provide management-level oversight within this framework, which may include establishing target operating ranges for certain capital measures, such as CET1, as a means to provide further clarity over the management of our capital position.
At December 31, 2025, Synovus and Synovus Bank's capital levels remained strong and exceeded well-capitalized requirements currently in effect. The following table presents certain ratios used to measure Synovus and Synovus Bank's capitalization.

Table 21 - Capital Ratios
(dollars in thousands)	December 31, 2025	December 31, 2024(1)
CET1 capital
Synovus Financial Corp.	$5,596,120	$5,199,950
Synovus Bank	5,953,376	5,657,947
Tier 1 risk-based capital
Synovus Financial Corp.	6,133,265	5,737,095
Synovus Bank	5,953,376	5,657,947
Total risk-based capital
Synovus Financial Corp.	7,282,394	6,622,462
Synovus Bank	6,970,441	6,373,618
CET1 capital ratio
Synovus Financial Corp.	11.28%	10.84%
Synovus Bank	12.02	11.81
Tier 1 risk-based capital ratio
Synovus Financial Corp.	12.36	11.96
Synovus Bank	12.02	11.81
Total risk-based capital to risk-weighted assets ratio
Synovus Financial Corp.	14.68	13.81
Synovus Bank	14.08	13.31
Leverage ratio
Synovus Financial Corp.	10.12	9.55
Synovus Bank	9.84	9.44

(1) Synovus adopted CECL on January 1, 2020, and the December 31, 2024 regulatory capital ratios reflect the final year of Synovus' election of the five-year transition provision.
At December 31, 2025, Synovus' CET1 ratio was 11.28%, well in excess of regulatory requirements including the capital conservation buffer of 2.5%. The December 31, 2025 CET1 ratio increased 44 bps compared to December 31, 2024 as our organic earnings supported capital accretion that more than offset share repurchases and growth in risk-weighted assets, largely driven by loan growth. For more information on regulatory capital requirements, see "Part II - Item 8. Financial Statements and Supplementary Data - Note 10 - Regulatory Capital" in this Report.
On December 13, 2024, the Board of Directors approved a capital plan that included an anticipated quarterly common stock dividend of $0.39 per share, beginning with the quarterly dividend payable in April 2025, and authorized share repurchases of up to $400 million of common stock and $50 million of preferred stock in 2025. During the year ended December 31, 2025, Synovus repurchased 2.9 million shares of common stock at an average price of $48.62 per share via open market transactions. In accordance with the terms of the Merger Agreement with Pinnacle, Synovus paused share repurchases through the Effective Time.
As Synovus is registered as a bank holding company and has elected to be treated as a financial holding company, we are subject to comprehensive supervision and regulation by the Federal Reserve and are subject to its regulatory reporting requirements. The Federal Reserve also requires bank holding companies meeting certain asset size thresholds, such as us, to establish and maintain a risk committee of its board of directors and appoint a chief risk officer, each meeting certain requirements.
Upon completion of the Merger, the combined company is expected to be designated as a Category IV Large Financial Institution according to U.S. regulatory guidelines. This new classification will subject Newco to the Federal Reserve's enhanced prudential standards, designed to ensure risk management capabilities grow in line with our systemic footprint including but not limited to additional rigorous capital planning such as stress testing under the CCAR process, liquidity risk management, resolution planning, and additional governance and reporting requirements.
Parent Company
The Parent Company’s net assets consist primarily of its investment in Synovus Bank. The Parent Company’s primary uses of cash are for the servicing of debt, payment of dividends to shareholders, and repurchases of common stock. The Parent Company also provides the necessary funds to strengthen the capital of its subsidiaries if needed. These uses of cash are primarily funded by dividends from Synovus Bank, borrowings from external sources, and equity offerings.
During 2025 and 2024, Synovus Bank paid upstream cash dividends to the Parent Company totaling $550.0 million and $450.0 million, respectively. During 2023, Synovus Bank and non-bank subsidiaries paid upstream cash dividends to the Parent Company totaling $435.0 million.
Liquidity
Liquidity represents the extent to which Synovus has readily available sources of funding to meet the needs of depositors, borrowers, and creditors; to support asset growth; and to otherwise sustain operations of Synovus and its subsidiaries, at a reasonable cost, on a timely basis, and without adverse consequences. ALCO monitors Synovus' economic, competitive, and regulatory environment and is responsible for measuring, monitoring, and reporting on liquidity and funding risk as well as market risk.
In accordance with Synovus policies and regulatory guidance, ALCO evaluates contractual and anticipated cash flows under normal and stressed conditions to properly manage the Company's liquidity profile. Synovus places an emphasis on maintaining numerous sources of liquidity to meet its obligations to depositors, borrowers, and creditors on a timely basis. Liquidity is generated through various sources, including, but not limited to, maturities and repayments of loans by clients, maturities and sales of investment securities, and growth in core and wholesale deposits.
Synovus Bank also generates liquidity through the issuance of brokered certificates of deposit and money market accounts. Synovus Bank accesses funds from a broad geographic base to diversify its sources of funding and liquidity. Synovus Bank also has the capacity to access funding through its membership in the FHLB system and the Federal Reserve. Management continuously monitors and maintains appropriate levels of liquidity so as to provide adequate funding sources to manage client deposit withdrawals, loan requests, and other funding demands.
Total deposits at December 31, 2025 increased by $228.6 million compared to December 31, 2024, driven by growth in brokered deposits of $576.4 million, or 12%, partially offset by a decline in core deposits of $347.8 million, or 1%, in 2025. Additional brokered deposits were utilized to manage our liquidity position. Fluctuations within core deposits occurred during the year largely as a result of the rate environment as positive remixing occurred shifting from higher cost time deposits into lower cost interest-bearing demand deposits and money market accounts, evidenced by a decline of $496.8 million in time deposits and increases of $455.0 million in interest-bearing demand accounts and $116.1 million in money market accounts, respectively, in addition to a $394.2 million decline in non-interest-bearing deposits. To aid in funding the 2025 loan growth of $2.02 billion, long-term FHLB advances (within long-term debt) were leveraged as the balance grew by $750.0 million compared to December 31, 2024. Synovus continues to proactively manage its liquidity position, which has included the level of brokered deposits, and robust liquidity is maintained across a diverse set of sources which include immediately available funds as well as funds we expect to be available within short notice. Liquidity sources include primary sources such as FHLB borrowing capacity, FRB cash reserves, unencumbered securities, and third-party consumer loans, while secondary sources consist of the Federal Reserve discount window, Fed Funds lines, and other sources. At December 31, 2025, sources of liquidity totaled approximately $25.3 billion, and based on currently pledged collateral, Synovus Bank had access to FHLB funding of $7.17 billion, subject to FHLB credit policies.
In addition to bank level liquidity management, Synovus must manage liquidity at the Parent Company level for various operating needs including the servicing of debt, the payment of dividends on our common stock and preferred stock, payment of general corporate expense, and potential capital infusions into subsidiaries. The primary source of liquidity for Synovus consists of dividends from Synovus Bank, which is governed by certain rules and regulations of the GA DBF and the Federal Reserve Bank. Synovus' ability to receive dividends from Synovus Bank in future periods will depend on a number of factors, including, without limitation, Synovus Bank's future profits, asset quality, liquidity, and overall condition. In addition, both the GA DBF and Federal Reserve Bank may require approval to pay dividends, based on certain regulatory statutes and limitations.
On December 9, 2025, Synovus Bank issued $500 million of 5.957% Fixed-to-Fixed Rate Subordinated Notes which mature on January 15, 2036. These notes bear interest from and including December 9, 2025 to, but excluding, January 15, 2031 at a fixed rate of 5.957% per annum. From and including January 15, 2031, but excluding January 15, 2036, the notes will bear interest at a fixed rate that will be the five-year U.S. Treasury Rate plus 2.300% per annum. Interest on the notes will be payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 2026. Synovus may redeem these notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date. The notes are not redeemable at the option or election of holders. For more information, see Synovus' Current Report on Form 8-K dated December 9, 2025.
In October 2025, Synovus Bank redeemed its 4.00% Fixed-to-Fixed Rate Subordinated Notes of $200.0 million par value and incurred a loss of $1.3 million on early extinguishment of debt. In August 2025, Synovus redeemed its 5.200% Senior Notes of $350.0 million par value that had matured. The Company may continue to redeem any outstanding debt as it deems appropriate and as permitted per regulatory approvals if so required and in compliance with laws.
At December 31, 2025, Synovus believed that the sources of liquidity discussed above, including existing liquid funds on hand, were sufficient to meet its anticipated funding needs. However, if economic conditions were to significantly deteriorate, regulatory capital requirements for New Pinnacle or Pinnacle Bank were to increase as the result of regulatory directives or otherwise, or New Pinnacle believes it is prudent to enhance current liquidity levels, then New Pinnacle may seek additional liquidity from external sources. Furthermore, New Pinnacle may, from time to time, take advantage of attractive market opportunities to refinance, retire, or repurchase its existing debt, redeem or issue its preferred stock, repurchase shares, or strengthen its liquidity or capital position.
Contractual Cash Obligations
The following table summarizes, by remaining maturity, Synovus’ significant contractual cash obligations at December 31, 2025. Excluded from the table below are certain liabilities with variable cash flows and/or no contractual maturity. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 14 - Commitments and Contingencies" of this Report for information on Synovus' commitments to extend credit including loan commitments and letters of credit along with obligations related to Synovus' sponsorship of MPS businesses. Additionally, see "Part II - Item 8. Financial Statements and Supplementary Data - Note 7 - Deposits" of this Report for information on contractual maturities of time deposits and "Part II - Item 8. Financial Statements and Supplementary Data - Note 8 - Long-term Debt" for information on long-term debt obligations.

Table 22 - Contractual Cash Obligations
	Payments Due After December 31, 2025
(in thousands)	1 Year or Less	After 1 Year	Total
Long-term debt obligations	$134,132	$2,986,587	$3,120,719
Lease obligations	36,634	527,850	564,484
Purchase commitments(1)	103,692	70,927	174,619
Commitments to fund tax credits, CRA partnerships, and other investments(2)	231,142	217,661	448,803
Total contractual cash obligations	$505,600	$3,803,025	$4,308,625

(1)    Legally binding purchase obligations of $1.0 million or more.
(2)    Commitments to fund investments in tax credits, CRA partnerships, and other investments have scheduled funding dates that are contingent on events that have not yet occurred, and may be subject to change.
Recently Issued Accounting Standards
See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" of this Report for further information.

Non-GAAP Financial Measures
The measures entitled adjusted non-interest revenue, adjusted non-interest expense, adjusted revenue taxable equivalent (TE), adjusted tangible efficiency ratio, adjusted pre-provision net revenue (PPNR), adjusted net income available to common shareholders, adjusted net income per common share, diluted, adjusted return on average assets, adjusted return on average common equity, return on average tangible common equity, adjusted return on average tangible common equity, tangible common equity ratio, and tangible book value per common share are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures to these measures are total non-interest revenue, total non-interest expense, total revenue, efficiency ratio-TE, PPNR, net income available to common shareholders, net income per common share, diluted, return on average assets, return on average common equity, the ratio of total Synovus Financial Corp. shareholders' equity to total assets, and book value per common share, respectively.
Management believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ operating results, financial strength, the performance of its business, and the strength of its capital position. However, these non-GAAP financial measures have inherent limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of operating results or capital position as reported under GAAP. The non-GAAP financial measures should be considered as additional views of the way our financial measures are affected by significant items and other factors, and since they are not required to be uniformly applied, they may not be comparable to other similarly titled measures at other companies. Adjusted non-interest revenue and adjusted revenue TE are measures used by management to evaluate non-interest revenue and total revenue exclusive of net investment securities gains (losses), fair value adjustments on non-qualified deferred compensation, and other items not indicative of ongoing operations that could impact period-to-period comparisons. Adjusted non-interest expense and the adjusted tangible efficiency ratio are measures utilized by management to measure the success of expense management initiatives focused on reducing recurring controllable operating costs. Adjusted net income available to common shareholders, adjusted net income per common share, diluted, adjusted return on average assets, and adjusted return on average common equity are measures used by management to evaluate operating results exclusive of items that are not indicative of ongoing operations and impact period-to-period comparisons. Adjusted PPNR is used by management to evaluate PPNR exclusive of items that management believes are not indicative of ongoing operations and impact period-to-period comparisons. Return on average tangible common equity and adjusted return on average tangible common equity are measures used by management to compare Synovus' performance with other financial institutions because it calculates the return available to common shareholders without the impact of intangible assets and their related amortization, thereby allowing management to evaluate the performance of the business consistently. The tangible common equity ratio is used by stakeholders to assess our capital position. Tangible book value per common share is used by stakeholders to assess our financial stability and value. The computations of these measures are set forth in the tables below.
Management does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of Synovus’ control, or cannot be reasonably predicted. For the same reasons, Synovus’ management is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Table 23 - Reconciliation of Non-GAAP Financial Measures
	Years Ended December 31,
(dollars in thousands)	2025	2024
Adjusted non-interest revenue
Total non-interest revenue	$536,392	$239,604
Valuation adjustment on GLOBALT earnout	(719)	(719)
Investment securities (gains) losses, net	(704)	256,660
Fair value adjustment on non-qualified deferred compensation	(6,214)	(5,159)
Adjusted non-interest revenue	$528,755	$490,386

Adjusted non-interest expense
Total non-interest expense	$1,322,058	$1,247,543
Merger-related expense	(42,261)	—
Restructuring (charges) reversals	2,305	(2,121)
Valuation adjustment to Visa derivative	(8,051)	(8,700)
(Loss) gain on early extinguishment of debt	(1,344)	—
Fair value adjustment on non-qualified deferred compensation	(6,214)	(5,159)
Adjusted non-interest expense	$1,266,493	$1,231,563

Adjusted revenue TE and adjusted tangible efficiency ratio
Adjusted non-interest expense	$1,266,493	$1,231,563
Amortization of intangibles	(10,510)	(11,609)
Adjusted tangible non-interest expense	$1,255,983	$1,219,954

Net interest income	$1,873,217	$1,749,577
Tax equivalent adjustment	6,607	5,485
Net interest income TE	$1,879,824	1,755,062

Net interest income	$1,873,217	$1,749,577
Total non-interest revenue	536,392	239,604
Total revenue	$2,409,609	$1,989,181
Tax equivalent adjustment	6,607	5,485
Total TE revenue	$2,416,216	$1,994,666
Valuation adjustment on GLOBALT earnout	(719)	(719)
Investment securities (gains) losses, net	(704)	256,660
Fair value adjustment on non-qualified deferred compensation	(6,214)	(5,159)
Adjusted revenue TE	$2,408,579	$2,245,448
Efficiency ratio-TE	54.72%	62.54%
Adjusted tangible efficiency ratio	52.15	54.33

Adjusted pre-provision net revenue
Net interest income	$1,873,217	$1,749,577
Total non-interest revenue	536,392	239,604
Total non-interest expense	(1,322,058)	(1,247,543)
Pre-provision net revenue (PPNR)	$1,087,551	$741,638

Adjusted revenue TE	$2,408,579	$2,245,448
Adjusted non-interest expense	(1,266,493)	(1,231,563)
Adjusted PPNR	$1,142,086	$1,013,885

Table 23 - Reconciliation of Non-GAAP Financial Measures, continued
	Years Ended December 31,
(in thousands, except per share data)	2025	2024
Adjusted return on average assets
Net income	$790,192	$479,451
Restructuring charges (reversals)	(2,305)	2,121
Valuation adjustment to Visa derivative	8,051	8,700
Valuation adjustment on GLOBALT earnout	(719)	(719)
Loss (gain) on early extinguishment of debt	1,344	—
Investment securities (gains) losses, net	(704)	256,660
Merger-related expense(1)	42,261	—
Tax on surrender of bank-owned life insurance policies	14,227	—
Tax effect of adjustments(2)	(11,575)	(64,423)
Adjusted net income	$840,772	$681,790
Total average assets	$60,097,290	$59,408,317
Return on average assets	1.31%	0.81%
Adjusted return on average assets	1.40	1.15

Adjusted net income available to common shareholders and adjusted net income per common share, diluted
Net income available to common shareholders	$746,655	$439,557
Restructuring charges (reversals)	(2,305)	2,121
Valuation adjustment to Visa derivative	8,051	8,700
Valuation adjustment on GLOBALT earnout	(719)	(719)
Loss (gain) on early extinguishment of debt	1,344	—
Investment securities (gains) losses, net	(704)	256,660
Merger-related expense(1)	42,261	—
Tax on surrender of bank-owned life insurance policies	14,227	—
Tax effect of adjustments(2)	(11,575)	(64,423)
Adjusted net income available to common shareholders	$797,235	$641,896
Weighted average common shares outstanding, diluted	140,149	144,998
Net income per common share, diluted	$5.33	$3.03
Adjusted earnings per share	5.69	4.43
(1) As of the balance sheet date, a determination had not been made regarding whether certain merger-related costs will be tax deductible or not; therefore, merger-related expense has been tax effected.

(2) An assumed marginal tax rate of 24.2% for both 2025 and 2024 was applied.

Table 23 - Reconciliation of Non-GAAP Financial Measures, continued
	Years Ended December 31,
(dollars in thousands)	2025	2024
Adjusted return on average common equity, return on average tangible common equity, and adjusted return on average tangible common equity
Net income available to common shareholders	$746,655	$439,557
Restructuring charges (reversals)	(2,305)	2,121
Valuation adjustment to Visa derivative	8,051	8,700
Valuation adjustment on GLOBALT earnout	(719)	(719)
Loss (gain) on early extinguishment of debt	1,344	—
Investment securities (gains) losses, net	(704)	256,660
Merger-related expense(1)	42,261	—
Tax on surrender of bank-owned life insurance policies	14,227	—
Tax effect of adjustments(2)	(11,575)	(64,423)
Adjusted net income available to common shareholders	$797,235	$641,896
Amortization of intangibles, tax effected(2)	7,971	8,806
Adjusted net income available to common shareholders excluding amortization of intangibles	$805,206	$650,702

Net income available to common shareholders	$746,655	$439,557
Amortization of intangibles, tax effected(2)	7,971	8,806
Net income available to common shareholders excluding amortization of intangibles	$754,626	$448,363

Total average Synovus Financial Corp. shareholders' equity less preferred stock	$5,068,914	$4,629,343
Average goodwill	(480,440)	(480,555)
Average other intangible assets, net	(29,035)	(40,161)
Total average Synovus Financial Corp. tangible shareholders' equity less preferred stock	$4,559,439	$4,108,627
Return on average common equity	14.73%	9.50%
Adjusted return on average common equity	15.73	13.87
Return on average tangible common equity	16.55	10.91
Adjusted return on average tangible common equity	17.66	15.84
(1) As of the balance sheet date, a determination had not been made regarding whether certain merger-related costs will be tax deductible or not; therefore, merger-related expense has been tax effected.

(2) An assumed marginal tax rate of 24.2% for both 2025 and 2024 was applied.

	December 31,
(dollars in thousands)	2025	2024
Tangible common equity ratio
Total assets	$61,358,837	$60,233,644
Goodwill	(480,440)	(480,440)
Other intangible assets, net	(23,809)	(34,318)
Tangible assets	$60,854,588	$59,718,886

Total Synovus Financial Corp. shareholders' equity	$5,993,167	$5,244,557
Goodwill	(480,440)	(480,440)
Other intangible assets, net	(23,809)	(34,318)
Preferred stock, no par value	(537,145)	(537,145)
Tangible common equity	$4,951,773	$4,192,654
Total Synovus Financial Corp. shareholders’ equity to total assets ratio	9.77%	8.71%
Tangible common equity ratio	8.14	7.02

Tangible common equity	$4,951,773	$4,192,654
Common shares outstanding	138,894	141,166
Book value per common share	$39.28	$33.35
Tangible book value per common share	35.65	29.70

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market Risk and Interest Rate Sensitivity
Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished market values within the balance sheet or reduced current and potential net income. Synovus’ most significant market risk is interest rate risk. This risk arises primarily from Synovus’ core banking activities of extending loans and accepting deposits.
Managing interest rate risk is a primary goal of the asset liability management function. Synovus attempts to achieve consistency in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of assets and liabilities along with the selective use of derivative instruments. The Risk Committee of the Board chartered the ALCO and approved related policies to aid in the management and governance of various risks, including interest rate risk. ALCO meets periodically and has responsibility for developing asset liability management policies, reviewing the interest rate sensitivity of Synovus, and developing and implementing strategies to manage balance sheet structure and interest rate risk positioning. The ALCO has an established limit framework for interest rate risk, which is monitored on an ongoing basis and is in alignment with the tolerances and limits as established by the Board. Additionally, Synovus’ ERM framework established a Board-approved risk appetite statement, which includes certain quantitative measurements for interest rate risk and helps to ensure management operates within the Board’s established appetite.
Interest rate risk is the primary market risk to which Synovus is potentially exposed. Synovus measures the sensitivity of net interest income to changes in market interest rates through the use of simulation modeling, which incorporates all of Synovus' earning assets and liabilities. These simulations are used to determine a baseline net interest income projection and the sensitivity of the income profile based on changes in interest rates. These simulations incorporate assumptions and factors, including, but not limited to, changes in market rates, in the size or composition of the balance sheet, and in repricing characteristics as well as client behaviors for both loans and deposits. This includes estimates for deposit repricing characteristics which, for purposes of the sensitivity estimates provided below, relies upon a constant, through-the-cycle total deposit cost beta of approximately 40%-50% as of the most recently reported period. The simulation modeling process is performed in a manner consistent with Synovus policies and procedures with results reviewed by ALCO and the Risk Committee of the Board of Directors.
Synovus has modeled its baseline net interest income forecast assuming a relatively flat interest rate environment with the federal funds rate at the Federal Reserve's current targeted range of 3.50% to 3.75% as of December 31, 2025 and the current prime rate of 6.75% as of December 31, 2025. Synovus has modeled the impact of an immediate change in market interest rates across the yield curve of 100 and 200 bps to determine the sensitivity of net interest income for the next twelve months. As illustrated in the table below, the net interest income sensitivity derived from this simulation suggests that net interest income is projected to increase by 5.4% and 2.7% if interest rates increased by 200 and 100 bps, respectively. Net interest income is projected to decrease by 2.6% and 4.8% if interest rates decreased by 100 and 200 bps, respectively.
The following table represents the estimated sensitivity of net interest income at December 31, 2025, with comparable information for December 31, 2024.

Table 24 - Twelve Month Net Interest Income Sensitivity
Change in Interest Rates (in bps)	Estimated Change in Net Interest Income As of December 31,
	2025	2024
+200	5.4%	4.0%
+100	2.7	2.0
-100	(2.6)	(2.0)
-200	(4.8)	(3.8)

While all of the above estimates are reflective of the general interest rate sensitivity of Synovus, local market conditions, the realized growth and remixing of the balance sheet, as well as the broader macroeconomic environment could all have a significant impact on the both the sensitivity and realized level of net interest income. Additionally, should there be differences between realized deposit betas for a given level of rates as compared to the Company's estimates for through-the-cycle betas, this may also have a significant impact on our reported sensitivity and the realized level of net interest income.
The net interest income simulation model is the primary tool utilized to evaluate potential interest rate risks over a shorter-term time horizon. Synovus also evaluates potential longer-term interest rate risk through modeling and evaluation of the sensitivity of the Company's EVE. The EVE measurement process estimates the net fair value of assets, liabilities, and off-

balance sheet financial instruments under various interest rate scenarios. Management uses EVE sensitivity analyses as an additional means of measuring interest rate and incorporates this form of analysis within its governance and limits framework.
Synovus is also subject to market risk in certain of its fee income business lines. Financial management services revenue, which include trust, brokerage, and asset management fees, can be affected by risk in the securities markets, primarily the equity securities market. A significant portion of the fees in this unit are determined based upon a percentage of asset values. Weaker securities markets and lower equity values have an adverse impact on the fees generated by these operations. Trading account assets, maintained to facilitate brokerage client activity, are also subject to market risk; however, trading activities are limited and subject to risk policy limits. Additionally, Synovus utilizes various tools to measure and manage price risk in its trading portfolio.
Mortgage banking income is also subject to market risk. Mortgage loan originations are sensitive to levels of mortgage interest rates and therefore, mortgage banking income can be negatively impacted during a period of sustained elevated interest rates as we have been experiencing through the cycle. The extension of commitments to clients to fund mortgage loans also subjects Synovus to market risk. This risk is primarily created by the time periods between making the commitment, closing, and delivering the loan. Synovus seeks to minimize its exposure by utilizing various risk management tools, including forward sales commitments and other economic hedges.
Derivative Instruments for Interest Rate Risk Management
Synovus utilizes derivative instruments to manage its exposure to various types of structural interest rate risks by executing end-user derivative transactions designated as hedges. Hedging relationships may be designated as either a cash flow hedge, which mitigates risk exposure to the variability of future cash flows or other forecasted transactions, or a fair value hedge, which mitigates risk exposure to adverse changes in the fair market value of a fixed rate asset or liability due to changes in market interest rates.
As of December 31, 2025 and 2024, Synovus had $3.60 billion and $4.35 billion, respectively, in notional amounts outstanding of both effective and forward-starting interest rate swaps designated as cash flow hedging instruments to hedge its exposure to contractually specified interest rate risk associated with floating rate loans.
As of December 31, 2025 and 2024, Synovus had $1.65 billion and $2.10 billion, respectively, in notional amounts outstanding of receive-fixed, pay-variable interest rate swaps designated as fair value hedging instruments to hedge its exposure to the change in the fair value due to fluctuations in market interest rates for outstanding fixed-rate long-term debt and fixed-rate interest-bearing deposits.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Pinnacle Financial Partners, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 2, 2026 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Assessment of the allowance for loan losses for loans held for investment evaluated on a collective basis
As discussed in Notes 1 and 3 to the consolidated financial statements, the Company’s allowance for loan losses was $477.9 million as of December 31, 2025, a substantial portion of which relates to loans held for investment evaluated on a collective basis (the collective allowance). The Company estimated the collective allowance on a collective (pool) basis for loans grouped with similar risk characteristics based upon the nature of the loan type. The Company estimated the collective allowance using a discounted cash flow model for each loan pool over the contractual term of the loan, adjusted for expected prepayments and curtailments where appropriate. Such model applies the modeled forecasted PD, which is the probability that a borrower will default, adjusted for relevant macroeconomic factors, comprising multiple weighted scenarios representing different plausible outcomes, and the modeled LGD, which is the estimate of the amount of net loss in the event of default. To the extent the estimated lives of the loans in the portfolio extend beyond the reasonable and supportable forecast period of two years, the Company reverts on a straight-line basis back to the historical loss rates over a one-year period. The resulting life-of-loan loss estimate may be adjusted for certain qualitative factors to address limitations in the quantitative model.

We identified the assessment of the collective allowance as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment. Specifically, the assessment encompassed the evaluation of the collective allowance methodology, including the model and methods used to estimate the forecasted PD and its significant assumptions, including the selection and weighting of the macroeconomic forecasts, the selection of macroeconomic factors, and the reasonable and supportable forecast period. The assessment also included an evaluation of certain qualitative adjustments to address limitations in the quantitative model, specifically the adjustments for leveraged lending, CRE office buildings and CRE multi-family portfolios. The assessment also included an evaluation of the conceptual soundness and performance of the forecasted PD model. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the measurement of the collective allowance estimate, including controls over the:
•development of the collective allowance methodology
•continued use and appropriateness of the forecasted PD model
•conceptual soundness and performance of the forecasted PD model
•identification and determination of the significant assumptions used in the forecasted PD model
•development and measurement of the qualitative adjustments
•analysis of collective allowance results, trends, and ratios.
We evaluated the Company’s process to develop the collective allowance estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. We also involved credit risk professionals with specialized skills and knowledge who assisted in:
•evaluating the Company’s collective allowance methodology for compliance with U.S. generally accepted accounting principles
•assessing the conceptual soundness and performance of the forecasted PD model by inspecting the model documentation to determine whether the model is suitable for its intended use
•evaluating assumptions made by the Company relative to the selection and weighting of the macroeconomic forecasts, including the appropriateness of and the selection of macroeconomic factors, and the reasonable and supportable forecast period used in the forecasted PD model by comparing them to the Company's business environment and relevant industry practices
•evaluating certain qualitative adjustments to address limitations in the quantitative model, specifically the adjustments for leveraged lending, CRE office buildings and CRE multi-family portfolios, by comparing them to relevant credit risk factors and consistency with credit trends.
We also assessed the sufficiency of the audit evidence obtained related to the collective allowance by evaluating the:
•cumulative results of the audit procedures
•qualitative aspects of the Company’s accounting practices
•potential bias in the accounting estimates.

/s/ KPMG LLP

We have served as the Company’s auditor since 1975.
Atlanta, Georgia
March 2, 2026

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Pinnacle Financial Partners, Inc.:
Opinion on Internal Control Over Financial Reporting
We have audited Synovus Financial Corp. and subsidiaries' (the Company) internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements), and our report dated March 2, 2026 expressed an unqualified opinion on those consolidated financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

Atlanta, Georgia
March 2, 2026

Synovus Financial Corp.
Consolidated Balance Sheets

	December 31,
(in thousands, except share and per share data)	2025	2024
ASSETS
Interest-earning deposits with banks and other cash and cash equivalents	$2,513,159	$2,977,667
Federal funds sold and securities purchased under resale agreements	24,546	16,320
Total cash, cash equivalents, and restricted cash	2,537,705	2,993,987
Investment securities held to maturity	2,409,184	2,581,469
Investment securities available for sale	7,411,072	7,551,018
Loans held for sale (includes $36,593 and $33,448, measured at fair value, respectively)	106,221	90,111
Loans, net of deferred fees and costs	44,625,627	42,609,028
Allowance for loan losses	(477,934)	(486,845)
Loans, net	44,147,693	42,122,183
Cash surrender value of bank-owned life insurance	941,448	1,139,988
Premises, equipment and software, net	377,940	383,724
Goodwill	480,440	480,440
Other intangible assets, net	23,809	34,318
Other assets	2,923,325	2,856,406
Total assets	$61,358,837	$60,233,644
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Non-interest-bearing deposits	$11,201,939	$11,596,119
Interest-bearing deposits	40,121,983	39,499,240
Total deposits	51,323,922	51,095,359
Federal funds purchased and securities sold under repurchase agreements	48,848	131,728
Long-term debt	2,456,442	1,733,109
Other liabilities	1,516,218	2,007,197
Total liabilities	55,345,430	54,967,393
Shareholders’ Equity
Preferred stock - no par value; authorized 100,000,000 shares; issued 22,000,000	537,145	537,145
Common stock - $1.00 par value; authorized 342,857,142 shares; issued 172,814,570 and 172,185,507, respectively; outstanding 138,893,470 and 141,165,908, respectively	172,815	172,186
Additional paid-in capital	4,008,677	3,986,729
Treasury stock, at cost; 33,921,100 and 31,019,599 shares, respectively	(1,359,054)	(1,216,827)
Accumulated other comprehensive income (loss), net	(628,261)	(970,765)
Retained earnings	3,261,845	2,736,089
Total Synovus Financial Corp. shareholders’ equity	5,993,167	5,244,557
Noncontrolling interest in subsidiary	20,240	21,694
Total equity	6,013,407	5,266,251
Total liabilities and shareholders' equity	$61,358,837	$60,233,644

See accompanying notes to the audited consolidated financial statements.

Synovus Financial Corp.
Consolidated Statements of Income

	Years Ended December 31,
(in thousands, except per share data)	2025	2024	2023
Interest income:
Loans, including fees	$2,653,672	$2,769,778	$2,684,762
Investment securities	367,544	329,478	248,294
Loans held for sale	4,078	3,679	30,092
Federal Reserve Bank balances	77,700	75,922	68,289
Other earning assets	13,173	14,732	18,921
Total interest income	3,116,167	3,193,589	3,050,358
Interest expense:
Deposits	1,109,023	1,329,932	1,026,755
Long-term debt	133,153	109,657	180,670
Federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings	774	4,423	26,278
Total interest expense	1,242,950	1,444,012	1,233,703
Net interest income	1,873,217	1,749,577	1,816,655
Provision for (reversal of) credit losses	68,871	136,685	189,079
Net interest income after provision for credit losses	1,804,346	1,612,892	1,627,576
Non-interest revenue:
Service charges on deposit accounts	100,655	91,647	90,096
Fiduciary and asset management fees	84,590	79,828	78,077
Card fees	82,529	76,920	72,357
Brokerage revenue	85,045	84,881	90,004
Mortgage banking income	15,311	14,060	15,157
Capital markets income	49,547	44,058	39,045
Income from bank-owned life insurance	38,399	34,429	31,429
Investment securities gains (losses), net	704	(256,660)	(76,718)
Recovery of NPA	—	—	13,126
Other non-interest revenue	79,612	70,441	51,437
Total non-interest revenue	536,392	239,604	404,010
Non-interest expense:
Salaries and other personnel expense	776,344	737,467	728,378
Net occupancy, equipment, and software expense	195,785	187,451	179,581
Third-party processing and other services	90,856	85,751	86,649
Professional fees	47,066	46,089	39,854
FDIC insurance and other regulatory fees	25,314	45,921	94,737
Restructuring charges (reversals)	(2,305)	2,121	17,707
Merger-related expense	42,261	—	—
Loss on other loans held for sale	—	—	50,064
Other operating expense	146,737	142,743	138,454
Total non-interest expense	1,322,058	1,247,543	1,335,424
Income before income taxes	1,018,680	604,953	696,162
Income tax expense	228,488	125,502	154,021
Net income	790,192	479,451	542,141
Less: Net income (loss) attributable to noncontrolling interest	(1,788)	(3,009)	(1,564)
Net income attributable to Synovus Financial Corp.	791,980	482,460	543,705
Less: Preferred stock dividends	45,325	42,903	35,950
Net income available to common shareholders	$746,655	$439,557	$507,755
Net income per common share, basic	$5.36	$3.05	$3.48
Net income per common share, diluted	5.33	3.03	3.46
Weighted average common shares outstanding, basic	139,296	144,164	146,115
Weighted average common shares outstanding, diluted	140,149	144,998	146,734

    See accompanying notes to the audited consolidated financial statements.

Synovus Financial Corp.
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2025			2024			2023
(in thousands)	Before-tax Amount	Income Tax	Net of Tax Amount	Before-tax Amount	Income Tax	Net of Tax Amount	Before-tax Amount	Income Tax	Net of Tax Amount
Net income	$1,018,680	$(228,488)	$790,192	$604,953	$(125,502)	$479,451	$696,162	$(154,021)	$542,141
Unamortized holding losses on investment securities transferred to held to maturity:
Net unamortized unrealized holding losses on available for sale investment securities transferred to held to maturity	—	—	—	(708,549)	171,115	(537,434)	—	—	—
Reclassification adjustment for amortization of unrealized holding losses on held to maturity investment securities	72,659	(17,547)	55,112	58,808	(14,202)	44,606	—	—	—
Net change	72,659	(17,547)	55,112	(649,741)	156,913	(492,828)	—	—	—
Unrealized gains (losses) on investment securities available for sale:
Net unrealized gains (losses) arising during the period	278,135	(67,170)	210,965	517,032	(124,863)	392,169	215,914	(52,101)	163,813
Reclassification adjustment for realized (gains) losses included in net income	(704)	170	(534)	256,660	(61,983)	194,677	76,718	(18,527)	58,191
Net change	277,431	(67,000)	210,431	773,692	(186,846)	586,846	292,632	(70,628)	222,004
Unrealized gains (losses) on derivative instruments designated as cash flow hedges:
Net unrealized gains (losses) arising during the period	43,600	(10,529)	33,071	(70,101)	16,928	(53,173)	(40,606)	9,815	(30,791)
Reclassification adjustment for realized (gains) losses included in net income	57,864	(13,974)	43,890	139,041	(33,578)	105,463	176,442	(42,611)	133,831
Net change	101,464	(24,503)	76,961	68,940	(16,650)	52,290	135,836	(32,796)	103,040
Total other comprehensive income	$451,554	$(109,050)	$342,504	$192,891	$(46,583)	$146,308	$428,468	$(103,424)	$325,044
Comprehensive income			1,132,696			625,759			867,185
Less: comprehensive income (loss) attributable to noncontrolling interest			(1,788)			(3,009)			(1,564)
Comprehensive income attributable to Synovus Financial Corp.			$1,134,484			$628,768			$868,749

See accompanying notes to the audited consolidated financial statements.

Synovus Financial Corp.
Consolidated Statements of Changes in Shareholders' Equity

	Synovus Financial Corp. Shareholders' Equity
(in thousands, except per share data)	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	AOCI	Retained Earnings	Noncontrolling Interest	Total
Balance at December 31, 2022	$537,145	$170,141	$3,920,346	$(944,484)	$(1,442,117)	$2,234,770	$—	$4,475,801
Cumulative-effect of change in accounting principle for ASU 2023-02	—	—	—	—	—	(297)	—	(297)
Net income (loss)	—	—	—	—	—	543,705	(1,564)	542,141
Other comprehensive income (loss), net of income taxes	—	—	—	—	325,044	—	—	325,044
Cash dividends declared on common stock - $1.52 per share	—	—	—	—	—	(222,329)	—	(222,329)
Cash dividends declared on preferred stock(1)	—	—	—	—	—	(35,950)	—	(35,950)
Restricted share unit vesting and taxes paid related to net share settlement	—	527	(8,938)	—	—	(2,673)	—	(11,084)
Stock options exercised, net	—	692	12,333	—	—	—	—	13,025
Share-based compensation expense	—	—	32,078	—	—	—	—	32,078
Acquisition of noncontrolling interest	—	—	—	—	—	—	25,719	25,719
Balance at December 31, 2023	$537,145	$171,360	$3,955,819	$(944,484)	$(1,117,073)	$2,517,226	$24,155	$5,144,148
Net income (loss)	—	—	—	—	—	482,460	(3,009)	479,451
Other comprehensive income (loss), net of income taxes	—	—	—	—	146,308	—	—	146,308
Cash dividends declared on common stock - $1.52 per share	—	—	—	—	—	(218,009)	—	(218,009)
Cash dividends declared on preferred stock(2)	—	—	—	—	—	(42,903)	—	(42,903)
Repurchases of common stock including costs to repurchase	—	—	—	(272,343)	—	—	—	(272,343)
Restricted share unit vesting and taxes paid related to net share settlement	—	528	(9,388)	—	—	(2,685)	—	(11,545)
Stock options exercised, net	—	298	8,742	—	—	—	—	9,040
Share-based compensation expense	—	—	31,556	—	—	—	—	31,556
Other	—	—	—	—	—	—	548	548
Balance at December 31, 2024	$537,145	$172,186	$3,986,729	$(1,216,827)	$(970,765)	$2,736,089	$21,694	$5,266,251
Net income (loss)	—	—	—	—	—	791,980	(1,788)	790,192
Other comprehensive income (loss), net of income taxes	—	—	—	—	342,504	—	—	342,504
Cash dividends declared on common stock - $1.56 per share	—	—	—	—	—	(217,024)	—	(217,024)
Cash dividends declared on preferred stock(3)	—	—	—	—	—	(45,325)	—	(45,325)
Repurchases of common stock including costs to repurchase	—	—	—	(142,227)	—	—	—	(142,227)
Restricted share unit vesting and taxes paid related to net share settlement	—	581	(14,595)	—	—	(3,875)	—	(17,889)
Stock options exercised, net	—	48	1,413	—	—	—	—	1,461
Share-based compensation expense	—	—	35,130	—	—	—	—	35,130
Other	—	—	—	—	—	—	334	334
Balance at December 31, 2025	$537,145	$172,815	$4,008,677	$(1,359,054)	$(628,261)	$3,261,845	$20,240	$6,013,407

(1)    For the year ended December 31, 2023, dividends per share were $1.92 for Series D and $1.47 for Series E Preferred Stock.
(2)    For the year ended December 31, 2024, dividends per share were $2.24 for Series D and $1.78 for Series E Preferred Stock.
(3)    For the year ended December 31, 2025, dividends per share were $1.99 for Series D and $2.10 for Series E Preferred Stock.

See accompanying notes to the audited consolidated financial statements.

Synovus Financial Corp.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2025	2024	2023
Operating Activities
Net income	$790,192	$479,451	$542,141
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for (reversal of) credit losses	68,871	136,685	189,079
Depreciation, amortization, and accretion, net	57,389	60,408	93,458
Deferred income tax expense (benefit)	31,891	19,371	16,837
Originations of loans held for sale	(7,823,113)	(6,179,459)	(600,671)
Proceeds from sales of loans held for sale	7,818,137	6,151,247	945,944
Gain on sales of loans held for sale, net	(11,414)	(9,657)	(9,700)
(Increase) decrease in other assets	14,054	(389,458)	(285,823)
Increase (decrease) in other liabilities	(303,659)	265,561	244,335
Investment securities (gains) losses, net	(704)	256,660	76,718
Share-based compensation expense	34,144	32,049	32,224
Loss on sales of loans	—	—	50,064
Loss (gain) on early extinguishment of long-term debt	1,344	—	(5,400)
Net gain on sales of other real estate and other assets held for sale	(1,058)	(1,828)	(4,654)
Other	—	—	(1,929)
Net cash provided by (used in) operating activities	676,074	821,030	1,282,623
Investing Activities
Net cash received (paid) for business combination and divestiture	—	—	8,359
Proceeds from maturities and principal collections of investment securities held to maturity	237,667	187,046	—
Proceeds from maturities and principal collections of investment securities available for sale	621,799	614,733	937,967
Proceeds from sales of investment securities available for sale	222,593	1,365,923	1,301,520
Purchases of investment securities available for sale	(409,656)	(2,640,980)	(2,150,430)
Net proceeds from sales of loans	25,157	37,453	1,651,154
Purchases of loans	—	—	(10,623)
Net (increase) decrease in loans	(2,134,511)	615,363	(1,524,681)
Net (purchases) redemptions of Federal Reserve Bank stock	(517)	(12,655)	(5,081)
Net (purchases) redemptions of Federal Home Loan Bank stock	(35,895)	33,225	128,458
Net (purchases) proceeds from settlement of bank-owned life insurance policies	16,807	6,496	8,773
Net increase in premises, equipment and software	(33,185)	(56,152)	(32,207)
Proceeds from sales of other real estate and other assets held for sale	4,549	27,119	10,757
Net cash provided by (used in) investing activities	(1,485,192)	177,571	323,966
Financing Activities
Net increase (decrease) in deposits	215,941	343,683	1,858,349
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	(82,880)	(57,346)	42,486
Net increase (decrease) in other short-term borrowings	—	(3,496)	(599,888)
Repayments and redemption of long-term debt	(1,951,345)	(1,850,000)	(5,404,731)
Proceeds from long-term debt, net	2,645,921	1,646,791	3,220,912
Dividends paid to common shareholders	(270,821)	(220,128)	(216,061)
Dividends paid to preferred shareholders	(45,325)	(40,696)	(35,950)
Issuances, net of taxes paid, under equity compensation plans	(16,428)	(2,505)	1,940
Repurchase of common stock	(142,227)	(272,343)	—
Net cash provided by (used in) financing activities	352,836	(456,040)	(1,132,943)
Increase (decrease) in cash and cash equivalents including restricted cash	(456,282)	542,561	473,646
Cash, cash equivalents, and restricted cash at beginning of year	2,993,987	2,451,426	1,977,780
Cash, cash equivalents, and restricted cash at end of year	$2,537,705	$2,993,987	$2,451,426
Supplemental Disclosures (1)
Interest paid	1,274,093	1,467,099	1,112,905
Non-cash Activities:
Early surrender of BOLI policies	220,247	—	—
Loans foreclosed and transferred to other real estate	22,488	21,992	—
Investment securities transferred from available for sale to held to maturity	—	2,715,635	—
Settlement of acquired debt	—	—	31,109

(1) Disclosures of income taxes paid are presented in Note 16 - Income Taxes pursuant to our adoption of ASU 2023-09. Refer to Note 1 - Summary of Significant Accounting Policies for additional information related to our adoption of this ASU.
See accompanying notes to the audited consolidated financial statements.

Note 1 - Summary of Significant Accounting Policies
Business Operations
Synovus provides commercial and consumer banking in addition to a full suite of specialized products and services including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, and international banking to its clients through its wholly-owned subsidiary bank, Synovus Bank, primarily in offices located throughout Alabama, Florida, Georgia, South Carolina, and Tennessee.
In addition to our banking operations, Synovus also provides various other financial planning and investment advisory services through its wholly-owned non-bank subsidiaries, including: Synovus Securities, headquartered in Columbus, Georgia, which specializes in professional portfolio management for fixed-income securities, investment banking, the execution of securities transactions as a broker/dealer, and the provision of individual investment advice on equity and other securities; and Synovus Trust, headquartered in Columbus, Georgia, which provides trust, asset management, and financial planning services.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements of Synovus include the accounts of the Parent Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The accounting and financial reporting policies of Synovus are in accordance with GAAP and conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. Prior period consolidated financial statements are reclassified whenever necessary to conform to the current period presentation. No reclassifications of prior period balances were material to the consolidated financial statements.
The Company’s consolidated financial statements include all entities in which the Company has a controlling financial interest. A VIE for which Synovus or a subsidiary has been determined to be the primary beneficiary is also consolidated. The determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Investments in VIEs where Synovus is not the primary beneficiary are accounted for using either the proportional amortization method or equity method of accounting. The Company uses the hypothetical liquidation at book value (HLBV) method for equity investments when the liquidation rights and priorities as defined by an equity investment agreement differ from what is reflected by the underlying percentage ownership interests.
Investments in VIEs are included in other assets on the consolidated balance sheets, and the Company's proportionate share of income or loss is included as either a component of income tax expense (proportional amortization method) or other non-interest revenue (equity method). The maximum potential exposure to losses relative to investments in VIEs is generally limited to the sum of the outstanding balance, future funding commitments and any related loans to the entity. The assessment of whether or not the Company has a controlling interest (i.e., the primary beneficiary) in a VIE is performed on an ongoing basis. Refer to "Part II - Item 8. Financial Statements and Supplementary Data - Note 14 - Commitments and Contingencies" of this Report for additional details regarding Synovus' involvement with VIEs.
Merger with Pinnacle Financial Partners, Inc.
On July 24, 2025, Synovus entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pinnacle Financial Partners, Inc. ("Pinnacle") and Steel Newco Inc., a newly formed Georgia corporation jointly owned by Pinnacle and Synovus (“Newco”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Pinnacle and Synovus will each simultaneously merge with and into Newco (such mergers, collectively, the “Merger”), with Newco continuing as the surviving corporation in the Merger and named Pinnacle Financial Partners, Inc.
On November 25, 2025, Synovus and Pinnacle received approvals from the Board of Governors of the Federal Reserve System to complete the Merger, the FRS Membership, and the Bank Merger. Also on November 25, 2025 and November 26, 2025, Synovus and Pinnacle received approvals from the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, respectively, which constituted the remaining bank regulatory approvals required to complete the transaction.
The Merger was completed January 1, 2026. Management evaluated the Merger, the Bank Merger, and related equity conversions as subsequent events for purposes of this Annual Report on Form 10-K. As these transactions occurred after the balance sheet date but prior to the issuance of these financial statements, and because they represent significant events affecting Synovus' capital structure and organization form, they have been disclosed but not recognized in the accompanying consolidated financial statements in accordance with ASC 855, Subsequent Events. Refer to Note 19 - Subsequent Event in this Report for further information.

Qualpay Acquisition
On June 1, 2023, Synovus acquired a 60% equity interest in Qualpay, a provider of a cloud-based platform that combines a payment gateway with merchant processing solutions, allowing merchants and independent software vendors to integrate payments into their software or websites. As part of this acquisition, Synovus acquired three of the five seats on Qualpay's Board of Directors.
Under the terms of the agreement, Synovus acquired a controlling interest in Qualpay in exchange for $7.0 million in cash and the settlement of Qualpay's debt to Synovus of $31.1 million. Synovus accounted for the transaction as a business combination and recorded the assets acquired, which primarily consisted of intangible assets and goodwill, liabilities assumed, noncontrolling interest, and consideration exchanged, at their estimated fair values on the acquisition date.
Use of Estimates
In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the respective consolidated balance sheets and the reported amounts of revenue and expense for the periods presented. Actual results could differ significantly from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the ACL, estimates of fair value, and income taxes.
Business Combinations
Assets and liabilities acquired in business combinations are recorded at their acquisition date fair values, except as provided for by the applicable accounting guidance, with any excess recorded as goodwill. The results of operations of the acquired company are combined with Synovus’ results from the acquisition date forward. In accordance with ASC Topic 805, Business Combinations, the Company generally records provisional amounts at the time of acquisition based on the information available to the Company. The provisional estimates of fair values may be adjusted for a period of up to one year (“measurement period”) from the date of acquisition if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Subsequent to the acquisition date, adjustments recorded during the measurement period are recognized in the current reporting period. Acquisition costs are expensed when incurred.
Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents primarily include interest-bearing funds with Federal Reserve Bank as well as cash and due from banks, interest-earning deposits with banks, and federal funds sold and securities purchased under resale agreements, which are inclusive of any restricted cash and restricted cash equivalents. Cash and cash equivalents included restricted cash of $21.2 million and $34.6 million at December 31, 2025 and 2024, respectively, which were pledged to collateralize certain derivative instruments and letters of credit.
Investment Securities
Synovus classifies its securities based upon management's intent and ability to hold the investment securities as either securities available for sale or securities held to maturity.
Investment securities available for sale are carried at fair value with unrealized gains and losses, net of the related tax effect, excluded from earnings and reported as a separate component of shareholders' equity within accumulated other comprehensive income (loss) until realized. Accrued interest receivable on investment securities available for sale is included within other assets on the consolidated balance sheets.
Securities that Synovus has the full intent and ability to hold until maturity are classified as held to maturity and are carried at amortized cost, net of any allowance for credit losses. Accrued interest is excluded from the amortized cost of held to maturity securities and is included within other assets on the consolidated balance sheets. Held to maturity securities are generally placed on non-accrual status using factors similar to those described for loans as referenced below within this note in the "Non-accrual Loans" section.
At the time an investment security is transferred from the available for sale to held to maturity category, the security's fair value becomes its new amortized cost, net of any allowance for credit losses and is a non-cash transaction. Unrealized gains or losses at the date of transfer of these securities continue to be reported in AOCI and are amortized into interest income on a level-yield basis over the remaining life of the security, in a manner consistent with the amortization or accretion of the original purchase premium or discount on the associated security.
When investment securities available for sale are in an unrealized loss position, Synovus performs a quarterly assessment of its available for sale securities to determine if the decline in fair value of a security below its amortized cost is related to credit losses or other factors. Management considers the extent to which fair value is less than amortized cost, the issuer of the security, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. In assessing whether credit-related impairment exists, the present value of cash flows expected to be collected from the security is compared to the security's amortized cost. If the present value of cash flows expected to be collected is less than the security's amortized cost basis, the difference is attributable to credit losses. For such differences, Synovus would record an ACL with an offset to provision for credit losses. Synovus would limit the ACL recorded to the amount the security's fair value is less than the amortized cost basis.
For investment securities available for sale in an unrealized loss position, if Synovus has an intention to sell the security, or it is more likely than not that the security will be required to be sold prior to recovery, the security is written down to its fair value. The write down is charged against the ACL, if one was previously recorded, with any additional impairment recorded in earnings.
The Company assesses expected credit losses on held to maturity securities on a collective basis by major security type. Any expected credit loss is provided through an allowance for credit losses on held to maturity securities and deducted from the amortized cost basis of the security. All of the Company's held to maturity securities are either guaranteed or issued by U.S. government sponsored enterprises, are highly rated by major credit rating agencies and have a long history of no credit losses, and therefore, the zero-credit loss assumption has been applied. Synovus has elected to not measure an allowance on its accrued interest receivable as a result of the timely reversal of interest receivable deemed uncollectible. Interest accrued but not received for a security placed on non-accrual is reversed against interest income. Cash collected on non-accrual held to maturity securities is generally applied to reduce the securities amortized cost basis and not as interest income.
Interest income on securities is recorded on the accrual basis on the consolidated statements of income. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method unless the premium is related to callable debt securities. For these securities, the amortization period is shortened to the earliest call date. Realized gains and losses for securities available for sale are included in investment securities gains (losses), net, on the consolidated statements of income and are derived using the specific identification method, on a trade date basis.
Mortgage Loans Held for Sale and Mortgage Banking Income
Mortgage Loans Held for Sale
Mortgage loans held for sale are initially measured at fair value under the fair value option election with subsequent changes in fair value recognized in mortgage banking income on the consolidated statements of income.
Mortgage Banking Income
Mortgage banking income consists primarily of origination and ancillary fees on mortgage loans originated for sale, and gains and losses from the sale of those loans. Mortgage loans are sold servicing released, without recourse or continuing involvement, and meet ASC Topic 860, Transfers and Servicing criteria for sale accounting.
Other Loans Held for Sale
Other loans held for sale are carried at the lower of cost or estimated fair value. See the "Fair Value Measurements and Disclosures" section below for discussion of determining fair value.
Loans Held for Investment and Interest Income
Loans the Company has the intent and ability to hold for the foreseeable future are reported at principal amounts outstanding less amounts charged off, net of deferred fees and costs, and purchase premium/discount. Interest income is recognized on a level yield basis.
Non-accrual Loans
Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest is discontinued on loans when reasonable doubt exists as to the full collection of interest and principal, or when loans become contractually past due for 90 days or more as to either interest or principal, in accordance with the terms of the loan agreement, unless they are both well-secured and in the process of collection. When a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed as an adjustment to interest income on loans. Interest payments received on non-accrual loans are generally recorded as a reduction of principal. As payments are received on non-accruing loans, interest income can be recognized on a cash basis; however, there must be an expectation of full repayment of the remaining recorded principal balance. The remaining portion of this payment is recorded as a reduction to principal. Loans are generally returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest, and the borrower has sustained repayment performance under the terms of the loan agreement for a reasonable period of time (generally six months).

Financial Difficulty Modifications
Synovus adopted ASU 2022-02, Financial Instruments- Credit Losses (Topic 326), effective January 1, 2023 on a prospective basis, which eliminated the recognition and measurement of troubled debt restructurings. In accordance with ASU 2022-02, when borrowers are experiencing financial difficulty, Synovus may make certain loan modifications as part of its loss mitigation strategies to maximize expected payment. All loan modifications, renewals, and refinancings where borrowers are experiencing financial difficulty are evaluated for FDM classification. To be classified as an FDM, the modifications must be in the form of providing an interest rate reduction relative to the current interest rate, principal forgiveness, or an other-than-insignificant payment delay or extension of the maturity of the loan. An FDM is tracked for twelve months following the modification(s) granted. The effect of these modifications is already included in the ACL because our use of a DCF model captures loan level changes including modified terms as part of the estimation process.
Concentrations of Credit Risk
A substantial portion of the loan portfolio is secured by real estate in markets located throughout Alabama, Florida, Georgia, South Carolina, and Tennessee. Accordingly, the ultimate collectability of a substantial portion of the loan portfolio is susceptible to changes in market conditions in these areas.
Loan Origination Deferred Fees and Costs
Loan origination fees and direct loan origination costs are deferred and amortized to net interest income over the life of the related loan or over the commitment period as a yield adjustment.
Allowance for Credit Losses (ACL)
Synovus calculates its ACL utilizing an expected credit loss methodology (referred to as CECL). CECL requires management’s estimate of credit losses over the full remaining expected life of loans and other financial instruments, including unfunded loan commitments, accrued interest receivable, debt securities, and other receivables.
Allowance for Loan Losses (ALL)
The ALL on loans held for investment represents management's estimate of credit losses expected over the life of the loans included in Synovus' existing loans held for investment portfolio. Changes to the allowance are recorded through a provision for credit losses and reduced by loans charged-off, net of recoveries. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain.
Accrued but uncollected interest is recorded in other assets on the consolidated balance sheets. In general, the Company does not record an ACL for accrued interest receivable as allowable per ASC 326-20-30-5A as Synovus' non-accrual policies result in the timely write-off of accrued but uncollected interest.
Credit loss measurement
Synovus' loan loss estimation process includes procedures to appropriately consider the unique characteristics of its loan portfolio segments (C&I, CRE and consumer). These segments are further disaggregated into loan classes, the level at which credit quality is assessed and monitored (as described in the subsequent sections).
The ALL is measured on a collective (pool) basis when similar risk characteristics exist. Loans are grouped based upon the nature of the loan type and are further segregated based upon the methods for risk assessment. Credit loss assumptions are primarily estimated using a discounted cash flow (DCF) model applied to the aforementioned loan pools. This model calculates an expected life-of-loan loss percentage for each loan category by considering the modeled forecasted PD, which is the probability that a borrower will default, adjusted for relevant forecasted macroeconomic factors comprising multiple weighted scenarios representing different plausible outcomes, and the modeled LGD, which is the estimate of the amount of net loss in the event of default.
Expected credit losses are estimated over the contractual term of the loan, adjusted for expected prepayments and curtailments when appropriate.
To the extent the lives of the loans in the portfolio extend beyond the period for which a reasonable and supportable forecast can be made (which is two years for Synovus), the Company reverts, on a straight-line basis back to the historical rates over a one year period.
The ALL may be adjusted, as necessary, for certain quantitative and qualitative factors. These factors are used to capture characteristics in the portfolio that impact expected credit losses, but are not fully captured within the expected credit loss models. This includes adjustments for economic forecast limitations, loan maturity extensions, portfolio composition and concentrations, among others. These adjustments, in management's judgment, are necessary to reflect losses expected in the portfolio and are based on management's analysis of current and expected economic conditions and their impact to the portfolio, as well as internal credit risk movements and a qualitative assessment of the lending environment, including underwriting standards.
The above reflects the ALL estimation process for most commercial and consumer sub-pools. In some cases, Synovus may apply other acceptable loss rate models to smaller sub-pools.
Loans that do not share risk characteristics are individually evaluated on a loan-by-loan basis with specific reserves, if any, recorded as appropriate. Specific reserves are determined based on two methods: discounted cash flow based upon the loan's contractual effective interest rate or at the fair value of the collateral, less costs to sell if the loan is collateral-dependent.
For individually evaluated loans, if the loan is collateral-dependent, then the fair value of the loan's collateral, less estimated selling costs, is compared to the loan's carrying amount to determine impairment. Fair value is generally estimated using appraisals performed by a certified or licensed appraiser. Management also considers other factors or recent developments, such as changes in absorption rates or market conditions at the time of valuation, selling costs and anticipated sales values, taking into account management's plans for disposition, which could result in adjustments to the fair value estimates indicated in the appraisals. The assumptions used in determining the amount of the impairment are subject to significant judgment. Use of different assumptions, for example, changes in the fair value of the collateral or management's plans for disposition could have a significant impact on the amount of impairment.
For individually evaluated loans, under the DCF method, resulting expected credit losses are recorded as a specific reserve with a charge-off for any portion of the expected credit loss that is determined not to be recoverable. The reserve is reassessed each quarter and adjusted as appropriate based on changes in estimated cash flows. Additionally, where guarantors are determined to be a source of repayment, an assessment of the guarantee is required. This guarantee assessment would include, but not be limited to, factors such as type and feature of the guarantee, consideration for the guarantor's financial strength and capacity to service the loan in combination with the guarantor's other financial obligations as well as the guarantor's willingness to assist in servicing the loan.
Purchased Loans with Credit Deterioration
Purchased loans are evaluated upon acquisition in order to determine if the loan, or pool of loans, has experienced more-than-insignificant deterioration in credit quality since origination or issuance. In the performance of this evaluation, Synovus considers migration of the credit quality of the loans at origination in comparison to the credit quality at acquisition.
Purchased loans classified as PCD are recognized in accordance with ASC 326-20-30, whereby the amortized cost basis of the PCD asset is ‘grossed-up’ by the initial estimate of credit losses with an offset to the ALL. This acquisition date allowance has no income statement effect. Post-acquisition, any changes in estimates of expected credit losses are recorded through the provision for credit losses. Non-credit discounts or premiums are accreted or amortized, respectively into interest income using the interest method.
The accounting treatment for purchased loans classified as non-PCD is the same as loans held for investment as detailed in the above section.
Allowance for Credit Losses on Off-balance-sheet Credit Exposures
Synovus maintains a separate ACL for off-balance-sheet credit exposures, including unfunded loan commitments, unless the associated obligation is unconditionally cancellable by the Company. This allowance is included in other liabilities on the consolidated balance sheets with associated expense recognized as a component of the provision for credit losses on the consolidated statements of income. The reserve for off-balance-sheet credit exposures considers the likelihood that funding will occur and estimates the expected credit losses on resulting commitments expected to be funded over their estimated life using the estimated loss rates on loans held for investment.
Commercial Loans - Risk Ratings
Synovus utilizes two primary methods for risk assessment of the commercial loan portfolio: SRR Assessment and DRR Assessment. The SRR model is an expert judgment based model that results in a blended (i.e. single) rating. DRR is a statistical model approach to risk rating that includes a PD and a LGD. The single and dual risk ratings are based on the borrowers' credit risk profile, considering factors such as debt service history, current and estimated prospective cash flow information, collateral supporting the credit, source of repayment as well as other variables, as appropriate.
Each loan is assigned a risk rating during its initial approval process. Commercial loans include classifications of pass, special mention, substandard, doubtful, and loss consistent with bank regulatory classifications.
The loan rating (for both SRR and DRR loans) is subject to approvals from members of management, regional credit and/or loan committees depending on the size of the loan and credit attributes. Loan ratings are regularly evaluated based upon annual scheduled credit reviews or on a more frequent basis if determined prudent by management. Additionally, an independent loan review function evaluates Synovus' risk rating processes on a continuous basis. The primary determinants of the risk ratings for commercial loans are the reliability of the primary source of repayment and the borrower's expected performance. Expected performance is based upon a full analysis of the borrower's historical financial results, current financial strength and future prospects, which includes any external drivers.
Consumer Loans – Risk Ratings
Consumer loans are subject to uniform lending policies and consist primarily of loans with strong borrower credit scores. Synovus makes consumer lending decisions based upon a number of key credit risk determinants including FICO scores as well as loan-to-value and debt-to-income ratios. Consumer loans are generally assigned a risk rating based on credit bureau scores. At 90 days past due, a loan grade of substandard non-accrual is applied and at 120 days past due, the loan is generally charged-off. Most of the consumer loan portfolio is sent on at least a quarterly basis to a consumer credit reporting agency for a refresh of clients' credit scores so that management can evaluate ongoing consistency or negative migration in the quality of the portfolio. Revolving lines of credit are reviewed for a material change in financial circumstances and, when appropriate, the line of credit may be suspended for further advances.
Transfers of Financial Assets
Transfers of financial assets in which Synovus has surrendered control over the transferred assets are accounted for as sales. Control over transferred assets is considered to be surrendered when 1) the assets have been legally isolated from Synovus or any consolidated affiliates, even in bankruptcy or other receivership, 2) the transferee has the right to pledge or exchange the assets with no conditions that constrain the transferee and provide more than a trivial benefit to Synovus, and 3) Synovus does not maintain effective control over the transferred assets. If the transfer is accounted for as a sale, the transferred assets are derecognized from the balance sheet and a gain or loss on sale is recognized on the consolidated statements of income. If the sale criteria are not met, the transfer is accounted for as a secured borrowing and the transferred assets remain on Synovus' consolidated balance sheets and the proceeds from the transaction are recognized as a liability.
Cash Surrender Value of Bank-Owned Life Insurance
Investments in bank-owned life insurance policies on certain current and former officers and employees of Synovus are recorded at the net realizable value of the policies. Net realizable value is the cash surrender value of the policies less any applicable surrender charges and any policy loans. Synovus has not borrowed against the cash surrender value of these policies. Changes in the cash surrender value of the policies as well as proceeds from insurance benefits are recorded in income from bank-owned life insurance on the consolidated statements of income. In December 2025, Synovus surrendered various low yielding bank-owned life insurance policies valued at $220.2 million. As a result, this amount was reclassified to accounts receivable within other assets until the proceeds are received, and additional income tax expense and penalties of $14.2 million were recorded.
Premises, Equipment and Software
Premises, equipment and software including bank-owned branch locations and leasehold improvements are reported at cost, less accumulated depreciation and amortization, which are computed using the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over an average of 10 to 40 years, while furniture, equipment, and software are depreciated and amortized over a range of 3 to 10 years. Synovus capitalizes certain costs associated with the acquisition or development of internal-use software. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s expected useful life over a range of the lesser of contract terms or 3 to 7 years. Leasehold improvements are depreciated over the shorter of the estimated useful life or the remainder of the lease term. Synovus reviews long-lived assets, such as premises and equipment, for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived assets is measured by a comparison of the asset's carrying amount to future undiscounted cash flows expected to be generated by use and eventual disposition of the asset. Any resulting impairment is measured by the amount by which the carrying value exceeds the fair value of the asset (based on the undiscounted cash flows expected to be generated by the asset’s use and eventual disposition). Maintenance and repairs are charged to non-interest expense and improvements that extend the useful life of the asset are capitalized to the asset's carrying value and depreciated.
Goodwill and Other Intangible Assets
Goodwill represents the excess purchase price over the fair value of identifiable net assets of acquired businesses. Goodwill is tested for impairment at the reporting unit level, equivalent to a business segment or one level below. Synovus performs its annual evaluation of goodwill impairment as of October 1, and as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Refer to "Part II - Item 8. Financial Statements and Supplementary Data - Note 5 - Goodwill and Other Intangible Assets" of this Report for details of the evaluation.

Other intangible assets relate primarily to a core deposit intangible, client relationships, and developed technology resulting from business acquisitions. The core deposit intangible is amortized over its estimated useful life of approximately ten years utilizing an accelerated method. The remaining intangible assets are amortized using straight-line methods based on the remaining lives of the assets with amortization periods ranging from five to ten years. Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.
Definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of the intangible assets is measured by a comparison of the asset's carrying amount to future undiscounted cash flows expected to be generated by the asset. Any resulting impairment is measured by the amount by which the carrying value exceeds the fair value of the asset (based on the undiscounted cash flows expected to be generated by the asset).
Long-term Debt
Long-term debt balances are presented net of discounts and premiums, debt issuance costs that arise from the issuance of long-term debt, and the impact of hedge accounting. Discounts, premiums and debt issuance costs are amortized using the effective interest rate method or straight-line method (when the financial statement impacts of this method are not materially different from the former method). For additional information on hedge accounting, refer to the Derivative Instruments section of this Note and "Part II - Item 8. Financial Statements and Supplementary Data - Note 13 - Derivative Instruments" of this Report.
Non-interest Revenue
Synovus' contracts with clients generally do not contain terms that require significant judgment to determine the amount of revenue to recognize. Synovus' policies for recognizing non-interest revenue within the scope of ASC Topic 606, Revenue from Contracts with Customers, including the nature and timing of such revenue streams, are included below.
Service Charges on Deposit Accounts: Revenue from service charges on deposit accounts is earned through cash management, wire transfer, and other deposit-related services, as well as overdraft, NSF, account management and other deposit-related fees. Revenue is recognized for these services either over time, corresponding with deposit accounts' monthly cycle, or at a point in time for transaction-related services and fees. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to clients' accounts.
Fiduciary and Asset Management Fees: Fiduciary and asset management fees are primarily comprised of fees earned from the management and administration of trusts and other client assets. Synovus' performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fee rate. Payment is generally received a few days after month-end through a direct charge to clients' accounts. Synovus does not earn performance-based incentives.
Card Fees: Card fees consist primarily of interchange fees from credit cards and debit cards processed by card association networks, as well as merchant discounts, and other card-related services. Interchange rates are generally set by the credit card associations and based on purchase volumes and other factors. Interchange fees and merchant discounts are recognized concurrently with the delivery of service on a daily basis as transactions occur. Payment is typically received immediately or in the following month. Card fees are reported net of certain associated expense items including loyalty program expense and network expense.
Brokerage Revenue: Brokerage revenue consists primarily of commissions. Additionally, brokerage revenue includes advisory fees earned from the management of client assets. Transactional revenues are based on the size and number of transactions executed at the client's direction and are generally recognized on the trade date with payment received on the settlement date. Advisory fees for brokerage services are recognized and collected monthly and are based upon the month-end market value of the assets under management at a rate predetermined in the contract.
Capital Markets Income (partially within the scope of ASC Topic 606): Investment banking income, a component of capital markets income, is comprised primarily of securities underwriting fees and remarketing fees. Synovus assists corporate clients in raising capital by offering equity or debt securities to potential investors. The transaction fees are based on a percentage of the total transaction amount. The underwriting and remarketing fees are recognized on the trade date when the securities are sold to third-party investors with payment received on the settlement date.
Insurance Revenue (included in other non-interest revenue on the consolidated statements of income): Insurance revenue primarily consists of commissions received on annuity and life product sales. The commissions are recognized as revenue when the client executes an insurance policy with the insurance carrier. In some cases, Synovus receives payment of trailing commissions each year when the client pays its annual premium.
Other Fees (included in other non-interest revenue on the consolidated statements of income): Other fees within the scope of ASC Topic 606 include revenue generated from safe deposit box rental fees, lockbox services, loan-related income, and commercial sponsorship income. Fees are recognized over time, on a monthly basis, as Synovus' performance obligation for services is satisfied. Payment is received upfront for safe deposit box rentals and in the following month for lockbox services. Other fees are recognized in a manner that reflects the timing of when transactions occur or as services are provided.
Share Repurchases
Common stock repurchases are recorded at cost. At the date of settlement, shareholders' equity is reduced by the repurchase price and includes commissions and other transaction expenses that arise from the repurchases. If treasury shares are subsequently reissued, treasury stock is reduced by the cost of such stock with differences between cost and the re-issuance date fair value recorded in additional paid-in capital or retained earnings, as applicable.
Earnings per Share
Basic net income per common share is computed by dividing net income available to common shareholders by the average common shares outstanding for the period. Diluted net income per common share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted. The dilutive effect of outstanding options and restricted share units is reflected in diluted net income per common share, unless the impact is anti-dilutive, by application of the treasury stock method.
Share-based Compensation
Synovus has a long-term incentive plan under which the Compensation and Human Capital Committee of the Board of Directors has the authority to grant share-based awards to Synovus employees. The Plan permits grants of share-based compensation including stock options, restricted share units, and performance share units. The grants generally include a service-based vesting period of three years. Restricted share units are primarily equity-based but certain specific grants may be cash settled as well. When cash settled awards are granted, they are classified as a liability and revalued quarterly. Performance share units contain both market and performance target levels. The performance target levels are compared to applicable metrics to determine adjustments to compensation expense. Synovus has historically issued new shares to satisfy share option exercises and share unit conversions. Dividend equivalents are paid on outstanding restricted share units and performance share units in the form of additional restricted share units that vest over the same vesting period or the vesting period left on the original restricted share unit grant.
Compensation expense is measured based on the grant date fair value of restricted share units and performance share units. Synovus' share-based compensation costs associated with employee grants are recorded as a component of salaries and other personnel expense on the consolidated statements of income. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise or release of restrictions. At the time awards are exercised, cancelled, expire or restrictions are released, Synovus recognizes an adjustment to income tax expense for the difference between the previously estimated tax deduction and the actual tax deduction realized.
Fair Value Measurements and Disclosures
Synovus carries various assets and liabilities at fair value based on the fair value accounting guidance under ASC Topic 820, Fair Value Measurement, and ASC Topic 825, Financial Instruments. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an “exit price”) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Fair Value Hierarchy
Synovus determines the fair value of its financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the financial instrument's fair value measurement in its entirety. There are three levels of inputs that may be used to measure fair value. The three levels of inputs of the valuation hierarchy are defined below:

Level 1	Quoted prices (unadjusted) in active markets for identical assets and liabilities for the instrument or security to be valued.
Level 2	Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or model-based valuation techniques for which all significant assumptions are derived principally from or corroborated by observable market data.
Level 3	Unobservable inputs that are supported by little, if any, market activity for the asset or liability.
Valuation Methodology by Instrument - Recurring Basis
The following is a description of the valuation methodologies used for the major categories of financial assets and liabilities measured at fair value on a recurring basis.
Investment Securities Available for Sale and Trading Securities
The fair values of investment securities available for sale and trading securities are primarily based on actively traded markets where prices are based on either quoted market prices or observed transactions. Management employs independent third-party pricing services to provide fair value estimates for Synovus' investment securities available for sale and trading securities. Fair values for fixed income investment securities are typically determined based upon quoted market prices, and/or inputs that are observable in the market, either directly or indirectly, for substantially similar securities. Level 1 securities are typically exchange-quoted prices and include financial instruments such as U.S. Treasury securities and marketable equity securities. Level 2 securities are typically matrix-priced by the third-party pricing service to calculate the fair value. Such fair value measurements consider observable data such as market spreads, cash flows, yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the respective terms and conditions for debt instruments. The types of securities classified as Level 2 within the valuation hierarchy primarily consist of collateralized mortgage obligations, mortgage-backed securities, debt securities of GSEs and agencies, corporate debt, asset-backed securities, and state and municipal securities.
Management uses various validation procedures to confirm that the prices received from pricing services are reasonable. Such validation procedures include reference to market quotes and a review of valuations and trade activity of comparable securities. Consideration is given to the nature of the quotes (e.g., indicative or firm) and the relationship of recently evidenced market activity to the prices provided by the third-party pricing service. Further, management also employs the services of an additional independent pricing firm as a means to verify and confirm the fair values of the primary independent pricing firms.
When there is limited activity or less transparency around inputs to valuation, Synovus develops valuations based on assumptions that are not readily observable in the marketplace; these securities are classified as Level 3 within the valuation hierarchy.
Mortgage Loans Held for Sale
Synovus elected to apply the fair value option for mortgage loans originated with the intent to sell to investors in the secondary market. When loans are not committed to an investor at a set price, fair value is derived from a hypothetical bulk sale model using current market pricing indicators. A best execution valuation model is used for loan pricing for similar assets based upon forward settlements of a pool of loans of similar coupon, maturity, product, and credit attributes. The inputs to the model are continuously updated with available market and historical data. As the loans are sold in the secondary market and primarily used as collateral for securitizations, the valuation model methodology attempts to reflect the pricing execution available to Synovus’ principal market. Mortgage loans held for sale are classified within Level 2 of the valuation hierarchy.
Other investments
Funds invested in privately held companies are classified as Level 3 and the estimated fair value of the company is the estimated fair value as an exit price the fund would receive if it were to sell the company in the marketplace. The fair value of the fund's underlying investments is estimated through the use of valuation models, such as option pricing or a discounted cash flow model. Synovus typically sells shares in any investment after initial public offering (IPO) lock-up periods have ended.
Mutual Funds
Mutual funds (including those held in rabbi trusts) primarily invest in equity and fixed income securities. Shares of mutual funds are valued based on quoted market prices and are therefore classified within Level 1 of the fair value hierarchy.

Derivative Assets and Liabilities
Fair values of interest rate lock commitments and forward commitments are estimated based on an internally developed model that uses readily observable market data such as interest rates, prices, and indices to generate continuous yield or pricing curves, volatility factors, and client credit-related adjustments, subject to the anticipated loan funding probability (pull-through rate). These fair value estimates are classified as Level 2 within the valuation hierarchy.
Fair values of interest rate swaps are determined using a discounted cash flow analysis on the expected cash flows of each derivative, which also includes a credit value adjustment for client swaps. An independent third-party valuation is used to verify and confirm these values, which are classified as Level 2 within the fair value hierarchy.
Valuation Methodology by Instrument - Non-recurring Basis
The following is a description of the valuation methodologies used for the major categories of financial assets and liabilities measured at fair value on a non-recurring basis.
Loans
Loans measured at fair value on a non-recurring basis consist of loans that do not share similar risk characteristics. These loans are typically collateral-dependent loans that are valued using third-party appraised value of collateral less estimated selling price (Level 3).
Other Loans Held for Sale
Loans are transferred to other loans held for sale at amortized cost when Synovus makes the determination to sell specifically identified loans. If the amortized cost exceeds fair value a valuation allowance is established for the difference. The fair value of the loans is primarily determined by analyzing the anticipated market prices of similar assets less estimated costs to sell. At the time of transfer, any credit losses are determined in accordance with Synovus' policy and recorded as a charge-off against the allowance for loan losses. Subsequent changes in the valuation allowance due to changes in the fair value subsequent to the transfer, as well as gains/losses realized from the sale of these assets, are recorded as gains/losses on other loans held for sale, net, as a component of non-interest expense on the consolidated statements of income (Level 3).
Other Real Estate
Other Real Estate (ORE) consists of properties obtained through a foreclosure proceeding or through an in-substance foreclosure in satisfaction of loans. A loan is classified as an in-substance foreclosure when Synovus has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.
At foreclosure, ORE is recorded at fair value less estimated selling costs, which establishes a new cost basis. Subsequent to foreclosure, ORE is evaluated quarterly and reported at fair value less estimated selling costs, not to exceed the new cost basis, determined by review of current appraisals, as well as the review of comparable sales, contractual sales price, and other estimates of fair value obtained principally from independent sources, adjusted for estimated selling costs (Level 3). Any adjustments are recorded as a component of other operating expense on the consolidated statements of income.
Other Assets Held for Sale
Other assets held for sale consist of certain premises and equipment held for sale. The fair value of these assets is determined primarily on the basis of appraisals, contractual sales price, or BOV, as circumstances warrant, adjusted for estimated selling costs. Both techniques engage licensed or certified professionals that use inputs such as absorption rates, capitalization rates, and market comparables (Level 3).
Derivative Instruments
Synovus’ risk management policies emphasize the management of interest rate risk within acceptable guidelines. Synovus’ objective in maintaining these policies is to limit volatility in net interest income arising from changes in interest rates. Risks to be managed include both fair value and cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.
All derivative instruments are recorded on the consolidated balance sheets at their respective fair values, net of variation margin payments, as components of other assets and other liabilities. The accounting for changes in fair value (i.e., unrealized gains or losses) of a derivative instrument depends on whether it qualifies and has been designated as part of a hedging relationship. Synovus formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items.
Fair value hedges - If the hedged exposure is a fair value exposure, the unrealized gain or loss on the derivative instrument is recognized in earnings in the period of change, in the same income statement line as the offsetting unrealized loss or gain on the hedged item attributable to the risk being hedged. When a fair value hedge is discontinued, the cumulative basis adjustments related to the hedged asset or liability are amortized to earnings in the same manner as other components of the carrying amount of that asset or liability.
Cash flow hedges - If the hedged exposure is a cash flow exposure, the gain or loss on the derivative instrument is reported initially as a component of accumulated other comprehensive income (loss), net of the tax impact, and subsequently reclassified into earnings when the hedged transaction affects earnings with the impacts recorded in the same income statement line item used to present the earnings effect of the hedged item. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income (loss) are amortized into earnings over the same periods which the hedged transactions are still expected to affect earnings. If, however, it is probable the forecasted transactions will no longer occur, the accumulated amounts in OCI at the dedesignation date are immediately recognized in earnings.
If the derivative instrument is not designated as a hedge, the gain or loss on the derivative instrument is recognized in earnings as a component of non-interest revenue or other non-interest expense on the consolidated statements of income in the period of change.
Synovus also holds derivative instruments, which consist of interest rate lock agreements related to expected funding of fixed-rate mortgage loans to clients (interest rate lock commitments) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. Synovus’ objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the interest rate lock commitments and the mortgage loans that are held for sale. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments recorded in current period earnings in mortgage banking income.
Synovus also enters into interest rate swap agreements to facilitate the risk management strategies of certain commercial banking clients. Synovus mitigates this risk by entering into equal and offsetting interest rate swap agreements with highly rated third-party financial institutions. Synovus also provides foreign currency exchange services, primarily forward contracts, with counterparties to allow commercial clients to mitigate exchange rate risk. Synovus covers its risk by entering into an offsetting foreign currency exchange forward contract. The interest rate swap agreements are free-standing derivatives and are recorded at fair value with any unrealized gain or loss recorded in current period earnings in non-interest revenue. These instruments, and their offsetting positions, are recorded in other assets and other liabilities on the consolidated balance sheets.
Visa Derivative - In conjunction with the sale of Class B shares of common stock issued by Visa to Synovus as a Visa USA member, Synovus entered into a derivative contract with the purchaser, which provides for settlements between the parties based upon a change in the ratio for conversion of Visa Class B shares to Visa Class A shares. The conversion ratio changes when Visa deposits funds to a litigation escrow established by Visa to pay settlements for certain litigation, for which Visa is indemnified by Visa USA members. The litigation escrow is funded by proceeds from Visa’s conversion of Class B shares.
The fair value of the derivative contract is determined based on management's estimate of the timing and amount of the Covered Litigation settlement, and the resulting payments due to the counterparty under the terms of the contract. During the years ended December 31, 2025 and 2024, Synovus recorded fair value adjustments of $8.1 million and $8.7 million, respectively, in other non-interest expense. Management believes that the estimate of Synovus' exposure to the Visa indemnification including fees associated with the Visa derivative is adequate based on current information, including Visa's recent announcements and disclosures. However, future developments in the litigation could require changes to Synovus' estimate.
Income Taxes
Synovus is a domestic corporation that files a consolidated federal income tax return with its wholly-owned subsidiaries and files state income tax returns on a consolidated or separate entity basis with the various taxing jurisdictions based on its taxable presence. However, Synovus' Qualpay subsidiary continues to file separate federal and state income tax returns and is not included in any of Synovus' consolidated tax filings. The current income tax payable or receivable is an estimate of the amounts currently owed to or due from taxing authorities in jurisdictions where Synovus conducts business. Current income taxes payable also reflects changes in liabilities associated with uncertain tax positions for the current and/or prior years.
Synovus uses the asset and liability method to account for future income taxes expected to be paid or received (i.e., deferred income taxes). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement (GAAP) carrying amounts of existing assets and liabilities and their respective tax bases, including operating losses and tax credit carryforwards. The deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.
A valuation allowance is required for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized. In making this assessment, all sources of taxable income available to realize the deferred tax assets are considered, including taxable income in prior years, future reversals of existing temporary differences, tax planning strategies, and future taxable income exclusive of reversing temporary differences and carryforwards. The predictability that future taxable income, exclusive of reversing temporary differences, will occur is the most subjective of these four sources. Changes in the valuation allowance are recorded through income tax expense.
Significant estimates used in accounting for income taxes relate to the valuation allowance for deferred tax assets, estimates of the realizability of deferred tax assets including NOLs and income tax credits, the determination of taxable income, and the determination of temporary differences between book and tax bases.
Synovus regularly evaluates its material tax positions for recognizability in its financial statements. Each tax position is evaluated under the presumption that all positions will be examined and that tax authorities will have full knowledge of all relevant information, and whether a position can be recognized is based solely on the technical merits of the position. Synovus performs a cumulative probability analysis and recognizes tax benefits where there is a greater than fifty percent likelihood of the position being upheld. If, upon this evaluation, the tax benefits of a transaction do not meet this ‘more likely than not’ standard, Synovus will accrue a tax liability for the uncertain tax position or reduce a deferred tax asset for the expected tax impact of the transaction. Events and circumstances may alter the estimates and assumptions used in the analysis of its income tax positions and, accordingly, Synovus' effective tax rate may fluctuate in the future. Synovus recognizes accrued interest and penalties related to uncertain tax positions as a component of income tax expense.
Investments in Tax Credit Structures
Synovus invests in certain LIHTC partnerships, which are engaged in the development and operation of affordable multi-family housing pursuant to Section 42 of the Code. Additionally, Synovus invests in certain new market tax credit partnerships pursuant to Section 45D of the Code, certain HTCs pursuant to Section 47 of the Code, and certain ITCs pursuant to Section 48 of the Code. Synovus typically acts as a limited partner in these investments and does not exert control over the operating or financial policies of the partnerships and as such, is not considered the primary beneficiary of the partnership. For certain of its LIHTC investments, Synovus provides financing during the construction and development of the properties and is at risk for the funded amount of its equity investment plus the outstanding amount of any construction loans in excess of the fair value of the collateral for the loan, but has no obligation to fund the operations or working capital of the partnerships and is not exposed to losses beyond Synovus’ investment. Synovus receives tax credits related to these investments, which are subject to recapture by taxing authorities based on compliance provisions required to be met at the project level.
Synovus applies the proportional amortization method of accounting for its LIHTC, HTC, and new markets tax credit partnerships. Synovus elected to apply the proportional amortization method of accounting to its qualifying solar energy tax credit partnership. The proportional amortization method recognizes the amortized cost of the investment as a component of income tax expense on the consolidated statements of income and as a component of operating activities within other assets and other liabilities on the consolidated statements of cash flows. Synovus applies the HLBV method of accounting for non-qualifying solar investments.
During the years ended December 31, 2025, 2024, and 2023, Synovus recognized tax credits and other tax benefits of $130.7 million, $80.8 million and $81.6 million and amortization expense of $96.3 million, $60.7 million and $63.9 million, respectively, from LIHTC, HTC, new markets, and renewable energy tax credit investments as components of income tax expense. The effect of non-income-tax related items from investments accounted for using the proportional amortization method were immaterial to the financial statements in each period.
Recent Accounting Pronouncements
The following table provides a brief description of accounting standards adopted in 2025 or recently issued and the estimated effect on the Company’s financial statements.

Standard	Description	Required date of adoption	Effect on Company's financial statements or other significant matters
Standards Adopted (or partially adopted) in 2025
ASU 2023—09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures	In December 2023, the FASB issued ASU 2023-09 to enhance the transparency and decision usefulness of income tax disclosures. The ASU addresses investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. Retrospective application in all prior periods is permitted.	Annual period beginning on January 1, 2025	The Company has included the applicable and relevant required disclosures on a retrospective basis in Note 16 - Income Taxes.

Standard	Description	Required date of adoption	Effect on Company's financial statements or other significant matters
Standards Issued But Not Yet Adopted in 2025
ASU 2024—03, Income Statement (Topic 220): Disaggregation of Income Statement Expenses	In November 2024, the FASB issued ASU 2024-03 to improve the disclosures over expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions. The ASU addresses investors requests for more disaggregated expense information to better understand an entity's performance, better assess the entity's prospects for future cash flows, and compare an entity's performance over time and with that of other entities. This ASU requires disclosure in the notes to the financial statements of specified information about certain costs and expenses. Retrospective application in all prior periods is permitted.	January 1, 2027	The Company expects Newco to adopt this standard as of January 1, 2027 and is currently evaluating the impact of the incremental expense information that will be required to be disclosed.
ASU 2025-06 —Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software	In September 2025, the FASB issued ASU 2025-06 to clarify and modernize the accounting for costs related to internal-use software. The ASU removes all references to project stages throughout ASC 350-40 and clarifies the threshold entities should apply to begin capitalizing costs. The ASU addresses investor feedback that the current guidance for software costs is outdated and not relevant given the evolution of software development. The ASU requires disclosures under ASC 360-10 be applied to all capitalized software costs accounted for under ASC 350-40, regardless of how those costs are presented in the financial statements. Early adoption is permitted, including adoption in an interim period but must be applied as of the beginning of the annual period that includes that interim period. The ASU may be adopted prospectively, retrospectively; or on a modified transition approach.	January 1, 2028	The Company expects Newco to adopt this standard as of January 1, 2026 and does not expect there to be a significant impact on the consolidated financial statements or disclosures.
ASU 2025-08— Financial Instruments — Credit Losses (Topic 326) — Purchased Loans	In November 2025, the FASB issued ASU 2025-08 to expand the population of acquired financial assets subject to the gross-up approach in Topic 326. In accordance with the amendments in this ASU, loans (excluding credit cards) acquired without credit deterioration and deemed "seasoned" are purchased seasoned loans and accounted for using the gross-up approach at acquisition. All non-purchased credit deteriorated ("non-PCD") loans (excluding credit cards) that are acquired in a business combination are deemed seasoned. Other non-PCD loans (excluding credit cards) are seasoned if they were purchased at least 90 days after origination, and the acquirer was not involved in the origination of the loans. The amendments in this ASU are effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods.The amendments in this ASU should be applied prospectively to loans that are acquired on or after the initial application date. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued or made available for issuance.	January 1, 2027	The Company expects Newco to adopt this standard as of January 1, 2026 and apply the guidance to the Synovus loans that will be acquired by Pinnacle in conjunction with the merger with Pinnacle.

Note 2 - Investment Securities
The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities at December 31, 2025 and 2024 are summarized below.

	December 31, 2025
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities held to maturity:
Mortgage-backed securities issued by U.S. Government sponsored enterprises	$2,409,184	$10,165	$—	$2,419,349
Total investment securities held to maturity(1)	$2,409,184	$10,165	$—	$2,419,349

Investment securities available for sale:
U.S. Treasury securities	$1,173,467	$21,640	$—	$1,195,107
Mortgage-backed securities issued by U.S. Government agencies	1,456,102	16,647	(84,796)	1,387,953
Mortgage-backed securities issued by U.S. Government sponsored enterprises	2,113,876	7,540	(159,622)	1,961,794
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises	586,854	14	(80,221)	506,647
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises	2,332,242	46,432	(19,103)	2,359,571
Total investment securities available for sale(2)	$7,662,541	$92,273	$(343,742)	$7,411,072

	December 31, 2024
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities held to maturity:
Mortgage-backed securities issued by U.S. Government sponsored enterprises	$2,581,469	$—	$(56,944)	$2,524,525
Total investment securities held to maturity(1)	$2,581,469	$—	$(56,944)	$2,524,525

Investment securities available for sale:
U.S. Treasury securities	$1,214,363	$3,203	$(4,824)	$1,212,742
U.S. Government agency securities	29,993	—	(830)	29,163
Mortgage-backed securities issued by U.S. Government agencies	1,583,331	848	(121,389)	1,462,790
Mortgage-backed securities issued by U.S. Government sponsored enterprises	2,294,700	250	(260,915)	2,034,035
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises	657,453	—	(107,252)	550,201
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises	2,290,968	4,724	(42,576)	2,253,116
Corporate debt securities and other debt securities	9,110	—	(139)	8,971
Total investment securities available for sale(2)	$8,079,918	$9,025	$(537,925)	$7,551,018

(1) The amounts reported exclude accrued interest receivable on investment securities HTM of $5.3 million and $5.7 million at December 31, 2025 and 2024, respectively, which is presented as a component of other assets on the consolidated balance sheets. The amortized cost basis of investment securities HTM includes a discount of $(577.1) million and $(649.7) million at December 31, 2025 and 2024, respectively, related to the unamortized portion of unrealized losses on investment securities HTM.
(2) The amounts reported exclude accrued interest receivable on investment securities AFS of $28.6 million and $29.5 million at December 31, 2025 and 2024, respectively, which is presented as a component of other assets on the consolidated balance sheets. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 6 - Other Assets" in this Report for more information on other assets.
At December 31, 2025, investment securities AFS and investment securities HTM with a carrying value of $4.09 billion and $175 thousand, respectively, were pledged to secure certain deposits and other liabilities, as required by law or contractual agreements.
At December 31, 2024, investment securities AFS and investment securities HTM with a carrying value of $2.83 billion and $2.45 billion, respectively, were pledged to secure certain deposits and other liabilities, as required by law or contractual agreements.
On April 1, 2024, Synovus transferred $2.72 billion in fair value of mortgage-backed securities issued by U.S. Government sponsored enterprises from AFS to HTM. At the time of transfer, $537.4 million of unrealized losses, net of tax, were retained in accumulated other comprehensive income and will be amortized over the remaining life of the securities. The transfer of these securities from AFS to HTM reduces our exposure to potential AOCI volatility associated with investment security market price fluctuations.

Gross unrealized losses on investment securities AFS and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2025 and 2024 are presented below.

	December 31, 2025
	Less than 12 Months		12 Months or Longer		Total
(in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortgage-backed securities issued by U.S. Government agencies	$—	$—	$591,995	$(84,796)	$591,995	$(84,796)
Mortgage-backed securities issued by U.S. Government sponsored enterprises	41,900	(70)	1,452,621	(159,552)	1,494,521	(159,622)
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises	—	—	479,726	(80,221)	479,726	(80,221)
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises	68,652	(78)	281,821	(19,025)	350,473	(19,103)
Total	$110,552	$(148)	$2,806,163	$(343,594)	$2,916,715	$(343,742)

	December 31, 2024
	Less than 12 Months		12 Months or Longer		Total
(in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities	$716,367	$(4,824)	$—	$—	$716,367	$(4,824)
U.S. Government agency securities	—	—	29,163	(830)	29,163	(830)
Mortgage-backed securities issued by U.S. Government agencies	716,268	(8,431)	577,468	(112,958)	1,293,736	(121,389)
Mortgage-backed securities issued by U.S. Government sponsored enterprises	456,887	(12,503)	1,542,618	(248,412)	1,999,505	(260,915)
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises	29,040	(820)	521,161	(106,432)	550,201	(107,252)
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises	1,060,903	(10,624)	276,850	(31,952)	1,337,753	(42,576)
Corporate debt securities and other debt securities	—	—	8,971	(139)	8,971	(139)
Total	$2,979,465	$(37,202)	$2,956,231	$(500,723)	$5,935,696	$(537,925)

As of December 31, 2025, Synovus had 4 investment securities AFS in a loss position for less than twelve months and 176 investment securities AFS in a loss position for twelve months or longer. As of December 31, 2025, Synovus does not intend to sell investment securities AFS in an unrealized loss position prior to the recovery of the unrealized loss, which may not be until maturity, and has the ability and intent to hold those securities for that period of time. Additionally, Synovus is not currently aware of any circumstances which will require it to sell any of the AFS securities that are in an unrealized loss position prior to the respective securities' recovery of all such unrealized losses. As such, no write-downs to the amortized cost basis of the portfolio were recorded at December 31, 2025. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" of this Report for Synovus' policy for evaluating impairment on its investment securities available for sale portfolio.
At December 31, 2025, no ACL was established for investment securities AFS. Substantially all of the unrealized losses on the securities portfolio were the result of changes in market interest rates compared to the date the securities were acquired rather than the credit quality of the issuers or underlying loans. U.S. Treasury and agency mortgage-backed securities are issued, guaranteed or otherwise supported by the United States government, an agency of the United States government, or a government sponsored enterprise.
As of December 31, 2025, all investment securities HTM were rated investment grade or supported by U.S. government agencies and have no history of credit losses, supporting the application of a zero-credit loss assumption and no allowance for credit losses.

The amortized cost and fair value by contractual maturity of investment securities HTM and investment securities AFS at December 31, 2025 are shown below. The expected life of MBSs and CMOs may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. For purposes of the maturity table, MBSs and CMOs, which are not due at a single maturity date, have been classified based on the final contractual maturity date.

	December 31, 2025
(in thousands)	Within One Year	1 to 5 Years	5 to 10 Years	More Than 10 Years	Total
Investment securities HTM
Mortgage-backed securities issued by U.S. Government sponsored enterprises
Amortized cost	$—	$—	$—	$2,409,184	$2,409,184
Fair value	—	—	—	2,419,349	2,419,349

Investment securities AFS
U.S. Treasury securities
Amortized cost	$212,355	$961,112	$—	$—	$1,173,467
Fair value	213,400	981,707	—	—	1,195,107
Mortgage-backed securities issued by U.S. Government agencies
Amortized cost	—	—	—	1,456,102	1,456,102
Fair value	—	—	—	1,387,953	1,387,953
Mortgage-backed securities issued by U.S. Government sponsored enterprises
Amortized cost	—	—	—	2,113,876	2,113,876
Fair value	—	—	—	1,961,794	1,961,794
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises
Amortized cost	—	—	6,847	580,007	586,854
Fair value	—	—	6,771	499,876	506,647
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises
Amortized cost	50,107	1,743,343	522,173	16,619	2,332,242
Fair value	49,270	1,768,233	527,523	14,545	2,359,571

Gross gains and gross losses on sales of investment securities AFS for the years ended December 31, 2025, 2024, and 2023 are presented below. The specific identification method is used to reclassify gains and losses out of other comprehensive income (loss) at the time of sale.

(in thousands)	2025	2024	2023
Gross realized gains on sales	$1,744	$—	$5,141
Gross realized losses on sales	(1,040)	(256,660)	(81,859)
Investment securities gains (losses), net	$704	$(256,660)	$(76,718)

Note 3 - Loans and Allowance for Loan Losses
Aging and Non-Accrual Analysis
The following tables provide a summary of current, accruing past due, and non-accrual loans by portfolio class as of December 31, 2025 and 2024.

	December 31, 2025
(in thousands)	Current	Accruing 30-89 Days Past Due	Accruing 90 Days or Greater Past Due	Total Accruing Past Due	Non-accrual with an ALL	Non-accrual without an ALL	Total
Commercial, financial, and agricultural	$16,029,058	$17,901	$2,491	$20,392	$120,713	$4,582	$16,174,745
Owner-occupied	8,082,877	4,845	—	4,845	25,830	367	8,113,919
Total commercial and industrial(1)	24,111,935	22,746	2,491	25,237	146,543	4,949	24,288,664
Investment properties	11,243,037	1,217	—	1,217	34,679	989	11,279,922
1-4 family properties	538,285	1,115	18	1,133	2,728	32	542,178
Land and development	274,582	531	—	531	182	—	275,295
Total commercial real estate	12,055,904	2,863	18	2,881	37,589	1,021	12,097,395
Consumer mortgages	5,160,701	5,187	—	5,187	45,354	1,618	5,212,860
Home equity	1,816,272	15,532	—	15,532	13,024	163	1,844,991
Credit cards	182,283	1,773	1,772	3,545	—	—	185,828
Other consumer loans	979,571	10,322	—	10,322	5,996	—	995,889
Total consumer	8,138,827	32,814	1,772	34,586	64,374	1,781	8,239,568
Loans, net of deferred fees and costs(1)(2)	$44,306,666	$58,423	$4,281	$62,704	$248,506	$7,751	$44,625,627

	December 31, 2024
(in thousands)	Current	Accruing 30-89 Days Past Due	Accruing 90 Days or Greater Past Due	Total Accruing Past Due	Non-accrual with an ALL	Non-accrual without an ALL	Total
Commercial, financial, and agricultural	$14,352,839	$12,947	$10,332	$23,279	$98,145	$24,729	$14,498,992
Owner-occupied	7,754,052	7,700	36,005	43,705	21,119	13,261	7,832,137
Total commercial and industrial(1)	22,106,891	20,647	46,337	66,984	119,264	37,990	22,331,129
Investment properties	11,105,168	2,006	—	2,006	74,030	—	11,181,204
1-4 family properties	541,897	1,636	—	1,636	2,385	—	545,918
Land and development	284,793	1,113	202	1,315	1,389	—	287,497
Total commercial real estate	11,931,858	4,755	202	4,957	77,804	—	12,014,619
Consumer mortgages	5,228,580	9,362	—	9,362	50,834	—	5,288,776
Home equity	1,800,614	13,131	177	13,308	17,365	—	1,831,287
Credit cards	182,435	1,573	1,863	3,436	—	—	185,871
Other consumer loans	940,608	10,818	13	10,831	5,907	—	957,346
Total consumer	8,152,237	34,884	2,053	36,937	74,106	—	8,263,280
Loans, net of deferred fees and costs(1)(2)	$42,190,986	$60,286	$48,592	$108,878	$271,174	$37,990	$42,609,028

(1)    The amortized cost basis of loans, net of deferred fees and costs excludes accrued interest receivable of $214.7 million and $217.1 million at December 31, 2025 and 2024, respectively, which is presented as a component of other assets on the consolidated balance sheets. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 6 - Other Assets" in this Report for more information on other assets.
(2)    Loans are presented net of deferred loan fees and costs totaling $46.7 million and $34.1 million at December 31, 2025 and 2024, respectively.

Pledged Loans
Loans with carrying values of $12.83 billion and $24.66 billion, respectively, were pledged as collateral for borrowings and capacity at December 31, 2025 and 2024 respectively, to the FHLB and Federal Reserve Bank.
Portfolio Segment Risk Factors
The risk characteristics and collateral information of each portfolio segment are as follows:
Commercial and Industrial Loans - The C&I loan portfolio is comprised of general middle market and commercial banking clients across a diverse set of industries, as well as certain specialized lending verticals including specialty finance, seniors housing, and CIB. In accordance with Synovus' lending policy, each loan undergoes a detailed underwriting process, which incorporates uniform underwriting standards and oversight in proportion to the size and complexity of the lending relationship. These loans are generally secured by collateral such as business equipment, inventory, and real estate. Credit decisions on loans in the C&I portfolio are based on cash flow from the operations of the business as the primary source of repayment of the debt, with underlying real estate or other collateral being the secondary source of repayment.
Commercial Real Estate Loans - CRE loans primarily consist of income-producing investment properties loans. Additionally, CRE loans include 1-4 family properties loans as well as land and development loans. Investment properties loans consist of construction and mortgage loans for income-producing properties and are primarily made to finance multi-family properties, hotels, office buildings, shopping centers, warehouses and other commercial development properties. 1-4 family properties loans include construction loans to homebuilders and commercial mortgage loans related to 1-4 family rental properties and are almost always secured by the underlying property being financed by such loans. These properties are primarily located in the markets served by Synovus. Land and development loans include commercial and residential development as well as land acquisition loans and are secured by land held for future development, typically in excess of one year. Properties securing these loans are substantially within markets served by Synovus, and our preference is to obtain some level of recourse from project sponsors. Loans in this portfolio are underwritten based on the LTV of the collateral and the capacity of the guarantor(s).
Consumer Loans - The consumer loan portfolio consists of a wide variety of loan products offered through Synovus' banking network, including first and second residential mortgages, home equity, and consumer credit card loans, as well as home improvement loans, student, and personal loans from third-party lending ("other consumer loans"). Together, consumer mortgages and home equity comprise the majority of Synovus' consumer loans and are secured by first and second liens on residential real estate primarily located in the markets served by Synovus. The primary source of repayment for all consumer loans is generally the personal income of the borrower(s).
Credit Quality Indicators
The credit quality of the loan portfolio is reviewed and updated no less frequently than annually using the standard asset classification system utilized by the federal banking agencies. These classifications are divided into three groups: Not Criticized (Pass), Special Mention, and Classified or Adverse rating (Substandard, Doubtful, and Loss) and are defined as follows:
Pass - loans which are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell in a timely manner, of any underlying collateral.
Special Mention - loans which have potential weaknesses that deserve management's close attention. These loans are not adversely classified and do not expose an institution to sufficient risk to warrant an adverse classification.
Substandard - loans which are inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Loans with this classification are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful - loans which have all the weaknesses inherent in loans classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values.
Loss - loans which are considered by management to be uncollectible and of such little value that their continuance on the institution's books as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted. Synovus fully reserves for any loans rated as Loss.
In the following tables, consumer loans are generally assigned a risk grade similar to the classifications described above; however, upon reaching 90 days past due, they are generally downgraded to Substandard, and upon reaching 120-180 days past due, they are generally evaluated for charge-off, in accordance with the FFIEC Retail Credit Classification Policy. Additionally, in accordance with Interagency Supervisory Guidance, the risk grade classifications of consumer loans (consumer mortgages and home equity) secured by junior liens on 1-4 family residential properties also consider available information on the payment status of the associated senior liens with other financial institutions.

The following tables summarize each loan portfolio class by regulatory risk grade and origination year as of December 31, 2025 and 2024 as required by CECL.

	December 31, 2025
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans
(in thousands)	2025	2024	2023	2022	2021	Prior	Amortized Cost Basis	Converted to Term Loans	Total
Commercial, financial, and agricultural
Pass	$2,292,774	$1,182,046	$845,347	$682,444	$1,019,472	$1,910,543	$7,575,472	$132,487	$15,640,585
Special Mention	1,817	36,455	30,609	3,329	10,213	5,342	36,660	1,484	125,909
Substandard	20,258	3,864	34,593	40,538	9,219	46,685	208,577	78	363,812
Doubtful	—	36,986	—	—	4,911	—	1,703	—	43,600
Loss	—	—	—	—	—	36	803	—	839
Total commercial, financial, and agricultural	2,314,849	1,259,351	910,549	726,311	1,043,815	1,962,606	7,823,215	134,049	16,174,745
Current YTD Period:
Gross charge-offs	673	13,370	4,497	1,347	1,846	3,591	17,420	—	42,744
Owner-occupied
Pass	1,706,208	765,943	820,099	1,262,658	976,305	1,781,091	576,005	—	7,888,309
Special Mention	402	—	19,338	2,721	5,711	16,501	—	—	44,673
Substandard	3,808	2,748	19,531	45,305	22,351	80,197	6,997	—	180,937
Total owner-occupied	1,710,418	768,691	858,968	1,310,684	1,004,367	1,877,789	583,002	—	8,113,919
Current YTD Period:
Gross charge-offs	—	—	164	364	—	3,731	—	—	4,259
Total commercial and industrial	4,025,267	2,028,042	1,769,517	2,036,995	2,048,182	3,840,395	8,406,217	134,049	24,288,664
Current YTD Period:
Gross charge-offs	$673	$13,370	$4,661	$1,711	$1,846	$7,322	$17,420	$—	$47,003
Investment properties
Pass	2,119,190	1,092,620	707,016	2,605,609	1,649,021	2,450,234	179,085	—	10,802,775
Special Mention	15,741	4,483	16,744	192,500	87,170	32,540	—	—	349,178
Substandard	3,073	269	5,759	30,993	61,108	26,762	—	—	127,964
Loss	—	—	—	—	—	5	—	—	5
Total investment properties	2,138,004	1,097,372	729,519	2,829,102	1,797,299	2,509,541	179,085	—	11,279,922
Current YTD Period:
Gross charge-offs	—	—	—	206	18,545	4,725	—	—	23,476
1-4 family properties
Pass	183,932	69,822	54,365	74,283	67,928	56,113	27,096	—	533,539
Special Mention	188	—	—	766	—	116	—	—	1,070
Substandard	375	1,066	1,065	2,034	233	2,796	—	—	7,569
Total 1-4 family properties	184,495	70,888	55,430	77,083	68,161	59,025	27,096	—	542,178
Current YTD Period:
Gross charge-offs	—	—	110	129	1	177	—	—	417
Land and development
Pass	73,768	46,900	24,827	29,281	22,780	52,019	23,826	—	273,401
Special Mention	—	—	—	—	—	212	—	—	212
Substandard	—	—	1,436	—	46	200	—	—	1,682
Total land and development	73,768	46,900	26,263	29,281	22,826	52,431	23,826	—	275,295
Current YTD Period:
Gross charge-offs	—	—	217	—	—	529	—	—	746
Total commercial real estate	2,396,267	1,215,160	811,212	2,935,466	1,888,286	2,620,997	230,007	—	12,097,395
Current YTD Period:
Gross charge-offs	$—	$—	$327	$335	$18,546	$5,431	$—	$—	$24,639

	December 31, 2025
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans
(in thousands)	2025	2024	2023	2022	2021	Prior	Amortized Cost Basis	Converted to Term Loans	Total
Consumer mortgages
Pass	520,450	387,173	578,158	603,650	851,341	2,205,263	—	—	5,146,035
Substandard	1,117	547	3,185	7,028	8,445	46,467	—	—	66,789
Loss	—	—	—	—	—	36	—	—	36
Total consumer mortgages	521,567	387,720	581,343	610,678	859,786	2,251,766	—	—	5,212,860
Current YTD Period:
Gross charge-offs	11	—	4	153	254	1,239	—	—	1,661
Home equity
Pass	—	—	—	—	—	—	1,433,248	394,150	1,827,398
Substandard	—	—	—	—	—	—	7,723	8,933	16,656
Loss	—	—	—	—	—	—	459	478	937
Total home equity	—	—	—	—	—	—	1,441,430	403,561	1,844,991
Current YTD Period:
Gross charge-offs	—	—	—	—	—	—	3,675	2,444	6,119
Credit cards
Pass	—	—	—	—	—	—	184,058	—	184,058
Substandard	—	—	—	—	—	—	650	—	650
Loss	—	—	—	—	—	—	1,120	—	1,120
Total credit cards	—	—	—	—	—	—	185,828	—	185,828
Current YTD Period:
Gross charge-offs	—	—	—	—	—	—	6,678	—	6,678
Other consumer loans
Pass	207,298	90,472	59,181	81,824	100,325	126,130	323,134	—	988,364
Substandard	528	659	1,314	1,495	2,226	1,272	31	—	7,525
Total other consumer loans	207,826	91,131	60,495	83,319	102,551	127,402	323,165	—	995,889
Current YTD Period:
Gross charge-offs	1,901	4,047	4,556	2,409	3,580	5,466	1,341	—	23,300
Total consumer	729,393	478,851	641,838	693,997	962,337	2,379,168	1,950,423	403,561	8,239,568
Current YTD Period:
Gross charge-offs	$1,912	$4,047	$4,560	$2,562	$3,834	$6,705	$11,694	$2,444	$37,758
Loans, net of deferred fees and costs	$7,150,927	$3,722,053	$3,222,567	$5,666,458	$4,898,805	$8,840,560	$10,586,647	$537,610	$44,625,627
Current YTD Period:
Gross charge-offs	$2,585	$17,417	$9,548	$4,608	$24,226	$19,458	$29,114	$2,444	$109,400

	December 31, 2024
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans
(in thousands)	2024	2023	2022	2021	2020	Prior	Amortized Cost Basis	Converted to Term Loans	Total
Commercial, financial, and agricultural
Pass	$1,200,861	$1,001,989	$739,134	$1,195,316	$629,109	$1,586,291	$7,372,228	$81,796	$13,806,724
Special Mention	1,555	20,255	17,775	18,403	2,464	36,817	158,968	—	256,237
Substandard	20,920	12,397	59,487	14,694	39,482	17,028	258,070	493	422,571
Doubtful	—	—	—	5,911	—	1,869	5,145	—	12,925
Loss	—	—	—	—	—	—	535	—	535
Total commercial, financial, and agricultural	1,223,336	1,034,641	816,396	1,234,324	671,055	1,642,005	7,794,946	82,289	14,498,992
Current YTD Period:
Gross charge-offs	7,696	16,499	3,786	8,787	997	4,413	53,736	—	95,914
Owner-occupied
Pass	691,899	981,593	1,468,946	1,220,421	872,744	1,621,387	619,519	—	7,476,509
Special Mention	1,099	2,466	65,733	5,397	34,244	12,621	—	—	121,560
Substandard	2,568	5,838	34,147	20,698	49,766	65,147	55,904	—	234,068
Total owner-occupied	695,566	989,897	1,568,826	1,246,516	956,754	1,699,155	675,423	—	7,832,137
Current YTD Period:
Gross charge-offs	—	76	543	304	1,567	17,558	3,426	—	23,474
Total commercial and industrial	1,918,902	2,024,538	2,385,222	2,480,840	1,627,809	3,341,160	8,470,369	82,289	22,331,129
Current YTD Period:
Gross charge-offs	7,696	16,575	4,329	9,091	2,564	21,971	57,162	—	119,388
Investment properties
Pass	769,775	642,808	3,306,914	2,406,325	898,363	2,405,650	227,460	—	10,657,295
Special Mention	4,583	2,211	97,443	200,780	—	68,559	—	—	373,576
Substandard	—	1,689	10,093	83,795	1,466	13,884	—	—	110,927
Doubtful	—	—	—	39,401	—	—	—	—	39,401
Loss	—	—	—	—	—	5	—	—	5
Total investment properties	774,358	646,708	3,414,450	2,730,301	899,829	2,488,098	227,460	—	11,181,204
Current YTD Period:
Gross charge-offs	—	—	527	4,752	—	4,602	—	—	9,881
1-4 family properties
Pass	159,008	79,094	95,050	81,630	28,845	53,167	40,133	—	536,927
Special Mention	—	—	1,060	663	169	1,300	—	—	3,192
Substandard	919	840	1,618	233	287	1,857	45	—	5,799
Total 1-4 family properties	159,927	79,934	97,728	82,526	29,301	56,324	40,178	—	545,918
Current YTD Period:
Gross charge-offs	—	103	—	—	—	143	—	—	246
Land and development
Pass	55,564	87,465	54,214	26,002	4,933	41,749	14,798	—	284,725
Special Mention	—	138	—	25	—	390	—	—	553
Substandard	—	1,347	—	—	153	719	—	—	2,219
Total land and development	55,564	88,950	54,214	26,027	5,086	42,858	14,798	—	287,497
Current YTD Period:
Gross charge-offs	—	—	—	—	35	22	—	—	57
Total commercial real estate	989,849	815,592	3,566,392	2,838,854	934,216	2,587,280	282,436	—	12,014,619
Current YTD Period:
Gross charge-offs	—	103	527	4,752	35	4,767	—	—	10,184

	December 31, 2024
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans
(in thousands)	2024	2023	2022	2021	2020	Prior	Amortized Cost Basis	Converted to Term Loans	Total
Consumer mortgages
Pass	$457,176	$681,844	$670,652	$947,395	$1,119,610	$1,341,463	$25	$—	$5,218,165
Substandard	190	1,872	5,590	7,117	17,918	37,895	—	—	70,582
Loss	—	—	—	—	—	29	—	—	29
Total consumer mortgages	457,366	683,716	676,242	954,512	1,137,528	1,379,387	25	—	5,288,776
Current YTD Period:
Gross charge-offs	—	11	—	3	30	122	—	—	166
Home equity
Pass	—	—	—	—	—	—	1,386,370	424,891	1,811,261
Substandard	—	—	—	—	—	—	11,464	7,729	19,193
Loss	—	—	—	—	—	—	554	279	833
Total home equity	—	—	—	—	—	—	1,398,388	432,899	1,831,287
Current YTD Period:
Gross charge-offs	—	—	—	—	—	—	230	106	336
Credit cards
Pass	—	—	—	—	—	—	184,061	—	184,061
Substandard	—	—	—	—	—	—	701	—	701
Loss	—	—	—	—	—	—	1,109	—	1,109
Total credit cards	—	—	—	—	—	—	185,871	—	185,871
Current YTD Period:
Gross charge-offs	—	—	—	—	—	—	7,153	—	7,153
Other consumer loans
Pass	150,051	81,087	119,274	144,297	78,961	91,802	284,801	—	950,273
Substandard	310	1,046	1,298	2,692	1,132	524	59	—	7,061
Loss	—	—	—	—	—	—	12	—	12
Total other consumer loans	150,361	82,133	120,572	146,989	80,093	92,326	284,872	—	957,346
Current YTD Period:
Gross charge-offs	576	3,740	4,840	7,601	2,140	2,509	2,315	—	23,721
Total consumer	607,727	765,849	796,814	1,101,501	1,217,621	1,471,713	1,869,156	432,899	8,263,280
Current YTD Period:
Gross charge-offs	$576	$3,751	$4,840	$7,604	$2,170	$2,631	$9,698	$106	$31,376
Loan, net of deferred fees and costs	$3,516,478	$3,605,979	$6,748,428	$6,421,195	$3,779,646	$7,400,153	$10,621,961	$515,188	$42,609,028
Current YTD Period:
Gross charge-offs	$8,272	$20,429	$9,696	$21,447	$4,769	$29,369	$66,860	$106	$160,948

Collateral-Dependent Loans
We classify a loan as collateral-dependent when our borrower is experiencing financial difficulty, and we expect repayment to be provided substantially through the operation or sale of collateral. Our commercial loans have collateral that is comprised of real estate and business assets. Our consumer loans have collateral that is substantially comprised of residential real estate.
There were no significant changes in the extent to which collateral secures our collateral-dependent loans during the years ended December 31, 2025 and 2024.
Rollforward of Allowance for Loan Losses
The following tables detail the changes in the ALL by loan segment for the years ended December 31, 2025, 2024, and 2023. For the years ended December 31, 2025 and 2024, Synovus had no significant transfers to loans held for sale. For the year ended December 31, 2023, Synovus charged-off $31.3 million in previously established reserves for credit losses associated with the transfer of $1.59 billion in loans to held for sale for the sales of medical office building loans and third-party consumer loans that both closed in 2023.

	As of and For The Year Ended December 31, 2025
(in thousands)	Commercial & Industrial	Commercial Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance at December 31, 2024	$210,525	$134,021	$142,299	$486,845
Charge-offs	(47,003)	(24,639)	(37,758)	(109,400)
Recoveries	19,218	1,217	10,257	30,692
Provision for (reversal of) loan losses	40,594	(2,463)	31,666	69,797
Ending balance at December 31, 2025	$223,334	$108,136	$146,464	$477,934

	As of and For The Year Ended December 31, 2024
(in thousands)	Commercial & Industrial	Commercial Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance at December 31, 2023	$218,970	$133,758	$126,657	$479,385
Charge-offs	(119,388)	(10,184)	(31,376)	(160,948)
Recoveries	17,084	1,905	7,965	26,954
Provision for (reversal of) loan losses	93,859	8,542	39,053	141,454
Ending balance at December 31, 2024	$210,525	$134,021	$142,299	$486,845

	As of and For The Year Ended December 31, 2023
(in thousands)	Commercial & Industrial	Commercial Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance at December 31, 2022	$161,550	$143,575	$138,299	$443,424
Charge-offs	(86,320)	(45,450)	(51,304)	(183,074)
Recoveries	16,664	1,273	11,795	29,732
Provision for (reversal of) loan losses	127,076	34,360	27,867	189,303
Ending balance at December 31, 2023	$218,970	$133,758	$126,657	$479,385

The ALL of $477.9 million and the reserve on unfunded commitments of $51.5 million, which is recorded in other liabilities, comprise the total ACL of $529.5 million at December 31, 2025. The ACL decreased $9.8 million compared to the December 31, 2024 ACL of $539.3 million, which consisted of an ALL of $486.8 million and the reserve for unfunded commitments of $52.5 million. The ACL to loans coverage ratio of 1.19% at December 31, 2025 was 8 bps lower compared to December 31, 2024. The decrease in the ACL from December 31, 2024 primarily reflects improved portfolio performance and lower net charge-offs. The ACL to loans coverage ratio was additionally impacted by the dilutive effect of loan growth. The Company includes adjustments, as appropriate, intended to capture the impact of uncertainties in the quantitative estimate. The ALL at December 31, 2025 and December 31, 2024 included qualitative adjustments for higher risk portfolios such as Leveraged Lending, included in C&I, CRE Office Buildings and CRE Multi-family. Additional qualitative adjustments were added in 2025 to address risks associated with consumer affordability in a limited population of loans, as well as certain non-performing loans.
The ACL is estimated using a two-year reasonable and supportable forecast period. To the extent the lives of the loans in the portfolio extend beyond the period for which a reasonable and supportable forecast can be made, the Company reverts on a straight-line basis back to the historical rates over a one-year period. The Company utilizes multiple economic forecast scenarios sourced from a reputable third-party provider that are probability-weighted internally. The current scenarios include a consensus baseline forecast, an upside scenario reflecting strong growth and declining unemployment, a downside scenario that reflects adverse economic conditions, and an additional adverse scenario that assumes consistent slow growth that is less optimistic than the baseline. At December 31, 2025, the unemployment rate is the input that most significantly impacts our estimate and remains consistent with the weighted average unemployment rate as of December 31, 2024.

Financial Difficulty Modifications
When borrowers are experiencing financial difficulty, Synovus may make certain loan modifications as part of its loss mitigation strategies to maximize expected payment. The following tables present the amortized cost of FDM loans by loan portfolio class that were modified during the years ended December 31, 2025, 2024, and 2023.

	Year Ended December 31, 2025
(in thousands)	Interest Rate Reduction	Term Extension	Payment Delay	Interest Rate Reduction and Term Extension	Total	Percentage of Total by Financing Class
Commercial, financial, and agricultural	$—	$30,635	$21,476	$83	$52,194	0.3%
Owner-occupied	—	7,669	—	—	7,669	0.1
Total commercial and industrial	—	38,304	21,476	83	59,863	0.2
Investment properties	—	2,188	—	135	2,323	—
Total commercial real estate	—	2,188	—	135	2,323	—
Consumer mortgages	—	—	13,241	—	13,241	0.3
Other consumer loans	215	4,324	14	24	4,577	0.5
Total consumer	215	4,324	13,255	24	17,818	0.2
Total FDMs	$215	$44,816	$34,731	$242	$80,004	0.2%

	Year Ended December 31, 2024
(in thousands)	Interest Rate Reduction	Term Extension	Payment Delay	Interest Rate Reduction and Term Extension	Total	Percentage of Total by Financing Class
Commercial, financial, and agricultural	$—	$10,606	$—	$—	$10,606	0.1%
Owner-occupied	—	183	—	13,686	13,869	0.2
Total commercial and industrial	—	10,789	—	13,686	24,475	0.1
Investment properties	74,675	2,222	—	—	76,897	0.7
Total commercial real estate	74,675	2,222	—	—	76,897	0.6
Consumer mortgages	122	—	1,878	—	2,000	—
Other consumer loans	179	582	4	23	788	0.1
Total consumer	301	582	1,882	23	2,788	—
Total FDMs	$74,976	$13,593	$1,882	$13,709	$104,160	0.2%

	Year Ended December 31, 2023
(in thousands)	Interest Rate Reduction	Term Extension	Principal Forgiveness and Term Extensions	Payment Delay	Interest Rate Reduction and Term Extension	Total	Percentage of Total by Financing Class
Commercial, financial, and agricultural	$2,844	$119,764	$10,504	$—	$2,028	$135,140	0.9%
Owner-occupied	—	23,739	—	—	52,854	76,593	0.9
Total commercial and industrial	2,844	143,503	10,504	—	54,882	211,733	0.9
Investment properties	—	909	—	—	—	909	—
1-4 family properties	—	2,016	—	—	367	2,383	0.4
Land and development	—	29,760	—	—	—	29,760	8.4
Total commercial real estate	—	32,685	—	—	367	33,052	0.3
Consumer mortgages	2,110	—	—	465	—	2,575	—
Home equity	—	336	—	—	287	623	—
Other consumer loans	115	625	—	189	617	1,546	0.1
Total consumer	2,225	961	—	654	904	4,744	0.1
Total FDMs	$5,069	$177,149	$10,504	$654	$56,153	$249,529	0.6%

During the year ended December 31, 2025, there were no material FDMs that subsequently defaulted. During the year ended December 31, 2024, commercial, financial, and agricultural loans of $3.2 million defaulted that were previously modified in the prior 12 months by receiving a term extension. Defaults are defined as the earlier of the FDM being placed on non-accrual status or reaching 90 days past due with respect to principal and/or interest payments. As of December 31, 2025 and 2024, there were no commitments to lend a material amount of additional funds to any borrower whose loan was classified as an FDM.
The following presents the financial effect of loan modifications made to borrowers experiencing financial difficulty during the years ended December 31, 2025, 2024, and 2023.

	Year Ended December 31, 2025
(Dollars in thousands)	Weighted Average Interest Rate Reduction	Weighted Average Term Extension (in months)	Weighted Average Payment Delay (in months)
Commercial, financial, and agricultural	2.3%	6	14
Owner-occupied	—	4	—
Investment properties	2.0	32	—
Consumer mortgages	—	—	5
Other consumer loans	2.3	141	12

	Year Ended December 31, 2024
(Dollars in thousands)	Weighted Average Interest Rate Reduction	Weighted Average Term Extension (in months)	Weighted Average Payment Delay (in months)
Commercial, financial, and agricultural	—%	12	—
Owner-occupied	2.4	5	—
Investment properties	1.9	12	—
Consumer mortgages	2.3	—	5.5
Home equity	—	—	—
Other consumer loans	4.2	75	6

	Year Ended December 31, 2023
(Dollars in thousands)	Principal Forgiveness and Term Extensions	Weighted Average Interest Rate Reduction	Weighted Average Term Extension (in months)	Weighted Average Payment Delay (in months)
Commercial, financial, and agricultural	$1,200	2.4%	14	—
Owner-occupied	—	2.3	10	—
Investment properties	—	—	40	—
1-4 family properties	—	0.4	12	—
Land and development	—	—	4	—
Consumer mortgages	—	2.3	—	6
Home equity	—	0.5	249	—
Other consumer loans	—	5.7	62	2

Synovus monitors the performance of FDMs to understand the effectiveness of its modification efforts. The following tables provides a summary of current, accruing past due, and non-accrual loans on an amortized cost basis by loan portfolio class that have been modified during the 12 months prior to December 31, 2025, 2024, and 2023.

	December 31, 2025
(in thousands)	Current	Accruing 30-89 Days Past Due	Accruing 90 Days or Greater Past Due	Non-accrual (1)	Total
Commercial, financial, and agricultural	$43,805	$—	$—	$8,389	$52,194
Owner-occupied	7,669	—	—	—	7,669
Total commercial and industrial	51,474	—	—	8,389	59,863
Investment properties	2,323	—	—	—	2,323
Total commercial real estate	2,323	—	—	—	2,323
Consumer mortgages	1,776	—	—	11,466	13,242
Other consumer loans	3,447	124	—	1,005	4,576
Total consumer	5,223	124	—	12,471	17,818
Total FDMs	$59,020	$124	$—	$20,860	$80,004

	December 31, 2024
(in thousands)	Current	Accruing 30-89 Days Past Due	Accruing 90 Days or Greater Past Due	Non-accrual (1)	Total
Commercial, financial, and agricultural	$9,896	$540	$—	$170	$10,606
Owner-occupied	13,686	—	—	183	13,869
Total commercial and industrial	23,582	540	—	353	24,475
Investment properties	44,115	—	—	32,782	76,897
Total commercial real estate	44,115	—	—	32,782	76,897
Consumer mortgages	210	—	—	1,790	2,000
Other consumer loans	397	106	—	285	788
Total consumer	607	106	—	2,075	2,788
Total FDMs	$68,304	$646	$—	$35,210	$104,160

	December 31, 2023
(in thousands)	Current	Accruing 30-89 Days Past Due	Accruing 90 Days or Greater Past Due	Non-accrual (1)	Total
Commercial, financial, and agricultural	$123,843	$—	$—	$11,297	$135,140
Owner-occupied	75,859	—	—	734	76,593
Total commercial and industrial	199,702	—	—	12,031	211,733
Investment properties	604	—	—	305	909
1-4 family properties	1,174	—	—	1,209	2,383
Land and development	29,760	—	—	—	29,760
Total commercial real estate	31,538	—	—	1,514	33,052
Consumer mortgages	1,423	—	—	1,152	2,575
Home equity	623	—	—	—	623
Credit cards	—	—	—	—	—
Other consumer loans	418	372	—	756	1,546
Total consumer	2,464	372	—	1,908	4,744
Total FDMs	$233,704	$372	$—	$15,453	$249,529

(1)    Loans were on non-accrual when modified and subsequently classified as FDMs.

Note 4 - Premises, Equipment and Software
Premises, equipment and software at December 31, 2025 and 2024 consist of the following:

(in thousands)	2025	2024
Land	$90,173	$90,173
Buildings and improvements	289,530	285,399
Leasehold improvements	136,585	95,259
Furniture, equipment and software	427,000	395,549
Construction in progress	17,969	64,583
Total premises, equipment and software	961,257	930,963
Less: Accumulated depreciation and amortization	(583,317)	(547,239)
Net premises, equipment and software	$377,940	$383,724

Depreciation and amortization expense for the years ended December 31, 2025, 2024, and 2023 totaled $39.0 million, $37.4 million, and $38.2 million, respectively.
Note 5 - Goodwill and Other Intangible Assets
Goodwill allocated to each reporting unit at December 31, 2025 and 2024 is presented as follows:

(in thousands)	Wholesale Banking Reporting Unit	Community Banking Reporting Unit	Consumer Banking Reporting Unit	Wealth Management Reporting Unit	Total Goodwill
Balance as of December 31, 2023	$175,833	$172,134	$114,701	$17,772	$480,440
Change in goodwill	—	—	—	—	—
Balance as of December 31, 2024	$175,833	$172,134	$114,701	$17,772	$480,440
Change in goodwill	—	—	—	—	—
Balance as of December 31, 2025	$175,833	$172,134	$114,701	$17,772	$480,440

Goodwill is evaluated for impairment on an annual basis or whenever an event occurs or circumstances change to indicate that it is more likely than not that an impairment loss has been incurred (i.e., a triggering event). As of October 1, 2025, Synovus completed its annual goodwill impairment evaluation by performing a qualitative assessment of goodwill at the reporting unit level. In performing the qualitative assessment, the Company evaluated events and circumstances since the last impairment analysis, recent operating performance including reporting unit performance, changes in market capitalization, changes in the business climate, company-specific factors and trends in the banking industry. The results of the qualitative assessment indicated that it was more likely than not that the estimated fair value of each reporting unit exceeded its carrying amount as of the test date; therefore, a quantitative goodwill impairment test was not necessary.
The following table shows the gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2025 and 2024. The CDI is being amortized over its estimated useful life of approximately ten years utilizing an accelerated method. Intangible assets, which primarily included client relationships, partner relationships, and developed technology, are being amortized on a straight-line basis over their estimated useful lives ranging from five to eight years. Aggregate other intangible assets amortization expense for the years ended December 31, 2025, 2024, and 2023 was $10.5 million, $11.6 million, and $10.5 million, respectively, and is included in other operating expense on the consolidated statements of income.

(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
December 31, 2025
CDI	$57,400	$(51,138)	$6,262
Client Relationships	22,100	(13,331)	8,769
Partner Relationships	4,700	(2,429)	2,271
Developed Technology	11,091	(5,730)	5,361
Other	3,900	(2,754)	1,146
Total other intangible assets	$99,191	$(75,382)	$23,809
December 31, 2024
CDI	$57,400	$(46,964)	$10,436
Client Relationships	22,100	(10,705)	11,395
Partner Relationships	4,700	(1,488)	3,212
Developed Technology	11,091	(3,512)	7,579
Other	3,900	(2,204)	1,696
Total other intangible assets	$99,191	$(64,873)	$34,318

The estimated amortization expense of other intangible assets for the next five years is as follows:

(in thousands)	Amortization Expense
2026	$9,438
2027	8,067
2028	3,826
2029	1,025
2030	1,025

Note 6 - Other Assets
Significant balances included in other assets at December 31, 2025 and 2024 are presented below.

(in thousands)	2025	2024
Investments in tax credits and CRA partnerships	$1,024,382	$808,425
Accounts receivable	387,271	445,146
ROU assets(1)	366,873	429,454
Deferred tax assets	342,874	473,817
Accrued interest receivable	250,262	254,629
FRB and FHLB Stock	200,786	164,374
Derivative asset positions	83,960	83,895
Mutual funds and mutual funds held in rabbi trusts	74,992	63,371
Prepaid expense	51,174	46,917
Taxes receivable	41,938	13,561
Other real estate	22,306	385
Other investments	17,980	14,831
Trading securities, at fair value	15,401	9,713
Miscellaneous other assets	43,126	47,888
Total other assets	$2,923,325	$2,856,406

(1)    Lease liabilities are included within other liabilities on the consolidated balance sheets.
As a member of the Federal Reserve System, Synovus is currently required to purchase and hold shares of capital stock in the Federal Reserve Bank of Atlanta (recorded at amortized cost, which approximates fair value, of $146.8 million and $146.3 million at December 31, 2025 and 2024, respectively) in an amount equal to the greater of 6% of its capital and surplus or 0.6% of deposits. As a member of the FHLB, Synovus is also required to purchase and hold shares of capital stock in the FHLB (recorded at amortized cost, which approximates fair value, of $53.9 million and $18.0 million at December 31, 2025 and 2024, respectively) in an amount equal to its membership base investment plus an activity-based investment determined according to the level of outstanding FHLB advances.
Note 7 - Deposits
A summary of interest-bearing deposits at December 31, 2025 and 2024 is presented below.

(in thousands)	2025	2024
Interest-bearing demand deposits(1)	$11,972,316	$11,517,281
Money market accounts(1)	14,172,435	14,056,342
Savings accounts	954,554	982,498
Time deposits(1)	7,571,073	8,067,889
Brokered deposits	5,451,605	4,875,230
Total interest-bearing deposits	$40,121,983	$39,499,240

(1)    Excluding brokered deposits
The aggregate amount of time deposits of $250,000 or more was $3.85 billion at December 31, 2025 and $3.72 billion at December 31, 2024.

The following table presents contractual maturities of all time deposits, including brokered time deposits, at December 31, 2025.

(in thousands)
Maturing within one year	$7,281,759
Between 1 - 2 years	1,129,147
2 - 3 years	454,199
3 - 4 years	260,686
4 - 5 years	77,169
Thereafter	3,348
Total	$9,206,308

Note 8 - Long-term Debt
Long-term Debt
The following table presents long-term debt at December 31, 2025 and 2024 net of unamortized discounts, debt issuance costs, and the impact of hedge accounting (refer to "Part II - Item 8. Financial Statements and Supplementary Data - Note 13 - Derivative Instruments" of this Report for additional information).

(dollars in thousands)	2025	2024
Parent Company:
6.168% Fixed Rate/Floating Rate Senior Notes issued November 1, 2024, due November 1, 2030, subject to redemption prior to November 1, 2029: $500.0 million par value at issuance with semi-annual interest payments at 6.168% for the first five years and quarterly payments thereafter at compounded SOFR plus 2.347%	$503,615	$490,415
5.90% Fixed-to-Fixed Rate Subordinated Notes issued February 7, 2019, due February 7, 2029, subject to redemption prior to February 7, 2029: $300.0 million par value at issuance with semi-annual interest payments at 5.90% for the first five years and semi-annual payments thereafter at a fixed rate of 3.379% above the 5-Year Mid-Swap Rate as of the reset date	203,440	199,621
5.200% Senior Notes issued August 11, 2022, due August 11, 2025, subject to redemption on or after February 11, 2023, $350.0 million par value at issuance with semi-annual interest payments in arrears and principal to be paid at maturity	—	346,914
SOFR + spread of 2.06% junior subordinated debentures, due June 15, 2035, $10.0 million par value at issuance with quarterly interest payments and principal to be paid at maturity (rate of 5.78% at December 31, 2025 and 6.42% at December 31, 2024)	10,000	10,000
Total long-term debt — Parent Company	$717,055	$1,046,950
Synovus Bank:
5.625% Senior Bank Notes issued February 15, 2023, due February 15, 2028, subject to redemption on or after August 15, 2023, $500.0 million par value at issuance with semi-annual interest payments in arrears and principal to be paid at maturity	$493,466	$490,283
4.00% Fixed-to-Fixed Rate Subordinated Bank Notes issued October 29, 2020, due October 29, 2030, $200.0 million par value at issuance with semi-annual interest payments at 4.00% for the first five years and semi-annual payments thereafter at a fixed rate of 3.625% above the 5-Year U.S. Treasury Rate	—	195,876
5.957% Fixed-to-Fixed Rate Subordinated Bank Notes issued December 9, 2025, due January 15, 2036, $500.0 million par value at issuance with semi-annual interest payments at 5.957% for the first five years and semi-annual payments thereafter at a fixed rate of 2.300% above the 5-Year U.S. Treasury Rate	495,921	—
FHLB advances with weighted average interest rate of 3.88% at December 31, 2025	750,000	—
Total long-term debt — Synovus Bank	1,739,387	686,159
Total long-term debt	$2,456,442	$1,733,109

The provisions of the indentures governing Synovus’ long-term debt contain certain restrictions within specified limits on mergers, sales of all or substantially all of Synovus' assets and limitations on sales and issuances of voting stock of subsidiaries and Synovus’ ability to pay dividends on its capital stock if there is an event of default under the applicable indenture. As of December 31, 2025 and 2024, Synovus and its subsidiaries were in compliance with the covenants in these agreements.

Contractual annual principal payments on long-term debt for the next five years and thereafter are shown in the following table. These maturities are based upon the par value at December 31, 2025 of the long-term debt.

(in thousands)	Parent Company	Synovus Bank	Total
2026	$—	$—	$—
2027	—	750,000	750,000
2028	—	500,000	500,000
2029	202,967	—	202,967
2030	500,000	—	500,000
Thereafter	10,000	500,000	510,000
Total	$712,967	$1,750,000	$2,462,967

Note 9 - Shareholders' Equity and Other Comprehensive Income
The following table shows the changes in shares of preferred and common stock issued and common stock held as treasury shares for the years ended December 31, 2025, 2024, and 2023.

(shares in thousands)	Series D Preferred Stock Issued	Series E Preferred Stock Issued	Total Preferred Stock Issued	Common Stock Issued	Treasury Stock Held	Common Stock Outstanding
Balance at December 31, 2022	8,000	14,000	22,000	170,141	24,655	145,486
Restricted share unit activity	—	—	—	527	—	527
Stock options exercised	—	—	—	692	—	692
Balance at December 31, 2023	8,000	14,000	22,000	171,360	24,655	146,705
Restricted share unit activity	—	—	—	528	—	528
Stock options exercised	—	—	—	298	—	298
Repurchase of common stock	—	—	—	—	6,365	(6,365)
Balance at December 31, 2024	8,000	14,000	22,000	172,186	31,020	141,166
Restricted share unit activity	—	—	—	581	—	581
Stock options exercised	—	—	—	48	—	48
Repurchase of common stock	—	—	—	—	2,901	(2,901)
Balance at December 31, 2025	8,000	14,000	22,000	172,815	33,921	138,894

Preferred Stock
The following table presents a summary of preferred stock as of December 31, 2025, 2024, and 2023.

	Issuance Date	Public Offering Amount		Net Proceeds		Earliest Redemption Date	Liquidation Preference
Series D	June 21, 2018	$200.0	million	$195.1	million	June 21, 2023	$25 per share
Series E	July 1, 2019	$350.0	million	$342.0	million	July 1, 2024	$25 per share

Dividends, as declared, on Series D Preferred Stock were paid quarterly at a rate per annum equal to 6.300% for each dividend period from the original issue date to, but excluding, June 21, 2023. From and including June 21, 2023, the dividend rate was a floating rate equal to the three-month LIBOR plus a spread of 3.352% per annum. Dividends declared beyond June 30, 2023 are determined based on the floating rate index terms as described in the issuance documentation. As calculation agent, Synovus uses three-month term SOFR plus a spread of 3.614% per annum.
Dividends, as declared, on Series E Preferred Stock were paid quarterly at a rate per annum equal to 5.875% for each dividend period from the original issue date to, but excluding, July 1, 2024. From and including July 1, 2024, the dividend rate changed and will reset every five years on July 1 at a rate equal to the five-year U.S. Treasury Rate plus 4.127% per annum.
Dividends on all series of preferred stock are non-cumulative and, if declared, will accrue and be payable in arrears, quarterly. All series of preferred stock are redeemable at Synovus' option in whole or in part, from time to time, on the earliest redemption date or any subsequent reset date, or in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. All series of preferred stock have no preemptive or conversion rights. Except in limited circumstances, all series of preferred stock do not have any voting rights.
Common Stock
Repurchases of Common Stock
On December 13, 2024, the Board of Directors approved share repurchases of up to $400 million of common stock and $50 million of preferred stock in 2025. During 2025, Synovus repurchased 2.9 million shares of common stock at an average price of $48.62 per share through open market transactions under the share repurchase program approved on December 13, 2024.
During 2024, Synovus repurchased 6.4 million shares of common stock at an average price of $42.40 per share through open market transactions under the share repurchase program approved on December 14, 2023.
During 2023, Synovus did not repurchase any common stock under the share repurchase program announced on January 18, 2023.
Accumulated Other Comprehensive Income (Loss)
The following table illustrates activity within the balances in AOCI by component, and is shown for the years ended December 31, 2025, 2024, and 2023.

Changes in Accumulated Other Comprehensive Income (Loss) by Component (Net of Income Taxes)
(in thousands)	Unamortized holding (losses) gains on AFS investment securities transferred to HTM	Net unrealized gains (losses) on AFS investment securities (1)	Net unrealized gains (losses) on Cash Flow Hedges (1)	Total
Balance at December 31, 2022	$—	$(1,220,263)	$(221,854)	$(1,442,117)
Other comprehensive income (loss) before reclassifications	—	163,813	(30,791)	133,022
Amounts reclassified from AOCI	—	58,191	133,831	192,022
Net current period other comprehensive income (loss)	—	222,004	103,040	325,044
Balance at December 31, 2023	$—	$(998,259)	$(118,814)	$(1,117,073)
Other comprehensive income (loss) before reclassifications	(537,434)	392,169	(53,173)	(198,438)
Amounts reclassified from AOCI	44,606	194,677	105,463	344,746
Net current period other comprehensive income (loss)	(492,828)	586,846	52,290	146,308
Balance at December 31, 2024	$(492,828)	$(411,413)	$(66,524)	$(970,765)
Other comprehensive income (loss) before reclassifications	—	210,965	33,071	244,036
Amounts reclassified from AOCI	55,112	(534)	43,890	98,468
Net current period other comprehensive income (loss)	55,112	210,431	76,961	342,504
Balance at December 31, 2025	$(437,716)	$(200,982)	$10,437	$(628,261)

(1) For December 31, 2023, the ending balance in net unrealized gains (losses) includes unrealized losses on investment securities available for sale of $16.4 million, and cash flow hedges of $12.7 million, related to residual tax effects remaining in OCI primarily due to previously established deferred tax asset valuation allowances in 2010 and 2011 and state rate changes. For December 31, 2025, and 2024, the ending balance in net unrealized gains (losses) includes unrealized losses on investment securities available for sale of $10.2 million, and cash flow hedges of $11.6 million, related to residual tax effects remaining in OCI primarily due to previously established deferred tax asset valuation allowances in 2010 and 2011 and state rate changes. In accordance with ASC 740-20-45-11(b), under the portfolio approach, these unrealized losses are realized at the time the entire portfolio is sold or disposed.
Note 10 - Regulatory Capital
Synovus and Synovus Bank are each subject to regulatory capital requirements administered by the federal banking agencies under Basel III. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Specific capital levels that involve quantitative measures of both on- and off-balance sheet items as calculated under regulatory capital guidelines must be met. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additionally, regulatory capital rules include a capital conservation buffer of 2.5% that is added on top of each of the minimum risk-based capital ratios in order to avoid restrictions on capital distributions and discretionary bonuses. Based on internal capital analyses and earnings projections, Synovus' and Synovus Bank’s capital positions are each adequate to meet regulatory minimum capital requirements inclusive of the capital conservation buffer.
Synovus Bank is also required to maintain certain capital levels, and not be subject to any written agreement, order, capital directive, or prompt corrective action directive requiring it to meet and maintain a specific capital level for any capital measure, in order to be considered a well-capitalized institution as defined by federal prompt corrective action banking regulations.
The following table summarizes regulatory capital information at December 31, 2025 and 2024 for Synovus and Synovus Bank.

	Actual Capital		Minimum Requirement For Capital Adequacy		To Be Well-Capitalized Under Prompt Corrective Action Provisions(1)
(dollars in thousands)	2025	2024	2025	2024	2025	2024
Synovus Financial Corp.
CET1 capital	$5,596,120	$5,199,950	$2,232,968	$2,158,439	N/A	N/A
Tier 1 risk-based capital	6,133,265	5,737,095	2,977,291	2,877,919	N/A	N/A
Total risk-based capital	7,282,394	6,622,462	3,969,721	3,837,226	N/A	N/A
CET1 capital ratio	11.28%	10.84%	4.50%	4.50%	N/A	N/A
Tier 1 risk-based capital ratio	12.36	11.96	6.00	6.00	N/A	N/A
Total risk-based capital ratio	14.68	13.81	8.00	8.00	N/A	N/A
Leverage ratio	10.12	9.55	4.00	4.00	N/A	N/A
Synovus Bank
CET1 capital	$5,953,376	$5,657,947	$2,228,165	$2,155,437	$3,218,460	$3,113,409
Tier 1 risk-based capital	5,953,376	5,657,947	2,970,886	2,873,916	3,961,182	3,831,887
Total risk-based capital	6,970,441	6,373,618	3,961,182	3,831,887	4,951,477	4,789,859
CET1 capital ratio	12.02%	11.81%	4.50%	4.50%	6.50%	6.50%
Tier 1 risk-based capital ratio	12.02	11.81	6.00	6.00	8.00	8.00
Total risk-based capital ratio	14.08	13.31	8.00	8.00	10.00	10.00
Leverage ratio	9.84	9.44	4.00	4.00	5.00	5.00

(1)    The prompt corrective action provisions are applicable at the bank level only.
Note 11 - Net Income Per Common Share
The following table displays a reconciliation of the information used in calculating basic and diluted net income per common share for the years ended December 31, 2025, 2024, and 2023.

	Years Ended December 31,
(in thousands, except per share data)	2025	2024	2023
Basic Net Income Per Common Share:
Net income available to common shareholders	$746,655	$439,557	$507,755
Weighted average common shares outstanding	139,296	144,164	146,115
Net income per common share, basic	$5.36	$3.05	$3.48
Diluted Net Income Per Common Share:
Net income available to common shareholders	$746,655	$439,557	$507,755
Weighted average common shares outstanding	139,296	144,164	146,115
Effect of dilutive outstanding equity-based awards	853	834	619
Weighted average diluted common shares	140,149	144,998	146,734
Net income per common share, diluted	$5.33	$3.03	$3.46

Diluted net income per common share incorporates the potential impact of contingently issuable shares, such as those related to outstanding stock options, restricted share units (RSUs), and performance share units (PSUs), including awards which require future service and meeting certain performance and market metrics as a condition of delivery of the underlying common stock. During periods where the effect of these instruments is antidilutive, meaning their inclusion would increase earnings per share, they are excluded from the calculation.
For the years ended December 31, 2025, 2024 and 2023, there were approximately 83 thousand, 2 thousand and 877 thousand shares, respectively, related to RSUs and PSUs that were excluded from the diluted EPS calculation because they were antidilutive. These shares primarily relate to unvested PSUs where the performance conditions were not met or not probable of being met. There were no shares excluded for the same periods related to stock options that would have been antidilutive.
For the year ended December 31, 2025, there were no shares, and for the years ended December 31, 2024 and 2023, approximately 20 thousand and 272 thousand shares, respectively, were excluded from the diluted EPS calculation related to stock options as they would have been antidilutive, due to the exercise prices exceeding the average market price. For the same periods, there were no shares excluded related to RSUs and PSUs that would have been antidilutive.

Note 12 - Fair Value Accounting
Fair value accounting guidance defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an "exit price") in the principal or most advantageous market available to the entity in an orderly transaction between market participants, on the measurement date. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" of this Report for a description of how fair value measurements are determined.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents all financial instruments measured at fair value on a recurring basis as of December 31, 2025 and 2024.

	December 31, 2025				December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total Assets and Liabilities at Fair Value	Level 1	Level 2	Level 3	Total Assets and Liabilities at Fair Value
Assets
Trading securities:
U.S. Treasury securities	$3,011	$—	$—	$3,011	$—	$—	$—	$—
State and municipal securities	—	—	—	—	—	473	—	473
Asset-backed securities	—	12,390	—	12,390	—	9,240	—	9,240
Total trading securities	$3,011	$12,390	$—	$15,401	$—	$9,713	$—	$9,713
Investment securities available for sale:
U.S. Treasury securities	$1,195,107	$—	$—	$1,195,107	$1,212,742	$—	$—	$1,212,742
U.S. Government agency securities	—	—	—	—	—	29,163	—	29,163
Mortgage-backed securities issued by U.S. Government agencies	—	1,387,953	—	1,387,953	—	1,462,790	—	1,462,790
Mortgage-backed securities issued by U.S. Government sponsored enterprises	—	1,961,794	—	1,961,794	—	2,034,035	—	2,034,035
Collateralized mortgage obligations issued by U.S. Government agencies or sponsored enterprises	—	506,647	—	506,647	—	550,201	—	550,201
Commercial mortgage-backed securities issued by U.S. Government agencies or sponsored enterprises	—	2,359,571	—	2,359,571	—	2,253,116	—	2,253,116
Corporate debt securities and other debt securities	—	—	—	—	—	8,971	—	8,971
Total investment securities available for sale	$1,195,107	$6,215,965	$—	$7,411,072	$1,212,742	$6,338,276	$—	$7,551,018
Mortgage loans held for sale	$—	$36,593	$—	$36,593	$—	$33,448	$—	$33,448
Other investments	—	—	17,980	17,980	—	—	14,831	14,831
Mutual funds and mutual funds held in rabbi trusts	74,992	—	—	74,992	63,371	—	—	63,371
Derivative assets	—	83,960	—	83,960	—	83,895	—	83,895
Liabilities
Mutual fund held in rabbi trusts	59,345	—	—	59,345	48,351	—	—	48,351
Derivative liabilities(1)	—	110,210	—	110,210	—	216,325	—	216,325
(1)    Excludes from Level 3 the Visa derivative of $2.9 million and $64 thousand at December 31, 2025 and 2024, respectively. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" in this Report for discussion of fair value accounting related to this in the Derivative Instruments section.
Fair Value Option
Synovus has elected the fair value option for mortgage loans held for sale primarily to ease the operational burden required to maintain hedge accounting for these loans. Synovus is still able to achieve effective economic hedges on mortgage loans held for sale without the time and expense needed to manage a hedge accounting program.
The following table summarizes the difference between the fair value and the UPB of mortgage loans held for sale and the changes in fair value of these loans. An immaterial portion of these changes in fair value was attributable to instrument-specific credit risk.

	Years Ended December 31,
(in thousands)	2025	2024	2023
Changes in fair value included in net income:
Mortgage loans held for sale	$384	$(1,033)	$839
Mortgage loans held for sale:
Fair value	36,593	33,448	47,338
Unpaid principal balance	35,531	32,770	45,627
Fair value less aggregate unpaid principal balance	$1,062	$678	$1,711

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
During 2025 and 2024, Synovus did not have any transfers in or out of Level 3 in the fair value hierarchy.

(in thousands)	Other Investments
Beginning balance at December 31, 2024	$14,831
Total gains (losses) realized/unrealized:
Included in earnings	374
Additions	2,775
Ending balance at December 31, 2025	$17,980
Total net gains (losses) for the year included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2025	$374

(in thousands)	Other Investments
Beginning balance at December 31, 2023	$12,560
Total gains (losses) realized/unrealized:
Included in earnings	641
Additions	1,630
Ending balance at December 31, 2024	$14,831
Total net gains (losses) for the year included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2024	$641

The table below provides an overview of the valuation techniques and significant unobservable inputs used in those techniques to measure financial instruments that are classified within Level 3 of the valuation hierarchy and are measured at fair value on a recurring basis.

			December 31, 2025		December 31, 2024
(dollars in thousands)	Valuation Technique	Significant Unobservable Input	Level 3 Fair Value	Rate/Range	Level 3 Fair Value	Rate/Range
Assets (liabilities) measured at fair value on a recurring basis
Other investments	Individual analysis of each investee company	Multiple factors, including but not limited to, current operations, financial condition, cash flows, evaluation of business management and financial plans, and recently executed financing transactions related to the investee companies	$17,980	N/A	$14,831	N/A

Assets (Liabilities) Measured at Fair Value on a Non-recurring Basis
Certain assets and liabilities are required to be measured at fair value on a non-recurring basis subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The following table presents items measured at fair value on a non-recurring basis still held as of the dates indicated for which there was a fair value adjustment.

	December 31, 2025				December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Loans(1)	$—	$—	$5,407	$5,407	$—	$—	$58,416	$58,416

	Fair Value Adjustments(1) for the
	Years Ended December 31,
(in thousands)	2025	2024
Loans(1)	$5,325	$35,726

(1)    Fair value adjustments represent charge-offs on collateral-dependent loans that were written down to fair value of collateral based on the appraised value less selling costs of the collateral.
The table below provides an overview of the valuation techniques and significant unobservable inputs used in those techniques to measure financial instruments that are classified within Level 3 of the valuation hierarchy and are measured at fair value on a non-recurring basis.

			December 31, 2025	December 31, 2024
	Valuation Technique	Significant Unobservable Input	Range (Weighted Average)(1)	Range (Weighted Average)(1)
Assets (liabilities) measured at fair value on a non-recurring basis

Loans	Third-party appraised value of collateral less estimated selling costs	Appraised value Estimated selling costs	0%-40% (14%) 0%-10% (7%)	0%-41% (29%) 0%-10% (7%)

(1)    The weighted average is the measure of central tendencies; it is not the value that management is using for the asset or liability.

Fair Value of Financial Instruments
The following table presents the carrying and estimated fair values of financial instruments at December 31, 2025 and 2024. The fair values represent management’s best estimates based on a range of methodologies and assumptions. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" of this Report for a description of how fair value measurements are determined.

	December 31, 2025
(in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets
Total cash, cash equivalents, and restricted cash	$2,537,705	$2,537,705	$2,537,705	$—	$—
Trading securities	15,401	15,401	3,011	12,390	—
Investment securities held to maturity	2,409,184	2,419,349	—	2,419,349	—
Investment securities available for sale	7,411,072	7,411,072	1,195,107	6,215,965	—
Loans held for sale	106,221	106,022	—	36,593	69,429
Other investments	17,980	17,980	—	—	17,980
Mutual funds and mutual funds held in rabbi trusts	74,992	74,992	74,992	—	—
Loans, net (1)	44,147,693	43,306,294	—	—	43,306,294
FRB and FHLB stock	200,786	200,786	—	200,786	—
Derivative assets	83,960	83,960	—	83,960	—
Financial liabilities
Non-interest-bearing deposits	$11,201,939	$11,201,939	$—	$11,201,939	$—
Non-time interest-bearing deposits	30,915,675	30,915,675	—	30,915,675	—
Time deposits	9,206,308	9,192,320	—	9,192,320	—
Total deposits(2)	$51,323,922	$51,309,934	$—	$51,309,934	$—
Federal funds purchased and securities sold under repurchase agreements	48,848	48,848	48,848	—	—
Long-term debt	2,456,442	2,501,434	—	2,501,434	—
Mutual fund held in rabbi trusts	59,345	59,345	59,345	—	—
Derivative liabilities(3)	110,210	110,210	—	110,210	—

(1)    Synovus estimates the fair value of loans based on present value of the future cash flows using the interest rate that would be charged for a similar loan to a borrower with similar risk, adjusted for a discount based on the estimated time period to complete a sale transaction with a market participant.
(2)    The fair value of deposits with no stated maturity, such as non-interest-bearing demand, interest-bearing demand, money market, and savings accounts reflects the carrying amount which is payable on demand, as of the respective date, and may not align with other valuation methods or processes. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
(3) Excludes from Level 3 the Visa derivative of $2.9 million at December 31, 2025. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" in this Report for discussion of fair value accounting related to this in the Derivative Instruments section.

	December 31, 2024
(in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets
Total cash, cash equivalents, and restricted cash	$2,993,987	$2,993,987	$2,993,987	$—	$—
Trading securities	9,713	9,713	—	9,713	—
Investment securities held to maturity	2,581,469	2,524,525	—	2,524,525	—
Investment securities available for sale	7,551,018	7,551,018	1,212,742	6,338,276	—
Loans held for sale	90,111	89,901	—	33,448	56,453
Other investments	14,831	14,831	—	—	14,831
Mutual funds and mutual funds held in rabbi trusts	63,371	63,371	63,371	—	—
Loans, net(1)	42,122,183	41,014,425	—	—	41,014,425
FRB and FHLB stock	164,374	164,374	—	164,374	—
Derivative assets	83,895	83,895	—	83,895	—
Financial liabilities
Non-interest-bearing deposits	$11,596,119	$11,596,119	$—	$11,596,119	$—
Non-time interest-bearing deposits	29,883,378	29,883,378	—	29,883,378	—
Time deposits	9,615,862	9,587,417	—	9,587,417	—
Total deposits(2)	$51,095,359	$51,066,914	$—	$51,066,914	$—
Federal funds purchased and securities sold under repurchase agreements	131,728	131,728	131,728	—	—
Long-term debt	1,733,109	1,748,723	—	1,748,723	—
Mutual fund held in rabbi trusts	48,351	48,351	48,351	—	—
Derivative liabilities(3)	216,325	216,325	—	216,325	—

(1)    Synovus estimates the fair value of loans based on present value of the future cash flows using the interest rate that would be charged for a similar loan to a borrower with similar risk, adjusted for a discount based on the estimated time period to complete a sale transaction with a market participant.
(2)    The fair value of deposits with no stated maturity, such as non-interest-bearing demand, interest-bearing demand, money market, and savings accounts reflects the carrying amount which is payable on demand, as of the respective date, and may not align with other valuation methods or processes. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
(3) Excludes from Level 3 the Visa derivative of $64 thousand at December 31, 2024. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" in this Report for discussion of fair value accounting related to this in the Derivative Instruments section.
Note 13 - Derivative Instruments
Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risk, exposures related to liquidity and credit risk, and to facilitate client transactions. The primary types of derivative instruments utilized by Synovus consist of interest rate swaps, interest rate lock commitments made to prospective mortgage loan clients, commitments to sell fixed-rate mortgage loans, and foreign currency exchange forwards. Interest rate lock commitments represent derivative instruments since it is intended that such loans will be sold. Synovus also provides foreign currency exchange services, primarily forward contracts, with counterparties to allow commercial clients to mitigate exchange rate risk. Synovus covers its risk by entering into an offsetting foreign currency exchange forward contract. Synovus enters into risk participation agreements with financial institution counterparties where we are either a participant or a lead bank so that the risk of default on the interest rate swaps is shared. Synovus either pays or receives a fee depending on the participation type. Synovus is party to master netting arrangements with its dealer counterparties; however, Synovus does not offset assets and liabilities under these arrangements for financial statement presentation purposes. See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" of this Report for additional information regarding accounting policies for derivatives.
Hedging Derivatives
Cash flow hedge relationships mitigate exposure to the variability of future cash flows or other forecasted transactions. Synovus has entered into interest rate swap contracts to manage overall cash flow changes related to interest rate risk exposure on index-based variable rate commercial loans. The contracts effectively modify Synovus' exposure to interest rate risk by utilizing receive fixed/pay index-based variable rate interest rate swaps.
For cash flow hedges, gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss), net of the tax impact, and subsequently reclassified into earnings when the hedged transaction affects earnings with the impacts recorded in the same income statement line item used to present the earnings effect of the hedged item. When a cash flow hedge relationship is discontinued but the hedged cash flows, or forecasted transactions, are still expected to occur, gains or losses that were accumulated in OCI are amortized into earnings over the same periods in which the hedged transactions are still expected to affect earnings. If, however, it is probable the forecasted transactions will no longer occur, the remaining accumulated amounts in OCI for the impacted cash flow hedges are immediately recognized in earnings.
Synovus recorded no unrealized gains (losses) during the years ended December 31, 2025, 2024, and 2023 related to terminated cash flow hedges. Synovus recognized pre-tax losses of $16.9 million, $20.6 million, and $23.7 million for the years ended December 31, 2025, 2024, and 2023, respectively, related to the amortization of terminated cash flow hedges. Amounts related to the amortization of terminated cash flow hedges are being recognized into earnings in conjunction with the effective terms of the original swaps through the third quarter of 2026.
As of December 31, 2025, Synovus expects to reclassify into earnings approximately $1 million in pre-tax loss due to the receipt or payment of interest payments on all cash flow hedges within the next twelve months. Included in this amount is approximately $4 million in pre-tax loss related to the amortization of terminated cash flow hedges. As of December 31, 2025, the maximum length of time over which Synovus is hedging its exposure to the variability in future cash flows is through the fourth quarter of 2029.
Fair value hedging relationships mitigate exposure to the change in fair value of an asset or liability. Synovus has entered into receive-fixed, pay-variable interest rate swap contracts to hedge the change in the fair value due to fluctuations in market interest rates for outstanding fixed-rate long-term debt and fixed rate term interest-bearing deposits. The changes in fair value of the fair value hedges are recorded through earnings with an offset against changes in the fair value of the hedged item within interest expense in the consolidated statements of income. All components of each derivative instrument’s gain (loss) are included in the assessment of hedge effectiveness.
Derivatives not designated as hedges include those that are entered into as either economic hedges to facilitate client needs or as part of Synovus' overall risk management strategy. Economic hedges are those that do not qualify to be treated as a fair value hedge or cash flow hedge for accounting purposes but are necessary to economically manage the risk exposure associated with the assets and liabilities of Synovus. For derivative instruments that are not designated as hedging instruments, changes in the fair value of the derivatives are recognized in earnings immediately.
Client Related Derivative Positions
Synovus enters into interest rate swap agreements to facilitate the risk management strategies of certain commercial banking clients. Synovus typically mitigates this risk largely by entering into equal and offsetting interest rate swap agreements with highly rated counterparties. The interest rate swap agreements are free-standing derivatives and are recorded at fair value in other assets or other liabilities on Synovus' consolidated balance sheets. The credit risk to these clients is evaluated and included in the calculation of fair value. Fair value changes including credit-related adjustments are recorded as a component of capital markets income.
Counterparty Credit Risk and Collateral
Entering into derivative contracts potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations, including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. Synovus assesses the credit risk of its dealer counterparties by regularly monitoring publicly available credit rating information, evaluating other market indicators, and periodically reviewing detailed financials. Dealer collateral requirements are determined via risk-based policies and procedures and in accordance with existing agreements. Synovus seeks to minimize dealer credit risk by dealing with highly rated counterparties and by obtaining collateral for exposures above certain predetermined limits. Management closely monitors credit conditions within the client swap portfolio, which management deems to be of higher risk than dealer counterparties. Collateral is secured at origination and credit-related fair value adjustments are recorded against the asset value of the derivative as deemed necessary based upon an analysis, which includes consideration of the current asset value of the swap, client risk rating, collateral value, and client standing with regards to its swap contractual obligations and other related matters. Such asset values fluctuate based upon changes in interest rates regardless of changes in notional amounts and changes in client specific risk.

Mortgage Derivatives
Synovus originates first lien residential mortgage loans for sale into the secondary market. Mortgage loans are sold either individually or in a bulk sale by Synovus on a whole loan servicing-released basis to third-party servicing aggregators for potential conversion into mortgage-backed securities which can be traded in the secondary market or retained on their respective balance sheet.
Synovus enters into interest rate lock commitments for residential mortgage loans which commits it to lend funds to a potential borrower at a specific interest rate and within a specified period of time. Interest rate lock commitments that relate to the origination of mortgage loans that, if originated, will be held for sale, are considered derivative financial instruments under applicable accounting guidance. Outstanding interest rate lock commitments expose Synovus to the risk that the price of the mortgage loans underlying the commitments may decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan and the eventual commitment for sale into the secondary market.
Forward commitments to sell primarily fixed-rate mortgage loans are entered into to reduce the exposure to market risk arising from potential changes in interest rates, which could affect the fair value of mortgage loans held for sale and outstanding interest rate lock commitments, which guarantee a certain interest rate if the loan is ultimately funded or granted by Synovus as a mortgage loan held for sale. The commitments to sell mortgage loans are at fixed prices and are scheduled to settle at specified dates that generally do not exceed 90 days.
Collateral Requirements
Certain derivative transactions have collateral requirements, both at the inception of the trade, and as the value of each derivative position changes. As of December 31, 2025 and 2024, Synovus had recorded the right to reclaim cash collateral of $21.2 million and $34.6 million, respectively. As of December 31, 2025 and 2024, Synovus had recorded the obligation to return cash collateral of $4.6 million and $4.6 million, respectively.
For derivatives cleared through central clearing houses, the variation margin payments made are legally characterized as settlements of the derivatives. As a result, these variation margin payments are netted against the fair value of the respective derivative contracts on the consolidated balance sheets and related disclosures.

The following table reflects the estimated fair value of derivative instruments included in other assets and other liabilities on the consolidated balance sheets along with their respective notional amounts on a gross basis.

	December 31, 2025			December 31, 2024
		Fair Value			Fair Value
(in thousands)	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
Derivatives in cash flow hedging relationships:
Interest rate contracts	$3,600,000	$—	$—	$4,350,000	$—	$13,003
Total cash flow hedges		$—	$—		$—	$13,003

Derivatives in fair value hedging relationships:
Interest rate contracts	$1,652,967	$—	$—	$2,102,967	$168	$1,469
Total fair value hedges		$—	$—		$168	$1,469
Total derivatives designated as hedging instruments		$—	$—		$168	$14,472

Derivatives not designated: as hedging instruments
Interest rate contracts	$17,208,364	$83,426	$109,691	$14,653,252	$81,099	$201,847
Mortgage derivatives - interest rate lock commitments	35,844	534	—	34,649	434	—
Mortgage derivatives - forward commitments to sell fixed-rate mortgage loans	49,500	—	118	51,500	233	—
Risk participation agreements	1,042,865	—	22	924,267	—	6
Foreign exchange contracts	142,809	—	379	148,805	1,961	—
Visa derivative	—	—	2,940	—	—	64
Total derivatives not designated as hedging instruments		$83,960	$113,150		$83,727	$201,917

The following table presents the effect of hedging derivative instruments on the consolidated statements of income and the total amounts for the respective line item affected for the years ended December 31, 2025, 2024, and 2023.

	2025
	Interest Income	Interest Expense
(in thousands)	Loans, including fees	Deposits	Long-term debt
Total interest income/expense amounts presented in the consolidated statements of income	$2,653,672	$1,109,023	$133,153

Gain (loss) on cash flow hedging relationships:(1)
Interest rate contracts:
Realized gains (losses) reclassified from AOCI, pre-tax, to interest income on loans	$(57,864)	$—	$—
Pre-tax income (loss) recognized on cash flow hedges	$(57,864)	$—	$—

Gain (loss) on fair value hedging relationships:
Amounts related to interest settlements on derivatives	$—	$(7,075)	$(6,280)
Recognized on derivatives	—	12,622	18,889
Recognized on hedged items	—	(12,622)	(18,889)
Pre-tax income (loss) recognized on fair value hedges	$—	$(7,075)	$(6,280)

	2024
	Interest Income	Interest Expense
(in thousands)	Loans, including fees	Deposits	Long-term debt
Total interest income/expense amounts presented in the consolidated statements of income	$2,769,778	$1,329,932	$109,657

Gain (loss) on cash flow hedging relationships:(1)
Interest rate contracts:
Realized gains (losses) reclassified from AOCI, pre-tax, to interest income on loans	$(139,041)	$—	$—
Pre-tax income (loss) recognized on cash flow hedges	$(139,041)	$—	$—

Gain (loss) on fair value hedging relationships:
Amounts related to interest settlements on derivatives	$—	$(21,777)	$(12,803)
Recognized on derivatives	—	11,224	1,777
Recognized on hedged items	—	(11,224)	(1,777)
Pre-tax income (loss) recognized on fair value hedges	$—	$(21,777)	$(12,803)

	2023
	Interest Income	Interest Expense
(in thousands)	Loans, including fees	Deposits	Long-term debt
Total interest income/expense amounts presented in the consolidated statements of income	$2,684,762	$1,026,755	$180,670

Gain (loss) on cash flow hedging relationships:(1)
Interest rate contracts:
Realized gains (losses) reclassified from AOCI, pre-tax, to interest income on loans	$(176,442)	$—	$—
Pre-tax income (loss) recognized on cash flow hedges	$(176,442)	$—	$—

Gain (loss) on fair value hedging relationships:
Amounts related to interest settlements on derivatives	$—	$(22,495)	$(16,358)
Recognized on derivatives	—	8,711	5,986
Recognized on hedged items	—	(8,711)	(5,986)
Pre-tax income (loss) recognized on fair value hedges	$—	$(22,495)	$(16,358)

(1)    See "Part II - Item 8. Financial Statements and Supplementary Data - Note 9 - Shareholders' Equity and Other Comprehensive Income" in this Report for additional information.

The following table presents the carrying amount and associated cumulative basis adjustment related to the application of hedge accounting that is included in the carrying amount of the hedged assets/(liabilities) in fair value hedging relationships.

	December 31, 2025			December 31, 2024
	Hedged Items Currently Designated		Hedged Items No Longer Designated	Hedged Items Currently Designated		Hedged Items No Longer Designated
(in thousands)	Carrying Amount of Assets/(Liabilities)	Hedge Accounting Basis Adjustment		Carrying Amount of Assets/(Liabilities)	Hedge Accounting Basis Adjustment
Interest-bearing deposits	$(950,000)	$(8,330)	$—	$(1,050,000)	$4,292	$—
Long-term debt	(699,751)	(7,304)	4,869	(1,048,535)	11,585	9,809

During the year ended December 31, 2024, Synovus terminated a fair value hedge related to long-term debt with a carrying value of $198.4 million. The remaining fair value basis adjustments on the terminated hedging relationships will be amortized into interest expense over the respective remaining terms.
The pre-tax effect of changes in fair value from derivative instruments not designated as hedging instruments on the consolidated statements of income for the years ended December 31, 2025, 2024, and 2023 is presented below.

		Gain (Loss) Recognized in Consolidated Statements of Income
		For The Years Ended December 31,
(in thousands)	Location in Consolidated Statements of Income	2025	2024	2023
Derivatives not designated as hedging instruments:
Interest rate contracts(1)	Capital markets income	$(518)	$(459)	$395
Mortgage derivatives - interest rate lock commitments	Mortgage banking income	100	(261)	345
Mortgage derivatives - forward commitments to sell fixed-rate mortgage loans	Mortgage banking income	(351)	799	(722)
Risk participation agreements	Capital markets income	(16)	(3)	—
Foreign exchange contracts	Capital markets income	(2,340)	2,490	(12)
Visa derivative	Other non-interest expense	(8,051)	(8,700)	(3,927)
Total derivatives not designated as hedging instruments		$(11,176)	$(6,134)	$(3,921)

(1)    Gain (loss) represents net fair value adjustments (including credit related adjustments) for client swaps.
Note 14 - Commitments and Contingencies
In the normal course of business, Synovus enters into commitments to extend credit such as loan commitments and letters of credit to meet the financing needs of its clients. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Synovus also has commitments to fund certain tax credits, CRA partnerships, and other investments.
The contractual amount of these financial instruments represents Synovus' maximum credit risk should the counterparty draw upon the commitment, and should the counterparty subsequently fail to perform according to the terms of the contract. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. Additionally, certain commitments (primarily consumer) can generally be canceled by providing notice to the borrower.
The ACL associated with unfunded commitments and letters of credit is recorded within other liabilities on the consolidated balance sheets. At December 31, 2025, the reserve on unfunded commitments was $51.5 million, compared to a reserve of $52.5 million at December 31, 2024. Additionally, an immaterial amount of unearned fees relating to letters of credit is recorded within other liabilities on the consolidated balance sheets.

Synovus also invests in tax credit partnerships, CRA partnerships, including SBIC programs, and other investments. The SBIC is a program initiated by the SBA in 1958 to assist in the funding of small business loans.

	December 31,
(in thousands)	2025	2024
Letters of credit(1)	$430,116	$340,385
Commitments to fund commercial and industrial loans	10,948,184	9,956,797
Commitments to fund commercial real estate, construction, and land development loans	2,253,164	2,135,638
Commitments under home equity lines of credit	2,106,257	2,119,616
Unused credit card lines	451,215	446,800
Other loan commitments	586,853	621,659
Total letters of credit and unfunded lending commitments	$16,775,789	$15,620,895

Tax credits, CRA partnerships, and other investments with a future funding commitment:
Carrying amount included in other assets(2)	$835,089	$672,803
Permanent and short-term construction loans and letter of credit commitments(3)	345,472	205,855
Funded portion of permanent and short-term loans and letters of credit(4)	235,095	229,668

(1)    Represent the contractual amount net of risk participations purchased of approximately $15.3 million and $16.8 million at December 31, 2025 and 2024, respectively.
(2)    Future funding commitment amounts included in carrying amount within other liabilities of $448.8 million and $358.5 million at December 31, 2025 and 2024, respectively.
(3)    Represent the contractual amount net of risk participations of $15.0 million and $16.0 million at December 31, 2025 and 2024, respectively
(4)    Represent the contractual amount net of risk participations of $20.1 million and $16.2 million at December 31, 2025 and 2024, respectively.
Merchant Services
In accordance with credit and debit card association rules, Synovus provides merchant processing services for clients with a contractual arrangement under which certain sales and processing support are provided through an outside merchant services provider with Synovus owning the merchant contract relationship. In addition, Synovus sponsors various third-party MPS businesses that process credit and debit card transactions on behalf of merchants. In connection with these services, a liability may arise in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder's favor. If the merchant defaults on its obligations, the cardholder, through its issuing bank, generally has until six months after the date of the transaction to present a chargeback to the MPS, which is primarily liable for any losses on covered transactions. However, if a sponsored MPS fails to meet its obligations, then Synovus, as the sponsor, could be held liable for the disputed amount. Synovus seeks to mitigate this risk through its contractual arrangements with the MPS and the merchants by withholding future settlements, retaining cash reserve accounts and/or obtaining other security. For the years ended December 31, 2025 and 2024, Synovus and the sponsored entities processed and settled $115.71 billion and $114.28 billion of transactions, respectively.
Legal Proceedings
Synovus and its subsidiaries are subject to various legal proceedings, claims, and disputes that arise in the ordinary course of its business. Additionally, in the ordinary course of business, Synovus and its subsidiaries are subject to regulatory and governmental examinations, information gathering requests, inquiries, and investigations. Synovus, like many other financial institutions, has been the target of legal actions and other proceedings asserting claims for damages and related relief for losses. These actions include, but are not limited to, mortgage loan and other loan put-back claims, claims and counterclaims asserted by individual borrowers related to their loans, allegations of violations of state and federal laws, and regulations relating to banking practices, including putative class action matters. In addition to actual damages, if Synovus does not prevail in such asserted legal actions, credit-related litigation could result in additional write-downs or charge-offs of assets, which could adversely affect Synovus' results of operations during the period in which the write-down or charge-off were to occur.
At least quarterly, Synovus carefully examines and considers each legal matter using then available information, and, in those situations where Synovus determines that a particular legal matter presents loss contingencies that are both probable and reasonably estimable, Synovus establishes an appropriate reserve. An event is considered to be probable if the future event is likely to occur. In the absence of a determination that a loss contingency is both probable and reasonably estimable, no accrual is made. Once established, accruals are adjusted to reflect developments related to these matters. While the final outcome of any legal proceeding is inherently uncertain, based on the information available, advice of counsel, and available insurance coverage, management believes that the amounts accrued with respect to legal matters as of December 31, 2025 are adequate.

In addition, where Synovus determines that there is a reasonable possibility of a loss in respect of legal matters, Synovus considers whether it is able to estimate the total reasonably possible loss or range of loss. Under GAAP, an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely,” and an event is “remote” if the “chance of the future event or events occurring is slight." In many situations, Synovus may be unable to estimate reasonably possible losses due to the difficulty of predicting outcome of legal matters and the preliminary nature of the legal matters, as well as a variety of other factors and uncertainties. Those matters for which a meaningful estimate is not possible are not included within this estimated range and, therefore, this range does not represent our maximum loss exposure. For those legal matters where Synovus is able to estimate a range of reasonably possible losses, management estimated the aggregate range from our outstanding litigation at December 31, 2025 was from zero to $10 million in excess of the amounts accrued, if any, related to those matters. This estimated aggregate range was based upon information available to Synovus at December 31, 2025, and the actual losses could prove to be lower or higher. As there are further developments in these legal matters, Synovus will reassess these matters, and the estimated range of reasonably possible losses may change as a result of this assessment. Based on Synovus' current knowledge and advice of counsel, management presently does not believe that the liabilities arising from these legal matters will have a material adverse effect on Synovus' consolidated financial condition, results of operations, or cash flows. However, in light of the significant uncertainties involved and the large or indeterminate damages sought in some of these matters, it is possible that the ultimate resolution of these legal matters could have a material adverse effect on Synovus' results of operations or financial condition for any particular period.
Any estimate or determination relating to the future resolution of litigation, regulatory or governmental examinations, information gathering requests, inquiries, investigations, or similar matters is inherently uncertain and involves significant judgment. This is particularly true in the early stages of a legal matter, when legal issues and facts have not been well articulated, reviewed, analyzed, and vetted through discovery, preparation for trial or hearings, substantive and productive mediation or settlement discussions, or other actions. It is also particularly true with respect to class action and similar claims involving multiple defendants, matters with complex procedural requirements or substantive issues or novel legal theories, and examinations, investigations, and other actions conducted or brought by regulatory and governmental agencies, in which the normal adjudicative process is not applicable. Accordingly, we usually are unable to determine whether a favorable or unfavorable outcome is remote, reasonably likely, or probable, or to estimate the amount or range of a probable or reasonably likely loss, until relatively late in the course of a legal matter, sometimes not until a number of years have elapsed. Accordingly, our judgments and estimates relating to claims will change from time to time in light of developments, and actual outcomes will differ from our estimates. These differences may be material.
Synovus intends to vigorously pursue all available defenses to these legal matters but will also consider other alternatives, including settlement, in situations where there is an opportunity to resolve such legal matters on terms that Synovus considers to be favorable, including in light of the continued expense and distraction of defending such legal matters. Synovus maintains insurance coverage, which may be available to cover legal fees, or potential losses that might be incurred in connection with such legal matters. The above-noted estimated range of reasonably possible losses does not take into consideration insurance coverage which may or may not be available for the respective legal matters.
Note 15 - Share-based Compensation and Other Employment Benefit Plans
General Description of Share-based Plans
Synovus has a long-term incentive plan under which the Compensation and Human Capital Committee of the Board of Directors has the authority to grant share-based awards to Synovus employees. The 2021 Omnibus Plan authorized 5.8 million common share equivalents available for grants. Any restricted share units that are forfeited and options that expire unexercised will again become available for issuance under the 2021 Omnibus Plan. At December 31, 2025, Synovus had a total of 1.7 million common share equivalents of its authorized but unissued common stock reserved for future grants under the 2021 Omnibus Plan.
Share-based Compensation Expense
Total share-based compensation expense recognized for 2025, 2024, and 2023 is presented in the following table by its classification within total non-interest expense.

	Years Ended December 31,
(in thousands)	2025	2024	2023
Salaries and other personnel expense	$29,988	$30,625	$30,610
Merger-related expense	2,753	—	—
Other operating expense	1,403	1,424	1,614
Total share-based compensation expense included in non-interest expense	$34,144	$32,049	$32,224

No share-based compensation costs have been capitalized for the years ended December 31, 2025, 2024, and 2023. As of December 31, 2025, total unrecognized compensation cost related to the unvested portion of share-based compensation arrangements involving shares of Synovus stock was $73.9 million. This cost is expected to be recognized over a weighted average remaining period of 1.89 years.
Stock Options
There were no stock option grants in 2025, 2024, or 2023.
A summary of stock option activity during the years ended December 31, 2025, 2024, and 2023 is presented below.

Stock Options
	2025		2024		2023
(in thousands, except per share data)	Quantity	Weighted-Average Exercise Price	Quantity	Weighted-Average Exercise Price	Quantity	Weighted-Average Exercise Price
Outstanding at beginning of year	117	$33.14	416	$31.13	1,113	$23.51
Options exercised	(48)	30.47	(299)	30.35	(697)	18.97
Options forfeited/expired/canceled	—	—	—	—	—	—
Options outstanding at end of year	69	$35.01	117	$33.14	416	$31.13
Options exercisable at end of year	69	$35.01	117	$33.14	416	$31.13

The aggregate intrinsic value for both outstanding and exercisable stock options at December 31, 2025 was $1.0 million with a weighted average remaining contractual life of 0.68 years. The intrinsic value of stock options exercised during the years ended December 31, 2025, 2024, and 2023 was $1.0 million, $4.8 million, and $11.2 million, respectively.
Restricted Share Units and Performance Share Units
Compensation expense is measured based on the grant date fair value of restricted share units and performance share units. The fair value of restricted share units and performance share units that do not contain market conditions is equal to the market price of common stock on the grant date. The fair value of performance share units, which include a market condition, was estimated on the date of grant using a Monte Carlo simulation model with the following weighted average assumptions:

	2025	2024	2023
Risk-free interest rate	4.31%	4.39%	4.38%
Expected stock price volatility	39.1	39.1	48.3
Simulation period	2.9 years	2.9 years	2.9 years

The stock price expected volatility was based on Synovus' annualized historical volatility. The Monte Carlo model estimates fair value based on 100,000 simulations of future share price using a theoretical model of stock price behavior.
Synovus granted performance share units, which included a market condition with respect to 50% of the award, to executive management during the years ended December 31, 2025, 2024, and 2023. The performance share units have a service-based vesting component, and the number of performance share units that will ultimately vest is based on plan-specific performance metrics.

A summary of restricted share units and performance share units outstanding and changes during the years ended December 31, 2025, 2024, and 2023 is presented below.

	Restricted Share Units		Performance Share Units
(in thousands, except per share data)	Quantity	Weighted-Average Grant Date Fair Value	Quantity	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2022	1,224	$41.80	472	$44.11
Granted	807	41.04	192	46.18
Vested	(654)	38.47	(170)	35.75
Forfeited	(84)	45.18	—	—
Outstanding at December 31, 2023	1,293	42.90	494	47.16
Granted	870	37.62	264	37.96
Vested	(601)	43.37	(290)	42.94
Forfeited	(80)	41.13	(4)	50.14
Outstanding at December 31, 2024	1,482	40.15	464	45.63
Granted	1,414	53.29	218	55.80
Vested	(690)	42.90	(282)	51.11
Forfeited	(74)	42.48	(14)	41.84
Outstanding at December 31, 2025	2,132	$48.01	386	$45.95

The total fair value of restricted share units vested during 2025, 2024, and 2023 was $37.0 million, $22.7 million, and $26.1 million, respectively. The total fair value of performance share units vested during 2025, 2024, and 2023 was $15.4 million, $10.6 million, and $7.4 million, respectively.
Other Employment Benefit Plans
For the years ended December 31, 2025, 2024, and 2023, Synovus provided a 100% matching contribution on the first 5% of eligible employee 401(k) contributions for a total annual contribution of $25.6 million, $24.5 million, and $25.2 million, respectively.
For the years ended December 31, 2025, 2024, and 2023, Synovus sponsored a stock purchase plan for directors and employees whereby Synovus made contributions equal to 15% of employee and director voluntary contributions, subject to certain maximum contribution limitations. The funds are used to purchase outstanding shares of Synovus common stock. Synovus recorded expense for contributions to these plans of $1.2 million in 2025, 2024, and 2023. On December 12, 2025, Synovus terminated the stock purchase plan as to directors pursuant to the terms of the Merger Agreement.
Refer to Note 19 - Subsequent Event in this Report for further information regarding the equity conversions that occurred at the completion of the Merger with Pinnacle on January 1, 2026.
Note 16 - Income Taxes
The components of income tax expense (benefit) included on the consolidated statements of income for the years ended December 31, 2025, 2024, and 2023 are presented below:

(in thousands)	2025	2024	2023
Current
Federal	$160,941	$83,744	$107,445
State	35,656	22,387	29,739
Total current income tax expense	196,597	106,131	137,184
Deferred
Federal	35,443	19,292	13,124
State	(3,552)	79	3,713
Total deferred income tax expense (benefit)	31,891	19,371	16,837
Total income tax expense	$228,488	$125,502	$154,021

Income tax expense as shown on the consolidated statements of income differed from the federal statutory rate for the years ended December 31, 2025, 2024, and 2023. A reconciliation of the differences is presented below:

	Years Ended December 31,
(dollars in thousands)	2025		2024		2023
Income tax expense at statutory federal income tax rate	$213,923	21.0%	$127,040	21.0%	$146,194	21.0%
State income tax expense, net of federal income tax benefit(1)	19,636	1.9	17,050	2.8	25,308	3.6
Tax credit investment benefits, net of amortization (as applicable)
Low Income Housing	(15,621)	(1.5)	(16,640)	(2.8)	(13,193)	(1.9)
Other	(3,418)	(0.3)	(4,689)	(0.8)	(7,841)	(1.1)
Nontaxable or Nondeductible Items
Income not subject to tax	(13,540)	(1.3)	(11,857)	(2.0)	(10,477)	(1.5)
FDIC premiums	6,209	0.6	7,684	1.3	8,589	1.2
Executive compensation	4,379	0.4	2,965	0.5	3,575	0.5
Misc non-deductible expenses	2,213	0.2	1,916	0.3	1,586	0.2
Changes in unrecognized tax benefits(2)	4,793	0.5	317	0.1	1,227	0.2
Change in valuation allowance	429	—	1,047	0.2	344	—
Other adjustments
Surrender of BOLI policies	12,901	1.3	—	—	—	—
Other items, net	(3,416)	(0.4)	669	0.1	(1,291)	(0.1)
Total income tax expense and effective tax rate	$228,488	22.4%	$125,502	20.7%	$154,021	22.1%

(1)    For 2025, state and local taxes in Florida and New York City made up the majority (greater than 50%) of the tax effect in this category.
For 2024, state taxes in Alabama, Florida, and New York State made up the majority of the tax effect in this category.
For 2023, state taxes in Georgia made up the majority of the tax effect in this category.
(2)    Includes the impact of state unrecognized tax benefit items. The state effect of all other line items is included within state income tax expense.

The components of the Company's deferred tax assets and liabilities at December 31, 2025 and 2024 are presented below:

(in thousands)	2025	2024
Deferred tax assets
Net unrealized losses on investment securities available for sale and cash flow hedges	$200,094	$302,128
Allowance for credit losses	128,700	131,373
Lease liability	96,004	111,089
Employee benefits and deferred compensation	49,986	47,642
Net operating loss carryforwards	31,998	32,511
Tax credit carryforwards	18,450	14,143
Non-performing loan interest	6,974	7,923
Merger-related expenses	6,568	—
Unrealized losses on fair value hedges	3,996	4,252
Miscellaneous accrued expenses	3,233	4,948
FDIC special assessment	1,335	9,087
Fair value of investment securities and loans	—	1
Other	4,233	8,167
Total gross deferred tax assets	551,571	673,264
Less valuation allowance	(27,776)	(27,483)
Total deferred tax assets	523,795	645,781
Deferred tax liabilities
Right-of-use asset	(88,727)	(104,190)
Purchase accounting intangibles	(21,649)	(22,535)
Deferred loan costs	(16,281)	(16,293)
Surrender of BOLI policies	(14,227)	—
Excess tax over financial statement depreciation	(13,762)	(13,685)
Unrealized gain on hedged liabilities	(11,013)	(4,252)
Prepaid expense	(7,796)	(5,498)
Partnership investments	(2,304)	(2,995)
Other properties held for sale	(205)	(914)
Other	(6,153)	(4,899)
Total gross deferred tax liabilities	(182,117)	(175,261)
Net deferred tax asset	$341,678	$470,520

Synovus believes the realization of net deferred tax assets (after valuation allowance) at December 31, 2025 is more likely than not based on its history of cumulative profitability as well as expectations of future taxable income, including reversals of taxable temporary differences, in the jurisdictions in which it operates.
Synovus expects that a portion of its $32.0 million of federal and state NOLs as well as a portion of the $18.5 million of federal and state tax credit carryforwards, which have carryforward periods ending in tax years 2026 through 2045, will not be realized before their carryforward period lapses and the Company has accordingly established a valuation allowance in the amount of $27.8 million at December 31, 2025.

Federal and state NOLs and tax credit carryforwards as of December 31, 2025 are summarized in the following table on a tax effected basis.

Tax Carryforwards	As of December 31, 2025
(in thousands)	Expiration Dates	Deferred Tax Asset, Before Valuation Allowance	Valuation Allowance	Net Deferred Tax Asset Balance
Net operating losses - federal(1)	2027-2037	$25,017	$(21,086)	$3,931
Net operating losses - states(1)	2027-2045	6,981	(5,995)	986
Tax credits - federal	2034-2045	552	(552)	—
Tax credits - states(1)	2026-2034	17,898	(143)	17,755

(1)    Included in this balance are tax attributes that can be carried forward indefinitely and have no expiration date.
Synovus is subject to income taxation in the U.S. and various state and local taxing jurisdictions. Synovus is no longer subject to income tax examinations by the IRS for years before 2022 and by state and local income tax authorities for years before 2021.
Income taxes paid in 2025 for each material jurisdiction are presented in the table below.

	2025	2024	2023
Federal	$89,500	$27,500	$43,500
State and Local
Florida	12,100	6,850	7,900
Alabama	4,027	3,100	3,910
South Carolina	18,641	137	113
All Other States	20,186	9,681	14,330
Total	$144,454	$47,268	$69,753

A reconciliation of the beginning and ending amount of unrecognized income tax benefits is as follows (unrecognized state income tax benefits are not adjusted for the federal income tax impact).

	Years Ended December 31,
(in thousands)	2025	2024	2023
Balance at January 1,	$21,680	$22,312	$22,400
Additions based on income tax positions related to current year	1,177	520	719
Additions for income tax positions of prior years(1)	6,057	39	186
Reductions for income tax positions of prior years	(1,841)	(209)	(122)
Reductions for statute of limitation expirations	(641)	(982)	(871)
Reductions for settlements on audit	(18,736)	—	—
Balance at December 31,	$7,696	$21,680	$22,312

(1)    Includes deferred tax benefits that could reduce future tax liabilities.
Accrued interest and penalties related to unrecognized income tax benefits are recognized as a component of income tax expense, and totaled $3.7 million, $5.7 million, and $4.8 million as of December 31, 2025, 2024, and 2023, respectively. Unrecognized income tax benefits as of December 31, 2025, 2024, and 2023 that, if recognized, would affect the effective income tax rate totaled $9.7 million, $22.9 million and $22.5 million (net of the federal benefit on state income tax issues), respectively.

Note 17 - Segment Reporting
Synovus' business segments are based on the products and services provided or the clients served and reflect the manner in which financial information is evaluated by the chief operating decision maker (CODM). Synovus' CODM is the Chief Executive Officer. The CODM primarily utilizes revenue and non-interest expense directly attributable to a respective segment as well as actual versus expected credit losses when assessing performance and allocating resources.
On April 1, 2023, Synovus updated its internal management reporting structure to transfer Capital Markets activities and related personnel from the Financial Management Services segment to the Wholesale Banking segment. Accordingly, its operating segment reporting structure was also updated. Synovus has four major reportable business segments: Wholesale Banking, Community Banking, Consumer Banking, and Financial Management Services. The management accounting policies and processes utilized in compiling segment financial information are highly subjective and, unlike financial accounting, are not based on authoritative guidance similar to GAAP. As a result, reported segment results are not necessarily comparable with similar information reported by other financial institutions.
The Wholesale Banking business segment serves primarily larger corporate and governmental clients by providing commercial lending, deposit, and capital markets services through specialty teams including middle market, CRE, seniors housing, premium finance, structured lending, asset-based lending, public finance, restaurant services, community investment capital, and capital markets.
The Community Banking business segment primarily serves small and medium-sized commercial clients as well as individual private wealth clients using a relationship-based approach. The commercial component of this segment focuses on locally owned and operated businesses. Private wealth services are delivered to the individuals operating the businesses as well as other individuals in the communities in which the Community Bank operates. A comprehensive set of banking products are offered to the client set, including a full suite of lending, payments, and depository products as well as financial planning services.
The Consumer Banking business segment serves individual and small business clients through its branch and ATM network, in addition to digital and telephone channels. This segment provides individuals and small businesses with an array of comprehensive banking products and services, including depository accounts, credit and debit cards, payment solutions, goal-based planning, home equity and other consumer loans, and small business lending solutions.
The Financial Management Services business segment serves its clients by providing mortgage, trust services, professional portfolio management for fixed-income securities, securities underwriting and distribution, the execution of securities transactions as a broker/dealer, asset management, financial planning, and family office services, as well as the provision of individual investment advice on equity and other securities.
Functional activities such as treasury, technology, operations, marketing, finance, enterprise risk, legal, human resources, corporate communications, executive management, among others, are included in Treasury and Corporate Other. In addition, certain assets, liabilities, revenue, and expense not allocated or attributable to a particular business segment, such as Synovus' third-party consumer loans, loans held for sale, commercial card, and CIB, as well as certain reconciling items in order to translate segment results that are based on management accounting practices into consolidated results are also included in Treasury and Corporate Other.
Synovus uses a centralized FTP methodology to attribute appropriate net interest income to its business segments. The intent of the FTP methodology is to transfer interest rate risk from the business segments by providing matched duration funding of assets and liabilities. The result is to centralize the financial impact, management, and reporting of interest rate risk in the Treasury and Corporate Other function, where it can be centrally monitored and managed. Treasury and Corporate Other charges (credits) an internal cost of funds for assets held in (or pays for funding provided by) each business segment. The process for determining FTP is based on a number of factors and assumptions, including prevailing market interest rates, the expected lives of various assets and liabilities, and the Company's broader funding profile.
Provision for (reversal of) credit losses is allocated to segments based on historical annualized expected loss rates attributable to the credit risk of loans managed by the segments during the period. By comparison, the consolidated provision for (reversal of) credit losses is determined based on the ACL model using methodologies described in Note 1 - Summary of Significant Accounting Policies in this Report with the difference between the consolidated provision for (reversal of) credit losses and the business segments' provision for (reversal of) credit losses reflected in Treasury Corporate and Other.
The following tables present certain financial information for each reportable business segment for the years ended December 31, 2025, 2024, and 2023 and as of December 31, 2025 and 2024. The application and development of management reporting methodologies is a dynamic process and is subject to periodic enhancements. As these enhancements are made, financial results presented by each reportable business segment may be periodically revised. Loan and deposit transfers occur from time to time between reportable business segments primarily to maintain the migration of clients and relationship managers between segments; however, prior period loan and deposit balances and any related net interest income and FTP are not adjusted for transfers.

	Year Ended December 31, 2025
(in thousands)	Wholesale Banking	Community Banking	Consumer Banking	Financial Management Services	Treasury and Corporate Other	Synovus Consolidated
Net interest income (expense)	$739,873	$412,278	$538,451	$87,393	$95,222	$1,873,217
Provision for (reversal of) credit losses	118,717	43,690	21,103	16,063	(130,702)	68,871
Net interest income after provision for credit losses	621,156	368,588	517,348	71,330	225,924	1,804,346
Service charges on deposit accounts	23,464	30,513	44,893	16	1,769	100,655
Fiduciary and asset management fees	—	—	—	84,590	—	84,590
Card fees	10	37,185	26,860	—	18,474	82,529
Brokerage revenue	—	—	—	85,045	—	85,045
Mortgage banking income	—	—	—	15,311	—	15,311
Capital markets income	31,022	6,855	249	409	11,012	49,547
Other non-interest revenue	18,107	4,063	6,670	7,150	82,725	118,715
Total non-interest revenue	72,603	78,616	78,672	192,521	113,980	536,392
Salaries and other personnel expense	100,415	109,527	124,454	127,516	314,432	776,344
Other operating expense(1)(2)	33,340	44,081	72,268	32,688	363,337	545,714
Total non-interest expense	133,755	153,608	196,722	160,204	677,769	1,322,058
Income (loss) before income taxes	$560,004	$293,596	$399,298	$103,647	$(337,865)	$1,018,680

(1) Treasury and Corporate Other includes $41.2 million of the total merger expense of $42.3 million related to the merger with Pinnacle.
(2) Other operating expense for each reportable segment primarily includes:
a.Wholesale Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
b.Community Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
c.Consumer Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
d.Financial Management Services - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, FDIC insurance, and other regulatory fees.

	Year Ended December 31, 2024
(in thousands)	Wholesale Banking	Community Banking	Consumer Banking	Financial Management Services	Treasury and Corporate Other	Synovus Consolidated
Net interest income (expense)	$736,306	$398,382	$544,248	$101,139	$(30,498)	$1,749,577
Provision for (reversal of) credit losses	124,350	40,612	20,689	16,003	(64,969)	136,685
Net interest income after provision for credit losses	611,956	357,770	523,559	85,136	34,471	1,612,892
Service charges on deposit accounts	21,205	28,140	41,187	16	1,099	91,647
Fiduciary and asset management fees	—	—	—	79,828	—	79,828
Card fees	11	31,658	26,782	—	18,469	76,920
Brokerage revenue	—	—	—	84,881	—	84,881
Mortgage banking income	—	—	—	14,060	—	14,060
Capital markets income	24,521	6,843	23	573	12,098	44,058
Other non-interest revenue(1)	11,277	3,212	7,222	7,411	(180,912)	(151,790)
Total non-interest revenue	57,014	69,853	75,214	186,769	(149,246)	239,604
Salaries and other personnel expense	91,170	106,776	119,743	123,858	295,920	737,467
Other operating expense(2)	40,477	49,715	83,022	29,930	306,932	510,076
Total non-interest expense	131,647	156,491	202,765	153,788	602,852	1,247,543
Income (loss) before income taxes	$537,323	$271,132	$396,008	$118,117	$(717,627)	$604,953

(1) Treasury and Corporate Other includes net losses of $256.7 million primarily due to the strategic repositioning of the investment securities portfolio in the second quarter of 2024.
(2) Other operating expense for each reportable segment primarily includes:
a.Wholesale Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
b.Community Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
c.Consumer Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
d.Financial Management Services - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.

	Year Ended December 31, 2023
(in thousands)	Wholesale Banking	Community Banking	Consumer Banking	Financial Management Services	Treasury and Corporate Other	Synovus Consolidated
Net interest income (expense)	$806,399	$429,937	$614,338	$73,906	$(107,925)	$1,816,655
Provision for credit losses	114,886	38,435	19,848	14,386	1,524	189,079
Net interest income after provision for credit losses	691,513	391,502	594,490	59,520	(109,449)	1,627,576
Service charges on deposit accounts	17,774	26,291	45,090	17	924	90,096
Fiduciary and asset management fees	—	—	—	78,077	—	78,077
Card fees	10	24,811	28,122	—	19,414	72,357
Brokerage revenue	—	—	—	90,004	—	90,004
Mortgage banking income	—	—	—	15,157	—	15,157
Capital markets income	22,257	2,863	9	5,934	7,982	39,045
Other non-interest revenue(1)	11,877	15,407	6,650	5,997	(20,657)	19,274
Total non-interest revenue	51,918	69,372	79,871	195,186	7,663	404,010
Salaries and other personnel expense	97,275	100,293	116,607	131,846	282,357	728,378
Other operating expense(2)(3)	65,299	45,533	89,043	34,914	372,257	607,046
Total non-interest expense	162,574	145,826	205,650	166,760	654,614	1,335,424
Income (loss) before income taxes	$580,857	$315,048	$468,711	$87,946	$(756,400)	$696,162

(1) Treasury and Corporate Other includes net losses of $76.7 million primarily due to the strategic repositioning of the investment securities portfolio in the fourth quarter of 2023.
(2) Other operating expense for each reportable segment primarily includes:
a.Wholesale Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, FDIC insurance and other regulatory fees, and a $28.0 million loss on other loans held for sale for the $1.17 billion medical office buildings loans sale.
b.Community Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
c.Consumer Banking - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
d.Financial Management Services - net occupancy, equipment, and software expense, third-party processing and other services, professional fees, and FDIC insurance and other regulatory fees.
(3) Treasury and Corporate Other includes a $51.0 million expense as a result of an FDIC special assessment charge to certain banks to cover losses incurred by the Deposit Insurance Fund (DIF) due to bank failures in the first half of 2023. In addition, a $22.1 million loss on other loans held for sale was recorded in Treasury and Corporate Other for the $421.7 million third-party consumer loans sale in 2023.

	December 31, 2025
(dollars in thousands)	Wholesale Banking	Community Banking	Consumer Banking	Financial Management Services	Treasury and Corporate Other	Synovus Consolidated
Loans, net of deferred fees and costs	$26,377,176	$8,125,471	$2,590,729	$5,187,553	$2,344,698	$44,625,627
Deposits	$15,494,710	$11,112,281	$17,390,710	$1,318,011	$6,008,210	$51,323,922
Full-time equivalent employees	362	547	1,533	547	1,849	4,838

	December 31, 2024
(dollars in thousands)	Wholesale Banking	Community Banking	Consumer Banking	Financial Management Services	Treasury and Corporate Other	Synovus Consolidated
Loans, net of deferred fees and costs	$24,677,119	$7,921,182	$2,776,305	$5,263,474	$1,970,948	$42,609,028
Deposits	$15,207,166	$10,877,394	$18,365,142	$1,109,270	$5,536,387	$51,095,359
Full-time equivalent employees	336	533	1,491	565	1,771	4,696

Note 18 - Condensed Financial Information of Synovus Financial Corp. (Parent Company only)

Condensed Balance Sheets
	December 31,
(in thousands)	2025	2024
Assets
Cash due from bank subsidiary	$513,948	$859,336
Funds due from other depository institutions	1,340	1,201
Total cash, cash equivalents, and restricted cash	515,288	860,537
Investment in consolidated bank subsidiary, at equity	5,825,212	5,177,551
Investment in consolidated non-bank subsidiaries, at equity	167,172	140,793
Note receivable from bank subsidiary	200,000	200,000
Other assets	51,104	28,106
Total assets	$6,758,776	$6,406,987
Liabilities and Shareholders' Equity
Liabilities:
Long-term debt	$717,055	$1,046,950
Other liabilities	48,554	115,480
Total liabilities	765,609	1,162,430
Shareholders’ equity:
Preferred stock	537,145	537,145
Common stock	172,815	172,186
Additional paid-in capital	4,008,677	3,986,729
Treasury stock	(1,359,054)	(1,216,827)
Accumulated other comprehensive income (loss), net	(628,261)	(970,765)
Retained earnings	3,261,845	2,736,089
Total shareholders’ equity	5,993,167	5,244,557
Total liabilities and shareholders’ equity	$6,758,776	$6,406,987

Condensed Statements of Income
	Years Ended December 31,
(in thousands)	2025	2024	2023
Income
Cash dividends received from subsidiaries	$550,000	$450,000	$435,000
Interest income	8,914	6,175	6,129
Other income (loss)	(93)	167	(101)
Total income	558,821	456,342	441,028
Expense
Interest expense	73,218	49,424	36,849
Other expense	41,090	19,179	12,494
Total expense	114,308	68,603	49,343
Income before income taxes and equity in undistributed income of subsidiaries	444,513	387,739	391,685
Allocated income tax benefit	(33,434)	(13,287)	(10,026)
Income before equity in undistributed income of subsidiaries	477,947	401,026	401,711
Equity in undistributed income (loss) of subsidiaries	314,033	81,434	141,994
Net income	791,980	482,460	543,705
Dividends on preferred stock	45,325	42,903	35,950
Net income available to common shareholders	$746,655	$439,557	$507,755

Condensed Statements of Comprehensive Income
	Years Ended December 31,
	2025	2024	2023
(in thousands)	Net of Tax Amount	Net of Tax Amount	Net of Tax Amount
Net income	$791,980	$482,460	$543,705
Other comprehensive gain (loss) of bank subsidiary	342,504	146,308	325,044
Other comprehensive income (loss)	342,504	146,308	325,044
Comprehensive income (loss)	$1,134,484	$628,768	$868,749

Condensed Statements of Cash Flows
	Years Ended December 31,
(in thousands)	2025	2024	2023
Operating Activities
Net income	$791,980	$482,460	$543,705
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (income) loss of subsidiaries	(314,033)	(81,434)	(141,994)
Deferred income tax expense (benefit)	(7,777)	1,090	433
Net increase (decrease) in other liabilities	(1,543)	17,071	4,849
Net (increase) decrease in other assets	(3,943)	(355)	(4,676)
Other, net	1,215	1,111	1,616
Net cash provided by (used in) operating activities	465,899	419,943	403,933
Investing Activities
Advance of long-term note receivable due from bank subsidiary	—	(100,000)	—
Increase in other investments	(2,775)	(1,630)	(774)
Net cash provided by (used in) investing activities	(2,775)	(101,630)	(774)
Financing Activities
Dividends paid to common and preferred shareholders	(316,146)	(260,824)	(252,011)
Repurchase of common stock	(142,227)	(272,343)	—
Repayments and redemption of long-term debt	(350,000)	—	(97,033)
Proceeds from issuance of long-term debt, net	—	496,791	—
Net cash provided by (used in) financing activities	(808,373)	(36,376)	(349,044)
Increase (decrease) in cash, cash equivalents, and restricted cash	(345,249)	281,937	54,115
Cash, cash equivalents, and restricted cash at beginning of year	860,537	578,600	524,485
Cash, cash equivalents, and restricted cash at end of year	$515,288	$860,537	$578,600

See accompanying notes to the audited consolidated financial statements.
Note 19 - Subsequent Event
On January 1, 2026, Synovus completed the previously announced merger pursuant to the Merger Agreement in which Synovus and Pinnacle each merged with and into Newco simultaneously, with Newco continuing as the surviving corporation. In connection with the closing of the Merger, Newco changed its corporate name to Pinnacle Financial Partners, Inc. Upon completion of the Merger, the separate corporate existence of each of Synovus and Pinnacle ceased, and Newco became the parent holding company of the combined organization with its headquarters located in Atlanta, Georgia.
Immediately following the Merger, Pinnacle Bank, a Tennessee state-charted bank and wholly owned subsidiary of Pinnacle, became a member bank of the Federal Reserve System (the FRS Membership). Following the effectiveness of the FRS Membership, Synovus Bank, a Georgia state-chartered bank and wholly owned subsidiary of Synovus, merged with and into Pinnacle Bank, with Pinnacle Bank surviving the merger. As a result of the Bank Merger, the separate corporate existence of Synovus Bank ceased. Pinnacle Bank continues to operate under the name "Pinnacle Bank" and remains headquartered in Nashville, Tennessee.
Pursuant to the Merger Agreement, at the effective time of the Merger (the Effective Time), each share of Synovus common stock issued and outstanding immediately prior to the Effective Time (other than shares excluded in accordance with the Merger Agreement) was converted into the right to receive 0.5237 shares of Newco common stock. Holders of Synovus common stock who otherwise would have been entitled to receive fractional shares of Newco common stock received cash in lieu of such fractional shares. All shares converted in the Merger were cancelled and retired at the Effective Time.
In addition, each outstanding share of Synovus' Series D Preferred Stock, and each outstanding share of Synovus' Series E Preferred Stock, was automatically converted into corresponding shares of Newco Series A Preferred Stock and Series B Preferred Stock, respectively.
Each outstanding restricted share unit award in respect to Synovus common stock was assumed by Newco and converted into a corresponding restricted share unit related to Newco common stock. The number of Newco shares underlying each assumed award was equal to the product of the number of Synovus shares subject to the award immediately prior to the Effective Time and 0.5237, rounded up to the nearest whole share. All other terms and conditions of each assumed Synovus restricted share unit award continued unchanged.
Each outstanding Synovus performance share unit award vested in full, with performance deemed achieved at the maximum level, and was converted into the right to receive a number of shares of Newco common stock equal to the maximum number of Synovus shares subject to the award multiplied by 0.5237, rounded up to the nearest whole share, less applicable tax withholdings.
In addition, Synovus stock options were converted and cancelled in accordance with the Merger Agreement. The Employee Stock Purchase Plan was assumed in accordance with the Merger Agreement.
The provisions of the indentures governing Synovus’ long-term debt contain certain restrictions within specified limits on mergers, sales of all or substantially all of Synovus' assets, and limitations on sales and issuances of voting stock of subsidiaries and Synovus’ ability to pay dividends on its capital stock if there is an event of default under the applicable indenture. These covenants were not breached by the Merger.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
NONE.
ITEM 9A. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures. In connection with the preparation of this Annual Report on Form 10-K, an evaluation was carried out by Synovus' management, with the participation of Synovus' Chief Executive Officer and Chief Financial Officer, of the effectiveness of Synovus' disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (Exchange Act)). Disclosure controls and procedures are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosures. Based on that evaluation, Synovus' Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2025, Synovus' disclosure controls and procedures were effective.
Synovus regularly engages in productivity and efficiency initiatives to streamline operations, reduce expenses, and increase revenue. Additionally, investment in new and updated information technology systems has enhanced information gathering and processing capabilities, and allowed management to operate in a more centralized environment for critical processing and monitoring functions. Management of Synovus is responsible for identifying, documenting, and evaluating the adequacy of the design and operation of the controls implemented during each process change described above. There have been no material changes in Synovus' internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that occurred during the year ended December 31, 2025 that have materially affected, or are reasonably likely to materially affect, Synovus' internal control over financial reporting.
Management's Report on Internal Control Over Financial Reporting. Management of Synovus is responsible for establishing and maintaining effective internal control over financial reporting for Synovus Financial Corp. and its subsidiaries (“we” and “our”), as that term is defined in Exchange Act Rules 13a-15(f). Synovus conducted an evaluation of the effectiveness of our internal control over Synovus' financial reporting as of December 31, 2025 based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, we concluded that our internal control over financial reporting is effective as of December 31, 2025.
KPMG LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in this Annual Report and has issued a report on the effectiveness of our internal control over financial reporting, and this report is included in "Part II - Item 8. Financial Statements and Supplementary Data" of this Report.
Changes in Internal Control Over Financial Reporting. No change in our internal control over financial reporting occurred during the fiscal quarter ended December 31, 2025 covered by this Report that materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

/s/ Kevin S. Blair	/s/ Andrew Jamieson Gregory, Jr.
Kevin S. Blair	Andrew Jamieson Gregory, Jr.
Chief Executive Officer and President	Chief Financial Officer
March 2, 2026	March 2, 2026
ITEM 9B. OTHER INFORMATION
None of our directors or officers, as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, adopted, modified, or terminated a Rule 10b5-1 trading arrangement or a non-Rule 10b5-1 trading arrangement, as defined under Item 408 of Regulation S-K, during the last fiscal quarter ended December 31, 2025.

ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS
NOT APPLICABLE.

Part III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
The information included under this Item 10 is as of December 31, 2025. On July 24, 2025, Synovus entered into the Merger Agreement with Legacy Pinnacle and Newco, a newly formed Georgia corporation jointly owned by Legacy Pinnacle and Synovus. The Merger Agreement provided that, upon the terms and subject to the conditions set forth therein, (i) Legacy Pinnacle and Synovus would each simultaneously merge with and into Newco, with Newco continuing as the surviving corporation in the Merger and named Pinnacle Financial Partners, Inc., and (ii) immediately following the effectiveness of the FRS Membership, Synovus Bank would merge with and into Pinnacle Bank, with Pinnacle Bank as the surviving entity in the Bank Merger. For additional information regarding certain corporate governance matters of Newco following the Merger, please refer to the Current Report on Form 8-K filed by Newco on January 2, 2026.
Board of Directors
The following table sets forth information regarding the members of the Board as of December 31, 2025.

Name	Age	Year First Elected Director	Principal Occupation	Committees
Stacy Apter	59	2023	Senior Vice President and Treasurer, Head of Corporate Finance, The Coca-Cola Company	A, CGN
Tim E. Bentsen	72	2014	Partner, Retired, KPMG LLP	A, CHCC (Chair), E
Kevin S. Blair	55	2020	Chairman of the Board, Chief Executive Officer, and President, Synovus Financial Corp.	E (Chair)
Pedro Cherry	54	2020	Chairman, President, and Chief Executive Officer, Mississippi Power	A (Chair), R, E
John H. Irby	63	2022	Attorney, Wilson Brock & Irby, LLC	CHCC, R
Gregory Montana	57	2025	Executive Vice President and Chief Risk Officer, Retired, Fidelity National Information Services, Inc.	A, R
Diana M. Murphy	69	2017	Managing Director, Rocksolid Holdings, LLC	A, CGN (Chair), CHCC, E
Harris Pastides	71	2014	Distinguished President Emeritus, University of South Carolina	CGN, E, R (Chair)
Barry L. Storey	66	2013	Principal, BLS Holdings Group, LLC	CGN, CHCC
Alexandra Villoch	68	2022	Chief Executive Officer, Baptist Health Foundation	A, CHCC
Teresa White	59	2019	President Emeritus, Aflac US	CHCC, R

A:	Audit Committee
CGN:	Corporate Governance and Nominating Committee
CHCC:	Compensation and Human Capital Committee
E:	Executive
R:	Risk
The business experience and other specific skills, attributes, and qualifications of each director is as follows:
Stacy Apter is the Senior Vice President and Treasurer, Head of Corporate Finance of The Coca-Cola Company, a publicly held total beverage company with products sold in more than 200 countries and territories. In this role, she leads The Coca-Cola Company’s corporate finance function including internal audit, tax, treasury, investor relations, and finance integration and capabilities. Ms. Apter is also responsible for liquidity management and management of The Coca-Cola Company’s capital structure, financial risks, insurable risks, and asset portfolios. She also chairs The Coca-Cola Company’s risk steering committee. Prior to assuming this role in 2020, Ms. Apter served as the Chief of Staff for The Coca-Cola Company’s Chairman of the Board and Chief Executive Officer, assisting with The Coca-Cola Company’s reorganization efforts and broader cultural transformation. She has held a number of other roles within treasury and global benefits since joining The Coca-Cola Company in 2005, including as assistant treasurer, where she led capital management, currency hedging, risk and insurance, and benefits and investments functions. Ms. Apter began her career as a pension actuary and consultant at Pricewaterhouse Coopers for 12 years. She is a director of Coca-Cola Bottlers Japan Holdings, a public company listed on the Tokyo Stock Exchange, serving on its audit committee and supervisory committee, and The Westside Future Fund and holds a bachelor’s degree in mathematics and economics from Sweet Briar College. Ms. Apter’s extensive experience in corporate finance and capital markets and her background in strategic and cultural transformation provides our Board with an invaluable resource on public company best practices, liquidity management, capital planning, and transformation as we continue to grow and transform Synovus.

Tim E. Bentsen is a former audit partner and practice leader of KPMG, a U.S. based global audit, tax, and advisory services firm, a position he retired from in 2012. Over his 37 years with KPMG, he served as an audit partner for numerous banks and other financial services companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute. Previously, Mr. Bentsen served as a member of the board of directors, chair of the audit committee, and member of the finance committee of CatchMark Timber Trust, Inc., a public timberland real estate investment company. He holds a bachelor’s degree in business administration from Texas Tech University. Mr. Bentsen practiced as a certified public accountant for 40 years. He is our Lead Director and the Chair of our CHCC. Mr. Bentsen’s extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management, and financial acumen enhances the Board’s knowledge in these areas.
Kevin S. Blair is the Chairman of the Board, Chief Executive Officer, and President of Synovus. He was appointed Chairman of the Board effective January 1, 2023 and became President and Chief Executive Officer in April 2021. Prior to that time and since December 2019, Mr. Blair served as President and Chief Operating Officer and as Senior Executive Vice President and Chief Operating Officer at Synovus from December 2018 until December 2019. Mr. Blair joined Synovus in August 2016 and served as Executive Vice President and Chief Financial Officer until he became Chief Operating Officer in 2018. Prior to that time, Mr. Blair served as Corporate Treasurer of SunTrust Bank and served in various leadership roles in such areas as credit risk management, corporate strategy, finance, and line management during his nearly 20-year career with SunTrust. He began his banking career at Signet Bank in Richmond, Virginia in 1995, having received a bachelor’s degree in economics and management from James Madison University and a master’s degree in business from George Washington University. Mr. Blair serves on the boards of such non-profit organizations as the United Way of the Chattahoochee Valley, the Georgia Research Alliance, and the Columbus Chamber of Commerce. Mr. Blair’s financial acumen, extensive banking experience in the Southeast, and his first-hand knowledge of our lines of business and corporate strategy provide our Board a valuable resource for understanding the day-to-day operations and strategic direction of the Company and the industry.
Pedro Cherry is the Chairman, President, and Chief Executive Officer of Mississippi Power, overseeing all aspects of operations for the electric utility and subsidiary of Southern Company, a public company and one of the largest generators of electricity. Prior to taking that position in July 2025 and since March 2025, he served as President of Mississippi Power. From August 2020 to March 2025, Mr. Cherry served as the President and Chief Executive Officer of Atlanta Gas Light and Chattanooga Gas, two regional natural gas utilities and subsidiaries of Southern Company. From February 2017 to August 2020, he served as Executive Vice President of Customer Service and Operations of Georgia Power, the largest subsidiary of Southern Company. From 2006 to 2017, Mr. Cherry served in various other leadership positions within the Southern Company family of companies, including Senior Vice President of the Metro Atlanta Region of Georgia Power, Metro West Region manager and Vice President of Community and Economic Development of Georgia Power. Prior to 2006, he spent nine years in finance-related leadership positions, including Chief Financial Officer - International Division, with Southern Energy Inc., a Southern Company subsidiary that later became Mirant Corp. He began his career as an engineering and business analyst for Carolina Power and Light Corp. In addition to his current role at Atlanta Gas Light and Chattanooga Gas, Mr. Cherry serves on the advisory board of Synovus’ banking division in North Georgia. He also serves on the boards of The Carter Center, Boys and Girls Club – Southeast Region, Grady Memorial Hospital Corporation, Metro Atlanta Chamber of Commerce, the Georgia Chamber of Commerce, and the Rotary Club of Atlanta. He is also NACD Directorship Certified, a CFA charter holder, and a member of the CFA Institute and the Auburn’s Alumni Engineering Advisory Council. Mr. Cherry’s extensive leadership experience within finance operations and customer service divisions of a complex public organization provides our Board with a valuable resource and perspective.
John H. Irby is a commercial real estate investor and attorney with Atlanta-based Wilson Brock & Irby, LLC, specializing in commercial estate transactions, corporate transactions, commercial litigation, and general business matters. He has practiced law for over 30 years and is also the managing partner of Tall Pines Properties, LLC and Equity Resource Partners, LLC, entities which are engaged in the acquisition, management, and redevelopment of commercial real property and timberland in the Southeast. Mr. Irby currently serves as a director on a number of boards, including the Georgia Lottery Corporation where he serves as Chair and W.C. Bradley Company. His past board service includes service on the boards of the Georgia Department of Corrections, Darlington School, Atlanta Steeple Chase, and the Bradley-Turner Foundation, among others. Mr. Irby’s legal background, commercial real estate expertise, and deeply rooted community engagement provides our Board with meaningful expertise in such matters as well as valuable leadership skills.
Gregory Montana is the former Executive Vice President and Chief Risk Officer of Fidelity National Information Services, Inc., or FIS, having retired from that position in April 2023. During his 11-year tenure at FIS, Mr. Montana managed and mitigated FIS’ key risks including those related to cybersecurity, operations, credit, compliance, regulatory, corporate responsibility, business continuity, crisis management, third party, and fraud for all business segments, including banking, payments, and capital markets. Mr. Montana is a certified Chief Information Security Officer and former board member of the

Internet Security Alliance and the Financial Service Information Sharing and Analysis Center (FS-ISAC) Sheltered Harbor Organization and holds a cyber risk oversight certificate from the National Association of Corporate Directors. Prior to his time at FIS, Mr. Montana managed risk in various leadership positions at such companies as Bank of America, PayPal, Lloyds Banking, Deloitte Consulting, and JPMorgan Chase Bank. He serves on the board of directors for the United Way of Northeast Florida and is an active member and former board chair of Jacksonville Catholic Charities. Mr. Montana holds an MBA from the Wharton School of the University of Pennsylvania and received a BA from Boston College. Mr. Montana’s expertise in risk management and extensive financial acumen, as well as his significant experience with complex public corporations in the financial services industry, provide our Board with a valued perspective and resource as we evolve our corporate strategy and mature our risk management framework.
Diana M. Murphy is the Managing Director of Rocksolid Holdings, LLC, a private equity firm focused on small businesses and real estate in the Southeast. She is a past President of the United States Golf Association, serving for seven years on its Executive Committee and as the Vice President and Treasurer for the organization. From 2012 to 2015, Ms. Murphy was Managing Director of the Georgia Research Alliance Venture Fund, a private equity firm invested in early-stage technology and life science companies created out of the state’s research universities. She also served for 11 years as the Managing Director of Chartwell Capital Management Company, a private equity firm located in Jacksonville, Florida, and 15 years as the Senior Vice President and Chief Revenue Officer of The Baltimore Sun Company. Ms. Murphy holds a bachelor’s degree from West Virginia University. She serves on the board of American International Group, Inc., or AIG, a public company and leading global insurance organization, serving on its compensation and management resources committee and nominating and corporate governance committee. Ms. Murphy also serves as the non-executive Chair of the Board of Landstar System, Inc., or Landstar, a public company that provides integrated transportation management solutions worldwide, chairs its nominating and corporate governance committee, and serves on its audit committee, compensation committee, safety and risk committee, and strategic planning committee. In addition, she serves on the board of Atlanta Braves Holdings, Inc., a public company that owns the ownership and voting interest in Braves Holdings, LLC, chairing its nominating and corporate governance committee as well as serving on its audit committee and compensation committee. Ms. Murphy serves on a number of other boards, both private and charitable, including the board of the Boys and Girls Club of Southeast Georgia and the College of Coastal Georgia Foundation and the advisory board of Synovus’ Sea Island market. Ms. Murphy’s extensive experience and leadership of the boards of publicly-traded companies, along with her business acumen, management experience, and risk management expertise in private equity, well qualify her to serve on our Board.
Harris Pastides is Distinguished President Emeritus of the University of South Carolina, having retired as President in July 2022. Prior to his 2022 retirement, he served as President for 12 years, with a brief retirement from mid-2019 to 2021. From 2003 to 2008, Dr. Pastides served as vice president for research and health sciences and dean of the Arnold School of Public Health and as executive director of the South Carolina Research Foundation. He joined the University of South Carolina in 1998 as Dean of the School of Public Health and as a professor of epidemiology. Dr. Pastides played a key role in the establishment of Health Sciences South Carolina, a consortium of the state’s research universities and leading hospital systems, and an integral part in the development of Innovista, the university’s 500-acre innovation and research district. Prior to joining the University of South Carolina, Dr. Pastides held various positions at the University of Massachusetts at Amherst for over 13 years, including professor of epidemiology and chair of the department of biostatistics and epidemiology. He serves on the board of trustees of the American Medical Association and as a member of our local advisory board in South Carolina. In addition, Dr. Pastides has served on a number of professional organizations and civic boards, including the South Carolina Governors School for the Arts and Humanities, S.C. River Alliance, the Council on Research Policy and Graduate Education, and EngenuitySC. He received a master’s in public health, a master’s of philosophy degree in epidemiology, a doctorate degree from Yale University, and a bachelor’s degree from the University of Albany, State University of New York. Dr. Pastides is a former Fulbright senior research fellow and has received numerous other professional awards and recognitions for his research work and leadership, including recognition as the South Carolina Chamber of Commerce Public Servant of the Year, the Ellis Island Medal of Honor, the Chief Executive Leadership Award from the Council for Advancement and Support of Education, and the Richard Allen award from Allen University. His experience in management and complex organizations and his background in research, innovation, and education provide our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and risk management.
Barry L. Storey is the Principal of BLS Holdings Group, LLC, an Augusta, Georgia-based company with the primary focus of managing a portfolio of retail real estate properties and various alternative assets. Prior to January 2015, he was the Founding Partner of Hull Storey Gibson Companies, LLC, a retail acquisition and development real estate company founded in 1992. The company owned and operated over 13 million square feet of retail strip centers and enclosed mall properties in the Southeast. Prior to 1992, Mr. Storey worked as a project manager in the Mall Development Division for CBL & Associates Properties, Inc. Mr. Storey holds a bachelor’s degree from the University of Georgia. He has extensive experience with and commitment to philanthropic and community service. In 2010, Mr. Storey received the “Outstanding Philanthropist Award” from the Young Professionals of Augusta and in 2014, was inducted into the Business Hall of Fame of the Central Savannah River Area, or CSRA. He is past president of the Exchange Club of Augusta, past president of the Family Y Board of Directors, past chair of the Community Foundation for the CSRA, and past chair of the UGA Terry College of Business Dean’s Advisory Council. Mr. Storey also served as a trustee of the University of Georgia Foundation. Currently, he serves as a director on a number of boards, including Aruna Bio, a privately-owned biomedical company, and the University of Georgia Athletic Association. Mr. Storey is also a trustee for the Georgia Research Alliance and serves on the advisory boards of our Athens and Augusta markets. His extensive experience and expertise in real estate acquisition, development, and management and his background in the markets in which we serve provides our Board with significant insight, particularly as we continue to refine and execute our growth strategies for the future.
Alexandra Villoch is the Chief Executive Officer of the Baptist Health Foundation, a part of Baptist Health South Florida, one of the largest regional healthcare systems in the Southeast. In her role as CEO, she leads the Foundation’s philanthropic efforts in support of Baptist Health’s investment in clinical research, technology, and patient support services. In addition, Ms. Villoch leads Baptist Health’s government and community relations division and hospitality and international patient divisions. She has served in this role since June 2019. Prior to that time and for five years since 2014, Ms. Villoch served as East Region Publisher for the McClatchy Company, a national news media company, overseeing all print and digital operations for newspapers throughout the eastern United States, including newspapers within Synovus’ footprint, and leading the custom publishing and commercial printing operations in the region. As a part of her role, Ms. Villoch also led certain of the media company’s strategic objectives, including the strategic transition to digital and the strategy related to the Spanish language in the company’s service of its diverse South Florida community. Prior to that time and for nine years, she served in a number of other leadership positions at McClatchy. She began her career in the airlines and banking businesses. Ms. Villoch is a Past-Chair of The Beacon Council, Miami Dade County’s economic development agency, and continues to serve on the executive committee of the board. She is Chair Emeritus of the One Community One Goal initiative, past Board Chair of Big Brothers and Big Sisters of Miami, and also served on the Miami Dade College Foundation board. In addition, Ms. Villoch has been the recipient of numerous community service and leadership awards for her work in the Miami area. Ms. Villoch’s considerable experience in accounting, finance, and strategic matters, as well as her knowledge and expertise in the economies and businesses of South Florida, one of our largest and highest growth markets, provides the Board with a meaningful perspective and valuable insight.
Teresa White is President Emeritus of Aflac U.S., which constitutes the operating U.S. insurance businesses for Aflac Incorporated, a publicly held company. Prior to moving into that role in January 2023 and since October 2014, she served as President of Aflac U.S. As President, Ms. White’s responsibilities included marketing, sales and distribution, information technology, corporate communications, operations, US financial management, and shared services. She oversaw the company’s extensive distribution network of individual agents and brokers across the country, as well as nearly 5,000 employees. Prior to becoming President, Ms. White served in various leadership positions with Aflac, including Chief Operating Officer from July 2013 to September 2014, Executive Vice President and Chief Services Officer from October 2012 to July 2013, and Executive Vice President and Chief Administrative Officer from March 2008 to October 2012, among others. Ms. White serves on the Board of Landstar and serves on its nominating and corporate governance committee, audit committee, compensation committee, safety and risk committee, and strategic planning committee. She is active in her community, having served on the boards of various non-profit and professional organizations, including the Georgia Chamber Board of Governors, NeighborWorks Columbus, and Americas Health Insurance Plans. Ms. White has been recognized for her leadership with a number of awards, including three consecutive years as Black Enterprise’s Most Powerful Women in Business, Bizwomen’s 2016 Women to Watch, Atlanta Business Chronicle’s Women Who Mean Business, and numerous recognitions by American Business Awards. She holds a bachelor’s degree in business administration from the University of Texas at Arlington and a master’s degree in management from Troy State University. She is also NACD Directorship Certified. Ms. White’s extensive operational and strategic background, coupled with her marketing, sales, talent, and risk management experience at the executive level in the financial services industry, guides the Company in its long-term strategic and operational planning and adds a valuable resource to the Board.
Executive Officers
The following table sets forth the name, age, and position of each executive officer of Synovus as of December 31, 2025.

Name	Age	Position with Synovus
Kevin S. Blair (1)	55	Chairman of the Board, Chief Executive Officer, and President
D. Wayne Akins, Jr. (2)	62	Executive Vice President and Chief Community Banking and Wealth Services Officer
D. Zachary Bishop (3)	50	Executive Vice President, Technology, Operations, and Security
Shellie R. Creson (4)	57	Executive Vice President and Chief Risk Officer
Thomas T. Dierdorff (5)	57	Executive Vice President and Head of Corporate and Investment Banking
Sharon Goodwine (6)	52	Executive Vice President and Chief Human Resources Officer
Andrew Jamieson Gregory, Jr. (7)	50	Executive Vice President and Chief Financial Officer
Kevin J. Howard (8)	61	Executive Vice President and Chief Wholesale Banking Officer
Jill K. Hurley (9)	46	Chief Accounting Officer and Corporate Controller
Allan E. Kamensky (10)	64	Executive Vice President and General Counsel
Katherine M. Weislogel (11)	55	Executive Vice President and Head of Treasury and Payment Solutions
Elizabeth D. Wolverton (12)	52	Executive Vice President and Head of Consumer Banking and Brand Experience
1.As Mr. Blair is a director of Synovus, relevant information pertaining to his position with Synovus is set forth under the caption “Board of Directors" above.
2.D. Wayne Akins, Jr. was elected as Executive Vice President and Chief Community Banking and Wealth Services Officer in January 2024. Prior to that and for five years, he served as Executive Vice President and Chief Community Banking Officer. Mr. Akins served as Executive Vice President and Chief Retail Banking Officer from July 2014 to January 2019. For 19 years prior to that time, he held various other banking positions with Synovus Bank, including Chief Community Banking Officer, Regional Chief Executive Officer, and Bank Division Chief Executive Officer. Mr. Akins has approximately 38 years of experience in the banking industry.
3.D. Zachary Bishop joined Synovus in November 2018 as Executive Vice President, Technology, Operations, and Security. Prior to that time, he served as Executive Vice President and Chief Information Officer of Renasant Bank. Before joining Renasant in 2013, Mr. Bishop held many senior leadership positions within technology, operations, mergers and acquisitions, and digital innovation with Regions Bank. Mr. Bishop has over 30 years of experience in information technology within the banking industry.
4.Shellie R. Creson joined Synovus in July 2022 as Executive Vice President and Chief Risk Officer. Prior to that time and for five years, she served as Executive Vice President and Chief Audit Executive for Fifth Third Bancorp. Prior to joining Fifth Third in 2017, Ms. Creson was with Regions Financial for 10 years where she served in various leadership positions in strategy, corporate planning, and audit. Ms. Creson also has over 10 years’ experience as a certified public accountant at KPMG, working primarily with financial services institutions.
5.Thomas T. Dierdorff joined Synovus in November 2021 as Executive Vice President and Head of Corporate and Investment Banking. Prior to that time and for 7 years, he served as Executive Vice President, Managing Director and Financial Services Group Head for Regions Bank and Regions Securities. Prior to his time at Regions, Mr. Dierdorff led the insurance corporate and investment banking practice at SunTrust Robinson Humphrey and worked in financial institutions investment banking at Wachovia Securities and its predecessor firms. He has over 30 years of financial services experience.
6.Sharon Goodwine joined Synovus in May 2021 as Executive Vice President and Chief Human Resources Officer. Prior to that time and for over 20 years, she served in a number of leadership positions at Wells Fargo, including Head of Enterprise Talent, Executive Vice President, and other senior human resources positions. She began her banking career in commercial banking with SunTrust in 1995.
7.Andrew Jamieson Gregory, Jr. was elected Executive Vice President and Chief Financial Officer in June 2019. Prior to that time, he was Executive Vice President and Head of Corporate Financial Strategy of Regions Financial Corporation, having held that position since January 2019. From 2009 to 2019, he served in various leadership roles at Regions, including Executive Vice President and Head of Corporate Development and Profitability, Assistant Treasurer, and Chief Investment Officer. Prior to joining Regions and for 10 years, Mr. Gregory was a Senior Vice President and Portfolio Manager at Wachovia Bank.
8.Kevin J. Howard was elected as Executive Vice President and Chief Wholesale Banking Officer in December 2018. Prior to that time and for 10 years, he served as Executive Vice President and Chief Credit Officer. For 15 years prior to that time, Mr. Howard served in a number of other banking positions with Synovus Bank, including Senior Vice President and Credit Manager and Senior Vice President of commercial real estate, correspondent, and affiliate lending. Mr. Howard has more than 33 years of experience in the banking industry.
9.Jill K. Hurley was elected Chief Accounting Officer in August 2018 and was elected Corporate Controller in January 2020. Prior to joining Synovus in 2018 and since February 2015, Ms. Hurley was Director of Financial Reporting and Accounting Policy at IberiaBank Corporation. From 2012 to 2015, she served as Business Unit Controller for Regions Bank. Prior to joining Regions, Ms. Hurley served 10 years in public accounting and is a certified public accountant.

10.Allan E. Kamensky has served as Executive Vice President and General Counsel since joining Synovus in February 2014. From February 2014 to December 2019, he also served as Secretary of Synovus. Prior to joining Synovus, he served as a partner in the law firm of Page, Scrantom, Sprouse, Tucker & Ford, P.C., or PSSTF, in Columbus, Georgia, where his practice focused on banking, lending and real estate law, commercial transactions, workouts, loan sales, banking litigation, bank regulatory matters, and zoning. He practiced law at PSSTF for approximately 16 years.
11.Katherine M. Weislogel was elected Executive Vice President and Head of Treasury and Payment Solutions in July 2021, having served as Head of Treasury and Payment Solutions since joining the Company in March 2019. Prior to that time and for nearly three years, she served a dual role as Managing Director and Team Leader of the U.S. commercial treasury and payment solutions business for BMO Harris Bank. She has also served in various leadership roles with Wells Fargo and Fifth Third, including within treasury management, retail, brokerage, and commercial. She has over 30 years of experience in the banking industry. Ms. Weislogel separated from the Company on February 2, 2026.
12.Elizabeth D. Wolverton was elected as Executive Vice President and Head of Consumer Banking and Brand Experience in January 2022. From January 2018 to January 2022, she served as Executive Vice President and Chief Strategy and Customer Experience Officer, having served as Chief Strategy Officer since April 2014. Prior to April 2014 and since joining the Company in 2003, Ms. Wolverton has served in a number of other leadership positions with Synovus, including those related to strategy, community banking, and finance.
Audit Committee
The Board has determined that all six members of the Audit Committee were independent and financially literate under the rules of the NYSE and that each of the six members of the Audit Committee was an ‘‘audit committee financial expert’’ as defined by the rules of the SEC. The primary functions of the Audit Committee included:
•Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls, and Synovus’ compliance with regulatory and legal requirements;
•Overseeing the risks relating to financial reporting, litigation, credit, and related matters;
•Reviewing and discussing with Synovus’ management and the independent auditor Synovus’ financial statements and related information, including non-GAAP financial information, critical audit matters, and other disclosures included in Synovus’ earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing or furnishing with the SEC;
•Monitoring the independence, qualifications, and performance of Synovus’ independent auditor and internal audit function; and
•Providing an avenue of communication among the independent auditor, management, internal audit, and the Board of Directors.
Code of Business Conduct and Ethics
As of December 31, 2025, we had a Code of Business Conduct and Ethics that applied to all directors, officers, and employees, including our principal executive officer, principal financial officer, and principal accounting officer. You can find the New Pinnacle Code of Business Conduct and Ethics in the Governance Documents section of our website at investors.pnfp.com. We will post any amendments to the Code of Business Conduct and Ethics and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE on our website.
Insider Trading Policy
As of December 31, 2025, we had an Insider Trading Policy that governed the purchase, sale, and/or other disposition of the Company's securities that applied to all directors, officers, employees, certain other covered persons, and the Company itself. Synovus believed that our insider trading policy and procedures were reasonably designed to promote compliance with insider trading laws, rules, and regulations, and listing standards applicable to the Company. A copy of Synovus' insider trading policy is filed as Exhibit 19 to this Report.

ITEM 11. EXECUTIVE COMPENSATION
Director Compensation Program
The CHCC is responsible for the oversight and administration of the Synovus director compensation program. The CHCC reviews the director compensation program annually with the assistance of its independent compensation consultant, who provides a report evaluating the program relative to peer and broader market practices. The following is a description of the director compensation program for 2025.

Cash Compensation of Directors
As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table, during 2025, non-management directors of Synovus received an annual cash retainer of $75,000, with:
•Audit Committee and Risk Committee members receiving an additional cash retainer of $15,000 (with the Chairs of these committees also receiving an additional cash retainer of $20,000);
•CHCC members receiving an additional cash retainer of $12,500 (with the Chair of this committee also receiving an additional cash retainer of $17,500);
•Corporate Governance and Nominating Committee members receiving an additional cash retainer of $10,000 (with the Chair of this committee also receiving an additional cash retainer of $15,000); and
•the Lead Director receiving an additional cash retainer of $40,000.
Members of the Executive Committee did not receive any additional compensation for their service on that committee. In addition, directors who are employees of Synovus do not receive any additional compensation for their service on the Board.
By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee and Risk Committee receive a higher cash retainer based upon the enhanced duties, time commitment, and responsibilities of service on those committees. The Board believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.
The members of the Board are compensated each April for their service on the Board from the date of the annual meeting to the following year’s annual meeting. As such, the Board was compensated in 2025 for the full year of service beginning on the April 24, 2025 shareholders meeting date.
Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts mirror the return of one or more investment funds selected by the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Ms. Apter, Dr. Pastides, Mr. Storey, and Ms. Villoch elected to defer all or a portion of his or her 2025 cash compensation under this plan.
Equity Compensation of Directors
During 2025, non-management directors also received awards of restricted stock units under the Synovus 2021 Omnibus Plan. Effective on April 23, 2025, the Board approved grants of 2,540 restricted stock units ($110,000 grant date fair market value) to each of the non-management members of the Board elected on April 24, 2025 to serve as directors for a term ending on the 2026 annual meeting date. The director restricted stock units become fully vested and transferable upon the earlier to occur of the completion of three years of service following the grant date and the date the holder reaches mandatory retirement, as set forth in the Corporate Governance Guidelines. These restricted stock unit awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus. All outstanding restricted stock unit awards held by directors who did not continue on the Newco board vested at the Effective Time.
Directors may elect to defer all of their equity compensation under the Synovus Directors’ Deferred Compensation Plan. All deferred equity awards are payable in the form of shares of Synovus stock. Ms. Apter, Dr. Pastides, Mr. Storey, and Ms. Villoch elected to defer his or her 2025 equity compensation under the plan.
Synovus’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors may purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors may elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount (equal to 15% of the directors’ cash contributions in 2024). Participants in the Director Stock Purchase Plan are fully vested in all shares of Synovus stock purchased for their benefit under the Plan and may request that the shares purchased under the Plan be released to them at any time. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. Synovus’ contributions under the Director Stock Purchase Plan provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.
Director Stock Ownership Guidelines
Synovus’ Corporate Governance Guidelines require all directors over time to accumulate shares of Synovus stock equal in value to at least five times the value of their annual retainer. Directors have five years to attain this level of total stock ownership, but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. The restricted stock unit awards to directors and Synovus’ contributions under the Director Stock Purchase Plan assist and facilitate directors’ fulfillment of their stock ownership requirements. All of Synovus’ directors were in compliance with the guidelines as of December 31, 2025.
Director Compensation Table
The following table summarizes the compensation paid by Synovus to non-management directors for the year ended December 31, 2025.

Name**	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Stacy Apter	$100,000	$110,000	$3,000	(3)	$213,000
Tim E. Bentsen	160,000	110,000	3,000	(3)	273,000
Pedro Cherry	125,000	110,000	9,000	(3)(4)	244,000
John H. Irby	102,500	110,000	3,000	(3)	215,500
Gregory Montana	105,000	110,000	2,250	(3)	217,250
Diana M. Murphy	127,500	110,000	3,000	(3)	240,500
Harris Pastides	120,000	110,000	3,000	(3)	233,000
Barry L. Storey	97,500	110,000	7,950	(3)(4)	215,450
Alexandra Villoch	102,500	110,000	—		212,500
Teresa White	102,500	110,000	—		212,500
**Mr. Blair did not receive additional compensation for serving as a director. His 2025 compensation is described under the Summary Compensation Table of this Report.
(1)For each director reflects fees paid in 2025 for service on the Board from April 24, 2025 to the 2026 annual shareholders meeting date.
(2)The grant date fair value of the shares of restricted stock units awarded to each director in 2025 was $110,000 as determined in accordance with FASB ASC Topic 718. For a discussion of the restricted stock units reported in this column, see "Part II - Item 8. Financial Statements and Supplementary Data - Note 15 - Share-based Compensation and Other Employment Benefit Plans" of this Report. As of December 31, 2025, each of the directors, other than Mr. Montana, held 9,683 restricted stock units. Mr. Montana held 3,291 restricted stock units.
(3)Includes contributions made by Synovus under Synovus’ Director Stock Purchase Plan of the following amounts for the following directors: $2,250 for Mr. Montana and $3,000 for Ms. Apter and Ms. Murphy and each of Messrs. Bentsen, Cherry, Irby, Pastides, and Storey. As described more fully above, in 2025 qualifying directors could elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and in 2025, Synovus contributed an additional amount equal to 15% of the directors’ cash contributions under the plan.
(4)Includes compensation of $6,000 for Mr. Cherry and $4,950 for Mr. Storey for service as an advisory director of certain of Synovus’ market advisory boards.

Compensation Discussion and Analysis
CD&A Overview
The following describes our compensation program for our named executive officers as of December 31, 2025, who are listed in the table below:

Name	Title
Kevin S. Blair	Chairman of the Board, Chief Executive Officer, and President
Andrew Jamieson Gregory, Jr.	Executive Vice President and Chief Financial Officer
Kevin J. Howard	Executive Vice President and Chief Wholesale Banking Officer
Sharon Goodwine	Executive Vice President and Chief Human Resources Officer
Katherine M. Weislogel(1)	Executive Vice President and Head of Treasury and Payment Solutions
(1)     Ms. Weislogel separated from the Company on February 2, 2026.
Specifically, this section addresses:
•how our 2025 compensation aligns with our 2025 performance (set forth in the section entitled “Compensation Philosophy and Key Considerations”);
•each element of compensation and our “mix” of compensation for 2025 (set forth in the section entitled “Elements and Mix of Compensation for Past Fiscal Year”);
•the objectives of our compensation program (set forth in the section entitled “Compensation Philosophy and Key Considerations”);
•what our compensation program for 2025 was designed to reward (described in the section entitled “Compensation Philosophy and Key Considerations”);
•how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Competitive Market Data”);
•why each element was chosen (described with each element of compensation, including base pay, short-term incentives, and long-term incentives);
•how amounts for pay were determined (described with each element of compensation, including base pay, short-term incentives, and long-term incentives);
•information regarding post-termination compensation (see the section entitled “Employment and Termination Agreements”); and
•our compensation framework, including our compensation policies, compensation process, and risk considerations (described in the section entitled “Compensation Framework: Compensation Policies, Compensation Process, and Risk Considerations”).
For additional information about the CHCC and its charter, its processes, and procedures for administering executive compensation, the role of compensation consultants, and other governance information, please see “Corporate Governance and Board Matters—Committees of the Board—Compensation and Human Capital Committee” in this Annual Report. For information regarding the CHCC's actions and decisions related to the Merger, please see "Merger-Related Compensation Matters" in this Annual Report.

Compensation Philosophy and Key Considerations
Synovus established a compensation program for our executives that is performance-oriented and designed to support our strategic goals. Our compensation philosophy, as well as how our program aligns with the philosophy, is described in the table below.

Compensation Philosophy and Key Considerations	How Our Program Aligns with Our Philosophy
Competitive Program:
•Compensation plans are designed to allow us to compete in the markets in which we seek executive talent.
•Competitive pay opportunities facilitate recruitment, retention, and motivation of top-level executive talent.
•Target pay opportunities are assessed relative to the median of market pay practices.
Emphasis on Performance:
•A significant portion of total compensation should be at risk based on short and long-term performance.
•Pay outcomes vary based on performance: average pay for average performance, above average pay for above average performance, and below average pay for lower performance.
•Compensation generally should be earned by an executive while actively employed.

•A majority of compensation is at risk based on performance.
•Payouts from the annual incentive plan vary based on results versus our annual financial goals and strategic and individual objectives.
•Long-term incentives are provided entirely through equity awards, with 60% granted as PSUs, and the ultimate value delivered will vary based on financial results and shareholder return.

Support Strategic Goals: Compensation plans are designed to support corporate strategic goals and drive the creation of shareholder value.
•Annual incentive plan aligns with strategic goals of earnings performance and increasing our return on assets, while PSUs are based on increasing ROATCE performance and relative TSR.
•The qualitative component of the annual incentive plan includes an assessment of progress on key strategic and individual objectives outlined at the beginning of the year.
•Long-term incentives also reward shareholder value creation by providing all awards in equity-based vehicles and varying payouts of PSUs based on performance.

Alignment with Long-Term Shareholders: Executives should have meaningful equity stakes that focus them on creating long-term shareholder value.
•Over half of incentives are awarded through equity awards vesting over multiple years.
•Stock ownership guidelines as well as CEO requirement to retain 50% of net shares until retirement ensure strong and increasing alignment with shareholders.
•Our Corporate Governance Guidelines prohibit hedges and pledges of our stock by directors and executive officers.

Discourage Excessive Risk-Taking: Plans should ensure executives are not incentivized to take unnecessary or excessive risks that threaten the value of Synovus.
•The CHCC meets annually with the Chief Risk Officer to discuss a risk assessment of our plans.
•Both the annual and long-term incentive plans have specific methods for evaluating risk performance and adjusting payouts if necessary.

Elements and Mix of Compensation for Past Fiscal Year
Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program and the objectives of each element are identified in the following table and discussed in more detail below:

Compensation Element	Objective	Key Features
Base Pay	Compensate an executive for performing his or her job on a daily basis.
Fixed cash salary generally targeted within a range of the median (50th percentile) of market data (based on companies with similar size and scope of banking operations) for similar positions. In establishing salaries, the CHCC also considers each executive’s performance, experience, and responsibilities as well as internal equity considerations.

Short-Term Incentives
•Provide an incentive for executives to meet critical annual goals that support our long-term strategy.
•Promote pay for performance.
•Ensure a competitive program given the marketplace prevalence of short-term incentive compensation.

The formulaic performance goals under our cash-based annual incentive plan for 2025 were based 50% on adjusted EPS, 25% on adjusted ROAA, and 25% on strategic and individual objectives. The award payout may range from 0% to 175% of the target for each executive based upon performance. For 2025, executives had target annual incentive opportunities ranging from 75% to 135% of base salary.

Long-Term Incentives
•Provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value.
•Align the interests of executives with shareholders by awarding executives equity in Synovus.
•Ensure a competitive compensation program given the market prevalence of long-term incentive compensation.
•Include a vesting schedule designed to retain our executives.

We granted PSUs and RSUs in 2025 so that all of our long-term incentive awards are linked to stock price performance. The “mix” of long-term incentive awards is 60% PSUs and 40% RSUs. The PSUs have a three-year performance period and also require three years of service, with payouts that may range from 0% to 150% of the target award based on Synovus’ average ROATCE (as adjusted) and relative TSR during the performance period. The RSUs have a three-year service requirement (one-third vest each year) based on continued employment with Synovus.

Perquisites	•Small component of pay intended to provide an economic benefit to executives to promote their recruitment and retention. •Align our compensation plan with competitive practices.
Perquisites in 2025 were limited to financial planning, executive physicals, housing allowances, limited spousal air travel, the actuarial value of salary continuation life insurance coverage, and security alarm and cybersecurity monitoring.

Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.	Plans offered include a 401(k) savings plan and a deferred compensation plan.
Change of Control Agreements	Provide orderly transition and continuity of management following a change of control of Synovus.	Upon “double trigger” (change of control followed by qualifying termination within two years), agreements provide for two to three times the executive’s base salary and bonus. Since June 2012, the CHCC has prohibited any new change of control agreements from including excise tax gross-ups.

Base Pay Decisions in 2025
Mr. Blair received a 7% increase in his base salary to $1,150,000, effective March 2, 2025, based upon the CHCC’s review of Mr. Blair’s performance and review of market comparisons of compensation levels among CEOs at peer companies. The CHCC also reviewed market comparisons for other executives and recognized that some base salaries for other named executive officers should be better aligned with similar positions at peer companies. As a result, Ms. Goodwine, Mr. Gregory, Mr. Howard, and Ms. Weislogel received base salary increases of 3%, 5.6%, 3%, and 5.9% respectively, effective March 2, 2025.
Short-Term Incentive Decisions in 2025
We target our short-term incentive plan opportunities to approximate the median of peer practices. Each year, the CHCC determines the appropriate performance measures that best support our business strategy and establishes target goals based upon management’s confidential business plan and corresponding annual budget for that year.
Actual payouts under the plan may vary from 0% to 175% of the target based upon Synovus and each executive’s performance compared to the performance goals. Target awards for 2025, expressed as a percentage of base salary, were 135% for Mr. Blair, 90% for Mr. Gregory, 75% for each of Mr. Howard and Ms. Weislogel, and 70% for Ms. Goodwine.
For 2025, the CHCC established that short-term incentives would be based on adjusted EPS, adjusted ROAA, and performance on strategic and individual objectives. The CHCC selected adjusted EPS and adjusted ROAA to align with our focus on earnings growth and profitability, incorporating revenue growth, expense management, and generating sufficient returns on our balance sheet. For the strategic and individual objectives component, the CHCC determined the primary focus areas would be our key strategic priorities (relationship deepening, growing the bank, and enhancing talent and culture), as well as quality of earnings, risk management, and total shareholder return with consideration of external factors.
The CHCC established the financial goals for the 2025 short-term incentive plan based on the 2025 budget, which reflected expectations as we entered the year. Key drivers of these expectations included the forecasted interest rate environment, credit expectations, and variables such as the equity markets and economic activity which impact fee income. The following chart summarizes the threshold, target, and maximum goals established for the financial performance metrics, as well as the actual performance results and resulting payout as a percentage of target determined by the CHCC.

	Weight	Threshold	Target	Maximum	Actual(1)	Percent of Target
Adjusted EPS(2)	50%	$3.66	$4.57	$5.40	$5.69	175%
Adjusted ROAA(2)	25%	0.97%	1.14%	1.30%	1.40%	175%
Strategic and Individual Objectives	25%	See discussion below				125%
Total Payout						162.5%
(1)Due to timing of the Merger and the Effective Time, the CHCC approved short-term incentive payouts using adjusted EPS and adjusted ROAA, in each case estimated as of December 11, 2025, which were $5.74 and 1.41%, respectively. The CHCC subsequently reviewed the estimated numbers as compared to actual numbers as of December 31, 2025 and determined that its use of estimated numbers resulted in the same payouts as a percentage of target as if the actual results provided above had been used.
(2)For a reconciliation of adjusted EPS and adjusted ROAA to GAAP measures, see "Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures" of this Report.
Strategic and Individual Objectives
The strategic factors are designed to provide the CHCC with the opportunity to impact incentive payouts based on a holistic review of the Company’s performance for the year, including the quality of our financial results and our performance on key priorities. The strategic factors are established at the beginning of the year and are designed to provide the CHCC with an overview of items deemed critical to the Company’s success. The CHCC’s assessment of the qualitative factors impacts 25% of the individual short-term payouts for the year.

The factors chosen by the CHCC at the beginning of 2025 based upon the Company’s strategic plan, and the key results for each factor, are summarized below:

Category	Key Considerations and Results
Relationship Deepening
The CHCC considered the varied and meaningful ways in which the Company deepened banking relationships in 2025, including the expansion and enhancements in treasury management, capital markets, private wealth, service quality, and small business.
•Treasury Management - Treasury Management capabilities continued to expand in 2025, with client transaction volumes increasing 7% and analysis fee income growth of 9% year-over-year, with a majority of that growth derived from pre-existing treasury management accounts.
•Capital Markets - Further build-out and capability expansion in capital markets delivery resulted in $49.5 million in revenue, an increase of 12% year-over-year.
•Private Wealth - We continued to focus on our Business Owner Wealth Strategy. The intentionality around private wealth growth resulted in 421 commercial relationship referrals, with 261 "Move to Wealth" resulting in new revenue production of $3.4 million and 280 new Business Owner Wealth Strategy clients in 2025.
•Service Quality - From a service quality perspective, we continued to make progress on a number of fronts, with a focus on Merger execution and integration. We also saw continued strong client engagement survey scores in 2025.
•Small Business - We onboarded new small business bankers targeted with engaging branch teams and winning new business. The small business team also continued its work around product organization and enhancements for small business clients and related enterprise partnerships. We enhanced tools for bankers to focus on generating new small business clients.

Growing the Bank
The CHCC considered growth from a number of vantage points, including:
•CIB - CIB’s strong momentum continued in 2025, as loan balances increased 42% year-over-year. A strong capital markets focus drove non-interest revenue of $14.2 million, an increase of 36% year-over-year, which was above budget expectations. In addition, the client pipeline remained strong at the end of 2025.
•Middle Market - Deposit repricing and broad based non-interest revenue growth contributed to strong PPNR performance. Expansion remained a focus area as six middle market bankers were added in 2025.
•Structured Lending - Focused expansion, combined with talent recruitment and onboarding, resulted in loan growth of approximately $775 million in 2025.
•Legal Industry Deposit Vertical - We executed on foundational build-out of processes, nationwide approvals, partnerships, and team onboarding in our newly launched legal industry deposit vertical, resulting in over $60 million in deposit growth and strong pipelines at the end of 2025.
•Third Party Payments - We expanded our relationship with three new ISOs and renewed key agreements that we expect to drive incremental non-interest revenue in spite of the loss of an ISO relationship that did not meet our risk standards in 2025. We also explored expansion into future verticals of sponsorship in 2025. Growth in third party payments resulted from strong volume, improved merchant pricing, ongoing expense management, and deposits from ISOs in 2025, resulting in PPNR of $30.7 million, an increase of 42% year-over-year.
•Merger Execution - The second half of 2025 focused on Merger execution and integration efforts, in addition to the ongoing core strategic and financial strategies. We successfully launched an integration management office focused on 24 portfolios and more than 75 workstreams, designated to execute the Merger seamlessly. During this time, we delivered exceptional financial performance with improvements in credit metrics, margin, and record-level fee income.

Enhancing Talent and Culture
The CHCC noted the meaningful progress in recruiting, retaining, developing, and engaging our team, supported by a strong corporate culture and purpose. The Company focused on increasing all dimensions of engagement and belonging across our employee population. As part of our continued focus on leadership development, we are building another Connect leadership development class, aimed at leadership development. Annualized voluntary turnover remained flat at 11%. Membership and engagement by our employees in our eight employee resource group remained strong in 2025 and included two new employee resource groups. The CHCC also noted the disciplined talent management process involving executive leadership.

Quality of Earnings
Quality of our earnings in 2025 was viewed favorably overall with favorability to plan for adjusted revenue, adjusted non-interest expense, and provision. Net interest income favorability was primarily delivered through disciplined deposit pricing while adjusted non-interest revenue outperformance was broad-based and highlighted by core banking fees. Adjusted non-interest expense was favorable to plan due to operating discipline resulting in controlled headcount and compensation expense, as well as lower fraud losses and credit related expenses. Provision was favorable to plan, driven by more favorable levels of net charge-offs and a decline in the ACL ratio.

Risk Management
The CHCC viewed the Company’s risk management and regulatory compliance as satisfactory based on reviews of our regulatory compliance and our enterprise risk management reports, including those as to credit quality, operational risk, and compliance risks.

External Factors
Disciplined deposit repricing led to outperformance of the Company's net interest margin and net interest income for 2025. This benefit was offset by a more challenging deposit environment due to higher interest rates and the impact of tariff-induced market disruption on capital markets revenue in the first half of 2025.

Payout Determination
In determining 2025 annual incentive payouts, the CHCC considered the results of the formulaic payout goals as well as our corporate strategic objectives as described above. With respect to strategic objectives, the CHCC reviewed the substantial progress made during the year in executing the Company’s strategy and business plans, while also effectively preparing for Merger close and integration. After careful deliberation, including consideration of individual performance, the CHCC approved an annual incentive award payout of 162.5% of target for Mr. Blair and annual incentive award payouts ranging from 156.25% to 163.75% for the other named executive officers. The CHCC considered the recommendation of the CEO when determining payouts for named executive officers other than the CEO. The annual short-term incentive award payout amount for each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table set forth in this Report.
Long-Term Incentive Decisions in 2025
The Company granted all long-term incentive awards in equity to link the value of the awards to Company performance. In 2025, our annual long-term incentive awards were made 60% in PSUs to support the performance-based nature of our program. The remaining annual awards were granted as RSUs. As described below, PSUs are subject to downward discretionary adjustment if the CHCC determines risks were not properly considered in achieving the performance results. In addition, the PSUs and RSUs are subject to the Company’s mandatory and discretionary clawback policies.
Individual annual long-term incentive award amounts were determined after the CHCC reviewed market comparisons for similarly-situated positions. The awards granted in 2025 to the Company’s named executive officers are set forth in the Grants of Plan-Based Awards Table in this Report.
Performance Stock Units (PSUs)
The PSUs granted in 2025 have both a performance vesting component and a service vesting component. Under the performance vesting component for 2025, Synovus’ average ROATCE (as adjusted) and relative TSR is measured over a three-year performance period (2025-2027). The CHCC uses ROATCE as a performance measure given its focus in our communications with shareholders and due to its incorporation of both earnings and capital management. ROATCE is calculated based on our adjusted earnings divided by our average tangible shareholder’s equity less preferred stock, goodwill, and other intangibles. The CHCC uses relative TSR as a performance measure because it is a direct measure of the Company’s return to shareholders relative to the Company’s competitors. The comparator TSR is based on TSR of the banks in the KBW Nasdaq Regional Banking Index at the beginning and end of the applicable performance period. The actual payout of the PSUs may range from 0% to 150% of the target amount based upon Synovus’ adjusted and relative TSR during the performance period compared to the performance formula approved by the CHCC. The service vesting component specifies that shares earned based on performance results will vest after three years of service.
The ROATCE performance targets set by the CHCC are based upon assumptions that are contained in our confidential business plan for the three-year performance period. Because these performance targets are based on our non-public business plan, the Company does not publicly disclose the actual performance targets until the completion of the performance period. The portion of PSUs based on our relative TSR pay 50% of target for performance at the 25th percentile, 100% of target for performance at the 50th percentile, and 150% of target for performance at the 75th percentile.
See "Merger-Related Compensation Actions" below for a discussion of the treatment of the PSUs granted in 2025, 2024, and 2023 (for the 2025-2027, 2024-2026 and 2023-2025 performance periods, respectively) in connection with the Merger.
Restricted Stock Units (RSUs)
The RSUs have a service-based vesting schedule, with the RSUs vesting one-third each year over a three-year period subject to each executive’s continued employment with Synovus. The RSUs are granted as stock-settled RSUs for executives who had not yet achieved their required ownership under our stock ownership guidelines, and as cash-settled RSUs for executives who had stock holdings in excess of their ownership guidelines at the time of grant. For 2025, the RSUs granted to Messrs. Blair, Gregory, and Howard will be settled in cash.
See "Merger-Related Compensation Actions" below for a discussion of the treatment of outstanding RSUs in connection with the Merger.
Potential Reductions to Equity Awards Due to Risk Concerns
The PSUs, as well as the RSUs beginning with the 2025 grant, are subject to downward adjustment if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The CHCC will consider if reductions are warranted if any of the following occur during the vesting period: (1) Synovus or a line of business experiences a material loss, (2) Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or (3) regulatory capital falls below regulatory capital requirements. The CHCC did not exercise downward discretion with respect to the PSUs that vested during 2025. The PSUs and RSUs are also subject to the Company’s mandatory and discretionary clawback policies, which provide for both potential forfeitures of unvested awards and recoupments of vested awards.
Perquisites
Perquisites are a small part of our executive compensation program. Perquisites are offered to increase the productivity of our executives and align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus in 2025 were limited to financial planning, executive physicals, housing allowances, limited spousal air travel, the actuarial value of salary continuation life insurance coverage, and security alarm and cybersecurity monitoring for certain officers. The Company’s incremental cost of providing these benefits is included as “All Other Compensation” in the Summary Compensation Table and is described in more detail in footnote 2 of the Summary Compensation Table in this Report. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.
Retirement and Deferred Compensation Plans
Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand and communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offered a 401(k) savings plan to its employees in 2025. The 401(k) savings plan offers an employer matching contribution of up to 5% of compensation.
In addition to the 401(k) savings plan, the Deferred Compensation Plan, or the Deferred Plan, replaces benefits foregone under the 401(k) savings plan due to legal limits imposed by the Internal Revenue Service, or IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer matching contribution to the Deferred Plan for 2025 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table, and the earnings on the Deferred Plan accounts during 2025 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table.

Employment and Termination Agreements
Prior to entering into the Merger Agreement, Synovus did not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions and for succession and transition planning. For 2025, none of the named executive officers had employment agreements, other than those described below under "Merger- Related Compensation Actions."
Synovus uses change of control arrangements with its executives to ensure: (1) the retention of executives and an orderly transition during a change of control, (2) that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent. The change of control agreements in place for the named executive officers provide for a lump sum payment equal to two to three years of base salary and the affected executive’s average bonus for the past three years, as well as two to three years of health and welfare benefits. These payments and benefits are paid only in the event of a “double trigger,” requiring a change of control followed by termination of an executive’s employment by Synovus for any reason other than “cause,” death or disability, or by the executive for “good reason,” within two years of the change of control. For more information, see “Potential Payouts upon Termination or Change of Control” of this Report. In June 2012, the CHCC adopted a policy prohibiting tax gross-ups from any new change of control agreements.

Competitive Market Data
The CHCC historically has evaluated comparative data relating to total direct compensation (salary, short-term incentive opportunities, and long-term incentive opportunities) to assess the executive compensation practices of competitor companies. The CHCC continued this practice in 2025, with the assistance of Meridian. Findings from this comparative evaluation were used to assist the CHCC in establishing the compensation opportunities for executives in 2025.

For 2025, the CHCC used a peer group of 16 banks as part of its evaluation. When originally approved by the CHCC, the peer group included eight banks with higher assets and eight banks with lower assets than Synovus and none of the peer banks had more than three times Synovus’ assets. As part of its evaluation of market practices, the CHCC reviewed the most recent proxy data available for the banks listed below, as well as data appropriate to our industry and company size from external market surveys. When reviewing this data to establish target pay levels, the CHCC focused on total direct compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon each companies’ performance results.

BOK Financial Corp.	Pinnacle Financial Partners, Inc.
Bank United, Inc.	Popular, Inc.
Cadence Bank	Regions Financial Corp.
Comerica Inc.	SouthState Corporation
Cullen/Frost Bankers, Inc.	Valley National Bank
First Horizon Corporation	Webster Financial Corporation
Hancock Whitney Corp.	Western Alliance Bancorporation
Old National Bank	Zions Bancorporation

Compensation Framework: Compensation Policies, Compensation Process, and Risk Considerations
Compensation Policies
Stock Ownership/Retention Guidelines
To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Named Executive Officer	Ownership Level (as multiple of base salary)
Chief Executive Officer	6x
All Other Named Executive Officers	3x
The guidelines exclude future stock options and performance-based stock awards from the calculation. Until the guideline is achieved, executives are required to retain 75% of all net shares received upon the exercise of stock options or vesting of other stock-based awards, excluding shares used to pay an option’s exercise price and any taxes due upon exercise or vesting of an award. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chief Executive Officer and Chair of the CHCC.
All named executive officers were in compliance with the requirements of the guidelines as of December 31, 2025 either through ownership of the specified number of shares or retention of 75% of all net shares until the guideline is achieved.
Hold Until Retirement Provision
Synovus also adopted a “hold until retirement” policy that applies to all unexercised stock options and unvested restricted stock and restricted stock units awarded to our Chief Executive Officer. Under this policy, after the Chief Executive Officer has attained the stock ownership guidelines described above, he is also required to retain ownership of 50% of all common stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs and excluding awards settled in cash) until his retirement or other termination of employment. The “hold until retirement” requirement further aligns the interests of our Chief Executive Officer with shareholders.
Mandatory and Discretionary Clawback Policies
Synovus approved a Mandatory Clawback Policy, or the Mandatory Policy, effective October 2, 2023, as required under SEC and NYSE rules. Under the Mandatory Policy, erroneously awarded incentive compensation to executives must be repaid to the Company in the event of an accounting restatement.
In addition to the Mandatory Clawback Policy, Synovus has a Discretionary Clawback Policy. Under this policy, any incentive compensation paid to Synovus’ executive officers that is based upon materially inaccurate performance metrics or financial statements, or material failures in the management of Company financial, operational, or reputational risks that result in or are reasonably expected to result in a material adverse impact to Synovus or a business unit, are subject to clawback. Both the Mandatory Policy and the Discretionary Policy are administered by the CHCC.
Anti-Hedging Policy
Synovus does not allow directors or executive officers to hedge the value of Synovus equity securities held directly or indirectly by the director or executive officer. Synovus’ policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on Synovus’ securities, as well as hedging or monetization transactions, such as zero-cost collars and forward sale contracts or other derivative securities based on Synovus securities. The anti-hedging policy does not extend to all employees of Synovus but is limited to our directors, executive officers, and certain other designated insiders.
Anti-Pledging Policy
Synovus’ Corporate Governance Guidelines and Insider Trading Policy prohibit pledges of our stock by directors and executive officers.
Accounting Considerations
We account for all compensation paid in accordance with generally accepted accounting principles. The accounting treatment is considered by the CHCC but has not generally been the primary driver in determining the form of compensation paid to named executive officers.

No Option Repricing
Our 2021 Omnibus Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval.
Timing of Equity Awards
The Company’s longstanding practice has been to grant equity awards on a predetermined schedule. At the first quarterly meeting of any new fiscal year, the CHCC reviews and approves the value and amount of the equity compensation to be awarded to executive officers in accordance with the annual performance and compensation review process. The grant of approved equity awards then occurs that same day based on the closing price of Synovus’ common stock on the NYSE. The first quarterly meeting of the CHCC typically occurs after the Company’s release of the financial results for the prior fiscal year through filing of a Current Report on Form 8-K and accompanying earnings release and earnings call but before the filing of the Company’s Annual Report on Form 10-K for that fiscal year.
The CHCC does not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, and Synovus does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards grants at the start of the new fiscal year to incentive the executives to deliver on the Company’s strategic objectives for the new fiscal year. If the CHCC is taking action to approve equity awards on or near the date that Synovus’ annual earnings are released, for example, the CHCC has established the grant date for equity awards to executives as: (a) the last business day of the month in which earnings are released or, if later, (b) one complete business day following the date of the earnings release. This policy ensures that the annual earnings release has time to be absorbed by the market before equity awards are granted. The timing of equity awards in 2025 was not impacted by this policy as equity awards were not granted to executives at or near the date that earnings were released.
Compensation Process
Role of Compensation and Human Capital Committee and Compensation Consultant in Compensation Process
The roles of the CHCC and its compensation consultant in the compensation process are described in detail in this Report under “Corporate Governance and Board Matters—Committees of the Board—Compensation and Human Capital Committee.”
Role of the Executive Officers in the Compensation Process
Synovus’ Chief Executive Officer generally attends CHCC meetings by invitation of the CHCC, and other executives may also attend at the invitation of the CHCC. The Chief Executive Officer and other executives provide management perspective on issues under consideration by the CHCC, and the Chief Executive Officer makes proposals regarding the compensation of the named executive officers other than himself. No members of management have authority to vote on CHCC matters. The CHCC regularly meets in executive session without any executive officers present. For more information regarding CHCC meetings, please refer to “Corporate Governance and Board Matters—Committees of the Board—Compensation and Human Capital Committee” in this Report.
Tally Sheets
The CHCC historically has used annual tally sheets to add up all components of compensation for the Chief Executive Officer and the other named executive officers, including base salary, short-term incentives, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites, and the total cost to the Company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death, and disability. Tally sheets are used to provide the CHCC with total compensation amounts for each executive so that the CHCC can determine whether the amounts are in line with our compensation strategy. The CHCC reviewed tally sheets for the Chief Executive Officer and for Synovus’ other named executive officers in October 2025 and concluded that their total compensation is fair and reasonable.
Risk Considerations
Our compensation program is reviewed by several different groups to ensure that the risks involved with the program are appropriately assessed and managed. The compensation risks are first reviewed by the management team that designs, implements, and administers the program. Incentive compensation programs are also reviewed by the Executive Risk Committee, a management committee chaired by our Chief Risk Officer. As a part of this process, management completes a thorough risk assessment for each plan, assessing the administrative, strategic, and financial risk of each compensation plan, ensuring consistency in the review and administration of each plan and producing an overall risk assessment rating for each plan. Moreover, management reviews each plan for alignment with Synovus’ strategic and individual objectives and assesses whether the payouts are equitable for value generated for Synovus and whether the plans encourage unnecessary risk-taking by

Synovus’ participants. The CHCC met with the Chief Risk Officer to review a comprehensive risk assessment of our 2025 compensation plans.
Synovus’ employee incentive plans are broadly classified by business unit: incentive plans for Synovus’ banking divisions and incentive plans for Synovus’ Wealth Services division. All of the plans were assessed for risk factors in different categories, including financial risks, strategic risks, and administrative risks. Each plan was assigned a level of risk ranking from “1” (lowest risk) to “5” (highest risk) for each risk category. Any plan that received a “4” or “5” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks. After the implementation of such controls, no plans were ranked higher than a “3.” After reviewing the incentive plans and the Company’s risk assessment process, the CHCC concluded that there were no unnecessary risks under the plans and there were no risks arising from the Company’s compensation policies and practices that were likely to have a material adverse effect on the Company.
Results of 2025 Advisory Vote to Approve Executive Compensation
At the 2025 annual meeting of shareholders, we held an advisory vote on executive compensation for 2024. Over 98% of the votes cast were in favor of this advisory proposal. The CHCC considered this favorable outcome and believed the results conveyed our shareholders’ support of our executive compensation programs and did not make any specific changes to our executive compensation programs as a result of this vote.

Merger-Related Compensation Actions
280G Mitigation Actions with Respect to Certain Named Executive Officers
The Merger is treated as a change in control of the Company for purposes of the golden parachute rules under Section 280G and 4999 of the Code. These rules impose an excise tax on "excess parachute payments" and deny the employer's compensation deduction for such amounts. On December 11, 2025, the CHCC evaluated these potential adverse tax impacts on the Company and each of Mr. Howard, Ms. Goodwine, and Ms. Weislogel and, to mitigate these potential adverse tax impacts, approved certain reasonable actions to pay amounts in 2025 that would have otherwise been paid in 2026. The CHCC determined that it was in the best interests of Synovus and its employees to approve the following (collectively, the "Accelerated Amounts"):
•Accelerate the vesting and settlement of PSUs granted in 2023 and 2024 that were scheduled to vest and settle at Closing pursuant to the terms of the Merger Agreement;
•Accelerate the vesting and settlement of certain RSUs granted in 2023 that were scheduled to vest and settle in February 2026; and
•Accelerate the payment of the 2025 short term incentive award that would otherwise have been paid in 2026.
The CHCC based its approval of the Accelerated Amounts based on estimated results. However, in each instance, the amounts accelerated or paid early ultimately did not exceed the amounts to which the applicable named executive officers were entitled based on actual results as of December 31, 2025. The cash and equity portions of the Accelerated Amounts are included in the Summary Compensation Table and the Option Exercises and Stock Vested Table for Fiscal Year 2025.
Employment Agreements
In connection with the Merger, on July 24, 2025, Synovus and Synovus Bank entered into employment agreements with each of Mr. Blair and Mr. Gregory, with each such employment agreement to become effective as of, and contingent upon the occurrence of, the closing of the Merger. Each of these employment agreements has a term ending on the day after the second anniversary of the Effective Time.
The employment agreement by and among Synovus, Synovus Bank, and Mr. Blair provides that Mr. Blair will be employed as President and Chief Executive Officer of Newco and Pinnacle Bank and will serve as a member of the Newco board of directors and Pinnacle Bank board of directors during the employment period. Beginning on the second anniversary of the Effective Time (or at such earlier time when M. Terry Turner ceases to serve as Chairman of the Pinnacle Board of Directors for any reason), Mr. Blair will serve as Chairman of the Board and Bank Board in addition to President and Chief Executive Officer. Upon the expiration of the Employment Period, Mr. Blair’s employment as President, Chief Executive Officer, and Chairman will continue on an “at-will” basis. Pursuant to Mr. Blair's employment agreement, Mr. Blair will receive an annual base salary of $1,150,000, will be eligible for an annual cash incentive award with a target opportunity of 170% of his base salary, will be granted annual long-term incentive awards with a target grant date fair value of $5,800,000, and will be provided employee benefits and perquisites no less favorable than those provided to other Newco executive officers and those provided to Mr. Blair prior to the Effective Time. Mr. Blair’s employment may not be terminated and he may not be removed from the positions of President, Chief Executive Officer and, as applicable, Chairman during the employment period without an affirmative vote of 75% of the members of the Board. Upon Mr. Blair’s termination of employment by Newco without cause or by Mr. Blair for good reason (in each case, as defined in the employment agreement) during the Employment Period, Mr. Blair will be entitled to the severance benefits provided under his existing change of control agreement with the Company, which are incorporated into the employment agreement, as well as accelerated vesting of his outstanding equity awards, with performance-based vesting criteria deemed achieved based on the greater of target and actual performance.
The employment agreement by and among Synovus, Synovus Bank, and Mr. Gregory provides that Mr. Gregory will be employed as Executive Vice President and Chief Financial Officer of Newco and Pinnacle Bank during the employment period. Upon the expiration of the Employment Period, Mr. Gregory’s employment as Executive Vice President and Chief Financial Officer will continue on an “at-will” basis. Pursuant to this employment agreement, Mr. Gregory will receive an annual base salary of $675,000, will be eligible for an annual cash incentive award with a target opportunity of 120% of his base salary, will be granted annual long-term incentive awards with a target grant date fair value of $1,825,000, and will be provided employee benefits and perquisites no less favorable than those provided to other Newco executive officers and those provided to Mr. Gregory prior to the Effective Time. Mr. Gregory’s employment may not be terminated and he may not be removed from the positions of Executive Vice President and Chief Financial Officer during the Employment Period without an affirmative vote of 75% of the members of the Board. Upon Mr. Gregory’s termination of employment by Newco without cause or by Mr. Gregory for good reason (in each case, as defined in the employment agreement) during the employment period, Mr. Gregory will be entitled to severance benefits provided under his existing change of control agreement with Synovus, which are incorporated into the employment agreement, as well as accelerated vesting of his outstanding equity awards, with performance-based vesting criteria deemed achieved based on the greater of target and actual performance. For additional information as to these employment agreements, please see the agreements attached as exhibits to this Report.
Restricted Stock Units
Pursuant to the terms of the Merger Agreement, other than those outstanding RSUs included in the Accelerated Amounts described above, the parties agreed that at the Effective Time, each outstanding award of RSUs would be automatically assumed by Newco and converted into an award of restricted stock units relating to Newco Common Stock, with the number of shares of Newco Common Stock underlying each such award equal to the product of (x) the number of shares of Synovus common stock subject to such RSU immediately prior to the Effective Time and (y) 0.5237, rounded up to the nearest whole share and otherwise subject to the same terms and conditions as applied immediately prior to the Effective Time.
Performance Shares
Pursuant to the terms of the Merger Agreement, other than those outstanding PSUs included in the Accelerated Amounts described above, the parties to the Merger agreed that at the Effective Time, each outstanding award of PSUs would vest in full, with performance goals deemed achieved at the maximum level, and would convert into the right to receive, without interest and less applicable tax withholdings, a number of shares of Newco Common Stock equal to (x) the maximum number of shares of Synovus Common Stock subject to such award immediately prior to the Effective Time multiplied by (y) 0.5237, rounded up to the nearest whole share. As such, all PSUs outstanding as of January 1, 2026 paid out at the maximum level of 150% on January 1, 2026, regardless of actual performance. The Merger Agreement provision to pay out PSUs at max was established to enhance comparable treatment relative to Legacy Pinnacle awards and to recognize the strong performance on the outstanding awards, which were tracking at approximately 140% of target on average at the time of the Merger Agreement.
Retention Awards
The Company's ability to retain and motivate its key employees, including the named executive officers, is critical to the success of the Merger. In light of this consideration, the Company implemented a retention program, pursuant to which Messrs. Gregory and Howard and Ms. Goodwine received certain cash-settled restricted unit stock awards in January 2026. The award to Mr. Howard vests on January 2, 2027, subject to his continued employment through December 31, 2026, the award to Mr. Gregory vests December 31, 2027, subject to his continued employment through the vesting date, and Ms. Goodwine’s award vests on January 2, 2027.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
CD&A
Those members of New Pinnacle's Board that were members of Synovus’ CHCC as of December 31, 2025 have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Report.
The Compensation and Human Capital Committee
Tim E. Bentsen, Chair
John H. Irby
Barry L. Storey
Teresa White
*This information shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

SUMMARY COMPENSATION TABLE
The table below summarizes the compensation for each of our named executive officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kevin S. Blair Chairman of the Board, Chief Executive Officer, and President	2025	$1,135,577	—	$3,754,447	—	$2,522,813	—	$128,805	(2)(3)	$7,541,642
	2024	1,065,385	—	3,366,890	—	2,301,231	—	136,054		6,869,560
	2023	1,015,385	—	3,121,483	—	1,128,346	—	45,749		5,310,963

Andrew Jamieson Gregory, Jr. Executive Vice President and Chief Financial Officer	2025	653,269	—	1,065,459	—	972,675	—	39,882	(2)(3)	2,731,285
	2024	625,000	—	969,267	—	970,313	—	45,702		2,610,282
	2023	620,192	—	832,413	—	503,019	—	57,359		2,012,983

Kevin J. Howard Executive Vice President and Chief Wholesale Banking Officer	2025	563,529	—	1,018,567	—	664,161	—	2,123,018	(2)(3)(4)	4,369,275
	2024	550,000	—	688,701	—	618,750	—	42,797		1,900,248
	2023	540,385	—	702,363	—	342,651	—	39,385		1,624,784

Sharon Goodwine Executive Vice President and Chief Human Resources Officer	2025	450,500	—	725,652	—	495,469	—	1,495,024	(2)(3)(4)	3,166,645

Katherine M. Weislogel(5) Executive Vice President and Head of Treasury and Payment Solutions	2025	445,192	—	747,435	—	527,344	—	1,413,104	(2)(3)(4)	3,133,075

(1)Amounts reflect the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the PSU and RSU awards are set forth in "Part II - Item 8. Financial Statements and Supplementary Data - Note 15 - Share-based Compensation and Other Employment Benefit Plans" of this Report. If the highest level of performance were assumed in the valuation of PSU awards granted in 2025, the grant date fair market value of such PSU awards would have been $3,411,664 for Mr. Blair, $968,161 for Mr. Gregory, $622,449 for Mr. Howard, $438,039 for Ms. Goodwine, and $461,061 for Ms. Weislogel. If the highest level of performance were assumed in the valuation of the PSU awards granted in 2024, the grant date fair market value of such PSU awards would have been $3,070,319 for Mr. Blair, $883,878 for Mr. Gregory, and $628,048 for Mr. Howard. If the highest level of performance were assumed in the valuation of the PSU awards granted in 2023, the grant date fair market value of such PSU awards would have been $2,882,187 for Mr. Blair, $768,602 for Mr. Gregory, and $648,510 for Mr. Howard. Amounts for Mr. Howard, Ms. Goodwine, and Ms. Weislogel also include the incremental fair value of the RSUs and PSUs resulting from the modifications thereto to accelerate the vesting and settlement of such awards, as detailed above under "280G Mitigation Actions." Such amounts are included in the Grants of Plan-Based Awards Table below as well.
(2)Amount includes executive physicals of $3,500 and $2,400 for Ms. Goodwine and Ms. Weislogel, respectively; housing allowance of $44,879 for Mr. Blair; spousal air travel of $4,942 and $731 for Messrs. Blair and Gregory, respectively; and the actuarial value of salary continuation life insurance coverage of $1,639 for Mr. Howard. The named executive officers, other than Mr. Howard, also received certain cyber related monitoring services for which there is no incremental cost to the Company, and Messrs. Blair and Gregory received security alarm monitoring for which there is no incremental cost to the Company.
(3)Amount includes Company contributions by Synovus to nonqualified deferred compensation plans of $78,984, $39,151, $27,383, and $18,430 for each of Messrs. Blair, Gregory, and Howard and Ms. Goodwine, respectively.
(4)    Amount includes the intrinsic value of the acceleration of PSUs and RSUs as detailed above under "280G Mitigation Actions" as follows: Mr. Howard, $2,093,996; Ms. Goodwine, $1,473,094; and Ms. Weislogel, $1,410,704.
(5)     Ms. Weislogel separated from the Company effective February 2, 2026.

Grants of Plan-Based Awards for Fiscal Year 2025
The table below sets forth the short-term and long-term incentive compensation (granted in the form of cash-based awards, PSUs, and RSUs) awarded to the named executive officers for 2025. All grants were made under the 2021 Omnibus Plan. There were no stock options granted to the named executive officers for 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin S. Blair	2-13-25 (Cash Incentive)	2-13-25	$776,250	$1,552,500	$2,716,875	—	—	—	—		—
	2-13-25 (PSUs)	2-13-25	—	—	—	20,379	40,758	61,137	—		$2,274,443
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	27,171	(4)	1,480,004
Andrew Jamieson Gregory, Jr.	2-13-25 (Cash Incentive)	2-13-25	297,000	594,000	1,039,500	—	—	—	—		—
	2-13-25 (PSUs)	2-13-25	—	—	—	5,783	11,566	17,349	—		645,441
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	7,711	(4)	420,018
Kevin J. Howard	2-13-25 (Cash Incentive)	2-13-25	212,532	425,063	743,860	—	—	—	—		—
	12-11-25 (Modification of RSUs and PSUs)									(5)	333,593
	2-13-25 (PSUs)	2-13-25	—	—	—	3,718	7,436	11,154	—		414,966
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	4,957	(4)	270,008
Sharon Goodwine	2-13-25 (Cash Incentive)	2-13-25	158,550	317,100	554,925	—	—	—	—		—
	12-11-25 (Modification of RSUs and PSUs)									(5)	243,580
	2-13-25 (PSUs)	2-13-25	—	—	—	2,617	5,234	7,851	—		292,026
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	3,489	(4)	190,046
Katherine M. Weislogel	2-13-25 (Cash Incentive)	2-13-25	168,750	337,500	590,625	—	—	—	—		—
	12-11-25 (Modification of RSUs and PSUs)									(5)	240,047
	2-13-25 (PSUs)	2-13-25	—	—	—	2,754	5,508	8,262	—		307,374
	2-13-25 (RSUs)	2-13-25	—	—	—	—	—	—	3,672	(4)	200,014
(1)Reflects threshold, target, and maximum payout opportunities under the annual incentive plan as approved by the CHCC and based on 2025 performance. The actual amount of annual incentive earned by the named executive officer as approved by the CHCC is based upon actual earnings and is reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information regarding the annual incentive plan, see the discussion under “Short-Term Incentives” in the “Executive Compensation—Compensation Discussion and Analysis” section of this Report.

(2)Reflects threshold, target, and maximum number of shares that may be earned under awards of PSUs. The PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ adjusted ROATCE and relative TSR during the performance period, the actual payout of the performance stock units can range from 0% to 150% of the target amount.
(3)Amounts reflect the grant date fair value of long-term incentive awards computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the long-term incentive awards are set forth in "Part II - Item 8. Financial Statements and Supplementary Data - Note 15 - Share-based Compensation and Other Employment Benefit Plans" of this Report.
(4)The RSUs granted to Messrs. Blair, Gregory and Howard in 2025 will be settled in cash upon vesting; RSUs for other named executive officers will be settled in common stock.
(5)Amounts reflect the incremental fair values of the RSUs and PSUs resulting from the modifications thereto to accelerate the vesting and settlement of such awards, as detailed above under "280G Mitigation Actions."

Outstanding Equity Awards at 2025 Fiscal Year-End
The table below identifies the option awards and stock awards held by the named executive officers and outstanding on December 31, 2025.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kevin S. Blair	2-13-25	28,025	(3)	$1,402,651	—		—
	2-13-25	—		—	42,037	(4)	$2,103,952
	2-15-24	25,611	(3)	1,281,831	—		—
	2-15-24	—		—	57,616	(4)	2,883,681
	2-16-23	10,375	(3)	519,269	—		—
	2-16-23	—	(4)	—	46,664		2,335,533
Andrew Jamieson Gregory, Jr.	2-13-25	7,952	(3)	397,998	—		—
	2-13-25	—		—	11,928	(4)	596,996
	2-15-24	7,372	(3)	368,969	—		—
	2-15-24	—		—	16,579	(4)	829,779
	2-16-23	2,768	(3)	138,538	—		—
	2-16-23	—	(4)	—	12,439		622,572
Kevin J. Howard	2-13-25	3,410	(3)	170,671	—		—
	2-13-25	—		—	7,668	(4)	383,783
	2-15-24	2,622	(3)	131,231	—		—
Sharon Goodwine	2-13-25	2,399	(3)	120,070	—		—
	2-13-25	—		—	5,395	(4)	270,020
	2-15-24	1,847	(3)	92,442	—		—
Katherine M. Weislogel	2-13-25	2,525	(3)	126,376	—		—
	2-13-25	—		—	5,678	(4)	284,184
	2-15-24	1,944	(3)	97,297	—		—
(1)Includes additional stock awards credited by reason of such awards earning dividend equivalents. RSUs and PSUs also vest in the event of death, disability, or retirement after age 65 with 10 or more years of service.
(2)Market value is calculated based on the closing price of Synovus’ common stock on December 31, 2025 ($50.05) as reported on the NYSE.
(3)RSUs have a three-year service requirement and vest 33.3% each year over three years. See "Merger-Related Actions" for a discussion of the treatment of the RSUs in connection with the Merger.
(4)PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ adjusted ROATCE and relative TSR during the performance period, the payout of the PSUs may range from 0% to 150% of the target amount. In accordance with SEC rules, the number of unearned PSUs reflected in the table is based on an assumed achievement at the target performance level. See "Merger-Related Actions" for a discussion of the treatment of the PSUs in connection with the Merger.

Option Exercises and Stock Vested for Fiscal Year 2025
The following table sets forth the number and corresponding value realized during 2025 with respect to PSUs and RSUs that vested for each named executive officer. No named executive officer exercised stock options during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin S. Blair	—	—	77,996	$4,284,510
Andrew Jamieson Gregory, Jr.	—	—	23,332	1,281,986
Kevin J. Howard	—	—	56,308	3,002,335	. (2)
Sharon Goodwine	—	—	41,481	2,215,124	. (2)
Katherine M. Weislogel	—	—	35,332	1,879,225	. (2)
(1)Reflects the fair market value of the underlying shares as of the vesting date.
(2)Includes the value of RSUs and PSUs accelerated in 2025, as detailed above under "280G Mitigation Actions."
Nonqualified Deferred Compensation for Fiscal Year 2025
The table below provides information relating to the activity in the deferred compensation plans for the named executive officers in 2025.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Kevin S. Blair	$161,086	$78,984	$66,106	—	$531,398
Andrew Jamieson Gregory, Jr.	97,415	39,151	84,149	—	863,742
Kevin J. Howard	43,313	27,383	76,084	—	835,267
Sharon Goodwine	218,185	18,430	107,224	—	866,296
Katherine M. Weislogel	—	—	—	—	—
(1)The amounts included in this column are included in the Summary Compensation Table for 2025 as “Salary.”
(2)The amounts included in this column are included in the Summary Compensation Table for 2025 as “All Other Compensation.”
(3)Of the balances reported in this column, the amounts of $123,174, $183,689, and $65,632 with respect to Messrs. Blair, Gregory, and Howard, respectively, were reported in "All Other Compensation" of the Summary Compensation Table in previous years. Ms. Goodwine and Ms. Weislogel were not named executive officers in prior years.
The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a two to ten-year period, as elected by the executive. Each named executive officer is 100% vested and will therefore receive his account balance in Synovus’ nonqualified deferred compensation plan upon his termination of employment for any reason.

Potential Payouts upon Termination or Change of Control
Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the termination of an executive’s employment by Synovus for any reason other than “cause,” death, or disability, or by the executive for “good reason,” within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, “good reason” means a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus, or other employee benefit plans. In the event payments are triggered under the agreements, each named executive will receive a specified multiple of his base salary in effect prior to the termination plus a percentage of his base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. The severance multiple is 2x for

Ms. Goodwine and Weislogel and 3x for other named executive officers. These amounts are paid to the named executive in a single lump-sum cash payment. Each named executive will also receive health and welfare benefits for a number of years equal to the severance multiple. The award agreements governing the PSU and RSU equity awards include “double trigger” vesting provisions similar to those described above for the change of control agreements, and as such, on a qualifying termination during the two years following a change of control, outstanding PSU and RSU awards held by our named executive officers would vest.
The following table quantifies the estimated amounts that would be payable under the change of control agreements and equity award agreements for each of our named executive officers other than Ms. Weislogel, assuming the triggering events occurred on December 31, 2025. In addition to the amounts set forth in the table below, executives would also receive a distribution of their deferred compensation vested account balance shown above in the Nonqualified Deferred Compensation Table upon their separation of employment on December 31, 2025. Ms. Weislogel is not included in the table below due to her separation from the Company on February 2, 2026. A description of the payments and benefits that Ms. Weislogel received in connection with her separation is included below the table.

	Base Salary	Average 3-Yrs Short-Term Incentive Award	Pro-Rata Target Short-Term Incentive Award	Health and Welfare Benefits	Stock Award Vesting(1)	Excise Tax Gross-up(2)	Total
Kevin S. Blair	$3,450,000	$6,284,749	$1,552,500	$177,175	$10,526,916	N/A	$21,991,340
Andrew Jamieson Gregory, Jr.	1,980,000	2,528,514	594,000	132,886	2,954,852	N/A	8,190,252
Kevin J. Howard	1,700,250	1,661,124	425,063	253,889	685,685	N/A	4,726,011
Sharon Goodwine	906,000	857,586	158,550	65,508	482,532	N/A	2,470,176
(1)Estimated by multiplying number of stock awards that vest upon change of control by fair market value on December 31, 2025. Awards vest in full at target upon involuntary or constructive termination of employment within two years following a change of control. Stock awards also vest upon death, disability, or retirement after age 65 with 10 or more years of service. See "Merger-Related Compensation Actions" above for a discussion of the treatment of RSUs and PSUs in connection with the Merger.
(2)The agreements for Messrs. Blair and Gregory and Ms. Goodwine do not contain gross-up provisions. Mr. Howard has a legacy change of control agreement that includes a excise tax gross-up. However, no gross-up payment is made if a change of control payment does not exceed IRS cap by 110%, which was the case for Mr. Howard.

Executives who receive these benefits are subject to a confidentiality obligation with respect to non-public and confidential information about Synovus they possess. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.
Severance Payments and Benefits for Ms. Weislogel. Upon her separation from the Company on February 2, 2026 and pursuant to the terms of her change in control agreement, the Company became obligated to pay Ms. Weislogel $2,088,443, less withholding for taxes and other similar items, which amount is payable in a single lump sum following the six month anniversary of the date of separation. The Company is also obligated to pay for certain health and welfare benefits under COBRA for 18 months following her date of separation. In addition, Ms. Weislogel had $425,720 in PSUs that vested as a result of the Merger, and at her separation date, she had $222,511 in RSUs vest, reflecting the fair market value on each of January 5, 2026 and February 4, 2026, respectively.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.
We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2025. We determined the median employee based on each employee’s annual earnings (consisting of salaries, bonuses, and commissions), annualizing earnings for employees who were not employed for a full year in 2025. After identifying the median employee, we added compensation under our Company sponsored broad-based employee benefit plans to the earnings of the median employee for 2025 and to the CEO’s total compensation as reflected in the Summary Compensation Table for 2025 (adding $35,131 to the CEO’s compensation amount). Based on the foregoing, the CEO’s 2025 annual total compensation was $7,576,774 and the median annual total compensation of all employees (except for the CEO) was $91,563 resulting in a CEO pay ratio of approximately 83 to 1.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Philosophy
The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles and bylaws. The role of the Board of Directors, or the Board, is to effectively govern the affairs of Synovus for the benefit of its shareholders. The Board strives to ensure the success and continuity of Synovus’ business through the appointment of qualified executive management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus and its Board of Directors are committed to sound corporate governance.
Corporate Governance Highlights
Synovus’ Board and management believe that good corporate governance practices promote the long-term interests of all shareholders and strengthen Board and management accountability. Highlights of such practices include:
•On-going focus on Board refreshment, with more than half of our nominees first elected or nominated to our Board within the last 6 years;
•Continuous attention to the importance of a qualified and diverse Board, reflective of the communities and constituencies we serve, with 36% of our directors being women, 27% of our directors being persons of color at December 31, 2025, and all of our directors representing diverse and varied backgrounds, geographies, qualifications, and perspectives at December 31, 2025;
•One vote per share voting structure since April 2020;
•An independent Lead Director;
•Audit, CHCC, and Corporate Governance and Nominating Committees comprised entirely of independent directors;
•Robust enterprise risk oversight by the Board and its committees;
•Board focus on strategic planning and direction, with oversight and guidance of Synovus’ long-term strategy within approved risk appetite parameters;
•Annual elections of all directors;
•Majority voting for director elections;
•Periodic and regular rotation of Board committee leadership and composition;
•Open and transparent shareholder engagement, with involvement from Synovus’ Lead Director and other independent directors as appropriate;
•Frequent and comprehensive education programs to keep directors apprised of evolving issues such as business and banking trends; key risks and compliance issues; cybersecurity best practices; laws, regulations, and requirements applicable to Synovus and to the banking industry generally; and corporate governance best practices;
•Policies prohibiting the hedging, pledging, and short sale of shares of Synovus stock by directors and executive officers;
•Regular and robust Board and committee self-evaluations, facilitated by an independent third party from time to time;
•Mandatory retirement of our directors upon attaining the later of age 72 or 7 years of Board service (but in no event later than age 75);
•Executive compensation driven by a pay-for-performance policy;
•Meaningful stock ownership guidelines for Board members and executive officers; and
•Recoupment policies and provisions for incentive compensation paid to Synovus’ executive officers covering inaccurate performance metrics and material risk management failures.
In addition, the Board, under the leadership of the Corporate Governance and Nominating Committee, continues to actively monitor and consider additional and evolving changes to our corporate governance practices for the future.
Independence
The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines and are available in the Governance Documents section of our website at investors.pnfp.com.
The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. Synovus’ Board has determined that the following ten directors are independent: Stacy Apter; Tim E. Bentsen; Pedro Cherry; John H. Irby; Gregory Montana; Diana M. Murphy; Harris Pastides; Barry L. Storey; Alexandra Villoch; and Teresa White. Please see “Certain Relationships and Related Transactions” of this Report for a discussion of certain relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.
Board Meetings and Attendance
The Board of Directors held sixteen meetings in 2025. All directors attended at least 75% of Board and committee meetings held during their tenure during 2025. The average attendance by incumbent directors at the aggregate number of Board and committee meetings they were scheduled to attend was 96%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meeting. All of Synovus’ then-current directors attended Synovus’ 2025 annual meeting of shareholders.
Board meetings regularly include educational presentations and training to enable our directors to keep abreast of business and banking trends and market, regulatory, and industry issues. These sessions are often conducted by outside experts in such subject areas as cybersecurity, evolving regulatory standards, growth and expansion opportunities such as mergers and acquisitions and otherwise, risk management, emerging products and trends, economic conditions, digital applications, technology, artificial intelligence, and effective corporate governance. In addition, the Board is provided business-specific training on products and services and special risks and opportunities to Synovus. Moreover, our directors periodically attend industry conferences, meetings with regulatory agencies, and educational sessions pertaining to their service on the Board and its committees.
Committees of the Board
Synovus’ Board of Directors has five principal standing committees—an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation and Human Capital Committee, a Risk Committee, and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the applicable listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Governance Documents section of our website at investors.pnfp.com. The Board has determined that each member of the Audit, Corporate Governance and Nominating, Compensation and Human Capital, and Risk Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership and leadership of the various committees as of December 31, 2025.

	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Human Capital Committee	Risk Committee	Executive Committee
Stacy Apter
Tim E. Bentsen
Kevin S. Blair
Pedro Cherry
John H. Irby
Gregory Montana
Diana M. Murphy
Harris Pastides
Barry L. Storey
Alexandra Villoch
Teresa White

Chair	Member

Audit Committee
Synovus’ Audit Committee held twelve meetings and one joint meeting with the Risk Committee in 2025. The Board has determined that all six members of the Committee are independent and financially literate under the rules of the NYSE and that each of the six members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:
•Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls, and Synovus’ compliance with regulatory and legal requirements;
•Overseeing the risks relating to financial reporting, litigation, credit, and related matters;
•Reviewing and discussing with Synovus’ management and the independent auditor Synovus’ financial statements and related information, including non-GAAP financial information, critical audit matters, and other disclosures included in Synovus’ earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing or furnishing with the SEC;
•Monitoring the independence, qualifications, and performance of Synovus’ independent auditor and internal audit function; and
•Providing an avenue of communication among the independent auditor, management, internal audit, and the Board of Directors.
Corporate Governance and Nominating Committee
Synovus’ Corporate Governance and Nominating Committee held two meetings in 2025. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:
•Identifying qualified individuals to become Board members;
•Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;
•Recommending to the Board the leadership structure of the Board and the composition and leadership of Board committees;
•Overseeing the annual review and evaluation of the performance of the Board and its committees;
•Developing and recommending to the Board updates to our corporate governance documents;
•Reviewing and assessing shareholders’ feedback related to our governance practices and shareholder engagement process; and
•Overseeing the Company’s strategy, initiatives, and policies related to corporate responsibility.
Compensation and Human Capital Committee
Synovus’ CHCC held six meetings in 2025. The primary functions of the CHCC include:
•Approving and overseeing Synovus’ executive compensation program;
•Reviewing and approving annual corporate goals and objectives for the Chief Executive Officer, evaluating the CEO’s performance in light of those goals and objectives, and determining the CEO’s compensation level based on such evaluation;
•Approving non-CEO executive compensation, including base salary and short-term and long-term compensation;
•Overseeing all compensation and benefit programs in which broad-based employees of Synovus are eligible to participate;
•Reviewing Synovus’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and reviewing and discussing, at least annually, the relationship between risk management and incentive compensation;
•Developing and recommending to the Board compensation for non-employee directors;
•Monitoring and reviewing the talent management and succession planning processes for the CEO and Synovus’ other key executives;
•Providing oversight of Synovus’ broader talent management processes and initiatives;
•Assisting the Board in its oversight of all other human capital management strategies, practices, and risks; and
•Coordinating as necessary with the Corporate Governance and Nominating Committee in its oversight role of corporate responsibility.

Information regarding the CHCC’s processes and procedures for considering and determining executive officer compensation is provided in the “Executive Compensation” section of this Report. Except to the extent prohibited by law or regulation, the CHCC may delegate matters within its power and responsibility to individuals or subcommittees when it deems appropriate.
In addition, the CHCC has the authority under its charter to retain outside advisors to assist the CHCC in the performance of its duties. During 2025, the CHCC retained the services of Meridian Compensation Partners, LLC, or Meridian, to:
•Provide ongoing recommendations regarding executive and director compensation consistent with Synovus’ business needs, pay philosophy, market trends, and the latest legal and regulatory considerations;
•Provide market data for base salary, short-term incentive, and long-term incentive decisions; and
•Advise the CHCC as to best practices and market developments.
The CHCC evaluated whether the work provided by Meridian raised any conflict of interest. The CHCC considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this Report. Meridian was engaged directly by the CHCC, although the CHCC also directed that Meridian work with Synovus’ management to facilitate the CHCC’s review of compensation practices and management’s recommendations. Synovus’ Chief Human Resources Officer developed executive compensation recommendations for the CHCC’s consideration in conjunction with Synovus’ CEO and with the advice of Meridian. Meridian did not provide any other services to Synovus during 2025.
In 2025, Synovus’ Chief Human Resources Officer worked with the Chair of the CHCC to establish the agenda for committee meetings. Management also prepared background information for each committee meeting. Synovus’ Chief Human Resources Officer and CEO generally attend committee meetings by invitation of the CHCC. However, the CHCC regularly meets in executive session without members of management in attendance, and the CEO and other members of management do not have authority to vote on committee matters. Meridian attended all of the committee meetings held during 2025 at the request of the CHCC.
Risk Committee
Synovus’ Risk Committee held seven meetings and one joint meeting with the Audit Committee in 2025. The Board has determined that all six members of the Committee are independent and has designated two of such members, Mr. Montana and Ms. White, as “risk committee experts” as defined by the rules and regulations of the SEC. The primary functions of Synovus’ Risk Committee include:
•Monitoring and reviewing the enterprise risk management and compliance framework policies and processes;
•Monitoring and reviewing emerging risks and the adequacy of risk management and compliance functions;
•Overseeing risk management initiatives and activities related to corporate responsibility including management of risks pertaining to climate change and sustainability in coordination with the Corporate Governance and Nominating Committee;
•Monitoring the independence and authority of the enterprise risk management function and reviewing the qualifications and background of the Chief Risk Officer and other senior risk officers; and
•Providing recommendations to the Board in order to effectively manage risks.
Executive Committee
The Executive Committee, which is comprised of the chairs of the principal standing committees of the Board and Board of Directors of Synovus Bank, the Chief Executive Officer, the Chairman of the Board (if different from the Chief Executive Officer), and the Lead Director, met twice in 2025. During the intervals between meetings of the Board, the Executive Committee possesses and may exercise any and all of the powers of the Board in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by the Board, unless Board action is required by Synovus’ governing documents, law, or rule.
CHCC Interlocks and Insider Participation
Messrs. Bentsen, Irby, and Storey, Ms. Murphy, Ms. Villoch, and Ms. White served on the CHCC during 2025. None of these individuals is or has been an officer or employee of Synovus. In 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Synovus’ Board or CHCC.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Information pertaining to equity compensation plans is contained in "Part II - Item 8. Financial Statements and Supplementary Data - Note 15 - Share-based Compensation and Other Employment Benefit Plans" of this Report and are incorporated herein by reference.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth ownership of shares of Synovus common stock by each director, each named executive officer, and all directors and executive officers as a group as of December 31, 2025, the latest practicable date prior to the Merger.

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Shares of Common Stock Beneficially Owned	Restricted Stock Units(2)	Total(2)
Stacy Apter	1,705		*	9,683	11,388
Tim E. Bentsen	32,052	(3)	*	9,683	41,735
Kevin S. Blair	416,369	(4)	*	31,497	447,866
Pedro Cherry	9,032		*	9,683	18,715
Sharon Goodwine	41,340		*	4,246	45,586
Andrew Jamieson Gregory, Jr.	122,132	(5)	*	8,995	131,127
Kevin J. Howard	89,200	(6)	*	6,032	95,232
John H. Irby	114,353	(7)	*	9,683	124,036
Gregory Montana	2,379		*	3,291	5,670
Diana M. Murphy	31,144		*	9,683	40,827
Harris Pastides	34,828		*	9,683	44,511
Barry L. Storey	55,301	(8)	*	9,683	64,984
Alexandra Villoch	3,198		*	9,683	12,881
Katherine Weislogel	36,466		*	4,469	40,935
Teresa White	13,494		*	9,683	23,177
Directors and Executive Officers as a Group (22 persons)	1,463,797		1.1%	180,226	1,644,023
*    Less than one percent of the outstanding shares of Synovus stock.
(1)Beneficial ownership is determined under the rules and regulations of the SEC, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Share numbers in this column include restricted stock units that will vest within 60 days of December 31, 2025 as follows:

Name	Number of RSUs vesting within 60 days
Kevin S. Blair	251,990
Sharon Goodwine	8,093
Andrew Jamieson Gregory, Jr.	70,517
Kevin J. Howard	11,502
Katherine Weislogel	8,518
In addition, the executive officers other than our executive officers named in the Summary Compensation Table had rights to acquire an aggregate of 250,576 shares of Synovus stock through restricted stock units that will vest within 60 days.
This column includes shares held by spouses, Individual Retirement Accounts (IRAs), and trusts as to which each such person has beneficial ownership. With respect to directors, this column also includes shares allocated to such director’s individual accounts under the Synovus Director Stock Purchase Plan; with respect to executive officers, this column includes shares allocated to such person’s individual accounts under the Synovus Employee Stock Purchase Plan, Synovus’ 401(k) savings plan, and IRAs.
None of the shares of Synovus stock held by these other executive officers were pledged or otherwise held in a margin account.
(2)While shares held in the “Restricted Stock Units” column do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning directors and executive management with shareholder interests. These restricted stock units are in the form of RSUs, cash-settled RSUs, and PSUs. In addition, this column includes the accrued dividend equivalent rights related to these restricted stock units. Shares in the “Total” column include these shares as well as shares deemed to be beneficially owned pursuant to the rules and regulations of the SEC.

(3)Includes 4,705 shares held in an IRA account. In addition, Mr. Bentsen beneficially owns 8,000 shares of Synovus’ Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, or Series D Preferred.
(4)Includes 1,260 shares held in an IRA account. In addition, Mr. Blair beneficially owns 2,000 shares of Series D Preferred.
(5)Includes 37,000 shares in an IRA account.
(6)Includes 147 shares held in a 401(k) savings account and 7,541 shares held in an IRA account.
(7)Includes 46,081 shares held in various trusts in which Mr. Irby and/or his spouse have shared investment and/or voting powers, and also includes 46,219 shares held in a family trust in which Mr. Irby’s spouse has a pecuniary interest but as to which Mr. Irby’s spouse disclaims beneficial ownership. In addition, includes 9,885 shares beneficially owned by Mr. Irby’s spouse.
(8)Includes 14,285 shares held in a family trust in which Mr. Storey has shared investment and voting powers. In addition, Mr. Storey beneficially owns 4,400 shares of Series D Preferred and 1,000 shares of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E.
PRINCIPAL SHAREHOLDERS
The following table sets forth the number of shares of Synovus common stock held by the only known holders of more than 5% of the outstanding shares of Synovus common stock as of December 31, 2025.

Name and Address of Beneficial Owner	Shares of Synovus Stock Beneficially Owned as of 12/31/25	Percentage of Outstanding Shares of Synovus Stock Beneficially Owned as of 12/31/25
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,090,878(1)	10.3%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	13,722,602(2)	9.4%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	9,744,516(3)	7.0%
Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	6,939,814(4)	5.0%
(1)This information is based upon information included in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. The Vanguard Group, Inc., together with its affiliates, reports shared voting power with respect to 81,621 shares, sole dispositive power with respect to 14,854,306 shares, and shared dispositive power with respect to 236,572 shares.
(2)This information is based upon information included in a Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. BlackRock, Inc., together with its affiliates, reports sole voting power with respect to 13,131,002 shares and sole dispositive power with respect to 13,722,602 shares.
(3)This information is based upon information included in a Schedule 13G/A filed with the SEC on November 5, 2025 by FMR LLC. FMR LLC, together with its affiliates, reports sole voting power with respect to 9,671,476 shares and sole dispositive power with respect to 9,744,515.82 shares.
(4)This information is based upon information included in a Schedule 13G/A filed with the SEC on November 12, 2025 by Wellington Management Group LLP. Wellington Management Group LLP, together with its affiliates, reports shared voting power with respect to 6,225,829 shares and shared dispositive power with respect to 6,939,814 shares.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information with respect to securities authorized for issuance under all of our equity compensation plans as of December 31, 2025.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	2,587,000	$35.01	1,707,532
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	2,587,000	35.01	1,707,532
(1)In addition to shares issuable upon exercise of stock options, amount also includes 2,132,000 shares that may be issued upon settlement of restricted stock units, 386,000 including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The restricted stock units cannot be exercised for consideration.
(2)The weighted-average exercise price of outstanding options, warrants and rights relates solely to stock options, which are the only currently outstanding exercisable security, and does not relate to restricted stock units or PSUs that convert to shares of common stock for no consideration.
(3)Includes 1,707,532 shares that may be issued pursuant to future awards under the 2021 Omnibus Plan, all of which may be issued pursuant to grants of full-value stock awards.
ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related Party Transaction Policy
Synovus’ Board of Directors adopted a written policy for the review, approval, or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director, or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.
Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:
•the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and
•certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.
The policy does not apply to certain categories of transactions, including the following:
•certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;
•certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking, and other financial advisory services; and
•transactions that occurred, or in the case of ongoing transactions, transactions that began, prior to the date of the adoption of the policy by the Synovus Board.
Related Party Transactions in the Ordinary Course
During 2025, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also banking clients of Synovus and/or its subsidiaries. The lending relationships with these directors and officers (including their immediate family members and organizations with which they are affiliated) were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.
For purposes of determining director independence, the Board considered the lending and/or other financial services relationships provided to each of our directors and nominees, their immediate family members, and/or their affiliated organizations during 2025 and determined that none of the relationships constitute a material relationship with Synovus. The services provided to these directors and nominees were in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence.
Independence
The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines and are available in the Governance Documents section of our website at investors.pnfp.com.
Synovus’ Board has determined that the following ten directors are independent: Stacy Apter; Tim E. Bentsen; Pedro Cherry; John H. Irby; Gregory Montana; Diana M. Murphy; Harris Pastides; Barry L. Storey; Alexandra Villoch; and Teresa White.
ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES
KPMG Fees and Services
Our independent registered public accounting firm is KPMG LLP, Atlanta, GA, Auditor Firm ID: 185.
The following table presents fees for professional audit services rendered by KPMG for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2025 and 2024 and fees billed for other services rendered by KPMG during those periods.

	2025	2024
Audit Fees(1)	$3,009,930	$2,615,581
Audit Related Fees(2)	—	—
Tax Fees(3)	255,223	252,482
All Other Fees(4)	1,780	1,780
	$3,266,933	$2,869,843
(1)Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and consents related to SEC registration statements, and audit or attestation services provided in connection with other statutory or regulatory filings.
(2)Audit related fees consisted principally of fees for assurance, attestation, and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”
(3)Tax fees consisted of fees for tax consulting and compliance, tax advice, and tax planning services.
(4)All other fees consisted of subscription-based services including software licenses.
Policy on Audit Committee Pre-Approval
The Audit Committee has the responsibility for appointing, setting the compensation for, and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit-Related Services, Tax Services, and All Other Services.
The Audit Committee uses a combination of two approaches to pre-approve audit and permitted non-audit services performed by the independent auditor: class pre-approval and specific pre-approval. Class pre-approval is reserved for certain limited audit, audit-related, and tax services, as approved by the Audit Committee each year. All other services performed by the independent auditor must be specifically pre-approved by the Audit Committee. For instance, the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.
Prior to engagement, management submits to the Audit Committee for approval a detailed list of the Audit Services, Audit-Related Services, and Tax Services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. Each service is allocated to the appropriate category and, where specific pre-approval is required, the specific service is accompanied by a budget estimating the cost of that service. The Audit Committee will, if appropriate, approve the list of Audit Services, Audit-Related Services, and Tax Services, the classification of the service and where specific pre-approval is required, the budget for such services.
The Audit Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has delegated pre-approval authority (on engagements not exceeding $250,000) to the Chair of the Audit Committee. The Chair must report any pre-approval decisions made by him to the Audit Committee at its next scheduled meeting.
All of the services described in the table above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee’s charter and Pre-Approval Policy.

Part IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) 1. Financial Statements
The following consolidated financial statements of Synovus and our subsidiaries and related reports of Synovus' independent registered public accounting firm are incorporated in this Item 15 by reference from "Part II - Item 8. Financial Statements and Supplementary Data" of this Report.
Consolidated Balance Sheets as of December 31, 2025 and 2024
Consolidated Statements of Income for the Years Ended December 31, 2025, 2024, and 2023
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2025, 2024, and 2023
Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 2025, 2024, and 2023
Consolidated Statements of Cash Flows for the Years Ended December 31, 2025, 2024, and 2023
Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (on consolidated financial statements)
Report of Independent Registered Public Accounting Firm (on the effectiveness of internal control over financial reporting)
Management's Report on Internal Control Over Financial Reporting is incorporated by reference from "Part II - Item 9A. Controls and Procedures" of this Report.
2. Financial Statement Schedules
None are applicable because the required information has been incorporated in the consolidated financial statements and notes thereto of Synovus and our subsidiaries which are incorporated in this Report by reference.
3. Exhibits
The following exhibits are filed herewith or are incorporated to other documents previously filed with the SEC. With the exception of those portions of the Proxy Statement that are expressly incorporated by reference in this Report, such documents are not to be deemed filed as part of this Report.

Exhibit Number	Description
2.1
Agreement and Plan of Merger by and among Synovus, Pinnacle Financial Partners, Inc. and Steel Newco Inc., incorporated by reference to Exhibit 2.1 of Synovus’ Current Report on Form 8-K dated July 24, 2025, as filed with the SEC on July 25, 2025.

3.1
Amended and Restated Articles of Incorporation of Pinnacle Financial Partners, Inc., effective as of January 1, 2026, incorporated by reference to Exhibit 3.1 of Synovus' Current Report on Form 8-K, dated January 1, 2026, as filed with the SEC on January 2, 2026.

3.2
Amended and Restated Bylaws of Pinnacle Financial Partners, Inc., effective as of January 1, 2026, incorporated by reference to Exhibit 3.2 of Synovus' Current Report on Form 8-K dated January 1, 2026, as filed with the SEC on January 2, 2026.

4.1
Specimen physical stock certificate of Synovus, incorporated by reference to Exhibit 4.1 to Synovus' Quarterly Report on Form 10-Q for the period ended September 30, 2024, as filed with SEC on November 4, 2024.

4.2
Specimen stock certificate for Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, incorporated by reference to Exhibit 4.2 of Synovus' Quarterly Report on Form 10-Q for the period ended September 30, 2024, as filed with SEC on November 4, 2024.

4.3
Specimen stock certificate for Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series E, incorporated by reference to Exhibit 4.1 of Synovus' Current Report on Form 8-K dated July 1, 2019, as filed with the SEC on July 1, 2019.

4.4
Description of Synovus' securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, incorporated by reference to Exhibit 4.4 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the SEC on March 1, 2021.

4.5
Senior Notes Indenture, dated as of February 13, 2012, between Synovus Financial Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Senior Indenture"), incorporated by reference to Exhibit 4.1 of Synovus' Current Report on Form 8-K dated February 8, 2012, as filed with the SEC on February 13, 2012.

4.6
Supplemental Indenture, dated as of January 1, 2026, to the Senior Indenture, among Synovus Financial Corp., Pinnacle Financial Partners, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.1 of New Pinnacle's Form 8-K12B dated January 2, 2026, as filed with the SEC on January 2, 2026.

4.7
Subordinated Indenture, dated as of December 7, 2015, between Synovus Financial Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, (the "Subordinated Indenture"), incorporated by reference to Exhibit 4.1 of Synovus' Current Report on Form 8-K dated December 2, 2015, as filed with the SEC on December 7, 2015.

4.8
First Supplemental Indenture, dated as of December 7, 2015, between Synovus Financial Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.2 of Synovus' Current Report on Form 8-K dated December 2, 2015, as filed with the SEC on December 7, 2015.

4.9
Second Supplemental Indenture, dated as of February 7, 2019, between Synovus Financial Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee (which includes the 5.900% Fixed-to-Fixed Rate Subordinated Note), incorporated by reference to Exhibit 4.1 of Synovus' Current Report on Form 8-K dated February 7, 2019, as filed with the SEC on February 7, 2019.

4.10
Supplemental Indenture, dated as of January 1, 2026, to the Subordinated Indenture, among Synovus Financial Corp., Pinnacle Financial Partners, Inc. and the Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.2 of New Pinnacle's Form 8-K12B dated January 2, 2026, as filed with the SEC on January 2, 2026.

4.11	4.000% Fixed-to-Fixed Rate Subordinated Bank Note, incorporated by reference to Exhibit 4.1 of Synovus' Current Report on Form 8-K dated October 29, 2020, as filed with the SEC on October 29, 2020.

Exhibit Number	Description
4.12	5.200% Senior Note due 2025, incorporated by reference to Exhibit 4.2 of Synovus' Current Report on Form 8-K dated August 11, 2022, as filed with the SEC on August 11, 2022.

4.13	5.625% Senior Bank Notes due 2028, incorporated by reference to Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated February 16, 2023, as filed with the SEC on February 16, 2023.

4.14	6.168% Fixed Rate/Floating Rate Senior Note due 2030, incorporated by reference to Exhibit 4.2 of Synovus' Current Report on Form 8-K dated October 29, 2024, as filed with the SEC on November 1, 2024.

4.15
5.957% Fixed Rate/Floating Rate Subordinated Bank Note, incorporated by reference to Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated December 9, 2025, as filed with the SEC on December 9, 2025.

10.1
Amended and Restated Synovus Financial Corp. Directors' Deferred Compensation Plan, incorporated by reference to Exhibit 10.2 of Synovus' Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 8, 2008.*

10.2
First Amendment to Synovus Financial Corp. Directors' Deferred Compensation Plan, incorporated by reference to Exhibit 10.1 of Synovus' Quarterly Report on Form 10-Q for quarter ended September 30, 2021, as filed with the SEC on November 3, 2021.*

10.3
Synovus Financial Corp. Executive Salary Contribution Death Benefit Plan, incorporated by reference to Exhibit 10.1 of Synovus' Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 10, 2009.*

10.4
Third Amended and Restated Synovus Financial Corp. Deferred Compensation Plan, incorporated by reference to Exhibit 10.15 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 1, 2013.*

10.5
Amendment No. 1 to Third Amended and Restated Synovus Deferred Compensation Plan, incorporated by reference to Exhibit 10.1 of Synovus' Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC on August 4, 2017.*

10.6
Amendment No. 2 to Third Amended and Restated Synovus Deferred Compensation Plan, incorporated by reference to Exhibit 10.44 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2019, as filed with the SEC on March 2, 2020.*

10.7
Form of Performance Stock Unit Agreement for performance-based restricted stock awards under the Synovus Financial Corp. 2013 Omnibus Plan, incorporated by reference to Exhibit 10.2 of Synovus' Current Report on Form 8-K dated January 22, 2014, as filed with the SEC on January 24, 2014.*

10.8
Form of Revised Performance Stock Unit Agreement for performance-based restricted stock awards under the Synovus Financial Corp. 2013 Omnibus Plan, incorporated by reference to Exhibit 10.1 of Synovus' Current Report on Form 8-K dated February 11, 2016, as filed with the SEC on February 18, 2016.*

10.9
Form of Revised Performance Stock Unit Agreement for performance-based restricted stock awards under the Synovus Financial Corp. 2013 Omnibus Plan, incorporated by reference to Exhibit 10.35 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2017, as filed with the SEC on February 28, 2018.*

10.10	Bond Street Holdings, LLC 2013 Stock Incentive Plan, incorporated by reference to Exhibit 10.2 of FCB's Registration Statement on Form S-1 (No. 333-196935), as filed with the SEC on June 20, 2014.*

10.11	FCB 2016 Stock Incentive Plan, incorporated by reference to Exhibit A of the FCB Proxy Statement for the 2016 Annual Meeting of Stockholders on Schedule 14A, as filed with the SEC on April 5, 2016.*

10.12	First Amendment to the FCB 2016 Stock Incentive Plan, incorporated by reference to Item 8.01 of FCB's Current Report on Form 8-K dated May 5, 2016, as filed with the SEC on May 5, 2016.*

Exhibit Number	Description

10.13	Form of Incentive Stock Option Grant Agreement, incorporated by reference to Exhibit 10.3 of FCB's Registration Statement on Form S-1 (No. 333-196935), as filed with the SEC on June 20, 2014.*

10.14
Form of Indemnification Agreement for directors and executive officers of Synovus, incorporated by reference to Exhibit 10.1 of Synovus' Current Report on Form 8-K dated July 26, 2007, as filed with the SEC on July 26, 2007.*

10.15
Form of Change of Control Agreement for executive officers, incorporated by reference to Exhibit 10.1 of Synovus' Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 8, 2008.*

10.16
Form of Change of Control Agreement for executive officers, incorporated by reference to Exhibit 10.17 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 28, 2014.*

10.17
Synovus Financial Corp. Amended and Restated Discretionary Clawback Policy, incorporated by reference to Exhibit 10.30 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2018, as filed with the SEC on February 28, 2019.*

10.18
Form of Confidentiality and Nonsolicitation Agreement for executive officers of Synovus, incorporated by reference to Exhibit 10.43 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2019, as filed with the SEC on March 2, 2020.*

10.19
Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.2 of Synovus' Quarterly Report on Form 10-Q for the period ended March 31, 2021, as filed with the SEC on May 6, 2021.*

10.20
Amendment No. 1 to the Synovus Financial Corp. 2021 Omnibus Plan dated October 23, 2023, incorporated by reference to Exhibit 10.34 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2023, as filed with the SEC on February 23, 2024.*

10.21
Synovus Financial Corp. 2021 Director Stock Purchase Plan, incorporated by reference to Exhibit 10.3 of Synovus' Quarterly Report on Form 10-Q for the period ended March 31, 2021, as filed with the SEC on May 6, 2021.*

10.22
Amendment No. 1 to the Synovus Financial Corp. 2021 Director Stock Purchase Plan, incorporated by reference to Exhibit 10.1 of Synovus' Quarterly Report on Form 10-Q for the period ended September 30, 2024, as filed with the SEC on November 4, 2024.*

10.23
Synovus Financial Corp. 2021 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.4 of Synovus' Quarterly Report on Form 10-Q for the period ended March 31, 2021, as filed with the SEC on May 6, 2021.*

10.24
Form of Director Restricted Stock Unit Agreement for restricted stock awards to directors under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.5 of Synovus' Quarterly Report on Form 10-Q for the period ended March 31, 2021, as filed with the SEC on May 6, 2021.*

10.25
Form of Restricted Stock Unit Agreement for restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.48 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022.*

10.26
Form of Revised Restricted Stock Unit Agreement for restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.47 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 24, 2023.*

Exhibit Number	Description

10.27
Form of Cash-Settled Restricted Stock Unit Agreement for cash-settled restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.49 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022.*

10.28
Form of Performance Stock Unit Agreement for performance-based restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.50 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022.*

10.29
Form of Revised Cash-Settled Restricted Stock Unit Agreement for cash-settled restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.50 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 24, 2023.*

10.30
Form of Revised Cash-Settled Restricted Stock Unit Agreement for cash-settled restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.43 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 23, 2024.*

10.31
Form of Revised Restricted Stock Unit Agreement for restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.44 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 23, 2024.*

10.32
Form of Revised Restricted Stock Unit Agreement for restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.32 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 21, 2025.

10.33
Form of Revised Cash-Settled Restricted Stock Unit Agreement for cash-settled restricted stock awards under the Synovus Financial Corp. 2021 Omnibus Plan, incorporated by reference to Exhibit 10.33 of Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 21, 2025.

10.34
Employment Agreement, dated as of July 24, 2025, by and among Synovus, Synovus Bank, and Kevin Blair, incorporated by reference to Exhibit 10.1 of Synovus’ Current Report on Form 8-K dated July 25, 2025, as filed with the SEC on July 25, 2025.

10.35
Employment Agreement, dated as of July 24, 2025, by and among Synovus, Synovus Bank, and Andrew Jamieson Gregory, Jr., incorporated by reference to Exhibit 10.2 of Synovus’ Current Report on Form 8-K dated July 25, 2025, as filed with the SEC on July 25, 2025.

14	Code of Business Conduct and Ethics, incorporated by reference to Exhibit 14 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2023, as filed with the SEC on February 23, 2024.

19
Synovus Financial Corp. Insider Trading Policy, incorporated by reference to Exhibit 19 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2024, as filed with the SEC on February 21, 2025.

21.1	Subsidiaries of Synovus Financial Corp.

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney contained on the signature pages of this 2025 Annual Report on Form 10-K and incorporated herein by reference.

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit Number	Description
32	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

97
Synovus Financial Corp. Mandatory Clawback Policy, incorporated by reference to Exhibit 97 of Synovus' Annual Report on Form 10-K for the period ended December 31, 2023, as filed with the SEC on February 23, 2024.*

101	Interactive Data File

104	Cover Page Interactive Data File (formatted as inline XBRL and included in Exhibit 101).

*	Indicates management contracts and compensatory plans and arrangements.
(b) Exhibits
See the response to Item 15(a)(3) above.
(c) Financial Statement Schedules
See the response to Item 15(a)(2) above.
ITEM 16. FORM 10-K SUMMARY
NONE.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, Pinnacle Financial Partners, Inc. has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

Date:	March 2, 2026	By:	/s/ Kevin S. Blair
Kevin S. Blair
Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin S. Blair. and Andrew Jamieson Gregory, Jr. and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this report and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, as amended, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin S. Blair	Chief Executive Officer, President, and Director	March 2, 2026
Kevin S. Blair	(Principal Executive Officer)

/s/ Andrew Jamieson Gregory, Jr.	Chief Financial Officer	March 2, 2026
Andrew Jamieson Gregory, Jr.	(Principal Financial Officer)

/s/ Jill K. Hurley	Chief Accounting Officer	March 2, 2026
Jill K. Hurley	(Principal Accounting Officer)

/s/ M. Terry Turner	Chair of the Board of Directors	March 2, 2026
M. Terry Turner

/s/ Tim. E. Bentsen	Director	March 2, 2026
Tim E. Bentsen

/s/ Abney S. Boxley, III	Director	March 2, 2026
Abney S. Boxley, III

/s/ Gregory L. Burns	Director	March 2, 2026
Gregory L. Burns

/s/ Pedro Cherry	Director	March 2, 2026
Pedro Cherry

Signature	Title	Date

/s/ Thomas C. Farnsworth, III	Director	March 2, 2026
Thomas C. Farnsworth, III

/s/ David Ingram	Director	March 2, 2026
David Ingram

/s/ John H. Irby	Director	March 2, 2026
John H. Irby

/s/ Decosta Jenkins	Director	March 2, 2026
Decosta Jenkins

/s/ Robert A. McCabe, Jr.	Director	March 2, 2026
Robert A. McCabe, Jr.

/s/ Gregory Montana	Director	March 2, 2026
Gregory Montana

/s/ Barry L. Storey	Director	March 2, 2026
Barry L. Storey

/s/ G. Kennedy Thompson	Director	March 2, 2026
G. Kennedy Thompson

/s/ Teresa White	Director	March 2, 2026
Teresa White

Exhibit 21.1
SUBSIDIARIES OF SYNOVUS FINANCIAL CORP.

Ownership Percentage Name	Place of Incorporation

100% Synovus Bank	Georgia
100% Synovus Trust Company, National Association	National
40% Orchid, LLC	Alabama
100% Global Financial Distributors, Inc.	Georgia
100% CB&T Special Limited Partner, L.L.C.	Georgia
30% Tuscaloosa Riverfront Development, LLC	Alabama
99.99% CB&T Housing Fund Investor, L.L.C.	Georgia
99% Boston Capital Columbus Tax Credit Fund, A Limited Partnership	Massachusetts
100% Synovus Equity Investments, Inc.	Georgia
100% Synovus Special Limited Partner, LLC	Georgia
100% Synovus Union Hill, LLC	Georgia
60% Qualpay, Inc.	Delaware
100% Synovus CAHEC CEF XXI, LLC	Georgia
100% Synovus CAHEC SCPF 2017, LLC	Georgia
100% Synovus Stratford 25 2017, LLC	Georgia
100% Synovus RJ SIF 2018, LLC	Georgia
100% Synovus Caroline Arms 2018, LLC	Georgia
100% Synovus BC Federal Investor 2018, LLC	Georgia
100% Synovus 42EP 2019, LLC	Georgia
100% Synovus Stratford 33 2019, LLC	Georgia
100% Synovus Harper Woods 2020, LLC	Georgia
100% Synovus Liberty Hill 2020, LLC	Georgia
100% Synovus Blythewood 2020, LLC	Georgia
100% Synovus Woodstone 2020, LLC	Georgia
100% Synovus Viera 2020, LLC	Georgia
100% Synovus Erath II 2020, LLC	Georgia
100% Synovus Creekside 2020, LLC	Georgia
100% Synovus Parc Hill 2020, LLC	Georgia
100% Synovus Parc Hill II 2020, LLC	Georgia
100% Synovus Sam Lane 2020, LLC	Georgia
100% Synovus Farmington Hills 2020, LLC	Georgia
100% Synovus Harmony 2020, LLC	Georgia
100% Synovus Clinton Manor 2020, LLC	Georgia
100% Synovus Friendship Court 2020, LLC	Georgia
100% Synovus Newberry Arms 2020, LLC	Georgia
100% Synovus Mango Terrace 2020, LLC	Georgia
100% Synovus St. Andrew 2020, LLC	Georgia
100% Synovus Eastleigh 2020, LLC	Georgia

100% Synovus Dothan I 2020, LLC	Georgia
100% Synovus Amelia Village 2020, LLC	Georgia
100% Synovus Columbia Village 2020, LLC	Georgia
100% Synovus Sulphur Springs 2021, LLC	Georgia
100% Synovus Hollywood 2021, LLC	Georgia
100% Synovus Ashlynn Ridge 2021, LLC	Georgia
100% Synovus Harwick 2021, LLC	Georgia
100% Synovus NMTC 2021, LLC	Georgia
100% Synovus Lawson’s Ridge 2021, LLC	Georgia
100% Synovus Park Towers 2021, LLC	Georgia
100% Synovus Northgate 2021, LLC	Georgia
100% Synovus Rossville 2021, LLC	Georgia
100% Synovus Archer Green 2021, LLC	Georgia
100% Synovus POL 2021, LLC	Georgia
100% Synovus Alafaya 2021, LLC	Georgia
100% Synovus Marble Valley 2021, LLC	Georgia
100% Synovus Peppertree 2021, LLC	Georgia
100% Synovus Rollingwood 2021, LLC	Georgia
100% Synovus Legion Park 2021, LLC	Georgia
100% Synovus Wellington 2021, LLC	Georgia
100% Synovus EMG 2021, LLC	Georgia
100% Synovus Highlands Kayne 2021, LLC	Georgia
100% Synovus Independence Landing 2022, LLC	Georgia
100% Synovus West Point 2022, LLC	Georgia
100% Synovus Indigo 2022, LLC	Georgia
100% Synovus Pintail 2022, LLC	Georgia
100% Synovus Augustine 2022, LLC	Georgia
100% Synovus Crosswinds 2022, LLC	Georgia
100% Synovus Austin Commons 2022, LLC	Georgia
100% McMinn TN 2022, LLC	Georgia
100% Evergreen AL 2022, LLC	Georgia
100% Dry Creek AL 2022, LLC	Georgia
100% Sterling Heights AL 2022, LLC	Georgia
100% Mockingbird Alabama 2022, LLC	Georgia
100% Westgate FL 2023, LLC	Georgia
100% Brookhollow TN 2023, LLC	Georgia
100% Watauga FL 2023, LLC	Georgia
100% Hohenwald TN 2023, LLC	Georgia
100% Cedar Terrace Alabama 2023, LLC	Georgia
100% Sand Mountain AL 2023, LLC	Georgia
100% Eutaw AL 2023, LLC	Georgia
100% Gateway SC 2024, LLC	Georgia
100% TW FL 2023, LLC	Georgia
100% JMV FL 2024, LLC	Georgia

100% Creel AL 2024, LLC	Georgia
100% BTT TN 2024, LLC	Georgia
100% HAP TN 2024, LLC	Georgia
100% Settlement Manor SC 2024, LLC	Georgia
100% Cooper Green AL 2024, LLC	Georgia
100% Addison SC 2024, LLC	Georgia
100% Gateway Charleston SC 2024, LLC	Georgia
100% Palms Landing FL 2024, LLC	Georgia
100% Osprey FL 2024, LLC	Georgia
100% John’s Island SC 2024, LLC	Georgia
100% Bayside FL 2025, LLC	Georgia
100% Heritage Gardens AL 2025, LLC	Georgia
100% Griffin AL 2025, LLC	Georgia
100% Emerald Springs FL 2025, LLC	Georgia
100% Harper’s Landing 2025, LLC	Georgia
100% Danbury SC 2025, LLC	Georgia
100% Danbury SC State 2025, LLC	Georgia
100% Magnolia SC 2025, LLC	Georgia
100% Magnolia SC State 2025, LLC	Georgia
100% Urick FL 2025, LLC	Georgia
100% Autumn Lake TN 2025, LLC	Georgia
100% Synovus RE Holdings, LLC	Georgia
100% Magnolia Trail FL 2025, LLC	Georgia
100% Peaks of Knox TN 2025, LLC	Georgia
100% Peaks of Knox II, LLC	Georgia
100% Gibson Park GA 2025, LLC	Georgia
100% Pleasant Hill GA 2026, LLC	Georgia
100% Harbor Pointe 2025, LLC	Georgia
100% Fountain RE Holdings, LLC	Georgia
100% CIC Georgia Fund I 2025, LLC	Georgia
100% Chattahoochee Community Investment, LLC	Georgia
100% CCI DHM Catoosa 2022, LLC	Georgia
100% CCI State Hazel Park 2022, LLC	Georgia
100% CCI Federal Hazel Park 2022, LLC	Georgia
100% CCI Ashton 2022, LLC	Georgia
100% CCI State DHM Catoosa 2023, LLC	Georgia
100% CCI Federal DHM Catoosa 2023, LLC	Georgia
100% CCI State DHM Macon 2023, LLC	Georgia
100% CCI BSV 2023, LLC	Georgia
100% CCI Gibson Park 2023, LLC	Georgia
100% CCI State Gibson Park 2023, LLC	Georgia
100% CCI Mountain Woods 2023, LLC	Georgia
100% CCI Arbours 2023, LLC	Georgia
100% CCI Creekstone 2023, LLC	Georgia

100% CCI Historic Wagon Works 2024, LLC	Georgia
100% CCI Wagon Works Fed 2024, LLC	Georgia
100% CCI Wagon Works State 2024, LLC	Georgia
100% CCI Homerville 2024, LLC	Georgia
100% CCI Terraces at OT 2024, LLC	Georgia
100% CCI WW River Homes 2024, LLC	Georgia
100% CCI Autumn Ridge 2024, LLC	Georgia
100% CCI Jones Villas 2024, LLC	Georgia
100% CCI Northside Hills 2024, LLC	Georgia
100% CCI Durelee 2024, LLC	Georgia
100% CCI Magnolia 2024, LLC	Georgia
100% CCI 904 2025, LLC	Georgia
100% CCI Avondale 2025, LLC	Georgia
100% Synovus Securities, Inc.	Georgia
100% Broadway Asset Management, Inc.	Georgia
100% Banking Corporation of Florida Capital Trust	Delaware
100% Synovus Georgia State Tax Credit Fund, LLC	Georgia
77% JT Tax Credits, LLC	Georgia
49.94% TTP Fund II, L.P.	Georgia

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-292543) on Form S-8 and (Nos. 333-292560 and 333-292566) on Form S-3 of our reports dated March 2, 2026, with respect to the consolidated financial statements of Synovus Financial Corp. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Atlanta, Georgia
March 2, 2026

Exhibit 31.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER

 I, Kevin S. Blair, certify that:
1.I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2025 of Synovus Financial Corp.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:	March 2, 2026	BY:	/s/ Kevin S. Blair
Kevin S. Blair
Chief Executive Officer and President

Exhibit 31.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER

 I, Andrew Jamieson Gregory, Jr., certify that:
1.I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2025 of Synovus Financial Corp.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:	March 2, 2026	BY:	/s/ Andrew Jamieson Gregory, Jr.
Andrew Jamieson Gregory, Jr.
Chief Financial Officer

Exhibit 32
CERTIFICATION OF PERIODIC REPORT
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, Kevin S. Blair, the Chief Executive Officer and President of Synovus Financial Corp. (the “Company”), and Andrew Jamieson Gregory, Jr., the Chief Financial Officer of the Company, hereby certify that, to the best of their knowledge:
(1) The Company's Annual Report on Form 10-K for the period ended December 31, 2025 (the “Report”) fully complies with the requirements of section 13(a) or section 15(d) of the Securities Exchange Act of 1934; and
(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	March 2, 2026	BY:	/s/ Kevin S. Blair
Kevin S. Blair
Chief Executive Officer and President

Date:	March 2, 2026	BY:	/s/ Andrew Jamieson Gregory, Jr.
Andrew Jamieson Gregory, Jr.
Chief Financial Officer
This certification “accompanies” the Form 10-K to which it relates, is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K, irrespective of any general incorporation contained in such filing.)